REPORT OF INVESTIGATION

BY THE

SPECIAL INVESTIGATIVE COMMITTEE

OF THE

BOARD OF DIRECTORS OF WORLDCOM, INC.

Dennis R. Beresford

Nicholas deB. Katzenbach

C.B. Rogers, Jr.

Counsel

Wilmer, Cutler & Pickering

Accounting Advisors

PricewaterhouseCoopers LLP

March 31, 2003

i

I.	SUMMARY AND CONCLUSIONS

The Special Investigative Committee (“Committee”) of the Board of Directors of WorldCom, Inc. (“WorldCom” or the “Company”) submits this Report of Investigation. This Summary and Conclusions section highlights important parts of the Report and sets out our conclusions.

From 1999 until 2002, WorldCom suffered one of the largest public company accounting frauds in history. As enormous as the fraud was, it was accomplished in a relatively mundane way: more than $9 billion in false or unsupported accounting entries were made in WorldCom’s financial systems in order to achieve desired reported financial results. The fraud did not involve WorldCom’s network, its technology, or its engineering. Most of WorldCom’s people did not know it was occurring. Rather, the fraud occurred as a result of knowing misconduct directed by a few senior executives centered in its Clinton, Mississippi headquarters, and implemented by personnel in its financial and accounting departments in several locations. The fraud was the consequence of the way WorldCom’s Chief Executive Officer, Bernard J. Ebbers, ran the Company. Though much of this Report details the implementation of the fraud by others, he was the source of the culture, as well as much of the pressure, that gave birth to this fraud. That the fraud continued as long as it did was due to a lack of courage to blow the whistle on the part of others in WorldCom’s financial and accounting departments; inadequate audits by Arthur Andersen; and a financial system whose controls were sorely deficient. The setting in which it occurred was marked by a serious corporate governance failure.

Background

On June 25, 2002, WorldCom announced that it intended to restate its financial statements for 2001 and the first quarter of 2002. It stated that it had determined that certain transfers totaling $3.852 billion during that period from “line cost” expenses (costs of transmitting calls) to asset accounts were not made in accordance with generally accepted accounting principles (“GAAP”). Less than one month later, WorldCom and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. WorldCom subsequently announced that it had discovered an additional $3.831 billion in improperly reported earnings before taxes for 1999, 2000, 2001 and first quarter 2002. It has also written off approximately $80 billion of the stated book value of the assets on the Company’s balance sheet at the time the fraud was announced.

On June 26, 2002, the United States Securities and Exchange Commission (“SEC” ) filed a lawsuit captioned Securities and Exchange Commission v. WorldCom, Inc., No. 02-CV-4963 (JSR). On July 3, the Honorable Jed S. Rakoff, of the United States District Court for the Southern District of New York, appointed Richard C. Breeden, former Chairman of the SEC, as Corporate Monitor, with the consent of WorldCom.

This Committee was established by the Board of Directors on July 21, 2002. The Board directed us to conduct a full and independent investigation of the accounting irregularities that gave rise to the announced intention to restate, and such other matters as we concluded should be considered, without any limitations. The members of the Committee were new to the Board of WorldCom at that time. Neither we nor our counsel had any relationship with WorldCom or its personnel during the period when the events under investigation occurred that would limit our objectivity.

This investigation was complicated by our inability to talk to a number of the central figures in the events we examined, and by the state of WorldCom’s accounting records. We were unable to conduct interviews of Bernard J. Ebbers, Scott D. Sullivan, David F. Myers, Buford (“Buddy”) Yates, Jr., Mark Abide, representatives of Arthur Andersen LLP (“Andersen”), and a number of other witnesses, either because the witnesses declined to be interviewed or at the request of government authorities conducting investigations. We were able to interview Betty L. Vinson and Troy M. Normand only with respect to accounting processes and procedures. As a result, in many cases our information is incomplete and, in particular, we do not know the full extent to which Ebbers or Sullivan directed or knew of actions we attribute to others.

The accounting records that should have documented the transactions under review were, in many cases, either non-existent or in such disarray—for example, in a storage room that was disorganized and had piles of paper on the floor and spilling from boxes—that enormous effort was required to locate and identify them. Through time-consuming review, along with examination of millions of pages of other documents and electronic files, we believe we have been able to understand the events in question.

There are questions relating to WorldCom that our investigation has not addressed. We have coordinated our investigation with that of Richard Thornburgh, the Examiner appointed by the U.S. Bankruptcy Court overseeing WorldCom’s bankruptcy proceedings, and we have worked together with his counsel and accounting advisors to minimize duplication of effort between the two investigations. The focus of the Examiner’s responsibility is identifying legal claims that the Company may assert against either insiders or outside parties to help recover funds for the estate. Among the areas the Examiner is addressing, and our investigation is not, are the propriety of the relationships between WorldCom and financial analysts at Wall Street firms; the participation of WorldCom officers and Directors in initial public offerings of securities; and WorldCom’s merger and acquisition activities.

There are also accounting matters involving very large dollar amounts that the Company is currently evaluating or has already evaluated, but that were not within the scope of our investigation. These include recognition of impairment of property, plant and equipment, goodwill, and other long-lived assets; changes in the useful lives of capital assets; and determination of appropriate reserves for accounts receivable or reversals of inappropriate receivables or unsubstantiated cost deferrals. The Company is also conducting an analysis of appropriate tax provisions based on the intended restatements.

While our investigation has proceeded, WorldCom has taken action to remake itself. Under the supervision of Judge Rakoff and Mr. Breeden, WorldCom has adopted new practices designed to address both the conduct described in this Report and the culture that permitted that conduct to occur. WorldCom now has an entirely new Board of Directors and a new Chief Executive Officer, none of whom was at the Company when these events occurred. The Company no longer employs the people whose culpable conduct was principally responsible for the events described below.

Summary of Findings

In the 1990s, the principal business strategy of WorldCom’s Chief Executive Officer, Bernard J. Ebbers, was growth through acquisitions. The currency for much of that strategy was WorldCom stock, and the success of the strategy depended on a consistently increasing stock price. WorldCom pursued scores of increasingly large acquisitions. The strategy reached its apex with WorldCom’s acquisition in 1998 of MCI Communications Corporation (“MCI”), a company more than two-and-a-half times WorldCom’s size (by revenues). Ebbers’ acquisition strategy largely came to an end by early 2000 when WorldCom was forced to abandon a proposed merger with Sprint Corporation because of antitrust objections.

At that point, WorldCom’s continued success became dependent on Ebbers’ ability to manage the internal operations of what was then an immense company, and to do so in an industry-wide downturn. He was spectacularly unsuccessful in this endeavor. He continued to feed Wall Street’s expectations of double-digit growth, and he demanded that his subordinates meet those expectations. But he did not provide the leadership or managerial attention that would enable WorldCom to meet those expectations legitimately.

Ebbers presented a substantially false picture to the market, to the Board of Directors, and to most of the Company’s own employees. At the same time he was projecting, and then reporting, continued vigorous growth, he was receiving internal information that was increasingly inconsistent with those projections and reports. Moreover, he did not disclose the persistent use of non-recurring items to boost reported revenues. Ebbers was aware, at a minimum, that WorldCom was meeting revenue expectations through financial gimmickry. Yet he kept making unrealistic promises, and failed to disclose the existence of these devices or their magnitude.

Ebbers directed significant energy to building and protecting his own personal financial empire, with little attention to the risks these distractions and financial obligations placed on the Company that was making him one of the highest paid executives in the country. It was when his personal financial empire was under the greatest pressure—when he had the greatest need to keep WorldCom’s stock price up in order to avoid margin calls that he could not meet—that the largest part of the fraud occurred. And it was shortly after he left that it was discovered and disclosed.

The fraud was implemented by and under the direction of WorldCom’s Chief Financial Officer, Scott Sullivan. As business operations fell further and further short of financial targets announced by Ebbers, Sullivan directed the making of accounting entries that had no basis in generally accepted accounting principles in order to create the false appearance that WorldCom had achieved those targets. In doing so he was assisted by WorldCom’s Controller, David Myers, who in turn directed the making of entries he knew were not supported. This was easily accomplished, because it was apparently considered acceptable for the General Accounting group to make entries of hundreds of millions of dollars with little or no documentation beyond a verbal or an e-mail directive from senior personnel.

There is clear evidence that Ebbers was aware of certain practices Sullivan and Myers used to inflate reported revenues. Moreover, after the capitalization of line costs had been discovered, Sullivan said that Ebbers had known of it; however, we do not have direct evidence concerning Ebbers’ knowledge. Since we were unable to interview these three individuals, we have not heard their side of this story.

Awareness of this financial fraud was not confined to just two or three people. Others at WorldCom either knew or suspected that senior financial management was engaged in improper accounting. These included not only people in the General Accounting group (generally located at the Clinton, Mississippi corporate headquarters) who ordered or implemented the entries, but people in other financial reporting and accounting groups whose responsibilities were affected by them. Employees in several such groups suggested, made or knew of entries that were not supportable, or prepared reports that were false or misleading as a consequence. Remarkably, these employees frequently did not raise any objections despite their awareness or suspicions that the accounting was wrong, and simply followed directions or even enlisted the assistance of others. Some of them complained to their supervisors or, in a handful of cases, refused to take actions they considered inappropriate. However, none took effective action to try to halt or expose these practices until the Spring of 2002. Employees in the financial and accounting groups believed that forcefully objecting to conduct that they knew was being directed by Sullivan would cost them their jobs; few of them were prepared to take that risk.

The Board of Directors does not appear to have known of the fraud, nor did it receive information we believe should have put it on notice. However, the Board was so passive and reliant on Ebbers and Sullivan that it had little opportunity to learn of the fraud. Moreover, by authorizing WorldCom to lend Ebbers hundreds of millions of dollars so he could meet margin calls without selling his stock, and by creating a bonus plan that rewarded short-term revenue growth, the Board—and more specifically the Compensation and Stock Option Committee (the

“Compensation Committee”)—created incentives that may have played a role in motivating the misconduct that occurred at WorldCom.

In the Spring of 2002—within two months after Ebbers’ resignation as Chief Executive Officer in April 2002—Internal Audit undertook a review of the capital expenditures, and persisted in the face of discouragement by Sullivan (to whom Internal Audit reported in part) and Myers. Personnel in other areas of WorldCom also questioned Sullivan or Myers about the entries. Myers ultimately acknowledged to internal auditors that he could not support the capitalization of line costs. The Audit Committee of WorldCom’s Board of Directors, once advised of the issue, took it seriously and directed prompt attention to it. After providing Sullivan an opportunity to justify the accounting, WorldCom and its new outside auditors (who had replaced Andersen, the auditors during the period of the fraud) concluded that the capitalization entries were improper. The Board immediately terminated Sullivan and obtained Myers’ resignation, and WorldCom disclosed the improper capitalization to the SEC and the public.

The subsections of this Summary that follow briefly describe our understanding of: the nature of the accounting fraud; how the systems at WorldCom facilitated this fraud and permitted it to continue as long as it did; why the fraud was not discovered by WorldCom’s outside auditors; and the role of the Board of Directors with respect to the accounting issues and, more generally, in the governance of WorldCom.

A.	The Nature of the Accounting Fraud

WorldCom’s improper accounting took two principal forms: reduction of reported line costs, WorldCom’s largest category of expenses; and exaggeration of reported revenues. The overall objective of these efforts was to hold reported line costs to approximately 42% of revenues (when in fact they typically reached levels in excess of 50%), and to continue reporting double-digit revenue growth when actual growth rates were generally substantially lower.

1.	Reduction of Reported Line Costs

WorldCom initially discovered, and announced, that its financial personnel had improperly transferred $3.852 billion from line cost expenses to asset accounts during 2001 and the first quarter of 2002. Later WorldCom announced additional line cost accounting irregularities that, when combined with the first announcement, totaled $6.412 billion in improper reductions to line costs. In addition to the accounting irregularities disclosed, we have identified other manipulations of line costs. In total, from the second quarter of 1999 through the first quarter of 2002, WorldCom improperly reduced its reported line costs (and increased pre-tax income) by over $7 billion.

The improper line cost adjustments included, first, releases of accruals in 1999 and 2000; then, when there were no more large accruals available to release, capitalization of operating line costs in 2001 and early 2002.

Line costs are the costs of carrying a voice call or data transmission from its starting point to its ending point. They are WorldCom’s largest single expense: from 1999 to 2001, line costs accounted for approximately half of the Company’s total expenses. As a result, WorldCom management and outside analysts paid particular attention to line cost levels and trends. One key measure of performance both within WorldCom and in communications with the public was the ratio of line cost expense to revenue (the “line cost E/R ratio”).

In 1999 and 2000, WorldCom reduced its reported line costs by approximately $3.3 billion. This was accomplished by improperly releasing “accruals,” or amounts set aside on WorldCom’s financial statements to pay anticipated bills. These accruals were supposed to reflect estimates of the costs associated with the use of lines and other facilities of outside vendors, for which WorldCom had not yet paid. “Releasing” an accrual is proper when it turns out that less is needed to pay the bills than had been anticipated. It has the effect of providing an offset against reported line costs in the period when the accrual is released. Thus, it reduces reported expenses and increases reported pre-tax income.

WorldCom manipulated the process of adjusting accruals in three ways. First, in some cases accruals were released without any apparent analysis of whether the Company actually had an excess accrual in the account. Thus, reported line costs were reduced (and pre-tax income increased) without any proper basis. Second, even when WorldCom had excess accruals, the Company often did not release them in the period in which they were identified. Instead, certain line cost accruals were kept as rainy day funds and released to improve reported results when managers felt this was needed. Third, WorldCom reduced reported line costs by releasing accruals that had been established for other purposes. This reduction of line costs was inappropriate because such accruals, to the extent determined to be in excess of requirements, should have been released against the relevant expense when such excess arose, not recharacterized as a reduction of line costs.

The improper releases of accruals had several features in common. They were directed by senior members of the corporate finance organization, including Chief Financial Officer Scott Sullivan, Controller David Myers, and Buddy Yates, Director of General Accounting. They did not occur in the normal course of day-to-day operations, but instead in the weeks following the end of the quarter in question. The timing and amounts of the releases were not supported by contemporaneous analysis or documentation. Most significantly, WorldCom employees involved in the releases generally understood at the time that they were improper. Some even raised concerns at the times of the releases.

By the end of 2000, WorldCom had essentially exhausted available accruals, at least on the scale needed to continue this manipulation of reported line costs. Thereafter, from the first quarter of 2001 through the first quarter of 2002, WorldCom improperly reduced its reported line costs by $3.8 billion, principally by capitalizing $3.5 billion of line costs—at Sullivan’s direction—in violation of WorldCom’s capitalization policy and well-established accounting standards. The line costs that WorldCom capitalized were ongoing, operating expenses that accounting rules required WorldCom to recognize immediately. Sullivan made comments indicating that he intended ultimately to reduce these inflated asset accounts by including them in a large restructuring charge later in 2002.

By capitalizing operating expenses, WorldCom shifted these costs from its income statement to its balance sheet and increased its reported pre-tax income and earnings per share. Had WorldCom not capitalized these expenses, it would have reported a pre-tax loss in three of the five quarters in which the improper capitalization entries occurred.1 By reducing reported

[1]	In the second quarter of 2001, WorldCom reported pre-tax income of $159 million. If WorldCom had not improperly capitalized $560 million in operating line costs for that quarter, however, the Company would have reported a $401 million pre-tax loss. For the fourth quarter of 2001, WorldCom reported pre-tax income of $401 million instead of a pre-tax loss of $440 million because it capitalized $841 million of line costs. Similarly, the improper capitalization of $818 million in line costs for the first quarter of 2002 allowed WorldCom to report pre-tax income of $240 million instead of a $578 million pre-tax loss. For purposes of this analysis, we do not attempt to correct the effects of other accounting irregularities (such as improper accrual releases) discussed in this Report.

line costs, the capitalization entries also significantly improved WorldCom’s line cost E/R ratio. In its public filings, WorldCom consistently emphasized throughout 2001 that its line cost E/R ratio stayed the same—about 42%—quarter after quarter. That representation was false. Had it not capitalized line costs, WorldCom’s reported line cost E/R ratio would have been much higher, typically exceeding 50%. This device also made it appear that softening markets were not reducing the Company’s profitability, when the opposite was the case.

To implement the capitalization strategy, Sullivan needed the acquiescence of a significant number of people within the financial and accounting departments at the Company. The General Accounting group, based in Clinton, Mississippi, booked the actual journal entries, but those entries created a ripple effect within the books, requiring several different finance-related groups within the Company to adjust databases and reports. Among them was the Property Accounting group, based in Richardson, Texas, which had responsibility for tracking WorldCom’s capital assets. Because the improper capitalization entries did not follow the ordinary capital expenditure process, that group had to reflect the capitalizations manually in its database and on its reports. The Capital Reporting group, with employees in Clinton, Mississippi and Richardson, Texas, was also involved. Capital Reporting was responsible for approving capital expenditures and tracking WorldCom’s capital spending.

Various employees in these groups, as well as some employees within the General Accounting group, were well aware of the capitalization entries and became increasingly concerned with their propriety. By the second quarter of 2001—the second time this capitalization occurred—employees were expressing concerns to each other. By the fourth quarter, some employees were balking at making the entries, and considering looking for new jobs. But these practices continued until Internal Audit discovered the capitalization in June 2002.

2.	Exaggeration of Reported Revenues

WorldCom marketed itself as a high-growth company, and revenue growth was clearly a critical component of WorldCom’s early success. As market conditions throughout the telecommunications industry deteriorated in 2000 and 2001, WorldCom (and later WorldCom Group) nevertheless continued to post impressive revenue growth numbers, and Ebbers and Sullivan continued to assure Wall Street that WorldCom could sustain that level of growth. In essence, WorldCom claimed it was successfully managing industry trends that were hurting all of its competitors. These promises of double-digit growth translated into pressure within WorldCom to achieve those results. As one officer told us, the emphasis on revenue was “in every brick in every building.” Ebbers was intensely focused on revenue performance, receiving and closely examining Monthly Revenue (“MonRev”) reports from the Revenue Reporting and Accounting group (“ Revenue Accounting group”).

Beginning in 1999, WorldCom personnel made large revenue accounting entries after the close of many quarters in order to report that it had achieved the high revenue growth targets that Ebbers and Sullivan had established. To take the most obvious example, we found handwritten notes from 1999 and 2000 that calculated the difference between “act[ual]” or “MonRev” results and “target” or “need[ed]” numbers, and identified the entries necessary to make up that difference; those entries were then made. This process was directed by Sullivan, and implemented by Ron Lomenzo, the Senior Vice President of Financial Operations, and an employee reporting to him, Lisa Taranto.

A subtler but equally effective process was called “Close the Gap.” Throughout much of 2001, WorldCom’s Business Operations and Revenue Accounting groups tracked the difference between projected and target revenue and kept a running tally of accounting “opportunities” that could be exploited to bridge that gap. What emerged was a coordinated and institutionalized process in which revenue “opportunities” were identified, measured and booked in the amount needed to hit the Company’s external growth projections.

Most of the questionable revenue entries we identified during our investigation were booked to “Corporate Unallocated” revenue accounts. These accounts were separate from those that recorded the operating activities of WorldCom’s sales channels. They were reported in an attachment to the MonRev known as the “Corporate Unallocated” schedule. Distribution of this schedule was limited and access to it was closely guarded. The questionable revenue entries included in Corporate Unallocated often involved large, round-dollar revenue items (in millions or tens of millions of dollars). They generally appeared only in the quarter-ending month, and they were not recorded during the quarter, but instead in the weeks after the quarter had ended. As a result, the total amounts reported in the Corporate Unallocated revenue accounts spiked upward during quarter-ending months, and the largest spikes (ranging from $136 million to $257 million) occurred in those quarters in which WorldCom’s operational revenue lagged furthest behind its quarterly revenue targets—the second and third quarters of 2000 and second, third and fourth quarters of 2001.

Ebbers, along with Sullivan, was aware of the use of non-recurring items to increase reported revenues. Eventually, Sullivan apparently became concerned because a number of the revenue items they were recording were masking operating results. Sullivan’s description of the situation survives in a voicemail he left for Ebbers on June 19, 2001—more than a year before the fraud was revealed—as the second quarter was coming to a close:

Hey Bernie, it’s Scott. This MonRev just keeps getting worse and worse. The copy, um the latest copy that you and I have already has accounting fluff in it . . . all one time stuff or junk that’s already in the numbers. With the numbers being, you know, off as far as they were, I didn’t think that this stuff was already in there . . . . We are going to dig ourselves into a huge hole because year to date it’s disguising what is going on on the recurring, uh, service side of the business . . . .

Ebbers himself sent a memorandum to WorldCom’s Chief Operating Officer, Ron Beaumont, some three weeks later directing him to “see where we stand on those one time events that had to happen in order for us to have a chance to make our numbers . . ..” Nonetheless, in this quarter—as in other quarters in which the same process occurred—Ebbers did not give any indication in his comments to the market, nor did the Company in its earnings release or in any other public filings, that WorldCom was using non-recurring revenue items, much less what his Chief Financial Officer called “accounting fluff” and “junk,” to “make our numbers.”

In the period under investigation, the amounts booked in the Corporate Unallocated revenue accounts were critical to WorldCom’s perceived success. Without the revenue booked in those accounts, WorldCom would have failed, in six out of the twelve quarters between the beginning of 1999 and the end of 2001, to achieve the double-digit growth it reported. Our investigation has identified over $958 million in revenue that was improperly recorded by WorldCom between the first quarter of 1999 and the first quarter of 2002. Our accounting advisors have identified $1.107 billion of additional revenue items recorded during this period that they consider questionable, based on the circumstances in which they were recorded and the lack of available or adequate support.

3.	Additional Accounting Issues

WorldCom personnel made a number of other types of accounting adjustments that we conclude were improper, but with smaller effects on reported earnings. These issues fall into several categories. First, WorldCom personnel improperly reduced three other categories of expenses: selling, general and administrative (“SG&A” ) costs; depreciation; and income taxes.2 Second, WorldCom used general accrual accounts to accumulate excess accruals from other accounts, so they could later be released to offset expenses for which they may not have been established originally, to replenish under-funded accruals, and to write down asset accounts, all so as to increase reported income. Third, there is evidence raising concerns about the manner in which costs were allocated when WorldCom realigned its businesses and formed two tracking stocks, WorldCom Group and MCI Group. These and other accounting issues are described more fully in the Report.

[2]	The reduction of income tax expense affected a performance metric, but did not affect actual tax payments.

4.	Summary of Improper Accounting Entries

The entries we have identified as improper affected WorldCom’s income statements as follows:

SUMMARY OF IMPROPER INCOME STATEMENT AMOUNTS BY AREA

(millions of dollars)3

Financial Statement Area	1999	2000	2001	2002	TOTAL
Revenue[4]	205	328	358	67	958
Line Costs[5]	598	2,870	3,063	798	7,329
SG&A6	46	283	181	25	535
Other[7]	89	393	(4)	(50)	428
TOTAL	938	3,874	3,598	840	9,250

[3]	All amounts in this chart and the Report have been rounded to the nearest million.
[4]	We discuss the revenue amounts in Section V. Although all of the entries comprising the amount of $958 million resulted in improved revenue results, not all of the entries inflated pre-tax income (some merely reclassified amounts among income statement line items). Reclassification entries have no net effect on pre-tax income (or, therefore, on the balance sheet). The Company has announced its intention to restate all of the improper revenue items comprising the $958 million amount that have an impact on pre-tax profits.

In addition, our accounting advisors are discussing with the Company an additional $1.107 billion of revenue items as to which questions exist. These questions concern the sufficiency or adequacy of support, or the circumstances in which they were recorded. The impact of these items on pre-tax profits is about half that amount, the other half again representing classification issues. The Company is addressing the revenue items in this category and has already recorded adjustments with respect to the items having an impact on pre-tax income.

[5]	We discuss the line cost amounts in Section IV. The chart does not include the reclassification of $1.876 billion in SG&A expenses to costs of goods sold, which the Company reported as line costs. We discuss these reclassifications, which did not affect pre-tax income, in Section VI.
[6]	The SG&A amounts relate to corporate adjustments that our accounting advisors have identified as lacking supporting documentation; we discuss several of them in Section VI.
[7]	We discuss several items in this category in Section VI.

Our advisors have worked with WorldCom to assist it in determining how our conclusions should be reflected in its restated financial statements; many of the items included in this chart have been addressed in the Company’s earlier announcements of what it has discovered and intends to restate. Management has already reversed or undertaken to reverse all of the improper entries reflected in this Report for which reversal is the proper remedy. The fact that an entry was made improperly (for example, because of lack of documentation or to achieve a revenue target) may mean that it should be reversed, but it may also mean that an entry in some other amount—or the same entry, with proper support and/or in a different reporting period—should be made instead.

B.	WorldCom’s Culture

Numerous individuals—most of them in financial and accounting departments, at many levels of the Company and in different locations around the world—became aware in varying degrees of senior management’s misconduct. Had one or more of these individuals come forward earlier and raised their complaints with Human Resources, Internal Audit, the Law and Public Policy Department, Andersen, the Audit Committee, individual Directors and/or federal or state government regulators, perhaps the fraud would not have gone on for so long. Why didn’t they? The answer seems to lie partly in a culture emanating from corporate headquarters that emphasized making the numbers above all else; kept financial information hidden from those who needed to know; blindly trusted senior officers even in the face of evidence that they were acting improperly; discouraged dissent; and left few, if any, outlets through which employees believed they could safely raise their objections.

This culture began at the top. Ebbers created the pressure that led to the fraud. He demanded the results he had promised, and he appeared to scorn the procedures (and people) that should have been a check on misreporting. When efforts were made to establish a corporate Code of Conduct, Ebbers reportedly described it as a “colossal waste of time.” He showed little respect for the role lawyers played with respect to corporate governance matters within the Company. While we have heard numerous accounts of Ebbers’ demand for results—on occasion emotional, insulting, and with express reference to the personal financial harm he faced if the stock price declined—we have heard none in which he demanded or rewarded ethical business practices.

Through a variety of mechanisms, senior management tightly controlled financial information so that only a few learned about the size and nature of the accounting irregularities. The key financial information was shared only within a closed, inner circle of senior executives, although as time went on more and more employees were exposed to elements they considered improper. While confidentiality is a legitimate concern, at WorldCom it extended to concealing information from those with a need to know, in order to hide the fraud. There was obvious concern at the top level about sharing corporate accounting adjustments with others; for example, Director of General Accounting Yates told Controller Myers in May 2001 that “we ‘Took’ $327M[illion] of the [MCI Balance Sheet] reserves in the 2nd Q[uarter] of last year. They [MCI personnel] DO NOT know this.” When an employee in Wireless Accounting started asking questions about a $150 million corporate reduction in line costs, Yates asked Walter Nagel, the General Tax Counsel, to stop the inquiry because “the entry he asks about is one of the ‘I’ll need to kill him if I tell him’”—even though the employee was trying to determine whether the adjustment affected one of the Company’s state tax returns. We came across e-mails and a voicemail in which senior management directed employees not to discuss in e-mail or writing certain items that had raised concerns. Access to the Company’s computerized accounting system, particularly the accounts where senior officials made corporate adjustments, was restricted to a handful of people and kept from others who needed access. In July 2001, for example, after Myers learned that Internal Audit had started a line cost review, Myers instructed the employee in charge of security for the accounting system not to give Internal Audit access to the area showing corporate adjustments; the employee complied.

Consolidated financial information was available only at the most senior levels and not shared with officers who normally would have access to such information in most companies. In 1999, when Cynthia Cooper, the Vice President of Internal Audit, requested a copy of the MonRev report for an Internal Audit project that she was working on for Ebbers, Sullivan wrote to Lomenzo: “Do not give her the total picture—i.e. she does not need international, other revenues, etc.” Senior management particularly restricted the distribution of internal reports that could have revealed the accounting fraud. In September 2000, Myers wrote to Sullivan about limiting the distribution of a line cost report that showed corporate reductions: “You did ask/demand and we did nip it in the bud immediately. We stopped producing the report completely.” Other examples of similar instructions are discussed throughout our Report. More than one employee described WorldCom as a series of isolated “silos” where each group knew and understood its own costs and revenues but had no knowledge about other groups and never shared information with the others. When employees raised concerns about reductions of their accruals or other apparent misconduct, senior management could always—and frequently did—say that the issue was resolved and acceptable at the consolidated, total company level.

The geographic isolation of various business units contributed to this closed atmosphere. While the Company’s headquarters were in Clinton, Mississippi, its Property Accounting group was in Richardson, Texas; its Law and Public Policy Department and head of sales were in Washington, D.C.; its Human Resources group was in Boca Raton, Florida and New York, N.Y.; its Business Operations group was in Alpharetta, Georgia; and its UUNET business and its Network Financial Management group were in Ashburn, Virginia.

There was also a systemic attitude conveyed from the top down that employees should not question their superiors, but simply do what they were told. Employees told us that personnel were discouraged from challenging anyone above them in the corporate hierarchy, and senior officers and managers made it clear that their actions should not be questioned. Staff accountants in the General Accounting group frequently and without question entered large, round-dollar journal entries—in the tens, and often hundreds, of millions of dollars—after the close of a quarter, without being provided any supporting documentation whatsoever. Many, even those with accounting degrees and CPA designations, told us that they viewed their job as simply entering numbers. Several employees told us that, upon identifying something unusual or an apparent discrepancy between internally and externally reported numbers, they relied on the fact that Sullivan was trusted and well-respected in the industry. In 1998, CFO Magazine called Sullivan a “whiz kid” and awarded him a CFO Excellence Award. To many, Sullivan had a reputation of impeccable integrity. Some who learned about the capitalization of line costs said they simply rationalized that Sullivan must have found an accounting loophole or legitimate way to justify these entries.

Employees who learned about improper corporate adjustments appear to have feared senior management’s criticism or even the loss of their jobs. It was common for employees to be denigrated in public about their work. We were told that many who had concerns about what they observed probably did not report their concerns because they were worried about losing their jobs, particularly in Mississippi where WorldCom was one of the largest, most prestigious and highest paying employers in its area.

When financial personnel did raise questions about accounting discrepancies, senior management often stymied those inquiries through intimidation and belittling e-mails. For example, when a financial analyst in the Budget Department prepared a budget that incorporated estimates of actual costs and corporate adjustments, Sullivan wrote to this employee and her supervisor: “This is complete, complete garbage . . . . What am I supposed to do with this? What have we been doing for the last six months. This is a real work of trash.” After a senior UUNET employee refused to reduce line costs without support, Myers threatened to fly from Mississippi to Washington, D.C. and book the entry himself if the employee did not comply. When another employee went to Yates for an explanation of a large discrepancy, Yates reportedly berated him and said, “show those numbers to the damn auditors and I’ll throw you out the f*****g window.”

At other times, senior management responded to questions about corporate adjustments with evasive or confusing explanations. One such example occurred in July 2000 after an employee asked about corporate adjustments that she observed in the computerized reporting system. Yates wrote Myers that he was “always concerned” when employees asked about adjustments to general and administrative expenses and “the big item that concerns all of us is the reserve release,” and stated that “[it’s] just the packaging of the response to skirt the issue that we need to ensure works.” Finally, at times senior management simply refused to answer employee questions, and often referred those asking to Sullivan, whom it seems the lower level employee would never contact directly.

We asked many of the employees who said they had concerns about senior management’s conduct at the time why they failed to bring their complaints to the attention of others. Often, these employees said that they did not feel there was an independent outlet for voicing their concerns. WorldCom’s written policy directed employees who felt that they had “been instructed or requested by anyone acting on behalf of the Company to engage or participate in any unlawful or unethical activity” to immediately contact their manager, Human Resources, or the Law and Public Policy Department. However, we learned of only two complaints alleging unethical behavior relating to accounting that were raised with Human Resources. Neither resulted in the Company taking any action, and both employees left the Company shortly after lodging their complaints. The Law and Public Policy Department consisted largely of legacy MCI employees and was located in Washington, D.C., hundreds of miles away from the Company’s headquarters in Mississippi. Perhaps for those reasons, legacy WorldCom employees would not normally come to the Department with questions or concerns. In addition, there was a near-universal failure on the part of WorldCom employees to understand the role of the Department.

Moreover, prior to April 2002, it appears that no employee raised any concerns about accounting irregularities with Internal Audit. Indeed, one senior manager told us that he had never even heard of Internal Audit. Internal Audit was engaged principally in operational audits, and management had a strong influence over the types of audits that the department conducted. Others thought—or learned from the Company’s internal website—that Internal Audit reported directly to Sullivan and, therefore, felt that it was not a productive avenue for pursuing claims of wrongdoing by Sullivan. One employee told us that he did not present his concerns to Internal Audit because he believed it would have put his job in jeopardy.

C.	Compromising Financial Arrangements

Ebbers and Sullivan engaged in financial dealings that, while not necessarily improper in themselves, created conflicting loyalties and disincentives to insist on proper conduct. In 2000 and 2002, Ebbers personally loaned Ron Beaumont, the Chief Operating Officer, a total of $650,000 over a sixteen month period: a $250,000 loan in October 2000 and a $400,000 loan in February 2002. Both loans were still outstanding as of October 2002.8 Although Beaumont told us that Ebbers’ loans to him were arm’s-length, financial arrangements such as these create an inherent conflict between the duty of loyalty of an officer to the corporation and financial dependence on the Chief Executive Officer personally. At a minimum, they would create a financial incentive for Beaumont to avoid any conflict with Ebbers.

In late 2000, Sullivan gave personal gifts totaling at least $140,000 to certain managers at the Company. Sullivan gave $20,000 to each of the following people, writing one personal check in the amount of $10,000 to each officer and a second in the same amount to the officer’s spouse: Myers; Yates; Lomenzo; Vice President of Financial Reporting Stephanie Scott; Director of Financial Reporting Mark Willson; Vice President of Investor Relations Scott Hamilton; and Director of Investor Relations Blair Bingham. Sullivan told them that he had received a large bonus ($10 million), that he felt the bonus was partially due to the hard work of

[8]	Both loans were made when Ebbers himself owed WorldCom tens of millions of dollars, which had been lent to him based on his assertion that he did not have sufficient cash to meet his financial obligations without selling WorldCom stock.

others, and that he wanted them to view the money as coming from the Company. These individuals have told us that Sullivan did not ask for anything in return for the money.

Although we found no Company rule prohibiting Sullivan’s gifts or requiring that they be reported within the Company, in our view large personal gifts from a senior officer to subordinates are inappropriate. As with Ebbers’ loans to Beaumont, gifts of this sort inherently compromise the employees’ loyalty to the institution. They create the appearance, or even a reality, of an effort to buy loyalty to the individual donor that may be inconsistent with the Company’s best interest.

D.	Why WorldCom’s Auditors Did Not Discover the Fraud

We have found no evidence that WorldCom’s independent, external auditors, Arthur Andersen, were aware of the capitalization of line costs or determined that WorldCom’s revenues were improperly reported. We had access to only a portion of Andersen’s documents, and Andersen personnel refused to speak with us. Therefore, we cannot answer with certainty the question why Andersen failed to detect such a large fraud.

Based on the materials available to us, the blame for Andersen’s failure to detect the fraud appears to lie with personnel both at Andersen and at WorldCom. There were apparent flaws in Andersen’s audit approach, which limited the likelihood it would detect the accounting irregularities. Moreover, Andersen appears to have missed several opportunities that might have led to the discovery of management’s misuse of accruals, the capitalization of line costs, and the improper recognition of revenue items. For their part, certain WorldCom personnel maintained inappropriately tight control over information that Andersen needed, altered documents with the apparent purpose of concealing from Andersen items that might have raised questions, and were not forthcoming in other respects. Andersen, knowing in some instances that it was receiving less than full cooperation on critical aspects of its work, failed to bring this to the attention of WorldCom’s Audit Committee.

Andersen employed an approach to its audit that it itself characterized as different from the “traditional audit approach.” It focused heavily on identifying risks and assessing whether the Company had adequate controls in place to mitigate those risks, rather than emphasizing the traditional substantive testing of information maintained in accounting records and financial statements. This approach is not unique to Andersen, and it was disclosed to the Audit Committee. But a consequence of this approach was that if Andersen failed to identify a significant risk, or relied on Company controls without adequately determining that they were worthy of reliance, there would be insufficient testing to make detection of fraud likely.

Andersen does not appear to have performed adequate testing to justify reliance on WorldCom’s controls. We found hundreds of huge, round-dollar journal entries made by the staff of the General Accounting group without proper support; examples include unsupported journal entries of $334,000,000 and $560,000,000 on July 21, 2000, and July 17, 2001, respectively. We also found accrual reversals were made with little or no support. And where we did find documentary support it was frequently disorganized and maintained haphazardly. These deficiencies made reliance on controls impossible. We do not understand how they escaped Andersen’s notice.

Andersen concluded year after year that the risk of fraud was no greater than a moderate risk, and thus it never devised sufficient auditing procedures to address this risk. It did so despite rating WorldCom a “maximum risk” client—an assessment Andersen never disclosed to the

Audit Committee—and having given management less than favorable ratings in a few areas (such as accounting and disclosure practices, behavior toward Andersen’s work, and policies to prevent or detect fraud) in Andersen internal documents. Andersen relied heavily on senior management and did not conduct tests to corroborate the information it received in many areas. It assumed incorrectly that the absence of variances in the financial statements and schedules—in a highly volatile business environment—indicated there was no cause for heightened scrutiny. As a result, Andersen conducted only very limited audit procedures in many areas where we found accounting irregularities.

Despite the limited procedures Andersen employed, its work papers indicate that it had opportunities to detect the improprieties. These include an occasion in 2000 when WorldCom employees in the United Kingdom (“U.K.” ) reported to the Andersen U.K. audit team that WorldCom’s European operation had been instructed by United States financial management to release $33.6 million in line cost accruals. The WorldCom employees considered the accounts under-accrued. Andersen U.K. reported the concern to its United States colleagues, who apparently were satisfied with senior management’s explanation and, based on what we can determine from somewhat cryptic work paper notes, did not pursue the matter. On another occasion, Andersen apparently did not notice discrepancies between certain capital asset account balances reflected on schedules in its work papers at the end of 2001—which might, if noticed, have led to further inquiry into WorldCom’s capitalization practices. We detail a number of additional opportunities in the Sections that follow.

WorldCom, for its part, exerted excessive control over Andersen’s access to information, and was not candid in at least some of its dealings with Andersen. The WorldCom personnel who dealt most often with Andersen controlled Andersen’s access to information in several respects. They denied Andersen’s requests to speak with some employees. They “struck” Andersen’s requests for detailed information, supporting documentation, or material that they felt was overly burdensome. WorldCom personnel also repeatedly rejected Andersen’s requests for access to the computerized General Ledger through which Internal Audit and others discovered the capitalization of line costs. And they fostered an attitude in which questions from Andersen were to be parried, rather than answered openly. Of course, it was Andersen’s responsibility to overcome those obstacles to perform an appropriate audit, and to inform the Audit Committee of the difficulties it faced, but it did not do so.

Moreover, certain members of WorldCom’s management altered significant documents before providing them to Andersen, with the apparent purpose of hampering Andersen’s ability to identify problems at the Company. In the Sections that follow we discuss in detail two examples where documents were changed because of concerns about disclosing questionable revenue items. The first involves the preparation of “Special MonRevs” for Andersen after the third and fourth quarters of 2001. The altered documents removed revenue items from the Corporate Unallocated schedule and shifted them elsewhere in the document where they would be less obvious. The second involves the preparation of an analysis of certain balance sheet reserve accounts for Andersen after the fourth quarter of 2000. This altered document downplayed the significance of problematic entries by combining certain accounts so as to make the entries less obvious. Our Report points out other examples where documents were altered or actions taken for the apparent purpose of deceiving Andersen.

E.	WorldCom’s Governance

WorldCom’s collapse reflected not only a financial fraud but also a major failure of corporate governance. The Board of Directors, though apparently unaware of the fraud, played far too small a role in the life, direction and culture of the Company. Although the Board, at least in form, appeared to satisfy many checklists of the time, it did not exhibit the energy, judgment, leadership or courage that WorldCom needed.

1.	Board’s Lack of Awareness of Accounting Fraud

We found no evidence that members of the Board of Directors, other than Ebbers and Sullivan, were aware of the improper accounting practices at the time they occurred. We have reviewed materials (including slide presentations) the Board received and have not found information that should reasonably have led it to detect the practices or to believe that further specific inquiry into the accounting practices at issue was necessary.

The Board received regular financial and operational presentations that included a level of detail consistent with what we believe most properly run Boards received during that period. The reduced levels of line costs that resulted from release of accruals and improper capitalization did not appear unusual, in part because the entire purpose of the improper accounting exercise was to hold line costs at a level consistent with earlier periods. It is possible, however, that a Board more closely familiar with what was happening operationally in the Company might have questioned financial trends and comparisons with competitors, including the level of reported capital expenditures: the Board received reports that capital expenditures were declining—as the Board had directed—but in fact capital spending was being slashed much more heavily. There was a disparity between the large cuts that were actually taking place and the reported numbers, which were being pushed back up by the improperly added capitalized line costs.

2.	Adequacy of Board’s Oversight of Company

The Board and its Committees did not function in a way that made it likely that they would notice red flags. The outside Directors had little or no involvement in the Company’s business other than through attendance at Board meetings. Nearly all of the Directors were legacies of companies that WorldCom, under Ebbers’ leadership, had acquired. They had ceded leadership to Ebbers when their companies were acquired, and in some cases viewed their role as diminished. Ebbers controlled the Board’s agenda, its discussions, and its decisions. He created, and the Board permitted, a corporate environment in which the pressure to meet the numbers was high, the departments that served as controls were weak, and the word of senior management was final and not to be challenged.

The Audit Committee in particular needed an understanding of the Company it oversaw in order to be effective. However, the Audit Committee members do not appear to have had a sufficient understanding of the Company’s internal financial workings or its culture, and they devoted strikingly little time to their role, meeting as little as three to five hours per year. WorldCom was a complicated Company in a fast-evolving industry. It had expanded quickly, through a series of large acquisitions, and there had been virtually no integration of the acquisitions. WorldCom had accounting-related operations scattered in a variety of locations around the country. These facts raised significant accounting, internal control and systems concerns that required Audit Committee knowledge and attention, and that should also have elicited direct warnings from Andersen. However, the Audit Committee members apparently did not even understand—though the evidence indicates that Andersen disclosed—the non-traditional audit approach Andersen employed. To gain the knowledge necessary to function effectively as an Audit Committee would have required a very substantial amount of energy, expertise by at least some of its members, and a greater commitment of time.

Neither WorldCom’s legal department nor Internal Audit was structured to maximize its effectiveness as a control structure upon which the Board could depend. At Ebbers’ direction, the Company’s lawyers were in fragmented groups, several of which had General Counsels who did not report to WorldCom’s General Counsel for portions of the relevant period; they were not located geographically near senior management or involved in its inner workings; and they had inadequate support from senior management. Internal Audit—though eventually successful in revealing the fraud—had been structured in ways that made this accomplishment more difficult: it reported in most respects to Sullivan, and until 2002 its duties generally did not include financial reporting matters.

The outside Directors had virtually no interaction with Company operational or financial employees other than during the presentations they heard at meetings. While in this respect the Directors were far from unique among directors of large corporations, this lack of contact meant that they had little sense of the culture within the Company, or awareness of issues other than those brought to them by a few senior managers. They were not themselves visible to employees, and there were no systems in place that could have encouraged employees to contact them with concerns about either the accounting entries or operational matters. In short, the Board was removed and detached from the operations of WorldCom to the extent that its members had little sense of what was really going on within the Company.

Ebbers was autocratic in his dealings with the Board, and the Board permitted it. With limited exceptions, the members of the Board were reluctant to challenge Ebbers even when they disagreed with him. They, like most observers, were impressed with the Company’s growth and Ebbers’ reputation, although they were in some cases mystified or perplexed by his style. This was Ebbers’ company. Several members of the Board were sophisticated, yet the members of the Board were deferential to Ebbers and passive in their oversight until April 2002.

The deference of the Compensation Committee and the Board to Ebbers is illustrated by their decisions beginning in September 2000 to authorize corporate loans and guaranties that grew to over $400 million, so that Ebbers could avoid selling WorldCom stock to meet his personal financial obligations. This was not the first occasion on which Ebbers had overextended himself financially and borrowed from the Company: he had done so in 1994 as well. On neither occasion did anyone on the Board challenge Ebbers with respect to his use of WorldCom stock to extend his personal financial empire to the point that it threatened to cause involuntary liquidation of his stock. The approach of the Board, as one member characterized his own view, was to say nothing to Ebbers because they thought Ebbers was a grownup and could manage his own affairs—even though Ebbers’ management of his own affairs involved the use of Company funds, eventually to the tune of hundreds of millions of dollars.

We believe that the extension of these loans and guaranties was a 19-month sequence of terrible decisions—badly conceived, and antithetical to shareholder interests—and a major failure of corporate governance. Indeed, we do not understand how the Compensation Committee or the Board could have concluded that these loans were an acceptable use of more than $400 million of the shareholders’ money. These decisions reflected an uncritical solicitude for Ebbers’ financial interests, a disregard of the incentives the situation created for Ebbers’

management of the Company, and a willingness to subordinate shareholders’ interests to Ebbers’ financial wellbeing.

A second example of the Board’s deference is its failure to challenge Ebbers on the extent of his substantial outside business interests (and the resulting claim on his time and energies). Those interests included a Louisiana rice farm, a luxury yacht building company, a lumber mill, a country club, a trucking company, a minor league hockey team, an operating marina, and a building in downtown Chicago. We do not believe most properly-run Boards of Directors would permit a Chief Executive Officer to pursue an array of interests such as these, certainly not without careful examination of the time and energy commitments they would require. Yet we have seen no evidence of any such challenge.

3.	Stock Sales

A number of WorldCom Directors, officers and employees sold WorldCom stock in or after 2000. WorldCom had a policy with regard to trading in its securities that was insufficient and that was applied haphazardly and inconsistently. It was disregarded in connection with a transaction in which Ebbers agreed to sell three million shares of WorldCom stock on September 28, 2000. The sale occurred less than 30 days before an earnings announcement, in violation of a policy Ebbers himself had circulated just a few months earlier. Moreover, there is compelling evidence that this sale took place while Ebbers was in possession of significant nonpublic information about a downturn in revenue growth and about proposed actions that could have a negative impact on WorldCom’s stock price.

In addition, two Directors were given clearance by the Company to sell stock without adequate attention to whether they possessed information about the then-undisclosed Company loans to Ebbers and whether that information was important enough to preclude the trades. In one case, the Chairman of the Compensation Committee, Stiles Kellett, Jr., having approved loans to Ebbers to keep him from selling stock and thereby depressing the stock price, sold WorldCom stock before those loans were disclosed to the public.

4.	Lease of Airplane to Chairman of Compensation Committee

During the period under investigation, WorldCom did not have a comprehensive written policy governing the use of the three to seven airplanes that comprised the WorldCom airplane fleet. The lack of written policies or effective procedures regarding the use of a fleet of corporate airplanes created an environment in which the use of airplanes was largely a perquisite to be dispensed at the discretion of Ebbers, and individuals had varying, inconsistent, and on occasion impermissible arrangements with the Company for personal use of the WorldCom airplanes.

In the Spring of 2001, Kellett, the Chairman of the Compensation Committee, entered into a lease arrangement with WorldCom for a Falcon 20 airplane. The arrangement was made between Kellett and Ebbers and was not disclosed to the Board or the public. The details of this arrangement and its impropriety were described in a report to the Board by Mr. Breeden, the Corporate Monitor, in August 2002. The lease arrangement was, in our judgment, at below-market rates, and it should not have occurred. First, it is an unacceptable governance practice for the Chairman of a Compensation Committee to receive anything of value in a deal with the Chief Executive Officer of a company; its nondisclosure to other members of the Committee and the Board made it even worse, because it might have affected their level of deference to the Chairman in the conduct of the Committee’s business. This was all the more objectionable in light of the public controversy at the time surrounding the Company’s loans to Ebbers. Second, if the jet was actually an unneeded asset, the Company at least should have considered selling it, or sought the best lease terms available from third parties, instead of entering into a lease arrangement with a member of the Board. Third, under governing regulations the lease arrangement with Kellett was required to be disclosed to the public, which it was not.

We also found arrangements for the personal use of airplanes by senior executives that were not in compliance with applicable regulations, although they did not raise the same governance issues.

Following the Corporate Monitor’s report to the Board and a response by Kellett, Kellett resigned from the Board, and Kellett and WorldCom entered into an agreement resolving potential claims arising from the airplane lease.

*                     *                     *

In sum, WorldCom was a company driven overwhelmingly by a perceived need to meet unrealistic securities market expectations that its own executives had fostered, without an institutional culture in which integrity was valued, without the benefit of policies and procedures covering important matters of governance, and without the effective oversight of an active and engaged Board of Directors. It was headed by a Chief Executive Officer with a dominant personality, who was able to act largely unchecked. The Chief Financial Officer—himself a strong figure—could direct employees to take action they knew or believed was improper, and the employees would comply.

This Committee believes that the most important remedial action for WorldCom includes the installation of new management and a new Board, with a clear commitment to integrity and sound governance, and removal of all personnel who participated in the accounting manipulations or who failed to take necessary action to stop it (every individual identified as having a meaningful role in these events has left the Company or been terminated). Both new management and a new Board with this commitment are now in place, along with the Corporate Monitor whose actions have expedited dramatic change at WorldCom. At the end of this Report, we identify a number of general concepts to be considered in effecting further healthy change. These steps, along with an open acknowledgment of the misconduct that occurred in the past, are part of the effort at reform. The Report that follows describes that misconduct.

II.	SCOPE OF INVESTIGATION

This Report summarizes the results of an investigation by the Special Investigative Committee of the Board of Directors of WorldCom. The Committee has investigated (1) accounting irregularities at WorldCom, including those that led to WorldCom’s announcements that it intended to restate its financial statements for the years 1999 through 2002, and (2) certain actions by the Board of Directors or its members, including the authorization of large loans and guaranties by WorldCom to Ebbers.

The scope of the authority granted to this Committee by the Board was very broad, making it necessary for us to refine and focus our undertaking. WorldCom’s accounting system recorded more than 13.5 million entries in 2001 alone, most of them routine. An exhaustive investigation to identify all potentially questionable entries and issues would require time and resources beyond those available to the Committee. At the same time, limiting the investigation to the matters the Company has announced its intention to restate would not satisfy the Board’s objectives in commissioning an independent review of what went wrong and developing policies to ensure that it cannot be repeated.

Our approach was to start the accounting-related part of our investigation by examining the irregularities identified by the Company. In addition, we probed related issues as well, and other areas of WorldCom’s operations where accounting abuses may have been employed to accomplish similar objectives. We looked for particularly large or unusual accounting entries, especially those involving round-dollar amounts or adjustments made after the close of a financial reporting period during the period from 1999 to 2002. We pursued leads generated in our review of documents and in our interviews of witnesses. We invited all WorldCom employees to notify us directly of any irregularities of which they were aware, and a number did so. We reviewed electronic files of the employees principally involved in the areas where the accounting irregularities took place, and we searched documents and electronic files of employees who were in a position to be aware of possible wrongdoing. The result has been an examination of a large number of accounting issues and transactions.

Our investigation has not, however, been an audit of the financial statements of WorldCom. We cannot opine as to whether all transactions not addressed in this Report were properly recorded and reflected in WorldCom’s financial statements. Neither can we provide an opinion that all transactions criticized in this Report resulted in a material misstatement of WorldCom’s financial statements. The task of preparing restated financial statements remains that of the Company, and the task of auditing them remains that of its independent auditors. This Report is intended to provide an objective account of what happened, as well as the Committee’s conclusions and recommendations.

There are certain questions relating to WorldCom that our investigation has not addressed. These include the propriety of the relationships between WorldCom and financial analysts at Wall Street firms; the participation of WorldCom officers and Directors in initial public offerings of securities; allegations of improper treatment of transactions to generate unearned commissions; and issues arising from certain of WorldCom’s business combinations. These and other matters may be investigated by the Examiner appointed by the Bankruptcy Court overseeing WorldCom’s bankruptcy proceedings. There are also accounting matters involving substantial amounts that the Company is currently evaluating, but that were not within the scope of our investigation. These include recognition of impairment of property, plant and equipment, goodwill, and other long-lived assets; changes in the useful lives of capital assets;

and determination of appropriate reserves for accounts receivable or reversals of inappropriate receivables or unsubstantiated cost deferrals. The Company is also conducting an analysis of appropriate tax provisions based on these intended restatements.

Formation of the Committee. On June 25, 2002, WorldCom announced that it intended to restate its financial statements for 2001 and the first quarter of 2002. It stated that it had determined that certain transfers from line cost expenses to asset accounts totaling $3.852 billion during that period were not made in accordance with generally accepted accounting principles.9 It also announced that its Audit Committee had retained Wilmer, Cutler & Pickering (“WCP”) to conduct an independent investigation of the matter.

On June 26, 2002, the SEC filed a lawsuit captioned Securities and Exchange Commission v. WorldCom, Inc., No. 02-CV-4963 (JSR). On July 3, the United States District Court for the Southern District of New York, with the consent of the parties to that lawsuit, appointed Richard C. Breeden, former Chairman of the SEC, as Corporate Monitor.

On July 21, 2002, WorldCom and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. In re: WorldCom, Inc., et al., Case No. 02-13533 (AJG). On July 22, the United States Bankruptcy Court for the Southern District of New York approved the motion of the United States Trustee for the appointment of an Examiner whose duties were to include conducting an investigation of various matters relating to WorldCom. On August 6, the Bankruptcy Court approved the United States Trustee’s selection of Richard Thornburgh, former Attorney General of the United States, as the Examiner.

[9]	On August 8, 2002, WorldCom announced that it had discovered an additional $3.831 billion in improperly reported earnings before taxes for 1999, 2000, 2001 and first quarter 2002.

Also on July 21, 2002, the Board of Directors established the Committee, which assumed responsibility for this investigation. The Committee initially consisted of two newly-elected members of the Board of Directors, to whom a third was subsequently added. The three members of the Committee are Dennis R. Beresford, Nicholas deB. Katzenbach, and C.B. Rogers, Jr. None of the members was affiliated with WorldCom during the period covered by the investigation.10 The Committee was authorized by the Board to investigate “the Accounting Issues and such other matters as it may conclude should be considered . . . .” The term “Accounting Issues” was defined to mean “the accounting practices that led to the need for a restatement of the Company’s financial statements.”

The Committee’s Investigation. The Committee engaged WCP as its legal counsel. WCP engaged PricewaterhouseCoopers LLP to provide accounting assistance.11 The Committee

[10]	Mr. Rogers served as a director of MCI from 1988 until 1995. MCI was acquired by WorldCom in late 1998. Messrs. Beresford and Rogers owned shares of WorldCom stock that declined in value at the time of its announcement of the accounting fraud.
[11]	WCP has not provided legal services apart from this investigation to WorldCom (or any of its subsidiaries) in the last five years. The Bankruptcy Court approved WCP’s retention on an interim basis on July 22, 2002, and on a final basis on October 22, 2002. As disclosed to WorldCom’s Audit Committee, the Committee and the Bankruptcy Court, WCP has provided (and continues to provide) legal services to various clients relating to WorldCom, including Salomon Smith Barney (and current and former employees, including Jack Grubman), Verizon and GC Services. The facts concerning these services are detailed in the Declaration of William R. McLucas, filed July 22, 2002 (Docket No. 33), paras. F, J.5; Second Supplemental Declaration of Eric R. Markus, filed Oct. 18, 2002 (Docket No. 1660), paras. E.2, E.11. The Bankruptcy Court approved the engagement of WCP in light of these disclosures, with express reference to the information disclosed, by Order dated Oct. 22, 2002 (Docket No. 1692). As stated in the Second Supplemental Declaration of Eric R. Markus, WCP has not represented the Committee, or conducted any investigation on behalf of WorldCom, with respect to these other clients. Any such investigations are being conducted by the Examiner. Counsel for the Examiner generally attended the interviews we conducted since his appointment.

PricewaterhouseCoopers LLP has provided certain services to WorldCom. It served as outside auditor to MCI prior to its merger with WorldCom in 1998. It has provided certain non-audit consulting services (special accounting, tax and financial consulting) to WorldCom since 1998. Those services are detailed in the Application of the Debtors and Debtors in Possession for an Order Authorizing the Retention and Employment of PricewaterhouseCoopers LLP as Advisors to the Special Committee of the Board of Directors of the Debtors and as Special Advisors to the Debtors on Accounting, Tax and Financial Matters Nunc Pro Tunc to July 21, 2002, and the supporting Affidavit of Harvey R. Kelly III in support thereof, filed Nov. 8, 2002 (Docket No. 1909).

has relied on WCP for legal advice and PricewaterhouseCoopers for advice on accounting issues. The Court-appointed Corporate Monitor, Mr. Breeden, has participated closely in this Committee’s work.

Our investigation was a private internal inquiry. We requested and received voluntary production of documents from many people at WorldCom. We were provided files collected and materials prepared by WorldCom and its counsel. In addition, our advisors obtained access to WorldCom’s computer system, including restoring selected server backups. They imaged the hard drives of the computers of approximately 50 present and former WorldCom employees. They reviewed WorldCom’s General Ledger, supporting work papers, and other accounting documents. The Committee’s counsel and their accounting advisors reviewed nearly two million pages of documents. They collected approximately 1.2 million e-mail messages, with over 400,000 attachments, and used search techniques to attempt to identify those of relevance to this investigation. They also reviewed voicemail messages that had been recovered by WorldCom.

Counsel interviewed 13 former WorldCom Directors, including all members of the Audit and Compensation Committees from 2000 through 2002. With the assistance of their accounting advisors, they also interviewed some 122 current and former WorldCom employees, several more than once.

We conducted this investigation while the United States Attorney for the Southern District of New York and the staff of the SEC were simultaneously conducting active investigations. We have cooperated with those investigations, including forgoing or limiting communication with certain witnesses at the request of the United States Attorney’s Office.12 The staff of those organizations attended a number of our interviews. We appreciate the cooperation we have received from those authorities, which has made it possible for the Committee to carry out its work.

There were some practical limitations on the information available to the Committee in preparing this Report. Although the Board directed WorldCom employees to cooperate with us, we had no power to compel third parties to submit to interviews, produce documents, or otherwise provide information. Certain former WorldCom officers and employees who played substantial roles in the matters under investigation—including Bernard J. Ebbers and Scott D. Sullivan—declined to be interviewed.

Moreover, we have had only limited access to information in the possession of WorldCom’s former auditors, Arthur Andersen. Andersen and its personnel, through their counsel, declined to cooperate with our investigation. We were nevertheless able to obtain and review certain of its audit work papers and desk files relating to WorldCom for the years 1999, 2000 and 2001. We were not, however, able to interview Andersen personnel who worked on its audits of WorldCom’s financial statements, despite repeated requests.

There may be differences between information obtained through voluntary interviews and document requests and information obtained through testimony under oath and by compulsory legal process. In particular, there can be differences between the quality of evidence obtained in

[12]	For this reason, we have not interviewed David F. Myers, Buford Yates, Jr. and Mark Abide, and interviewed Troy M. Normand and Betty L. Vinson only with respect to accounting processes and procedures.

informal interviews (such as the ones we conducted) and information obtained in questioning and cross-examination under oath. Moreover, given the circumstances surrounding WorldCom’s accounting irregularities and the pending governmental proceedings and investigations, some of the people we interviewed may have been motivated to describe events in a manner colored by self-interest or hindsight. We made every effort to maintain objectivity. When appropriate, our counsel used cross-examination techniques to test the credibility of witnesses. Within these inherent limitations, we believe that our investigation was both careful and impartial, and that the evidence developed is a reasonable foundation on which to base at least preliminary judgments.

III. BACKGROUND

The accounting and the governance issues we discuss in this Report were products of the evolution of both WorldCom and the telecommunications industry during the period from 1990 through 2002. WorldCom grew rapidly, in large part through the acquisition of diverse and increasingly large companies during the 1990s. Its position as a fast-growing provider of integrated telecommunications services led to a very high market valuation, which in turn made its stock a powerful currency for further acquisitions. However, by 2000 the telecommunications markets turned sharply downward. Moreover, antitrust considerations limited further significant growth by acquisition. This left internal development as the principal means of continued revenue growth. Like many major telecommunications companies worldwide, WorldCom had invested aggressively in its infrastructure to satisfy anticipated growth in customer demand, incurring high levels of debt in the process. The resulting pressure on WorldCom’s revenue growth and profitability—described more fully in this Section—provides the background for the events we have investigated.

A.	WorldCom in the 1990s: Growth Through Acquisitions

WorldCom was organized in 1983 as a long distance telephone provider called Long Distance Discount Services, Inc. (later part of a holding company called LDDS Communications, Inc. (“LDDS” )). LDDS became a public company in 1989 through a merger with Advantage Companies, Inc.

As a long distance carrier, LDDS connected calls between a caller’s local telephone company and the recipient’s local telephone company. LDDS made these connections by reselling long distance capacity that it purchased from the major long distance carriers on a wholesale basis. LDDS competed with these major long distance carriers such as AT&T, MCI, and Sprint, as well as other small companies. LDDS grew by steadily purchasing small long distance companies throughout the early 1990s. Betweeen 1991 and 1993, LDDS acquired or merged with MidAmerican. Communications Corporation AmeriCall and FirstPhone, Advanced Telecommunication Corporation (“ATC” ), World Communications, Inc., Dial-Net, Inc., and TRT Communications, Inc. (Scott Sullivan was an employee of ATC before that merger.) LDDS completed additional mergers with both Metromedia Communications and Resurgens Communications Group, Inc. in September 1993, in a transaction worth $1.3 billion in the aggregate. By the end of 1993, LDDS was the fourth largest long distance carrier in the United States, with annual revenues of approximately $1.5 billion. LDDS officially became known as WorldCom after a shareholder vote on May 25, 1995.

WorldCom continued to aggressively grow and diversify its business through acquisitions, often using its common stock as currency. It acquired IDB Communications Group in late 1994 for $936 million, WilTel in early 1995 for $2.5 billion, and MFS Communications Company, Inc. in late 1996 for $12.4 billion. The first two acquisitions added to WorldCom’s long distance business. IDB Communications not only added to WorldCom’s domestic telecommunications offerings, but also greatly added to WorldCom’s position in the international market. Before the IDB Communications acquisition, WorldCom had a three-point growth strategy that included “internal growth, the selective acquisition of smaller long distance companies with limited geographic service areas and market shares, and the consolidation of certain third tier long distance carriers with larger market shares.” After the IDB Communications acquisition, WorldCom added “international expansion” as the fourth point of its growth strategy. WilTel brought extensive fiber optic cable networks and digital microwave transmission capacity.

WorldCom entered important new business lines with the acquisition of MFS in late 1996. MFS provided local telephone service—a field of competition opened to WorldCom earlier that year by the passage of the Telecommunications Act of 1996 (the “Telecom Act”)—and also owned an important component of the Internet backbone through its recently-acquired subsidiary, UUNET. The Telecom Act created a competitive landscape in which companies scrambled to add services necessary to become single-source providers of all of the telecommunications needs—and not just local or long-distance service—of their customers. These were referred to as “bundled” or “end-to-end” services. WorldCom continued to rely on acquisitions to fill gaps in the telecommunications services it offered.

In 1998, WorldCom purchased Brooks Fiber Properties for approximately $2.0 billion as well as CompuServe Corporation and ANS Communications, Inc. (a three-way transaction valued at approximately $1.4 billion that included a five-year service commitment to America Online, Inc.) by the end of January. Each of these companies expanded WorldCom’s the Internet field. In September 1998, WorldCom made its most aggressive purchase, acquiring MCI, using approximately 1.13 billion of its common shares as well as $7.0 billion cash as consideration, for a total price approaching $40.0 billion. In 1997, MCI had annual revenues of $19.7 billion, substantially larger than WorldCom’s 1997 annual revenues of $7.4 billion. WorldCom was able to make this acquisition after MCI’s preferred merger partner, British Telecom, decreased its offer and WorldCom—using as currency its highly valued stock—made a higher offer. Through this merger, WorldCom leapt over third-place Sprint Corporation (“Sprint”) and became the second-largest telecommunications provider in the United States. On October 1, 1999, WorldCom added a new component to its bundle of telecommunications services, wireless communications, by purchasing SkyTel Communications, Inc. for $1.8 billion.

These acquisitions caused WorldCom’s reported revenues to grow rapidly. In the 23 quarters between the first quarter of 1994 and the third quarter 1999 (the quarter before MCI’s growth was fully absorbed), WorldCom’s year-over-year revenue growth was over 50% in sixteen of the quarters, and the growth rate was less than 20% in only three of the quarters. This revenue growth led to a steady growth in demand for WorldCom common stock. WorldCom’s stock price grew from $8.17 at the beginning of January 1994 to $47.91 at the end of September 1999 (adjusted for stock splits), substantially outperforming the return of its largest industry competitors, AT&T and Sprint.

B.	WorldCom from 1999 - 2002: Growth Slows as Acquisition Alternatives Shrink

During 1999, telecommunications industry analysts believed that growth rates for data traffic would outpace growth rates in voice traffic, and that Internet usage would create increased demand for broadband capacity. Analysts recommended companies able to provide customers with “end-to-end bandwidth-intensive applications,” such as data and Internet services, and favored them over traditional long distance telephone services. Industry consolidation continued, as companies worked to complete bundled service packages. WorldCom was favored by many analysts, who recommended the stock for its ability to offer integrated services.

WorldCom’s financial results met or exceeded analyst earnings estimates in 1999, and WorldCom maintained its aggressive guidance. However, some analysts also expressed concerns about both WorldCom’s weakness in wireless technologies and its exposure to declining prices for long distance services.

WorldCom attempted to address these market concerns by announcing, on October 5, 1999, that WorldCom and Sprint had agreed to merge in a deal valued at $115 billion. WorldCom would gain Sprint’s PCS wireless business, as well as long distance and local calling operations. However, the Antitrust Division of the United States Department of Justice refused to approve the Sprint merger on terms acceptable to WorldCom and Sprint, and the companies officially terminated their discussions on July 13, 2000.

The termination of this merger was a significant event in WorldCom’s history. Within WorldCom, it was perceived to mean that large-scale mergers were no longer a viable means of expanding the business. A number of witnesses told us that, after this point, Ebbers appeared to lack a strategic sense of direction, and the Company began drifting.

Conditions in the telecommunications marketplace became increasingly difficult in 2000. The regional Bell companies were entering the long distance market, long distance carriers were entering the local call market, and many companies were going after the data revenues associated with the Internet boom. Competition was extremely vigorous, and a number of the competitors—including incumbent local telephone companies—were strong.

WorldCom’s earnings releases highlighted double-digit year-over-year revenue growth throughout 2000, but the reported growth rates declined by a percentage point each quarter. After the failure of the Sprint merger, and in light of the perceived weakness of the long distance voice business, WorldCom announced that it would split it “low growth/high cash flow voice businesses” (generally legacy MCI operations) from its “high growth data, Internet and international” businesses (generally legacy Worldcom). On November 1, 2000, it announced the formation of two tracking stocks, one (called WorldCom Group) to capture the growth of the data business, and the other (called MCI) to capture the cash generation of the voice business; the parent company was WorldCom, Inc. At the same time, it told the investment community that it was reducing its expectations for revenue growth of the consolidated company from 12%, its previous guidance, to between 7% and 9% in the fourth quarter of 2000 and all of 2001. WorldCom’s stock price fell by 20.3%, from $23.75 on October 31, 2000, to $18.94 by market close on November 1, 2000.

Industry conditions worsened in 2001. The number of competitive local telephone companies in operation dropped to 150 from 330 the previous year, and long distance carriers lost pricing power and market share to the regional Bell and other local telephone companies. Many companies had entered the market for Internet services in the late 1990s, and the resulting expansion in network capacity led to a glut in the market. Forecasts began to emerge in 2001 showing that supply would significantly exceed demand through 2003-2005. Industry revenues, and stock prices, plummeted. WorldCom consummated its last stock acquisition on July 1, 2001, purchasing Intermedia Communications, Inc. (and its investment in Digex, Inc.) for approximately $6.0 billion. Ebbers indicated to analysts that the depression of WorldCom’s stock price would limit the company’s ability to make large, strategic moves when he said, “if something came along, it’s going to take some pretty strong buy recommendations from [analysts] to get our stock to a place where we could use it to make acquisitions.”

WorldCom found it increasingly difficult to meet Wall Street estimates in 2001. WorldCom Group continued to report a high rate of revenue growth, claiming it had met the low-double-digit increases forecast by management at the end of 2000. Ebbers said in the October 25, 2001 analyst conference call: “we are obviously impacted by the economic uncertainty, like everyone else, but WorldCom Group has been consistently growing faster than the market and there’s no reason why we shouldn’t continue to do so.” WorldCom Group did not reduce its guidance during calendar 2001, although its revenue growth and cash earnings per share continued to come in on the low end of analyst estimates. In addition, the analyst view of the Company became more polarized between negative views of MCI and neutral to positive views of WorldCom Group.13 From a consolidated view, analysts cautioned investors about the risks of WorldCom’s businesses and promoted safer alternatives, such as the regional Bell companies.

In February 2002, the WorldCom Group announced its results for the fourth quarter of 2001, which were below Wall Street expectations, and reduced its guidance for 2002. Ebbers nevertheless put forth a very positive message, making such comments as, “ we have solid investment grade debt ratings; and we are free cash flow positive” and “Bankruptcy or a credit default is not a concern” to reduce liquidity worries; “there is no scenario in the appraisal process that indicates a write-down that would come even close to our bank debt covenants. We are not contemplating other material asset write-downs” to clarify the write-downs associated with the implementation of the FAS 142 accounting rule; “there are no foreseeable circumstances that will require my shares in the company to be sold, and my assets, other than company stock, are

[13]	For example, Merrill Lynch reduced its intermediate opinion of MCI to “Reduce” from “Accumulate” and its long-term opinion of MCI to “Reduce” from “Neutral” on October 24, 2001. Two days later, Merrill Lynch upgraded its intermediate opinion of WorldCom Group to “Accumulate” from “Neutral” (and already had WorldCom as a long-term “Accumulate” ).

on the market to be sold, the proceeds of which will retire the debt” to deal with the concerns about his personal margin loans from the company; and, finally, “let me be clear, we stand by our accounting.”

In the first quarter of 2002, WorldCom Group could not tout its revenue growth; in fact, WorldCom Group’s revenues declined versus the previous year. On April 30 2002, Ebbers resigned from his position as CEO after being told he would be dismissed by the Board. Analysts began to speculate about the possibility of accelerated debt repayments, both in the near term and the long term, as well as the risk of serious liquidity problems if the rating agencies downgraded WorldCom’s more than $30 billion in rated debt. Moody’s and Standard & Poors placed WorldCom on review for possible downgrade, and Worldcom’s ratings were downgraded in late April, early May, and late June. The May 9, 2002 downgrade shifted WorldCom’s bonds to junk status from its previous investment grade rating, requiring WorldCom to obtain a waiver to avoid certain debt rating triggers in its accounts receivable facility. On May 21, 2002, WorldCom provided notice to its holders of MCI tracking stock that the shares of MCI would be converted into WorldCom Group shares, terminating the separate tracking of the different business operations and curtailing the payment to MCI holders of the cash dividend. After the stock price dropped and MCI was forced to take a write down, MCI had a negative net worth and under applicable corporate law, was unable to declare the dividend, a key economic component of the tracker stock.

Trading in WorldCom common stock ceased on June 25, 2002, after the disclosure of the accounting irregularities.

C.	Telecommunications Sector Competition, 2000 - 2002

WorldCom most closely competed with AT&T’s Business and Consumer units, as well as the business units tracked by Sprint’s FON stock, which excluded the Sprint PCS business. The business performance of these AT&T and Sprint business units generally tracked the same trends as those experience by WorldCom. For the purposes of its earnings releases, WorldCom excluded various charges and exchange rate effects from its reported revenue growth numbers, and it promoted the WorldCom Group business unit for its revenue growth. WorldCom Group revenue growth rates, as they were presented in earnings releases, were substantially higher than those reported by AT&T and Sprint, and they were also higher than the growth rates reported in the publicly filed financial statements of WorldCom, Inc., WorldCom Group, and MCI. While WorldCom Group was able to report “double-digit revenue growth” until the third quarter of 2001 in its earnings releases, this reported growth did not translate to stock price strength. The competitive environment hurt all three companies, with each stock losing at least 75% of its share price value between January 2000 and June 25, 2002.

This competitive environment also placed great pressure on profit margins. While revenue growth was declining, the telecommunications companies had in many cases entered into long-term contracts to obtain the capacity to meet anticipated customer demand that never materialized. Thus, the companies faced the prospect that their operating cash flow (as measured by earnings before interest, taxes, depreciation and amortization, or “EBITDA” ) would suffer. Similarly, the ratio of expenses to revenues was increasing. WorldCom nevertheless reported that the costs of providing telecommunications services—called line costs—stayed constant at approximately 42% from the fourth quarter of 2000 to the first quarter of 2002. As Scott Sullivan said in the first quarter of 2001 with respect to gross margin, “ the message here is stability.” Sprint’s line costs averaged over 49% during the period.14

Much of what follows is the story of how WorldCom responded to the developments it faced as its revenues declined, costs rose, and high debt was added. As the Sections that follow explain, it chose to respond by exaggerating its performance through improper accounting and fraudulent financial reporting.

[14]	AT&T’s methods of financial reporting made comparison of its line costs to those of WorldCom and Sprint more difficult, because it split its revenues into business, consumer, and broadband, but did not similarly split its costs.

IV.	LINE COSTS

On June 25, 2002, WorldCom announced that it intended to restate its financial statements for 2001 and the first quarter of 2002 because it had discovered improper transfers of $3.852 billion from line cost expenses to asset accounts. The improper capitalization of line costs triggered the SEC’s enforcement action and the related investigations that followed, including this Committee’s investigation. On August 8, WorldCom announced that it found additional accounting irregularities in 1999 through 2002 in the amount of $3.330 billion, for a total of $7.182 billion. Of this total amount reported by WorldCom, $6.412 billion related to adjustments to line costs. We have identified additional improper reductions to line costs. From the second quarter of 1999 through the first quarter of 2002, WorldCom improperly reduced its reported line costs (and increased pre-tax income) by over $7 billion. Our advisors have worked with WorldCom to determine how these amounts should be reflected in its pending restatement; the Company has undertaken to review any entries for which reversal is the proper remedy.

The improper accounting actions to reduce line costs took two main forms: releases of accruals in 1999 and 2000 and then, when the accruals had been drawn down so far that it was not practical to continue releasing them on the same scale, capitalization of operating line costs in 2001 and early 2002. The total amount of improper adjustments to line costs by quarter was:

Improper Adjustments to Line Costs

(millions of dollars)

1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02	Total
(41)	103	140	396	493	683	832	862	771	606	744	942	798	7,329

We begin this Section with background on WorldCom’s line costs and their importance to the Company’s performance, along with a summary of some features common to the various line cost adjustments. We then discuss the accrual releases and line cost capitalizations, the two main methods by which WorldCom inappropriately reduced its reported line costs.15  Finally, we discuss how the line cost capitalization was discovered, because those events shed light on how the accounting manipulation was viewed within the Company at the time. Although we describe these events in some depth in order to convey a sense of the extent of the accounting fraud, even the detail here is only a summary.

[15]	These two principal methods of reducing line costs accounted for the overwhelming majority of the $7.3 billion of improper line cost adjustments we identified. There were, however, additional miscellaneous adjustments that totaled $149 million. These improper adjustments fell into the following categories: (i) reclassifications of expense items in each quarter of 1999 and the fourth quarter of 2001, resulting in a total reduction of line costs by $88 million; (ii) an accrual shortfall in the fourth quarter of 2000, which reduced line costs in the amount of $64 million; (iii) an adjustment in the first quarter of 2002 to increase line costs by $21 million because too much had been capitalized; and (iv) other miscellaneous items, reducing line costs by a total of $18 million between the second quarter of 2000 and first quarter of 2002. Moreover, in addition to reclassifying $5 million of expense to line costs in the first quarter of 1999, WorldCom transferred $46.3 million from line costs to an accrual account. In the following quarter, WorldCom released the $46.3 million accrual against line costs. We do not discuss these miscellaneous adjustments in detail in the text.

As we discuss in Section VI.B below, from the first quarter of 1999 through the first quarter of 2002, WorldCom reclassified a total of $1.876 billion in selling, general and administrative (“ SG&A” ) expenses to costs of goods sold (“COGS” ), which are reported in the Company’s public filings as line costs. These reclassifications did not affect WorldCom’s pre-tax income but instead moved expenses from one category to another. It appears that these entries may have been a flawed attempt to reach the legitimate goal of making sure that the Company’s expenses were properly categorized, although there are aspects of the reclassifications that are troubling—including the lack of any supporting documentation. WorldCom included these reclassified expenses in line costs, which it then reduced as discussed in this Section. The total amounts of the line cost adjustments are reflected in the tables that appear in this Section, without regard to whether those adjustments reflected in part amounts that originally had been categorized as SG&A expenses.

A.	Background and Summary

Line costs are the costs of carrying a voice call or data transmission from its starting point to its ending point. Because at the time WorldCom only maintained its own lines for local service in heavily populated urban areas (and then largely for business customers), most residential and commercial calls outside these urban areas must flow in part through non-WorldCom networks, typically belonging to one or more local telephone companies. WorldCom therefore must pay an outside service provider for carrying some portion of the call on its network. For example, a call from a WorldCom customer in Chicago to Paris might start on a local phone company’s line, then flow to WorldCom’s own network, and then get passed to a French phone company to be completed. WorldCom would have to pay both the local Chicago phone company and the French provider for the use of their services. All of these costs are line costs.

Line costs are immensely important to WorldCom’s profitability. They are its largest single expense. From 1999 to 2001, line costs accounted for approximately half of the Company’s total expenses. As a result, WorldCom management and outside analysts paid significant attention to line cost levels and trends. WorldCom regularly discussed its line costs in public disclosures. It emphasized a belief that a series of WorldCom acquisitions and mergers in the late 1990s created synergies that would enable the Company to keep down line costs as well as other expenses. In its annual reports from 1999 through 2001, for example, WorldCom said that “[t]he Company’s goal is to manage transport costs through effective utilization of its network, favorable contracts with carriers and network efficiencies made possible as a result of the expansion of the Company’s customer base by acquisition and internal growth.”

Given the significance of line costs for WorldCom’s bottom line and the public promise to manage those costs, beginning in 2000 Sullivan regularly pressed WorldCom’s managers to find ways to reduce line cost expenses. In fact, this topic was the focus of quarterly line cost meetings. As described to us, these meetings were the only regular meetings where senior management, including Ebbers, Beaumont, and Sullivan, assembled to discuss expense-related issues. Throughout the period under review, participants in the line cost meetings discussed operational ideas for line cost reductions and emphasized margins (although many witnesses told us that capitalization of operating line costs was never discussed). In late 2000 and 2001, as the search for cost savings became more intense, Ebbers and Sullivan often were agitated as results deteriorated and raised their voices at the line cost meetings as they demanded improved margins.

Throughout this period, WorldCom emphasized one key measure of line costs both internally and in communications with the public: the ratio of line cost expense to revenue, called the “line cost E/R ratio.” Management considered the line cost E/R ratio to be an important metric that shareholders followed. A higher line cost E/R ratio meant poorer performance. The Company’s reported line cost E/R ratio remained within a fairly narrow range from 1999 through 2002, but only because of the improper line cost adjustments we have identified—including the releases of accruals and recharacterization of expenses as capital expenditures—and the revenue adjustments we discuss in the following Section of this Report. Line costs and the line cost E/R ratio would have been significantly higher between 1999 and 2002 absent the improper management actions we describe.

The following charts show the impact of the line cost adjustments on reported line costs16 and on the line cost E/R ratio:

[16]	The reported line cost data in these charts are taken from WorldCom’s quarterly reports, except for 4Q99 and 4Q00 (which are taken from the earnings release) and 4Q01 (which is taken from financial information presented to the Board of Directors).

The manipulations of line costs had certain features in common:

First, it appears that the line cost adjustments were directed by Sullivan, with the substantial assistance of Myers and Yates. The key decisions were attributed to Sullivan both in contemporaneous documents and in our interviews with many witnesses. We do not have sufficient evidence to determine with certainty whether Ebbers directed the line cost reductions. We do know, however, that Sullivan told others that Ebbers was aware of the reductions.

Second, we have found little or none of the documentation one would expect in a well-run organization for most of the entries we have identified as improper. In our view, that fact alone places the propriety of many of the adjustments in doubt.

Third, the capitalization of line costs was not simply the work of a handful of people acting in secrecy. WorldCom employees in the General Accounting, Property Accounting and Capital Reporting groups were aware of the adjustments at the time. Still more individuals had information that could have led them to realize that something was wrong with WorldCom’s reported line cost and capital expenditure numbers. General Accounting in Clinton booked most of the actual journal entries, but those entries created a ripple effect requiring several different groups within the Company to adjust reports and databases they maintained and used. Although many employees were aware of entries that they questioned or knew were improper, none took steps to challenge them until the Spring of 2002.

B.	Releases of Accruals to Reduce Line Costs

In 1999 and 2000, WorldCom reduced its reported line costs by approximately $3.3 billion by improperly releasing “accruals” (and by one other improper adjustment that,

while not an accrual release, had similar effects). These accruals were amounts that had been reserved in recognition of WorldCom’s obligation to pay anticipated bills. In effect, it took amounts that had been set aside on its financial statements to cover future payments and—without regard to whether they needed to remain set aside—released them to offset the line costs that were actually incurred during those quarters. The result was to make line costs appear smaller (and pre-tax income larger) than they actually were in those periods. This Section discusses these accrual releases. The following chart identifies the reporting lines of the individuals who were principally involved:

Each month, WorldCom was required to estimate the cost associated with the use of non-WorldCom lines and other facilities. Although the relevant bills might not be received or paid for several months, WorldCom was required to recognize the estimated cost immediately, treating it as an expense for financial statement purposes. But since it was not paying the bills yet, it would set up a liability account known as an accrual on its balance sheet, reflecting an estimate of amounts that had not yet been paid. As the bills arrived from the outside parties, sometimes many months later, WorldCom would pay them and reduce the previously-established accruals accordingly. This was proper accounting procedure.

Since accruals are based on estimates, they may require later adjustment. Line cost accrual estimates are very difficult to make with precision, especially for international service. For example, expenses for the use of lines, particularly those provided by foreign telecommunications companies, sometimes have to be estimated before the company establishes (or the relevant government agency sets) the per-minute rate for the use of those lines. Because accruals are estimates, a company must re-evaluate them periodically to see if they are at appropriate levels. If payments are running higher than the estimated amounts, the accruals should be increased. If they are lower, the accruals should be decreased. WorldCom routinely adjusted its accruals as it learned more about applicable charges it could expect. This, too, was as required by applicable accounting rules.

If an accrual is decreased (or released) because charges from service providers are lower than estimated, then the amount of the release is set off against reported line costs in the period when the release occurs. Thus, if an accrual of $100 million is established in the first quarter and $8 million of that amount is deemed excess, or is no longer needed, in the second quarter, then

$8 million should be released in that second quarter, thereby reducing reported line costs by $8 million and increasing pre-tax income by $8 million for that quarter.

WorldCom manipulated the process of adjusting accruals in three ways. First, in some cases accruals were released without any apparent analysis of whether the Company actually had excess accruals in its accounts. Thus, reported line costs were reduced (and pre-tax income increased) without any proper basis. Second, even when WorldCom had excess accruals, the Company often did not release them in the period in which they were identified. Instead, certain line cost accruals were kept as rainy day funds and released to improve reported results when managers felt they were needed. Third, WorldCom reduced reported line costs by releasing accruals that had been established for other purposes—in violation of the accounting principle that reserves created for one expense type cannot be used to offset another expense.

We have identified inappropriate accrual releases and one other improper adjustment with similar effects that served to reduce line costs (and increase reported pre-tax income) in the quarters shown below, for a total of approximately $3.3 billion over a two-year period.

Reductions to Line Costs from Accrual Releases

(millions of dollars)

Line Costs	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	TOTAL
Domestic	40	100	90	89	305	828	477	1,929
International	—	31	239	370	374	—	170	1,184
UK	—	—	—	34	—	—	—	34
Other	—	—	—	—	—	—	150	150

Total	40	131	329	493	679	828	797	3,297

The following chart shows the impact that these improper adjustments had on reported line costs during this period.

The improper releases of accruals had several features in common. They were directed by senior members of the corporate finance organization in Clinton, including Sullivan, Myers, and Yates. They did not occur in the normal course of day-to-day operations, but instead in the weeks following the end of the quarter in question. The timing and amounts of the releases were not supported by contemporaneous analysis or documentation. Most significantly, WorldCom employees involved in the releases generally understood at the time that they were improper. Some even raised concerns at the time of the releases.

For purposes of telling the story, we have divided the improper accrual releases into releases that reduced (1) international line costs, (2) line costs in the United Kingdom, and (3) domestic line costs.

1.	International Line Cost Accrual Releases

From the third quarter of 1999 through the fourth quarter of 2000, WorldCom improperly released $1.184 billion of accruals for international line costs—that is, costs associated with transmission of voice and data between the United States and foreign countries. Without conducting a full analysis of all international line cost activity, we cannot say with certainty whether the initial accrual amounts were proper, or what the accrual estimates should have been at the time if a proper process had been followed—and, thus, whether the accruals would have been increased, decreased, or left unchanged absent the intervention of senior corporate financial management. Nevertheless, we can conclude that the process resulting in the releases was not defensible: the releases were not supported by a contemporaneous analysis; they were unilaterally ordered by corporate financial officers under suspicious circumstances; and the employees managing the international line cost accounts believed that the affected accounts were left under-accrued by substantial amounts.

These improper releases of accruals had the effect of reducing the line costs reported on WorldCom’s income statements. International line costs ran approximately $3 billion to $5 billion per year from 1999 to 2001.

Broken down by quarter, the releases occurred as follows:

Reductions to International Line Costs from Accrual Releases

(millions of dollars)

2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	TOTAL
—	31	239	370	374	—	170	1,184

The discussion that follows describes the process by which international line cost accruals were released in each of those quarters.

a.	Third Quarter 1999

The earliest corporate-directed release of an international line cost accrual that we identified occurred for the third quarter of 1999. The Director of International Settlements, Robert Scesa, had the responsibility for processing bills from foreign telecommunications companies for use of their lines. In mid-October 1999 (after the end of the quarter), Ronald Lomenzo, Scesa’s superior who oversaw accounting for international line costs, told Scesa that Lomenzo was looking for $27 million of accruals that could be released. Scesa believed that he had excess accruals of approximately $27 million as a result of rate changes in India and Mexico. He therefore released these accruals (although WorldCom documents indicate that the amount released was $31 million, not $27 million as he recalled). The accrual release had the effect of reducing reported line costs by an equivalent amount.

Even assuming this release of $31 million was justifiable—and the circumstances surrounding its creation are cause for suspicion—its timing is questionable. GAAP requires excess accruals to be released as soon as they are identified. That is, excess accruals should be released when it is probable that the accruals will not be needed to pay the expenses for which they were established; they should not be carried on the books for later use. For the release in the third quarter of 1999, we have not seen sufficient documentation to demonstrate that the $31 million was first reasonably identified as an excess accrual in the quarter in which it was released.

b.	Fourth Quarter 1999

There is evidence that, after the end of the fourth quarter of 1999, Myers told Lomenzo that margins on international service were unacceptable, and that international line costs needed to be lowered. Myers told Lomenzo to make an adjustment releasing approximately $300 million from the accruals. When Lomenzo asked to see the margin analysis that supported Myers’ assertion, Myers said that he would get the data to Lomenzo later, but that because earnings were being released the following day the adjustment needed to be booked immediately. Lomenzo told Scesa to release the accruals as instructed by Myers. Two adjustments were made, one for $60 million and a second for $239 million.

Scesa believed that the $60 million release was supportable based on a retroactive rate reduction by foreign service providers. We have located a spreadsheet attached to a January 2000 e-mail that appears to reflect an analysis of over-accruals produced by rate adjustments in India and Mexico. The spreadsheet indicates that the rate adjustments had caused an over-accrual of just over $60 million. The entry that booked the accrual release in the general ledger, which Scesa approved, also attributes the $60 million adjustment to an “Accounting Rate Reduction.”

The contents of e-mails written at the time between members of the international line cost group about the $60 million journal entry and the over-accrual analysis, however, raise some questions about the propriety of the entry. First, a manager in Scesa’s group, Deborah Sigman, said that “the Accounting Rate Adjustments should be classified as Management Adjustments,” the latter term being used in the group for out-of-period adjustments, and often applied to entries requested by Myers and by General Accounting. Second, Scesa responded to her message by telling several employees in the group that “[t]hese documents are sensitive and confidential and should not be distributed outside of the department without advising [her] or myself first.” Timothy Schneberger, the Director of International Fixed Costs and one of the recipients, then replied: “Opps! [sic] I sent it to AA [Arthur Andersen]. IT’S A JOKE. Fully agree with your concerns.” Scesa then responded: “Smart ass. Just trying to be dramatic and liven things up a bit.” Scesa told us that he viewed the e-mails as tongue-in-cheek. He indicated that the concern was not with this entry, for which he believed he had support, but instead with the other part of the release in the fourth quarter of 1999 requested by Myers, described below. On balance, our accounting advisors believe there is adequate support for this entry.

Although Scesa had no specific support for the larger piece of the line cost accrual release made in the fourth quarter of 1999—the $239 million entry—he believed it was justifiable because he understood that WorldCom had inherited very substantial excess accruals in the merger with MCI (in the neighborhood of $300 million). The $239 million release was entered in WorldCom’s general ledger by Daniel Renfroe, a Manager in General Accounting. The only support recorded for the entry was “$239,000,000,” written on a Post-it Note and attached to a printout of the entry.

Lomenzo was not aware of support for the entry, but he had confidence in Scesa’s analysis of available reserves. In the absence of a management request for the release, we were told, the $300 million excess accrual inherited from MCI, if it existed, probably would have been left to be used on a rainy day. Charles Bernacchio, a Director of International Voice Services and another of Lomenzo’s subordinates, asked Lomenzo at the time why the adjustment had been made. Lomenzo said he did not know. When this director commented on the large value of the adjustment, Lomenzo responded, “That’s just David [Myers],” and indicated that the accrual release was appropriate. Thus, at the time of the release, the people responsible for international line costs believed that the entries were justified, although the timing of the release was communicated by Myers.

We have been unable to find adequate support for the proposition that there was an excess line cost accrual of approximately $300 million that resulted from the MCI merger.17 Even if there had been an excess line cost accrual, there appears to be no accounting basis for releasing the accrual and improving reported income in the fourth quarter of 1999 as WorldCom did. The WorldCom personnel we interviewed were unable to identify any event that occurred in the fourth quarter of 1999 that gave rise to an over-accrual. Instead, they described an “understanding” that such over-accruals dated back to WorldCom’s merger with MCI. If that understanding was correct, any over-accrual reversals that were necessary should have been recorded prior to the fourth quarter of 1999 and, in fact, may have been required by purchase accounting rules to have been reflected as reductions in goodwill, which would not have reduced line costs.

[17]	During the early stages of the Company’s restatement process in July 2002, WorldCom preliminarily concluded that the international line costs accrual release in the fourth quarter of 1999 was proper: “Per discussions with Ron Lomenzo, . . .
[b]ased on excess reserves that were brought over from the MCI merger (approximately $333 million), the Company determined in December 1999 (after the one-year purchase accounting window) that the $299,130,000 accrual was no longer needed and reversed the entry.”

c.	First Quarter 2000

We were told that Myers asked Lomenzo and Schneberger to release $370 million of line cost accruals for the first quarter of 2000. Myers gave this instruction after the end of the quarter. Lomenzo responded that he needed to talk to Sullivan. He then called Sullivan and left a voicemail message questioning the directive from Myers; in response, Sullivan left a message (which Lomenzo partially transcribed) stating that the “International Line Cost” numbers are “absolutely killing us” and that Sullivan supported the accrual release to reduce international line costs. Sullivan also said that WorldCom was over-accrued on a company-wide basis and that General Accounting had a model that supported the $370 million release.

Schneberger told us that he was approached by Myers and Yates, who told him “here’s your number” and asked him to book the $370 million adjustment. As Schneberger reported the conversation to us, Yates told Schneberger to make the adjustment (either on this occasion or a later one) because the request was “by the Lord Emperor, God Himself, Scott [Sullivan].” He refused to make the entry—indeed, he refused to provide Yates and Myers with the account number to enable them to make the entry—and told Lomenzo about the request.

The $370 million release was entered into WorldCom’s general ledger on April 21, 2000, by Renfroe, the same Manager in General Accounting who had entered the previous quarter’s adjustment. Renfroe did not receive support for this entry. We were told that General Accounting made the entry only after Betty Vinson, the Director of Management Reporting in General Accounting and Renfroe’s supervisor, went to a low-level analyst in Schneberger’s International Fixed Costs group and obtained the account number. Vinson told the analyst that she had talked to Schneberger and then asked the analyst for the account number. Another analyst in the international line cost group noticed on April 24, 2000, that an entry for $369,985,000 was booked with an explanation of “Accounting Rate Reduction” by Renfroe.

We have found no support for this entry. All three of the employees with responsibility for international line costs whom we interviewed about this entry—Lomenzo, Scesa and Schneberger—believed at the time that the accrual release in the first quarter of 2000 was inappropriate. Scesa believed that the $370 million adjustment lacked even an arguable basis. He told Lomenzo that his accounts no longer had excess accruals, so the effect of the release would be to leave the international settlement accounts without a sufficient balance to reflect WorldCom’s liability for costs it already had incurred. In July 2002, Scesa reviewed the accruals he managed and concluded that the international voice settlement accounts were under-accrued by approximately $383 million as of March 31, 2000, because of the corporate-directed accrual releases.

Although Sullivan had asserted to Lomenzo that he had a model showing that the Company remained properly accrued on a company-wide basis, Lomenzo and his group were never given that model and we have not identified any such analysis in this investigation. In an April 30, 2000, e-mail to Sullivan and Myers, Lomenzo said “I don’t understand at all the size of the adjustments in 1q00 or for that matter [in] 4q99.” In Lomenzo’s view, there had been a relatively small decrease in international margins caused by “operational and business reasons which are partly outside of Finance control,” and this small decrease did not suggest that there were problems with line cost accruals that warranted the drastic actions taken by Sullivan and Myers.

d.	Second Quarter 2000

WorldCom released an additional $374 million from international line cost accruals in the second quarter of 2000.18 Myers did not approach Lomenzo directly regarding this release. Instead, someone from General Accounting—Lomenzo did not recall who—told Lomenzo that he needed to release another $370 million from line cost accruals. Lomenzo was given no support for the requested adjustment. Myers and Yates also approached Schneberger and told him the amount of accruals that they wanted released from international line cost accruals. General Accounting ultimately booked the entry releasing $374 million after Schneberger refused to provide assistance.

This release left Lomenzo and the managers working for him with the unhappy task of allocating the release—and the resulting shortfall—among accrual accounts they managed. In an e-mail attaching “a before and after view of the balance sheet considering the adjustment,” an analyst involved in the process described “the agreement reached . . . to allocate the adjustment $210 to fixed and $164 to voice, for a total of $374.” He then explained: “When drafting the entry, the [accounting system] pull looked like it was incorrect for fixed costs, then my computer crashed. To make a long story short, I simply changed the split to get accounting an entry before days end. The split reflected in the attached is $190 to fixed and $184 to voice. . . . . We can simply move the $20 million from voice to fixed this month.” We have not found any support for these allocation decisions.

[18]	Of that amount, $190 million was released from international fixed cost accounts and $184 million from international settlement accounts. In fact, General Accounting had added $300 million to an international settlement accrual account, called Switch Voice Payable, during the second quarter of 2000. It released $184 million in June 2000, and then released the $300 million again in July after the second quarter close. We do not know why the $300 million was added to and then removed from the account. One possible inference is that it was an effort to smooth reported earnings.

By the second quarter of 2000, the corporate-directed accrual releases were widely known within the international line cost group and were a source of growing concern. The group even tracked the “Management Adjustments” in an internal report. At least two of the senior employees also raised the issue with Lomenzo, who agreed with their concerns. Lomenzo believed that the first and second quarter releases had left international line costs under-accrued by a total of approximately $740 million—and he considered discussing the matter with Sullivan. He did not do so because he had already raised questions about prior quarter adjustments in voicemails and e-mails to Sullivan, and Sullivan always replied that regardless of the international line cost accrual balance, on a company-wide basis WorldCom had sufficient accruals.

Following the public disclosure of WorldCom’s accounting irregularities, Lomenzo wrote a memorandum to Beaumont and John Sidgmore, then Chief Executive Officer, dated June 27, 2002. In the memorandum, Lomenzo said that WorldCom’s General Accounting group had asked him to reverse approximately $1 billion from the international balance sheet, and he explained that it was his “understanding at the time that the total firm consolidated balance sheets were overstated.” He also said that “[a]fter $633 million was reversed in total during the periods 4Q99 and 1Q00 I recall objecting to Scott Sullivan and/or David Myers of any further reduction to liability accounts under my responsibility. . . . However $374 million was additionally reversed in 2Q00. These adjustment entries subsequently ceased.” In fact, however, the adjustments only stopped for one quarter; in the fourth quarter of 2000, another release occurred, apparently without Lomenzo’s knowledge.

e.	Fourth Quarter 2000

In the fourth quarter of 2000, General Accounting released another $170 million from international fixed cost accruals. It does not appear that Myers or Yates asked for assistance from Lomenzo or from any of Lomenzo’s direct subordinates. Instead, General Accounting appears to have booked the adjustment itself without informing anyone in the international line cost group about it. Some employees in the international line cost group thought that the accrual releases stopped after the second quarter of 2000, while others thought they learned about the fourth quarter 2000 release shortly after it occurred.

We have found no support for the fourth quarter 2000 accrual release. Moreover, an accrual analysis provided during the investigation shows that the international fixed cost accrual was under-accrued even before the $170 million release. As a result, we have concluded that the entire release in the fourth quarter of 2000 was improper.

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Beginning in July 2001, apparently as a result of a conversation between Sullivan and Lomenzo in which Lomenzo expressed concern about international line cost under-accruals, Sullivan approved small increases to international line cost accruals in the amount of $4 million per month. These entries (which are not reflected in the charts earlier in this Section) were booked each month from July 2001 through May 2002. The goal apparently was to rebuild (very slowly) the accruals that had been improperly reduced at the request of corporate senior financial management. We have seen no evidence that the $4 million amount was based on any analysis or in any way complies with GAAP.

2.	Line Cost Accrual Release in the United Kingdom

The General Accounting group released an accrual in April 2000, apparently without a legitimate basis, which had the effect of reducing line costs of a WorldCom unit headquartered in England by $33.6 million. Although comparatively small in dollar terms, this release was particularly significant because, unlike many of the entries in U.S. accounts, this adjustment prompted questions, and then resistance—including a report to Andersen personnel—by a manager in England. There is evidence that Ebbers was aware of the release and its effect on the unit’s margins.

In April 2000, the General Accounting group in the United States released $33.6 million from an accrued network expense liability account. The effect of this accrual release was to reduce the reported line costs for WorldCom’s subsidiary for Europe, Middle East, and Africa (“EMEA”) by $33.6 million. The release was apparently requested by Yates after EMEA had closed its books for the first quarter and reported results to corporate headquarters in the United States.

Although the release was recorded in the United States, it affected accounts for which EMEA’s Director of International Finance and Control, Steven Brabbs, was responsible. Brabbs received an e-mail from a Manager of International Accounting in Clinton on April 25, 2000, attaching the journal entry “posted to reduce line cost in the UK by $33.6M” and reporting that she had “posted this afternoon upon Buddy [Yates]’s instructions.” The entry itself has the description “Line Cost Adjustment” and the heading “March Top Level Adjustment.” Brabbs was not aware of any support for the release.

Brabbs made repeated inquiries about the adjustment to WorldCom personnel in the United States. Myers and Yates informed him that the release was directed by Sullivan, but they refused to provide additional details, and Brabbs never received what he considered to be a satisfactory explanation for the release. According to Brabbs, the line cost adjustment moved the international results significantly closer to their budgeted margins. Brabbs believed that the adjustment reflected pressure by management in the United States to meet its numbers, but he did not know whether the entry was fraudulent. Based on what he knew, Brabbs considered the entry to be inappropriate for WorldCom U.K. statutory financial reporting purposes. However, he said that he felt at the time that the adjustment to his line costs could have been legitimate, assuming his colleagues in the United States had a basis for the accrual release. For example, he considered it possible that WorldCom in the United States could have recorded some type of offsetting entry. In fact, no such offsetting entry existed on WorldCom’s books.

A second request from senior corporate financial management during the second quarter of 2000 prompted additional questions and resistance by Brabbs. Myers or Yates requested that Brabbs shift the $33.6 million accrual release from accounts in the United States to EMEA’s statutory books in the U.K. Lacking support for such an entry, Brabbs refused to make it. Brabbs later wrote: “However, pressure was exerted and we were instructed to make the entry (this pressure we understood was from Scott [Sullivan]’s office specifically).” Brabbs again refused to make an accounting entry in WorldCom’s U.K. statutory books. He did, however, reflect it for reference in the internal management reporting system in an account that was not connected to any legal entity.

Brabbs included the $33.6 million line cost adjustment in a presentation he gave to Ebbers and others in May 2000. At that time, Ebbers, Sullivan, and Beaumont visited the U.K.

facility to conduct a review of EMEA operations. Brabbs gave a presentation on financial results to the visiting Americans and to senior management in the U.K. The existence of the $33.6 million line cost adjustment was known in the EMEA finance organization. On the first slide, titled “May YTD P&L Summary,” Brabbs included a footnote to emphasize that “Actuals include N/W [network] cost adjustment of ($33.6m) booked in the US.” Ebbers asked during the presentation what the note referred to. Sullivan said that the adjustment was a result of a review of the accruals. Ebbers did not respond. Brabbs could not tell from his reaction whether Ebbers had been aware of this adjustment or any others like it. The presentation made clear, however, that the adjustment was significant—and in fact had allowed EMEA to make its budgeted gross margin for the quarter. Brabbs detailed the gap between the “run rate” gross margin for 1Q00 (22.7%) and the “reported” margin (28.5%), which was the gross margin that had been budgeted. It identified the “Mgmt Adj,” or management adjustment, in a bar graph as one of the reasons for the difference.

Brabbs continued to question the appropriateness of the $33.6 million adjustment for much of the remainder of 2000. He brought the entry to the attention of Andersen in the U.K. As we discuss in Section VII, this angered Myers and Yates. Brabbs also continued to try to get the entry reversed internally. In an e-mail dated October 31, 2000, Brabbs wrote to Myers and copied Yates: “An entry was posted into [WorldCom’s accounting system] (at Scott’s request I believe) in Q1 international results which credited line costs by $33.6m. As you know, we are unable to substantiate this entry, and from an audit perspective need to clarify how we will treat this in the statutory financial statements at year end. At present, the entry sits in [a management reporting part of the accounting system] but does not roll up to a true legal entity.” Brabbs identified two options: either support the entry or reverse it from the international books. He emphasized “I am keen to ensure we are doing this with full visibility of all concerned.”

This message prompted a response from Yates to Myers: “have him deal with this in the U.K. . . . . I can’t see how we can cover our own ass, much less his big limey behind.”

3.	Accrual Releases to Offset Domestic Line Costs

From the second quarter of 1999 through the fourth quarter of 2000, WorldCom improperly released $1.9 billion of accruals to reduce domestic line costs. As with the international line cost releases, the requests for these releases were transmitted by Myers and Yates. There were, however, some key differences. First, the improper releases ran into a separate improper, but partially offsetting, effort by domestic line cost managers to hoard excess reserves for later use in smoothing line cost results to meet their performance goals. Second, apparently (at least in part) because of resistance from the domestic line cost managers, corporate financial officers did not rely only on releases of accruals set up to cover domestic line cost liabilities to reduce those costs. They also directed changes to accounting policies and released accruals established for non-line cost purposes, both in improper ways.

The improper accrual releases had the intended effect of reducing domestic line costs. Broken down by quarter, they occurred as follows:

Reductions to Domestic Line Costs from Accrual Releases

(millions of dollars)

2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	TOTAL
40	100	90	89	305	828	477	1,929

In this Section, we describe the approach the group in charge of managing domestic line costs took to accruals. We then explain how senior corporate financial management—Myers and Yates under instructions from Sullivan—used other accounting techniques to reduce reported line costs.

a.	Background: Planned Use of Excess Accruals

The Domestic Telco Accounting group, based in Ashburn, Virginia, was primarily responsible for the line cost estimate and accrual work for WorldCom services in the United States. When the group believed it had excess accruals it did not release them immediately, as accounting rules require. Instead, its practice was to plan for and manage the release of those reserves in a regular manner over time to smooth results and avoid sharp spikes in reported line costs. WorldCom’s monthly and quarterly reported domestic line costs, therefore, were partly a function of decisions about what quantities to release and when, in order to smooth WorldCom’s costs over time.

This practice was a continuation of that group’s practice at MCI prior to its merger with WorldCom. The managers involved— unlike most of those described in this Report—were legacy MCI employees, and had similar responsibilities at MCI prior to the merger. They viewed their approach as “conservative” in that they believed that they were avoiding reporting sharp fluctuations in line costs that would result from immediate releases of accruals. Indeed, in our interviews, the members of the Domestic Telco Accounting group did not believe that their handling of excess accruals was wrong. When the two companies merged, the legacy MCI managers assumed responsibility for domestic line cost accruals. Their practice of releasing excess accruals over time, and planning for such releases in their forecasts, was more restrained and methodical than senior financial management’s practice of releasing amounts without any support or analysis. They soon became aware of the conflicting cultures on this issue, as they encountered Sullivan, Myers and Yates eyeing their accruals shortly after the merger.

Beginning in early 1999, the Director of Domestic Telco Accounting, Charles Wasserott, prepared a quarterly “Domestic Balance Sheet Review” report that listed existing, required, and “available” accruals. He and his supervisor, Jay Slocum, Vice President of Domestic Telco Accounting, presented this report each quarter to Sullivan and Myers in order to show them the accruals that were available for release. The report prepared for the fourth quarter of 1999, for example, states that of the $806 million in domestic line cost accruals, $670 were “[r]equired” and $136 were “[a]vailable.” The report also states that, in comparison to the previous quarter, “the total balance has decreased by $129M” and that this “change is driven by [the] release of excess [accruals]” in the previous quarter.

Domestic Telco Accounting believed that the large corporate-directed accrual releases in 1999 and 2000 still left the group with sufficient accruals to cover its liabilities, so the group was not bothered by the releases for that reason. Instead, Wasserott was upset that Sullivan, Myers, and Yates appeared interested in releasing accruals (and thus improving reported domestic line costs) as quickly as possible, which he viewed as an obstacle to the Domestic Telco Accounting group’s long-term planning efforts. As explained below, the pressure exerted by Sullivan, Myers, and Yates to improve reported line costs in the short term did indeed hinder the Domestic Telco Accounting group’s efforts to maintain excess accruals—and, therefore, manage reported costs—over a longer period of time.

b.	Accrual Releases Directed by Corporate

WorldCom used three techniques to reduce domestic line costs in 1999 and 2000: (1) releasing accruals previously established to cover anticipated domestic line cost liabilities, (2) changing accounting policies to generate excess accruals, and (3) releasing accruals established for other purposes to offset line costs. We believe that adjustments in all three categories were improper.

Releases of Domestic Line Cost Accruals. Beginning with the second quarter of 1999, Myers and Yates repeatedly instructed the Domestic Telco Accounting group to release domestic line cost accruals without any underlying analysis to support the releases. Wasserott tried to counsel Myers and Yates that their accelerated accrual releases were disrupting line cost planning efforts and that accruals would soon run out, leaving WorldCom without any cushion and thus without any ability to manage line costs by making future accrual releases. We have seen no analysis or support indicating that the accruals were properly released in the respective quarters.

Three adjustments have stories illustrative of the pressure that senior corporate financial management brought to bear in connection with these accrual releases.

In the fourth quarter of 1999, Sullivan asked Wasserott to maintain the same level of domestic line costs that WorldCom had reported in the previous quarter—a request that Wasserott believed required him to release accruals.19 Approximately $80 million in accruals were released to accomplish this goal. However, in January 2000, Yates called Wasserott and

[19]	Senior corporate financial management directed releases of domestic line cost accruals in other quarters as well: $40 million in 2Q99, $100 million in 3Q99, and $14 million in 1Q00.

asked him to release an additional $60 million in accruals. On January 18, 2000, Wasserott sent an e-mail to his supervisor saying, “ Buddy [Yates] called this PM looking for another 60M. I told him that was a tall order and that he should look elsewhere before coming back to us. . . . . I only offered another 10M if he needs it.” Wasserott later wrote: “Buddy Yates called back this evening and asked to take the $10M. I told him we would make the entries tomorrow. Maybe we got off easy.” In addition to being concerned that fulfilling Yates’ $60 million request would have left WorldCom in an under-accrued position—that is, without sufficient accruals to pay anticipated bills for which costs had been incurred—Wasserott also was concerned that a $60 million release, together with the other accruals released that quarter, might have constituted a “material” amount that would have required a separate disclosure and explanation in WorldCom’s public filings.

The second example occurred in the second quarter of 2000, when Myers requested that UUNET—which was at that time a largely autonomous WorldCom subsidiary—release $50 million in line cost accruals. This request triggered a substantial dispute between Myers and UUNET’s acting Chief Financial Officer, David Schneeman. Schneeman asked that Myers explain the reasoning for the requested release, but Myers responded, “no, you need to book the entry.” Schneeman refused, but Myers persisted, telling him in another e-mail “I guess the only way I am going to get this booked is to fly to DC and book it myself. Book it right now, I can’t wait another minute.” Schneeman still refused. Ultimately Betty Vinson in General Accounting fulfilled Myers’ request by making an on-top corporate-level entry releasing $50 million in UUNET accruals to reduce WorldCom line costs.

The third example was not an accrual release, but the adjustment had a similar effect. In early 2001, Sullivan told General Accounting to reduce the Wireless division’s line costs by transferring $150 million from a prepaid expense asset account in the fourth quarter of 2000 despite the repeated objections of Dolores DiCicco, Vice President of Wireless Finance. When Yates or Vinson called DiCicco with the request to reduce her line costs, she was surprised because there was no support for the entry. Accordingly, she refused. Although Yates and Vinson made several follow-up calls asking her to make the entry under Sullivan’s instructions, DiCicco still refused. Later, Sullivan told DiCicco that she should make the entry because she would eventually find $150 million in savings from disputed billings to WorldCom, but she argued back that she would not book the entry until she found the savings. When Sullivan insisted, DiCicco declined yet again and instructed her accounting team not to accept any orders to book the entry.

Nevertheless, Renfroe, a Manager in General Accounting, made the entry, and the Wireless division’s line cost expenses were reduced by $150 million. Renfroe told us that he did not recall the entry, any conversations about it, or who directed it to be made. It was not unusual for Renfroe to receive requests to make large, round-dollar entries, and this request did not trigger any concerns. John Stupka, the President of Wireless Solutions, learned about the entry during the summer of 2001, and either Myers or Yates told him that it was an adjustment made at Sullivan’s direction.

In August 2001, an employee in Wireless Accounting attempted to find out whether the entry had any impact on one of the Company’s state tax returns. Renfroe forwarded the Wireless Accounting employee’s e-mail request to Vinson, who forwarded it to Yates. Yates wrote to Nagel, the General Tax Counsel, that “the entry [the Wireless Accounting employee] asks about is one of the ‘I’ ll need to kill him if I tell him.’ Will you handle from your end?” Nagel then forwarded Yates’ request to one of his direct reports with the following instruction:

DO NOT FORWARD/SHARE. PLEASE CALL [THE WIRELESS ACCOUNTING EMPLOYEE] & HANDLE IT. TELL HIM WE ARE FAMILIAR WITH THE ENTRY AND TO LEAVE IT ALONE. THANKS.

Nagel told us that the “I’ ll need to kill him if I tell him” line was a long-standing joke from a spy movie. Despite the fact that Nagel told his subordinate to tell the Wireless Accounting employee that they were “familiar with the entry,” Nagel said that he was not actually familiar with it.

Changes to Accounting Policy. At the suggestion of Wasserott and with the approval at least of Myers, the Domestic Telco Accounting group changed an accounting policy in the first quarter of 2000 in order to support an additional accrual release. The policy change concerned the treatment of “underbillings,” which occurred when WorldCom received a bill from an outside service provider that was smaller than WorldCom had estimated. WorldCom had previously established accruals based on its estimate, which turned out to be too high. WorldCom’s policy on underbillings was that accruals should not be released until twenty-four months had passed from the date the other service provider’s line had been used—thus guarding against the possibility that the provider would subsequently correct its bill (known as backbilling). This policy was referred to as a 24-month “backbilling window.” The Domestic Telco Accounting group viewed this relatively long backbilling window as particularly appropriate in 1998 and 1999, the period of the MCI merger with WorldCom, when there was some confusion about the amount of accruals necessary to cover incoming bills for the merged entity. With Myers’ consent, the group shortened the backbilling window from 24 months to 12 months for the first quarter of 2000. Andersen was alerted to the policy change. The change in estimate was not disclosed in the Company’s financial statements. Andersen concluded that disclosure of the backbilling change was not necessary because it was not material. As best we can determine, this change in accounting methodology resulted from Corporate pressure to release more accruals.

This policy change meant that WorldCom could release a portion of its accruals—those that had “aged” at least 12 months but less than the 24 months required under the previous policy. We have been unable to determine with certainty the amount of accruals released as a result of this change. A manager in the Domestic Telco group prepared a spreadsheet for this investigation showing $85.5 million of “[e]xcess” accruals for both the first and second quarter of 2000. In an interview, that same manager told us that WorldCom released approximately $80 million in the first quarter of 2000 and approximately $60 million in the second quarter of 2000 because of the change to the backbilling window. Andersen documents indicate that the resulting release was $59 million in the first quarter and $77 million in the second quarter. Slocum and Wasserott told us that the policy change resulted in the release of $150 million in the first and second quarters combined. Wasserott, in an e-mail, stated that “[w]e have identified $200M towards the requested $300M target. Of this amount, $150M will be a direct write down of aged accruals beyond 12 months. We are planning on releasing $120M in 1H00 [sic] and $30M in 2H00 spread evenly.” Given this uncertainty, the charts in this Section do not include amounts for accrual releases for 1Q00 and 2Q00 that resulted from the change in the backbilling window.

Myers resumed his requests to the Domestic Telco Accounting group for accrual releases in the fourth quarter of 2000. When the group determined that excess accruals were low, it shortened the backbilling window policy for a second time—from 12 months to 90 days. This change resulted in the availability of excess accruals of approximately $70 million, which were released in the fourth quarter of 2000. The Domestic Telco Accounting group again alerted

Andersen to the change. There were differing views within the Domestic Telco Accounting group as to the appropriateness of a 90-day backbilling window. While some disagreed with the change, others thought it was sufficient in light of the fact that WorldCom had unwritten “gentlemen’s agreements” with most of its vendors—which mirrored established industry practices—that the vendors would not bill WorldCom more than 90 days after WorldCom incurred costs from using the vendors’ lines.

Releases of Other Accruals. In 2000, senior members of WorldCom’s corporate finance organization directed a number of substantial releases from accruals established for other purposes in order to offset domestic line costs. GAAP does not permit the use of accruals established through charges for one type of expense to be used to offset another expense. Accordingly, the use of accruals established in other areas to reduce reported line costs was not appropriate.

In the first quarter of 2000, Myers requested a release of $75 million from accruals set aside to pay the Universal Service Fee (“USF” ), a federal tax levied on telecommunications companies that WorldCom included in its calculation of line costs. The amount of this release—which was approximately an entire month’s worth of USF accruals—concerned the Domestic Telco Accounting group. The group, however, did not control the USF account and did not question Myers’ release.

In the second quarter of 2000, Myers asked Wasserott to release another $255 million in domestic line cost accruals and to use that amount to reduce domestic line costs. Wasserott did not agree to release such a large amount. WorldCom documents indicate that the entire

$255 million used to reduce line cost expenses came instead from a release of a Mass Markets accrual for SG&A expenses.

The largest of the releases of accruals from other areas to reduce line costs occurred following the close of the third quarter of 2000. General Accounting, under instructions conveyed by Myers, released accruals to reduce domestic line cost expenses by $828 million through a complex series of entries.20 Most of this amount came from accruals established for other purposes; such transfers are forbidden by the accounting rules. In addition, regardless of the use to which they were put, the component releases lacked justification:

•	$281 million was released from a tax accrual and released against line costs. This entry was not discovered by the Tax group until late 2000, when the Director of Income Taxes and one of his associates reviewed their account reconciliations for the year. After several inquiries, the Tax group learned in January 2001 that the tax accrual release had been directed by General Accounting to offset line cost expenses. A review of documents and interviews with Tax group employees has not produced any justification for the release of this tax accrual, much less its use to offset line costs.

•	$29 million was released from a purchase accounting accrual related to consumption taxes without the knowledge of WorldCom’s Director of Consumption Tax. We have not seen any documentation showing $29 million as excess at the time it was released; in fact, other accruals were later moved to cover this $29 million release.

•	$127 million was moved from a bad debt allowance account. In the third quarter of 2000, the Company announced a large one-time charge of $685 million for bad debts principally related to payments owed by bankrupt Internet companies and regulatory charges related to reciprocal compensation. In this entry, General Accounting took $127 million of this $685 million charge and applied it to the line cost accrual that was later released against line cost expense. We saw no documentation to suggest that the entire $685 million was not needed for bad debts. Moreover, although the bad debt charge was disclosed in WorldCom’s public filings, the Company did not disclose that $127 million had been used to reduce reported line costs, nor could anyone reasonably infer that a provision to cover bad debts would somehow reduce WorldCom’s reported line costs.

[20]	In fact, General Accounting released too much of an accrual—$1.2 billion—and later recorded a complex transaction through “Other Assets” accounts to correct it.

•	Finally, a net $391 million was released from a Corporate line cost accrual account that was not maintained by groups that managed domestic and international line costs. The entry was booked in a portion of WorldCom’s general ledger known as “corporate consolidation” to which access was severely restricted. In our interviews, employees in the Domestic Telco Accounting group told us they did not have access to this set of accounts and were unaware of the entry at the time.

In the fourth quarter of 2000, WorldCom’s corporate finance organization released $407 million from the Tax group’s deferred federal income tax accrual account and applied it against line costs. Senior members of the Tax group did not learn of this release until early 2001, and were concerned at the time that they may have been under-accrued for income taxes.

*        *        *

Following the accrual release after the change in the backbilling window in the fourth quarter of 2000, the Domestic Telco Accounting group had no excess domestic line cost accruals. Nevertheless, either Myers or Yates subsequently asked Wasserott to release an additional $60 to $70 million worth of accruals. Wasserott refused because he believed such a release would leave domestic line cost accounts under-accrued. He raised the issue with Slocum, who agreed that there were no excess accruals to release. The two in turn escalated the issue both to Louis Prestwood, who was the Senior Vice President of Network Financial Management, and to Beaumont. Both Prestwood and Beaumont agreed that accruals should not be released if the release would leave the accounts under-accrued, and Prestwood relayed his views to Myers. It does not appear, however, that this episode led Beaumont or Prestwood to consider whether these demands for accrual releases constituted improper conduct that warranted further inquiry or more serious action.

After this episode, Myers and Yates did not ask the Domestic Telco Accounting group to release accruals. Accruals had already been reduced below the levels that those responsible for them thought were necessary. Resistance from Domestic Telco Accounting was growing, and there was an increasing risk that further releases might attract the attention of WorldCom’s auditors. The following quarter, as we discuss below, Sullivan, Myers, and General Accounting turned to an alternative method for reducing reported line costs: capitalization.

C.	Capitalization of Line Costs

From the first quarter of 2001 through the first quarter of 2002, WorldCom improperly capitalized approximately $3.5 billion of operating line costs in violation of well-established accounting standards and WorldCom’s own capitalization policy. Various employees indicated that Sullivan decided the amounts WorldCom would capitalize. The capitalization entries were made in large, round-dollar amounts after the close of the quarter and only a few days before the Company announced its earnings. The capitalization entries were supplemented by an additional $377 million in improper adjustments to reduce line costs during this period by a total of $3.883 billion, as follows:

Reductions to Line Costs by Capitalization and Other Adjustments

(millions of dollars)

	1Q01	2Q01	3Q01	4Q01	1Q02	Total
Capitalization	544	560	743	841	818	3,506
Other Adjustments	227	50	—	100	—	377
Total	771	610	743	941	818	3,883

By capitalizing line costs, WorldCom avoided recognizing standard operating expenses when they were incurred, and instead postponed them into the future. The line costs that WorldCom capitalized were ongoing, operating expenses that accounting rules required WorldCom to recognize immediately. We could not determine exactly which business segments’ line costs were improperly reduced because the line costs were removed from a “corporate consolidated profit center,” which is not reflected in the results of the business segments. As we explain below, however, it is clear that these were not the kinds of costs that could be capitalized properly.

Capitalizing line costs exaggerated WorldCom’s pre-tax income. Pre-tax income is calculated by subtracting period expenses from revenues, and is reflected on the Company’s income statement. Capital expenditures do not appear on the income statement and do not immediately reduce the Company’s pre-tax income. Instead, capital expenditures appear as assets on the Company’s balance sheet, and when put in service, are depreciated gradually over time. By capitalizing certain of its operating expenses, WorldCom improperly shifted these expenditures from its income statement to its balance sheet, increasing current income and postponing the time when these costs would offset revenue.

By reducing reported line costs, the capitalization entries also significantly improved WorldCom’s line cost E/R ratio. In its public filings, WorldCom consistently emphasized throughout 2001 that its line cost E/R ratio stayed the same—about 42%—quarter after quarter. Had it not capitalized line costs, WorldCom’s line cost E/R ratio would have been much higher, typically exceeding 50%.

This Section explains how the capitalization of line costs came about. The following chart identifies the reporting lines of the individuals principally involved.

1.	The Excess Capacity Problem

WorldCom employees told us that senior management expressed little real interest in controlling costs before 2000; they focused instead on building a network to take advantage of the perceived boom in the technology sector. The push for revenue encouraged managers to spend whatever was necessary to bring revenue in the door, even if it meant that the long-term costs of a project outweighed short-term gains. The engineers in charge of building the network were concerned about being caught short without enough capacity to handle prospective traffic the sales force might generate. As a result, WorldCom entered into long-term, fixed-rate leases for network capacity in order to meet the anticipated increase in customer demand. It also embarked on substantial projects, including investing in a consortium to build an expensive ocean cable designed to provide global telecommunications services.

However, customer traffic did not grow as expected and by mid-2000 WorldCom was having difficulty containing the costs of this rapid expansion. Punitive termination provisions forced the Company to continue to pay for long-term leases of network capacity that were substantially underutilized. At the same time, the telecommunications market became extremely competitive; new entrants and failing companies slashed their rates, forcing WorldCom to reduce the fees it charged.

The excess network capacity and revenue pressure combined to push WorldCom’s actual line cost E/R ratio up in late 2000 and early 2001. This development was viewed with alarm by senior management. Ebbers, Sullivan, and Beaumont put pressure on many groups responsible for WorldCom’s network, including the Network Financial Management group (which included the Domestic Telco Accounting group) and the Network Planning and Engineering group, to reduce line costs. One former executive in Network Financial Management described the pressure as unbearable—greater than he had ever experienced in his fourteen years with the Company. On November 1, 2000, the Company had lowered its earnings guidance for 2001. At the fourth quarter 2000 line cost meeting, Sullivan and Ebbers were highly agitated, according to one former employee. Sullivan reportedly told the attendees that line costs meetings were no longer going to focus on operations, but instead on significantly reducing line costs. Ebbers apparently gave an emotional speech about how he and other directors would lose everything if the Company did not improve its performance and focus on managing its expenditures.

In early 2001, Sullivan and Myers challenged senior line cost managers to produce a plan that would get the line cost E/R ratio back to the level it had been in the first quarter of 2000 (which was 41%). In March 2001, with Sullivan’s prior input and approval, Myers wrote to Tom Bosley, the Senior Vice President of U.S. Operations:

Scott [Sullivan] relayed a conversation you had with him at dinner when you[] volunteered to do whatever necessary to get Telco/Margins back in line. This was a dinner with Scott, Ron [Beaumont] a[n]d Bernie [Ebbers] prior to the announcement of our last quarter.

As you can see, margins have declined significantly and your immediate attention is appreciated. We need to address this during the quarter and not at the end of the quarter.

At a line cost meeting on March 20, Sullivan and Myers learned that the line cost E/R ratio had continued to increase despite their exhortations. A few days later, Sullivan wrote to Myers that the operating plan was “all about e/r and making sure the starting point is better than the fourth quarter on all counts other than depreciation and interest. . . . This needs to get done ASAP. The numbers and the process need to be pushed.”

Employees in the Domestic Telco Accounting group considered the task of reducing the line cost E/R ratio to publicly reported levels in 2000 to be impossible, because the 2000 results had been accomplished by releasing accruals that the group no longer had available. The Domestic Telco Accounting group calculated that, in order to reach the 41% line cost E/R ratio target, domestic line costs would have to be reduced by $1.5 billion and domestic Internet line costs by $700 million annually. Current and former employees assigned to create this plan told us that they viewed it as pure fantasy. Contemporaneous documents reflect that sentiment. Calling the plan “wildly optimistic,” Bosley told his team:

[A]s many of you know our line cost E/R is becoming a real problem for the company. In 2000, we had the luxury of releasing a substantial reserve which both helped the company and lowered the effective E/R for the line cost. It is very important that we find a way to deliver the same or better E/R in 2001. While I know this means a dramatic reduction in our real line cost, I am convinced we can find a way to do this.”

Beaumont wrote to Myers that returning to an early 2000 line cost E/R ratio was unlikely as “[t]he question get[s] down to one issue—last year we released a good deal of reserves that we don’t have this year to release. Are we asking . . . to get back to early 2000 E/R on an adjusted or non-adjusted basis?” Myers responded that Beaumont was “correct, there are no reserves to take” but they nevertheless needed “to create a plan which demonstrates ways to eliminate costs from our networks.” He emphasized that “[w]e need to get back to Q1 2000 after adjustments. Said differently, the target is externally reported e/r at Q1 2000.”

Before the close of the first quarter, the senior line cost managers worked with their teams to identify costly areas of excess capacity. They came up with several items under what they labeled the “Deferred Telco/Line Cost Analysis.” The total amount of “deferral opportunities” was about $971 million over all four quarters in 2001. Although several employees involved in collecting the information told us that they thought they were only identifying line costs that could be eliminated, others said they understood Sullivan and Myers wanted to identify the costs of excess capacity so that these expenses could be deferred into the future, when they would produce revenue. Employees considered many of the items to be aggressive opportunities that would have required the Company to incur such substantial penalties to break contracts and leases that any real savings were unlikely.

As the date for the Company to release earnings for the first quarter of 2001 approached, it became apparent that a plan to return to a 1Q00 line cost E/R ratio of 41% was not possible. In fact, at that point the projected line cost E/R ratio for the quarter was approximately 50%. On April 17, Bosley complained to other senior managers that “we have squeezed this as radically as possible. Looks like David [Myers] is still on the same kick regarding 1Q00. We cannot get there by only screwing down the operational plan.” On that same day, he informed Beaumont that his group had “turned over all the rocks” and “[w]e have not uncovered the solution that gets us to the 1Q2000 number David [Myers] is looking for.”

Although no solution could be found on April 17, one had miraculously appeared by the time WorldCom released its first quarter earnings only nine days later. On April 26, WorldCom announced its earnings and, reported a line cost E/R ratio of only 42%. It had achieved this result in substantial part by capitalizing $544.2 million in line costs.

2.	The Decision to Capitalize Line Costs

Before the first quarter of 2001, WorldCom had never capitalized its operating line cost expenses. Indeed, WorldCom’s internal accounting policy prohibited it. It appears that the first proposal for capitalizing such line costs came in July 2000 from Tony Minert, General Accounting’s Manager of Telco Reporting.

In early 1999, Myers and Yates recruited Minert to analyze line costs and keep track of any fluctuations. Minert conveyed his results in a monthly Line Cost to Revenue report that matched up revenues and line costs for the Company’s domestic and international operations in the U.S., foreign operating companies, Internet unit, and other businesses. Myers and Yates instructed Minert to isolate corporate adjustments, such as accrual releases, in a separate line item on the report so that the Company’s actual underlying operations—without corporate on-top improvements—could be analyzed and reviewed. About four months after Minert started the project, Myers asked Minert to restrict distribution of the report to Myers and Yates.

Concerned about the worsening line cost E/R ratio trend, Minert suggested capitalizing the excess capacity that continued to be very expensive but was producing no revenues. In a July 2000 e-mail to Myers and Yates, Minert wrote:

I have been making some phone calls trying to find out why our cost[s] are increasing this quarter and from what I am gathering it sounds like we are starting to get a network out there that has a lot of extra capacity. . . .

If we could somehow take that . . . underutilized network . . . into an[ ] inventory or prepaid account and only booked it as expense when we have the revenue to match it, then this might help with our e/r numbers. I would think that our cost would be at a 42% e/r. . . .

I am definitely going to go down this alley because this would help out our cause tremendously, and I have got to think that there is something we could do.

Although Minert was a CPA, Minert only floated the idea for senior management’s consideration and did not know whether it was supportable. He did not have any accounting support for capitalizing the excess capacity, nor did he do any research.

Myers and Yates considered Minert’s idea of capitalizing the network’s unused capacity and quickly rejected it as unsupportable under GAAP. After Minert raised the issue several more times in July, Yates wrote to Myers: “David, I might be narrow minded, but I can’t see a logical path for capitalizing excess capacity. Your thoughts?” Myers agreed. Yates informed Minert that his idea had no accounting support:

Tony, David [Myers] and I have reviewed and discussed your logic of capitalizing excess capacity and can find no support within the current accounting guidelines that would allow for this accounting treatment.

Following this e-mail from Yates, Minert did not participate in any further discussions about capitalizing line costs; as far as he knew, his suggestion was dismissed. Minert left the Company shortly thereafter.

Based on the evidence we have seen, it appears the decision to capitalize operating line costs in 2001 was made by Sullivan with the involvement, or at least cooperation, of Myers and Yates. Because we have been unable to talk to these three people, there are important questions we cannot answer—including how they settled on capitalization as the solution to the excess capacity problem and whether Ebbers was aware of the decision or its effect on WorldCom’s reported results. We are aware of several statements on this point made after the capitalization of line costs was discussed. WorldCom Director Max Bobbitt asked Sullivan on June 20, 2002, whether Ebbers had been aware of the capitalization of line costs. Sullivan said that Ebbers was aware—that he may not have known the exact amount, but would have known within $100 million of the actual amount. Bobbitt did not know the basis for Sullivan’s statement that Ebbers knew, nor did Sullivan say whether Ebbers thought the capitalization of line costs was proper or improper. On June 21, 2002, Sullivan told WorldCom’s General Counsel Michael Salsbury that Ebbers knew that hundreds of millions of dollars had been moved; Sullivan did not provide any further detail about Ebbers’ knowledge. Finally, Yates said through his counsel in

August 2002 that he was told the capitalization of excess capacity expenses had been approved by Ebbers and others at the highest level of management.

Before WorldCom terminated Sullivan, the Board gave Sullivan an opportunity to prepare a so-called “White Paper” to argue in support of the capitalization of what were called “prepaid capacity” line costs. Sullivan‘s two-page submission essentially presented a business justification for having capitalized excess capacity, arguing that the Company should not have to recognize the expenses until the capacity was used to generate revenue. Sullivan explained how the Company spent billions of dollars to expand its Internet network in the face of intense competition, that management believed that customer “demand would continue at the 8 times annual growth factor the industry was experiencing,” and that the Company entered into long-term leases “to obtain access to large amounts of capacity under the theory that revenue would follow and fully absorb these costs.” Sullivan’s White Paper, however, lacked any substantive accounting basis for the capitalization. The accounting principles that Sullivan cited in passing and without much analysis do not support the capitalization of costs that are fundamentally operating expenses.

The White Paper contained no numerical analysis or support for the different amounts that were capitalized each quarter. Indeed, Sullivan never referred in the document to the existence of supporting documentation or provided support for the dollar amount capitalized. While Sullivan stated that a quarterly estimate of underutilized capacity was based on information compiled at line cost meetings, we found no evidence that there was any quantification of underutilized capacity at these meetings. The size of the line cost amounts that were capitalized went far beyond what the line cost managers had identified as underutilized capacity at Sullivan’s request in April 2001. In addition, Sullivan did not explain why the capitalized line costs were placed in various capital accounts—including transmission equipment; communications equipment; and furniture, fixtures and other—that have no apparent correlation with underutilized network capacity. Finally, Sullivan did not address why the Company did not depreciate the capitalized costs until late August 2001 and then spread the adjustments among various capital accounts so that they would depreciate at a rate equal to the average life of the Company’s assets. It is unlikely that the capitalization entries were devised according to Sullivan’s explanation because their only consistent result was to produce a 42% line cost E/R ratio.

With the exception of Sullivan, we have not found anyone who defends the transfer of operating line costs to capital accounts as consistent with GAAP. On the contrary, our accounting advisors and WorldCom’s current and former outside auditors (KPMG and Andersen, respectively) all agree that the accounting was wrong—and indeed was not even a close call. The capitalized line costs were operating expenses and should not have been treated like a capital asset. This conclusion is corroborated by several factors. First, we did not find any documentary support for the capitalization. Myers told Cooper of Internal Audit after the capitalization came to light that Myers did not have any support for these entries and that he was not going to go back and create the support. Myers also told KPMG’s engagement partner that the capitalization was wrong, but that it was difficult to stop once it started. Second, if senior management had believed the capitalization was permissible, it would have been customary and appropriate to have discussed the practice with the Company’s outside auditors. Yet we found no evidence that senior management told Andersen about the entries, and both Sullivan and Myers told KPMG’s engagement partner that Andersen had not been informed. Finally, although the capitalization was a material change in accounting, it was never disclosed in WorldCom’s public filings.

3.	The Process

The accounting entries necessary to shift line costs to capital accounts were relatively simple for the General Accounting group to make, but they had ripple effects in other areas of the Company. The group that oversaw the Company’s assets, Property Accounting, magically had new “capital assets” added to its inventory. The group that tracked and reported capital spending, Capital Reporting, learned at the end of each quarter about capital expenditures that had never been authorized or tracked, yet had to be reported. Employees in Property Accounting and Capital Reporting, as well as those in General Accounting, noticed the capitalization entries and, in many cases, were upset by them. Some even refused to adjust their records to take account of them, while others made the necessary entries. But no one took the action necessary to stop the fraud. We discuss the responsibilities of Property Accounting and Capital Reporting in turn.

Property Accounting. The Property Accounting group had responsibility for tracking WorldCom’s assets, from office buildings to telephone switches to research computers. The group was charged with keeping an inventory of WorldCom’s assets in use (called “in-service” assets) as well as building projects in the works (called “Construction in Progress”). The Director of Property Accounting, Mark Abide, reported directly to Myers from 1998 to 2000, and then reported to Yates beginning in late 2000 or early 2001.

When WorldCom acquired an asset, whether a long distance cable or an office chair, Property Accounting recorded the asset in the Company’s main accounting system and in a special database maintained in Tulsa, Oklahoma. The principal internal management report generated by Property Accounting on a monthly basis was called the “Property Plant and

Equipment Rollforward,” or “PP&E Rollforward.” The PP&E Rollforward provided a monthly snapshot of the value of assets WorldCom owned broken down by the Company’s lines of business and asset types. It also showed the level of activity during the month. The PP&E Rollforward tracked “additions” (purchase of assets), “retirements” (taking assets off the books), and “transfers” (moving assets into service from Construction in Progress).

Because the capitalization entries effectively converted operating line cost expenses into assets, eventually these line costs needed to be recorded as assets and included in various asset reports. The improper line cost capitalization was implemented through corporate-level adjustments in the general ledger. Because these entries did not follow the ordinary capital expenditure process, they did not have an Authorization for Expenditure (“AFE”), which was the mechanism by which capital spending was ordinarily approved and tracked. As a result, Property Accounting had to create an asset in its sub-ledger to reflect the capitalized amounts. Moreover, Property Accounting had to manually categorize the prepaid capacity entries on the PP&E Rollforward as “capex additions.”

Capital Reporting. WorldCom publicly reported its capital expenditures. Sanjeev Sethi, the Director of Financial Planning, was responsible for approving capital expenditures and reporting on WorldCom’s capital spending by line of business and asset type. Sethi’s group prepared weekly, monthly, and quarterly capital expenditure reports. Capital Reporting tracked capital spending in—and generated reports from—a special section of WorldCom‘s accounting system that drew information from, but was separate from, the general ledger. The monthly capital expenditure report was the most widely circulated. It was received by many senior executives, including Sullivan, Yates, Lomenzo, and engineers in charge of network operations. Although Ebbers had been removed from the distribution list by 2001, the manager who prepared and circulated the report understood that Ebbers continued to receive it through Sullivan. The Capital Reporting group maintained two versions of this report—one that reflected the line cost capitalization entries and one that did not. We were told that only the versions that did not include the improper entries were widely distributed.

Capital Reporting also prepared a quarterly “capital expenditures press release highlights” sheet that became part of the document used by the Financial Reporting group to prepare WorldCom’s public filings and by Sullivan in calls with analysts. Because the press release highlights broke capital spending down by the lines of business that WorldCom reported publicly, Capital Reporting was required to allocate the additions to capital expenditures from the “prepaid capacity” entries among those lines of business.

Given that the capital spending information used by Capital Reporting and Property Accounting came from different systems, those groups interacted regularly to make sure that their numbers agreed. The entries capitalizing line costs required coordination between Property Accounting and Capital Reporting. Employees in those two groups described regular conversations about the capitalization entries, which they called “non-cash adjustments.” Some of these communications are also documented.

During the third and fourth quarters of 2001, a manger in Capital Reporting, Robert Anderson, produced a report called the “MonCost” report that analyzed line costs and calculated the impact of the improper capitalizations. The report presented two “views” of the Company’s line cost results: a “normalized view” showed line costs and the line cost E/R ratio produced by the Company’s operational results without the effects of management adjustments; and a “general ledger view” showed line costs and line cost E/R ratio as reported. It demonstrated that

WorldCom’s reported line cost line cost E/R ratio was 42%, while the “normalized” line cost E/R ratio was 48 to 51%. Sullivan, Myers, Yates, and Lomenzo received copies of these reports.

4.	Capitalization Entries by Quarter

While the capitalization entries were made through a similar process during the five quarters they occurred, the level of awareness and the reactions of those drawn into the process evolved. This Section describes these events chronologically.

a.	First Quarter 2001

The first fraudulent transfer of line costs to capital accounts occurred in the first quarter of 2001. The amounts to be capitalized increased several times in the days leading up to WorldCom’s earnings release and analyst call on April 26, 2001, and shifted among accounts several times. The adjustment in this quarter was not effected through a single, round-dollar entry; instead, it was booked through multiple entries in three stages. In the end, WorldCom capitalized $544 million of line costs in the first quarter and, with other adjustments, reduced line costs by a total of $771 million.

As described above, on April 17, 2001, operating managers had concluded they could not reduce line costs enough to bring the line cost E/R ratio for the first quarter of 2001 down to 2000 levels. On Friday, April 20, Yates sent an e-mail (copied to Myers) to Sethi and Robert Anderson saying that “[w]e will have an on top telco adjustment ready for posting this morning which will need to be pushed down to each tracker/segment.” Myers also went to Sethi’s office and told him that a corporate adjustment would be made to increase capital expenditures for the first quarter. Myers requested that Capital Reporting adjust the capital expenditure press release highlights accordingly.

By April 20, Troy Normand, a Director in General Accounting, told Angela Walter, a manager in that department, to book an entry that would reduce line costs by $771 million and increase two asset accounts by that total amount— $629 million into Other Long Term Assets and $142 million into Construction in Progress. Normand gave Walter a one-page document titled “March 2001 Adjustments” that provided the amounts and account numbers, but he did not provide any other support or explanation for the entry. Walter prepared a journal entry based on Normand’s instructions and referred to the amounts being transferred as “Prepaid Capacity Costs,” the term used in the document provided by Normand. She booked the entries on Friday, April 20. She did not have any concerns with this entry at the time. Indeed, Walter often booked entries in amounts between $500 million and $1 billion without any detailed support, and often received instructions from Normand in the form of the March 2001 Adjustments schedule.

The placement of $629 million of line costs into Other Long Term Assets was only temporary. In response to a question by Walter, Normand explained that they were just “parking” line costs in the Other Long Term Assets account until they figured out what to do with them. Over the course of April 23 and 24, Walter, on Normand’s instruction, transferred $402 million of the $629 million from Other Long Term Assets to the Construction in Progress asset account, bringing the total corporate adjustment moved into Construction in Progress to $544 million. The remaining $227 million of the $629 million temporarily moved into Other Long Term Assets was offset by an accrual release from an account for Ocean Cable Liability. We are aware of no justification for this accrual release. The final result was that of the $771 million reduction in line costs, $544 million was improperly capitalized in the Construction in Progress asset account.

Both Property Accounting and Capital Reporting had to make adjustments to maintain consistency with the increase in capital expenditures. In Property Accounting, a staff accountant, upon noticing the adjustments to Construction in Progress, asked her supervisor, Mark Abide, how to treat the “prepaid capacity” entry on the PP&E Rollforward. Abide told her to code the adjustment as a “capex addition,” meaning a new capital project or addition for WorldCom. We were told that the instruction to code the prepaid capacity adjustments as “capex additions” came to Property Accounting from Myers. When the capitalized line costs found their new homes, Property Accounting made the necessary adjustments to the PP&E Rollforward.

The initial capital expenditures press release highlights produced by Sethi’s Capital Reporting group did not include the newly-transferred capitalized line costs. Sullivan and Myers received the pre-adjustment version of the highlights, as did a number of others. Sullivan noticed the “error” in these numbers, and had his administrative assistant alert Myers, who in turn asked Sethi to make sure he was using the latest capitalization number. The highlights were updated through several iterations as the capitalization entries moved among asset accounts. Ultimately, Capital Reporting included the $544 million “prepaid capacity” adjustment in an updated version of the press release highlights and distributed it for use by Financial Reporting and Investor Relations for public disclosures. It is not clear that the Financial Reporting and Investor Relations recipients understood the significance of the increase in capital expenditures.

WorldCom issued its first quarter 2001 results press release on April 26. In the analyst call, Sullivan reported that “capital expenditures were $2.1 billion,” a total that included that

$544 million capitalization of line costs. He detailed how much was being spent in specific areas, and the numbers he used reflected apparently arbitrary allocations of the prepaid capacity adjustment to various lines of business. Moreover, both the release and the quarterly report stated that WorldCom had $2.235 billion in capital expenditures instead of the $1.691 billion it actually spent. The earnings press release, as well as the quarterly report filed by WorldCom, reported $4.108 billion in line costs, which reflected the $771 million reduction in line costs, resulting in a line cost E/R ratio of 42% rather than 50%.

b.	Second Quarter 2001

WorldCom capitalized $560 million of operating line costs in the second quarter of 2001 and, with other adjustments, reduced line costs by a total of $610 million. This time around, several WorldCom employees became concerned.

Vinson in General Accounting posted two journal entries on July 17 that reduced three separate line cost accounts by a total of $610 million: with the first entry, Vinson transferred $560 million of line costs identified as “Prepaid Capacity Costs” to a Construction in Progress account; in the second entry, Vinson moved $50 million of line costs into SG&A expenses. The latter entry did not reduce WorldCom’s total reported expenses or pre-tax income, but moved these expenses from line costs to SG&A, thus reducing the reported line cost E/R ratio.

These entries raised concerns in both Property Accounting and Capital Reporting. Property Accounting updated the PP&E Rollforward, at the direction of Abide, to reflect the addition to Construction in Progress. According to a staff accountant in the group, Abide had not received support for the corporate additions to Construction in Progress in either the first or the second quarter. Abide had asked Normand what the adjustments were, but Normand said only that he should direct his questions to Myers. James Howard, Senior Financial Analyst, recalled that Abide asked him to try to find the offsetting entry (i.e., where the capitalized costs had come from). After some investigation, Howard learned that WorldCom had capitalized operating line costs. He told Abide what he had found and created an adjustment summary chart that tracked the entries. Employees in the group told us they began to express concerns after this second corporate-directed entry.

In Capital Reporting, Sethi learned of the capitalization entry from Myers and Yates. On July 18, Yates advised Sethi by e-mail that “we reduced telco by $610M. Of this, $560 increase[d] PP&E.” Sethi told Brian Higgins, a Manager in Capital Reporting and Sethi‘s subordinate, to confirm the entry with Property Accounting. The Capital Reporting group allocated the corporate adjustment to the lines of business reflected on the capital expenditure press release highlights. Capital Reporting had produced and distributed the quarterly capital expenditure press release highlights prior to learning of the capitalization entry; Sethi circulated a revised version on July 19 that reflected the $560 million adjustment. Personnel in other areas, including Investor Relations and Financial Reporting, received this finalized report that included the augmented capital expenditure figures.

By the second quarter, Sethi had figured out the connection between line costs and the increases to reported capital spending; he believed that the amount to be capitalized had been backed into in order to achieve a particular level of reported line costs. Higgins concluded that this accounting was wrong, and started looking for another job. A number of people reporting to Sethi discussed their concerns among themselves.

WorldCom issued its 2Q01 earnings press release on July 26, 2001. The earnings press release, as well as the quarterly report filed by WorldCom, reported $3.730 billion in line costs, which reflected the $610 million reduction in line costs. With the adjustment, WorldCom reduced its reported line cost E/R ratio approximately seven percentage points to 42%.

c.	Third Quarter 2001

WorldCom capitalized an additional $743 million of operating line costs for the third quarter. Before the end of the quarter, Property Accounting also transferred the previously-capitalized amounts out of Construction in Progress just before the Company’s auditors planned to do test work in that area.

Transfers from Construction in Progress. The capitalized line costs in the first and second quarters of 2001 had been booked in Construction in Progress. In August, however, WorldCom’s outside auditors expressed an interest in reviewing certain Construction in Progress accounts as part of their normal field test work. About this time, employees in Property Accounting transferred the capitalized line cost amounts out of Construction in Progress and into in-service asset accounts.

On August 16, 2001, Stephanie Scott in Financial Reporting sent Abide and Myers via e-mail a copy of the procedures relating to capital expenditures that Andersen intended to use during its year-end audit. Scott said “[b]efore I give [Andersen] a ‘go-ahead’ I wanted you to look at it. To the extent that you have problems with their requests, [w]e will need to get them to adjust.” Andersen’s plan called for review of certain open projects in Property Accounting’s Construction in Progress accounts, and an examination of certain projects that had been transferred out of Construction in Progress. This prompted e-mail traffic among Abide,

Normand and Myers, in which Normand advised Myers, “You know what my only concern is. We may want to discuss how that can be avoided.” Myers quickly replied, “lets call Mark [Abide, presumably]. I have an 8:30 and 9:30. See if Mark is avail at 10:30.” At 11:45 a.m., Abide responded to the initial e-mail from Scott telling her and Willson that Myers, Normand and he were “comfortable with [Andersen’s] plan.”

On August 22, Abide transferred $544 million of the first quarter 2001 corporate adjustment from Construction in Progress into an asset clearing account, which he cleared by creating 10 assets in the amount of exactly $54.4 million each in Property Accounting’s sub-ledger under the Fiber Optic Cable account. Abide rarely entered and approved entries himself so his involvement in these transfers was unusual. Three days later, a Property Accounting staff specialist repeated this process for $0.2 million that remained. In a report, the 11 assets were tagged “SS Capacity,” which we were told stood for Scott Sullivan Prepaid Capacity. This label was used to make these assets easily identifiable in Property Accounting’s records.

On September 20, the Property Accounting staff specialist transferred the 2Q01 corporate line cost adjustment of $560 million from Construction in Progress into 12 assets created in Property Accounting’s sub-ledger. She spread the adjustment among several accounts that purportedly mirrored the average life of the Company’s assets by creating five assets totaling $250 million in an Ocean Cable account, three assets totaling $150 million in a Computer Equipment account, and four assets totaling $160 million in a Fiber Optic Cable account. The assets representing the second quarter prepaid capacity entry were identified as “SS #2” on asset lists. The timing of these transfers clearly suggest that they were designed to remove the amounts in question from Construction in Progress to reduce the possibility that Andersen would detect the improperly capitalized amounts.

Revision of 2001 Line Cost Budget. Due to the line cost capitalization entries in the first two quarters of 2001, line costs were below budget. If nothing were done, Board members or others who may have had reason to compare actual financials to the 2001 budget would have seen the lower-than-expected line costs. This was during a period in which great pressure was being exerted to cut line costs because they were too high. In September, the Budget group was directed to retroactively reduce the line cost budget for 2001 by $2.7 billion. The Budget group had received budget adjustments from senior management previously, but it was unusual for budget changes to be applied retroactively over that long a period. The result of these actions was to conceal a disparity that could have led to uncomfortable questions.

3Q01 Capitalization Entries. By the third quarter, the Capital Reporting and Property Accounting groups had come to expect additional corporate-directed line cost capitalization entries. On October 5, 2001, Higgins sent Sethi an e-mail in which he asked, “Do you expect for the non-cash adjustments to continue to occur?” Sethi told us that, by this time, he had doubts about the legitimacy of the adjustments because he was seeing a pattern but had not been given any support.

On October 9, Capital Reporting prepared a draft of the capital expenditure press release highlights, but ran into complications because the anticipated corporate adjustment had not yet been determined. Sullivan was reportedly unhappy to learn that Capital Reporting had sent a pre-adjustment version of the press release highlights to Stephanie Scott. A week later, when Sullivan’s administrative assistant requested the third quarter capital expenditure numbers, Sethi responded that he did not have the necessary adjustments yet to finalize them: “I believe Scott [Sullivan] is aware of the state of capex and does not want the numbers to be entered in [the] highlights file yet. I will check with David [Myers] if any additional developments have taken place since yesterday that will allow me to finalize the capex numbers.” Sethi asked that she provide Sullivan “with a copy of the spreadsheet [he] had given to [her, and advised her not to] distribute that information to Stephanie [Scott] yet.”

Shortly thereafter, Myers gave Sethi a Post-it Note that said “[a]ssume $742 million.” Later, Myers and Sethi had a conversation confirming that $742 million identified on the Post-it Note was the line cost capitalization entry for the quarter. Sethi wrote in his composition book, “From David: Capex adjustment 742.” That was in fact the amount of the line costs that were capitalized in the third quarter. General Accounting booked the entry, in the amount of $742,725,000, on October 19.

Once again, both Capital Reporting and Property Accounting had to adjust their reports accordingly. Capital Reporting allocated the amount among various lines of business and asset types. Higgins circulated revised press release highlights in an e-mail noting, “Attached is the revised press release highlights capex report including the $742M non-cash adjustment.”

In Property Accounting, Abide asked a staff accountant in his group to draft an entry for the third quarter’s prepaid capacity adjustment. Abide sent an e-mail to Vinson and Normand in General Accounting including the General Ledger account numbers and the corresponding amounts of the corporate adjustments that should go into each: $300 million to Transmission Equipment and $442 million to Communications Equipment. After the proposed entry was modified to change the line cost accounts from which amounts were being transferred, Vinson sent it to Renfroe to have the entry booked.

WorldCom issued its third quarter 2001 earnings press release on October 25, 2001. This press release, as well as the quarterly report filed by WorldCom, reflected the $743 million reduction in line costs, resulting in a line cost E/R ratio of 42%, instead of 50%.

d.	Fourth Quarter 2001

By the fourth quarter of 2001—when WorldCom booked its fourth line cost capitalization entry—employees in Property Accounting and Capital Reporting had begun refusing to participate in the process of making these entries. WorldCom reduced line costs by $941 million in the fourth quarter, capitalizing $841 million of that amount.

Once again the Property Accounting group was expecting to receive another corporate adjustment. One staff accountant in that group even asked Abide about the status of the anticipated entry. Abide told her that he had talked with Normand, who said that Sullivan was talking to Ebbers about the numbers. By this time, the staff accountant was so uncomfortable with the prepaid capacity entries that she decided to find a new job if the entries continued; however, she ultimately did not leave.

Normand in General Accounting provided Abide with an adjustment figure. On January 23, 2002, Howard in Abide’s group prepared a draft journal entry that transferred $941 million from line cost expense to PP&E. Howard sent the draft journal entry to Vinson because no one in Property Accounting was comfortable making the entry. To underscore this, the e-mail reminded Vinson to put in her “FA before submitting the upload,” which meant that Vinson should input her accounting organization code to identify what organization made the entry. Vinson made the entry that same day, moving the capitalized line costs into furniture and fixture accounts. Two days later, however, General Accounting moved $100 million of the

$941 million prepaid capacity adjustment out of one of the asset accounts and offset it with an accrual release from a general corporate accrual account that Vinson controlled (and that we discuss in more detail below in Section VI). The net effect of these transactions was that line cost expense was improperly reduced by $941 million, PP&E was improperly increased by $841 million, and $100 million was improperly moved from Vinson‘s corporate accrual account.

Property Accounting was not the only group with employees unwilling to participate in the process. When Sethi asked Brian Higgins in Capital Reporting to allocate the capitalization adjustment on the press release highlights report, Higgins refused and told Sethi that “you are well aware of my stance on this issue [the non-cash adjustments] and I will not be a part of it.” Sethi eventually allocated the $941 million among WorldCom’s lines of business and asset types himself; Myers later adjusted the amount to $841 million.

Around this time, Brian Higgins asked someone in the Domestic Telco Accounting group about the capitalized entries. The response convinced Higgins that these adjustments were not appropriate. On January 28, 2002, Property Accounting asked Capital Reporting for an updated tie-out sheet to ensure that “everything is still tied out with the changes that were made last week.” Higgins, who was copied on the e-mail exchange, responded, “What changes?????? We know nuuusssssssing!”

e.	First Quarter 2002

Prior to the close of the first quarter of 2002, Myers provided Property Accounting an instruction to put the prepaid capacity adjustments from the third and fourth quarters of 2001 into in-service assets that tracked the average life of WorldCom assets for depreciation purposes. For example, if fiber electronics comprised 20% of WorldCom assets, then Property Accounting was to assign 20% of the prepaid capacity amounts into fiber electronics for depreciation purposes. A manager in the group told a staff member who made the transfer that this would be the last corporate directed, capitalized line cost adjustment.

Normand refused to ask a staff member to make the first quarter 2002 line cost capitalization entry in the General Ledger and told Myers that either Myers or Yates would have to ask someone else to do it. Yates, with Normand and Vinson on the phone, called and asked Abide to book the entry. Abide refused and said nobody in Property Accounting would make the entry either. Two weeks later, Vinson finally booked the entries that reduced line cost expense by $818 million and capitalized the full amount (in an entry for $718 million on April 12 and another for $100 million on April 17).

In Capital Reporting, Myers told Sethi to go see Vinson, who would have the amount to be capitalized. When Sethi did so, Vinson handed him a Post-it Note that had the $818 million adjustment on it. Brian Higgins once again refused to make the necessary allocation for the first quarter 2002 capitalization entry. Despite his growing concerns, Sethi made the allocation because he was concerned that his immigration status would be jeopardized if he lost his job. He did, however, begin to actively look for another job. Capital Reporting distributed the capital expenditure press release highlights that included the inflated capital expenditure figure for the quarter. Moreover, as done in the past, it also circulated a monthly capital expenditure report that did not reflect the adjusted capital expenditure figure. Upon receipt of the March 2002 capital expenditure report that did not reflect the $818 million adjustment, Yates e-mailed to Myers, “Where do I sign my confession?”

A Property Accounting staff accountant discovered the $818 million adjustment while reviewing data to determine how to categorize WorldCom assets for the PP&E Rollforward. She refused, however, to allocate the amount to specific fixed assets (what she referred to as “clearing” the account) because by this point she was very uncomfortable with anything relating to these adjustments. She told her supervisor, Kevin Brumbaugh, the Manager of Fixed Asset Reporting, that he had to make the allocation because it was throwing off the PP&E Rollforward numbers. She also objected to an effort by Abide and Brumbaugh to find another analyst in the group to handle this task. Because no one else in Property Accounting was willing to make the allocation, Brumbaugh had to do it himself.

In our interviews, members of the Property Accounting group expressed frustration that they had nowhere to lodge their complaints about the Corporate adjustments: they understood that Internal Audit reported to Sullivan, and the people to whom employees in Property Accounting reported were requesting or making the entries.

D.	Discovery of the Capitalization of Line Costs

Late in the Spring of 2002, the enormous capitalization entries—approximately $3.5 billion—were finally detected and disclosed to the public. They had, of course, been well known for some time in the General Accounting, Property Accounting and Capital Reporting groups. Internal Audit had come across references to the corporate adjustments while doing an audit of Capital Expenditures in late 2001, and first made inquiries at that time. In the Spring of 2002, Internal Audit focused on the adjustments and brought the fraud to the attention of the Board. Simultaneously, others within the Company became aware of these improper adjustments, and some took steps to raise questions about them.

1.	The 2001 Capital Expenditures Audit

Internal Audit conducted an audit of capital expenditures in late 2001. This audit, of course, posed a threat of detection of the capitalization of line costs. When Sullivan was notified in August of the upcoming audit—described as being intended to “evaluate the internal controls, policies, procedures and systems supporting Capital Expenditures”—he sent Myers a note saying, “We are not looking for a comprehensive Capex audit but rather very in-depth in certain areas & spending.”

Internal Audit requested information from Capital Reporting to carry out its work. This request placed the employees in Capital Reporting in a quandary, for they knew that the line cost capitalization entries (known in the group as “non-cash adjustments” ) were there. Brian Higgins sent Sethi an e-mail asking, “Do you want the non-cash adjustments in 2000 and 2001 removed from the population sent to internal audit?” Higgins prepared the requested information without removing the adjustments but then, before sending, once again sought reassurance, this time emphatically: “MAKE SURE SANJEEV IS AWARE THAT THESE FILES CONTAIN THE NON-CASH ADJUSTMENTS FOR BOTH 2000 AND 2001 WHERE APPLICABLE.” He asked a similar question of Abide, to be conveyed to Myers: “Has David looked at this view? I am not sure if he wants to answer the question why corporate shows over $2.3B in materials.” To the surprise of Sethi and Higgins, Myers responded that they could send the information to Internal Audit.

In December 2001, Capital Reporting sent Internal Audit a chart that included the corporate adjustments. It showed capital spending for “Corporate” of $2.3 billion through the first three quarters of 2001—about one-third of all capital spending in the Company for that period. By contrast, the spending for the Operations and Technology group, which was responsible for WorldCom’s entire telecommunications network, was listed as $2.9 billion.

Glyn Smith, an Internal Audit Manager who was working on the capital expenditures audit, noticed the large amount of capital spending attributed to “Corporate.” He sent an e-mail to Higgins saying, “Just so I’ll have an answer if the question is asked, what kinds of projects make up the bulk of Corporate?” Although we have searched for e-mails and interviewed each of the people involved, we have not been able to determine what, if any, information Internal Audit was provided in answer to this question. The members of Internal Audit responsible for the 2001 Capex Audit described that audit (like other audits before 2002) as operational in nature, with an emphasis on actual spending in the field, capitalization of labor costs and cash management. No consideration was given to performing a financial statement review. Internal Audit focused on operational and not financial statement audits at this time in order to avoid duplicating the work Andersen was doing; one employee told us that Internal Audit also wanted to avoid being seen as digging in Scott Sullivan’s “backyard” when the group reported to him. In addition, the chart in question was intended for the background section of the Internal Audit report and was not a focus of the audit work. Shortly after Smith e-mailed Higgins, the chart was revised to remove all but $204 million of the Corporate line of the capital expenditures summary chart. The version of the chart included in Internal Audit‘s final report listed Corporate’s capital expenditures as $174 million and explained the deletion of the remainder of the $2.3 billion with a footnote stating: “Does not include Metro Lease Buyout, line costs or Corporate accruals.”

2.	Business Operations

The capitalization of line costs created discrepancies that some operating groups noticed over the course of 2001. By the Spring of 2002, these discrepancies were leading to increasing challenges to Sullivan and Myers.

In 2001, Beaumont had begun observing disparities between the capital expenditure numbers he was receiving from within his organization—which was actually doing most of the capital spending—and the publicly reported numbers he received from Sullivan shortly before the analyst calls that accompanied WorldCom’s release of earnings. Beaumont asked Sullivan for an explanation but never received one that he understood. Because of his confidence in Sullivan, however, he did not pursue the matter to a conclusion.

In April 2002, Robert Pierson, Beaumont’s Director of Expense/COGS Operations, noticed a discrepancy between internal and external line cost figures while analyzing quarter-to-quarter changes. He asked Myers and Yates about it, but neither gave him an answer. When he was given full access to WorldCom’s accounting system a month later in connection with a different project, he looked at the line cost entries and, in a matter of minutes, found entries that he said “jumped off the page.” They were large, round-dollar credits to line costs that were described as prepaid capacity. He found that these entries also accounted for discrepancies between internal capital expenditure figures and externally reported figures.

Pierson was also working at the time on setting capital expenditure targets for 2002. WorldCom had given outside securities analysts guidance that capital expenditures would be approximately $5 billion for the year, but Sullivan was telling the Operations and Technology group—which actually spent nearly all of the money—to keep 2002 capital spending to

$2.4 billion.21 Pierson believed the difference was due to Corporate’s planned prepaid capacity spending. However, he did not know the accounting treatment was improper, because he did not know exactly what prepaid capacity was. He inquired of Myers, but Myers’answers only increased Pierson’s concern.

Pierson and others in the Operations and Technology group were concerned more from an operational than from an accounting standpoint: they had a substantial business to run and they were being told to cut capital expenditures drastically, yet a very large part of the spending was off-limits in a category labeled “Corporate.” Indeed, Sullivan told them during the second quarter to cut an additional $1 billion—out of an annual budget of $2.4 billion, and after having spent $855 million in the first quarter. When others in the group questioned Sullivan about what was happening with the “prepaid capacity” expenditures, Sullivan responded that they were non-cash items; Operations and Technology was to focus on cash.

Pierson prepared a slide for Beaumont’s use in the May 23 Board of Directors meeting that broke total budgeted capital expenditures ($4.9 billion) down into Operations ($2.4 billion) and Corporate ($2.5 billion). Beaumont wanted to bring this division to the Board’s attention, because he was being asked to reduce capital expenditures by $1 billion, which was a much greater challenge relative to a total available budget of $2.4 billion than to a budget of $4.9 billion. Sullivan persuaded Beaumont that the slide should not be used in the form Pierson had prepared, and assured Beaumont that he would discuss Beaumont’s point with Sidgmore, who had taken over as CEO from Ebbers in April 2002. The chart was revised to eliminate the

[21]	Some of WorldCom’s vendors also may have noticed the discrepancy between the publicly reported capital expenditure numbers and the actual spending by WorldCom. A Senior Manager and a Director in Network Planning each told us about inquiries by sales representatives from Nortel who were disappointed at not receiving their fair share of WorldCom’s capital spending.

breakdown between Operational and Corporate capital expenditures. These inquiries put increasing pressure on Sullivan and Myers as the inflated capital expenditure numbers attracted increasing attention.

3.	Financial Personnel

At the end of May 2002, Normand in General Accounting informed a number of his colleagues that he was leaving the Company because he was uncomfortable with certain entries being made. This news led to a meeting with Stephanie Scott and Willson from Financial Reporting, as well as Normand, Vinson, Yates, and Myers, all of whom seemed to share Normand’s discomfort with the entries. Myers reportedly said that Sullivan already was planning on correcting things in a second quarter restructuring. Items reportedly under consideration included the Company’s goodwill impairment under FAS 142, discontinued operations such as Wireless resale, and other matters that had arisen in the wake of Ebbers’ departure.

These events may also have increased the pressure on Sullivan and Myers. However, none of those present at this meeting took further action to bring the issue to the attention of Internal Audit, Human Resources, the Law and Public Policy Department, or the Audit Committee.

4.	Internal Audit’s 2002 Capital Expenditures Audit

Internal Audit’s discovery of the “prepaid capacity” capitalization entries came about through an audit of capital expenditures that began in May 2002 (“2002 Capex Audit” ). The 2002 Capex Audit was following up on the 2001 Capex Audit, discussed above. A follow-up audit had originally been contemplated for late 2002 or 2003, but near the end of May 2002 Internal Audit decided to accelerate the follow-up audit and to broaden its original scope to include an investigation of some of the accounting treatment related to capital expenditures.

We have heard conflicting explanations for why Internal Audit elected to accelerate the follow-up 2002 Capex Audit. Some employees have identified an article that Abide sent to Internal Audit as a catalyst. That article, entitled “Accounting for Anguish,” described a former WorldCom employee’s concerns about labor accounting practices. Cooper said the specific allegations in the article were not the trigger and, indeed, the 2002 Capex Audit did not investigate the allegations made in the article. It is also possible that lingering concerns from the 2001 Capex Audit played a role, or that Internal Audit was reacting to the SEC inquiry letter received by the Company in March 2002 or to suspicions raised by Sullivan‘s abusive conduct toward Cooper in connection with another audit occurring at the time, relating to Wireless bad debt.22

Regardless of the reason, Cooper and her team pushed the audit forward aggressively—in the face of resistance from Sullivan and Myers—and ultimately prompted the disclosures of the line cost capitalization on June 25, 2002.

[22]	During the course of the Wireless audit, Cooper and Sullivan had heated discussions about the adequacy of the Wireless bad debt accrual. Internal Audit had concluded that Wireless was substantially under-accrued, while Sullivan maintained that it was a non-issue because accruals were adequate Company-wide (see discussion in Section VI.C). Cooper described one conversation with Sullivan regarding the Wireless audit in which he went into “a rage” and screamed at Cooper in a way Cooper said she had never been talked to before, by Sullivan or anyone else. In the course of his tirade, Sullivan told Cooper that she may know how to run an audit, but she did not know how to run a business.

a.	Discovery of Prepaid Capacity Entries

On May 29, 2002, Internal Audit met with Sethi to discuss differences between several types of internal capital expenditure reports. Sethi said some of the variance was due to “prepaid capacity” entries. This was apparently the first time Internal Audit personnel had heard the term prepaid capacity. Sethi said that prepaid capacity adjustments had been running approximately $800 million per quarter, but that he did not understand the prepaid capacity entries. He referred Internal Audit to Myers. Later that same day, Internal Audit had a teleconference with Abide in which Abide was asked what he knew about prepaid capacity. Abide said he was not sure what prepaid capacity was, but that he had booked prepaid capacity to PP&E accounts. Abide also suggested that Internal Audit speak with Myers. Sethi and Abide, of course, knew considerably more about the line cost capitalization than they told Internal Audit. Neither described the level of his involvement in the entries detailed in the preceding Section, nor did they offer Internal Audit the schedules their groups maintained tracking the corporate-directed adjustments in detail.

Almost immediately, Myers began discouraging Internal Audit from pursuing its capital expenditures audit. He sent Cooper an e-mail on June 4, 2002, asking “what is there to do in Capex since we are spending nothing, in relative terms?” He sent another e-mail the next day raising more questions about the audit, which Cooper interpreted as suggesting Internal Audit focus its time elsewhere. About a week later, Cooper mentioned to Sullivan that the follow-up 2002 Capex Audit was being moved up and they were trying to reconcile a $3 billion difference between the cash and accrual numbers. She said Sethi had identified the difference as related to prepaid capacity. Sullivan said he was familiar with the term and explained that it was line costs that had been capitalized. Sullivan then asked Internal Audit to delay their audit until the third quarter of 2002, and then to audit only the second quarter numbers, because there were some things senior management needed to “clean up” regarding capital expenditures in a restructuring planned for the second quarter. Internal Audit disregarded the request and persisted with its audit.

Gene Morse, a Manager in Internal Audit, was the person who actually found the improper General Ledger entries for Internal Audit (he initially found the first quarter 2002 entry). Morse quickly found the first entry after gaining access to WorldCom’s computerized journal entry system. Morse said the prepaid capacity entries were easy to find because they were very large, round-dollar entries.

On June 17, 2002, Cooper and Smith went to Vinson from General Accounting to discuss the prepaid capacity entries. Vinson told them that she had made a prepaid capacity entry but did not know what it was for. She said that Yates or Myers would have support for the entry. Cooper and Smith went directly to Yates’ office. Yates stated that he had no idea what prepaid capacity was and that they would need to talk with Myers. Cooper and Smith then went to Myers’ office. Asked about prepaid capacity, Myers first inquired whether Internal Audit had spoken with Sullivan, because Myers understood that Internal Audit was going to postpone the follow-up 2002 Capex Audit. Myers then gave the critical response: he said that he did not have support for the prepaid capacity journal entries, and he was not going to create support. Myers said he was uncomfortable with the prepaid capacity entries, but that once the entries started it was difficult to stop making them.

b.	Involvement of KPMG and the Audit Committee

Early in the audit, Cooper had brought the prepaid capacity entries to the attention of Farrell Malone, the KPMG engagement partner, and WorldCom Director Max Bobbitt. Cooper also told Bobbitt that Sullivan was resisting the 2002 Capex Audit. Malone and Bobbitt encouraged Cooper to proceed because the prepaid capacity entries did not seem proper, but they wanted more information before making a judgment or bringing the matter to the full Audit Committee. KPMG had just begun its engagement and Malone was still becoming familiar with WorldCom’s books.

Malone met with Myers on June 18, the day after Myers’ admission to Internal Audit. Myers told Malone that he knew the capitalization of line costs was wrong, but that the entries were difficult to stop after they began. He said there was no support for the prepaid capacity entries. He also said Andersen was not aware of the issue. When asked who else knew about the entries, Myers mentioned only Sullivan.

Malone met with Sullivan and Myers on the afternoon of June 19, 2002. Sullivan made what Malone characterized as a business case for why WorldCom had needed to obtain the capacity it had. With regard to the accounting treatment, Sullivan said that line costs had been capitalized in order to match costs with related revenue in the future. Malone asked about documentation and Sullivan indicated that the amount of costs capitalized each quarter was determined at a high level based on detailed line cost reports that showed line cost trends. Sullivan did not provide Malone with support, and said that Malone would “have to work with [Sullivan] on this.”

During the meeting, Sullivan asked Myers to look for other expenses that should have been capitalized. When Myers indicated in further discussion after the meeting that he would have to create documentation, Malone said that he was not interested in seeing fabricated support.

That evening, Malone met with Sullivan alone to make his position about capitalization of line costs absolutely clear: Malone disagreed with the accounting; even if Sullivan‘s accounting theory could be defended, the Company had no support for the entries; and the line cost capitalization issue needed to be raised with the Audit Committee. Sullivan told Malone that Andersen was not aware of the line cost capitalization.

The next morning, Sullivan met with Bobbitt in Washington. Sullivan did not talk about the substance of the line cost issue, but did ask for a delay in informing the Audit Committee to give him the rest of the week to see if he could find other costs that should have been capitalized. Bobbitt said he would not delay informing the Audit Committee. He asked Sullivan if Ebbers had been aware of the capitalization of line costs. Sullivan said Ebbers had been aware—that he may not have known the exact amount, but would have known within $100 million of the amount. Bobbitt asked Sullivan if Ebbers had pressured Sullivan. Sullivan’s response was “You know Bernie, he could put pressure on you indirectly.”

c.	Board Meetings and Decisions

On Thursday, June 20, 2002, the Audit Committee met at KPMG‘s offices in Washington, D.C. Malone took the position that the line costs could not properly be capitalized. Sullivan explained his theory on why it was proper for the company to capitalize line costs, but did not provide any back-up documentation. He pointed to the “matching principle” as the justification for capitalizing line costs, explaining that WorldCom expected revenue to follow the building out of their network and once the Company began to realize such income the Company would recognize the expense related to that income.

There was further debate between Malone and Sullivan, leading to discussion among the Board members as to what was the appropriate accounting treatment. To some non-accountants, Sullivan’s justifications seemed reasonable, and some thought KPMG did not sufficiently understand the Company or the industry. Sullivan raised the idea of writing off the prepaid capacity amounts in the restructuring. Malone said that would be inappropriate. Sullivan offered to provide documentation and a position paper on why the capitalization of line costs was acceptable, and was given until Monday to do so. The result was the White Paper described earlier.

Following the meeting, Bobbitt met alone with Myers. Myers said he was sorry and acknowledged that no accounting firm would go along with the capitalization of line costs. When Bobbitt questioned him about the Company’s accounting practices in 2000, Myers replied that they had not capitalized line costs, but that there had been over $2 billion in accrual reversals—one that was $1.6 billion, and another $600 million tax accrual.

The next day, June 21, Sullivan again presented his theory on why the Company’s accounting was proper at a meeting of the Board of Directors. Later that day, Malone received five line cost reports that Sullivan claimed formed a basis for the decision about how much in line costs would be capitalized on a quarterly basis.

The Audit Committee met again on June 24, 2002. Sullivan defended the line cost accounting, but did not present the White Paper. KPMG told Sullivan that his theory for capitalizing operating line costs did not hold water. Representatives of Andersen, participating by telephone, said the accounting was not in accordance with GAAP and that Andersen was withdrawing its audit opinions for 2001 and its review of the first quarter of 2002. After the meeting, Salsbury asked Sullivan for his resignation. Myers, who was not present, was separately contacted and asked to resign. Myers later resigned. Sullivan did not, and was fired.

V.	REVENUE

Between 1999 and the third quarter of 2001, WorldCom (and later WorldCom Group) publicly reported sustained and often impressive revenue growth. Much of that reported growth, however, was manufactured through improper accounting adjustments and entries that were made for the specific purpose of enabling WorldCom to achieve particular revenue targets or results. Most of these accounting entries were posted well after the end of the quarter; virtually all were booked to management-controlled revenue accounts (called “Corporate Unallocated” revenue accounts). Many of the largest of these management-directed accounting items were improperly recorded under GAAP.

The Committee did not conduct a full-scale fraud audit of all of WorldCom’s revenue reporting practices over the past three years. As part of our investigation, we analyzed particularly large or unusual entries within the general ledger and month-end revenue reports (such as entries posted after quarter close, booked to the Corporate Unallocated revenue account, or in large, round-dollar amounts), reviewed documents and electronic files relating to employees principally involved in making decisions or recording accounting entries with respect to revenue recognition, and conducted interviews of employees in the Revenue Accounting, General Accounting and Business Operations groups.

Based on the information we have been provided to date, our investigation identified $958 million in revenue that was improperly recorded by WorldCom between the first quarter of 1999 and the first quarter of 2002.

Improper Revenue Entries

(millions of dollars)

1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02	Total
85	5	65	50	19	121	161	27	17	132	117	92	67	958

Our accounting advisors have identified an additional $1.107 billion of revenue items recorded during this period that are questionable, based on the circumstances in which they were recorded and the lack of available or adequate support.23 Although relatively small in comparison to the overall revenue reported by WorldCom—approximately $110 billion during the same time period—the effect of these $2.065 billion in revenue entries was pronounced; instead of reporting strong double-digit revenue growth in all but the last of these quarters, WorldCom should have reported substantially lower growth.24

As with any company, WorldCom was required under GAAP to make a number of estimates and assumptions regarding how, when, and in what amounts revenue was to be recognized; because of the nature of its business, it was often well after services were rendered that the amounts owed to WorldCom could be determined with accuracy. The purpose of this

[23]	The following chart reflects these questionable revenue entries.

Questionable Revenue Entries

(millions of dollars)

1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02	Total
26	89	65	67	88	115	99	95	88	68	158	107	42	1,107

[24]	Although all of these entries resulted in improved revenue results, not all of the entries inflated pre-tax income. For instance, certain of the entries we discuss in this section involved the reclassification of customer credits, which boosted the reported revenue numbers, but reduced (by an equal amount) the Company’s reported miscellaneous income. Our accounting advisors estimate that the overall impact on pre-tax income for the $2.065 billion of the combined improper and questionable revenue items is approximately $1.248 billion.

investigation was not to second guess these business judgments, made all the more difficult by the dramatic changes in the telecommunications industry during the period under review. Rather, our investigation focused on a process of revenue recognition and reporting that bypassed sound business judgments and estimates in order to achieve pre-determined revenue targets and manufacture the perception of greater than actual revenue growth.

We begin this Section with a discussion of the environment within WorldCom that led to, and encouraged, these revenue entries—the enormous pressure to maintain double-digit revenue growth in the face of deteriorating operational results. We then address the process by which WorldCom identified and recorded revenue entries in order to meet quarterly revenue targets. Finally, we discuss several of the most egregious revenue entries that we discovered in our investigation and the reasons why we believe these entries were not appropriate under GAAP.

A.	Background

WorldCom marketed itself as a high-growth company, and revenue growth was clearly a critical component of WorldCom’s early success. In the 1990’s, WorldCom was often cited as a top “growth stock.” Analysts marveled at WorldCom‘s ability to “outgrow an industry that was outgrowing the overall economy,” and Ebbers repeatedly trumpeted the Company‘s impressive record on revenue growth during his quarterly conference calls with analysts. As Ebbers stated in 1998, “[WorldCom’s] industry leading and accelerating revenue growth, combined with a demonstrated track record of margin expansion, are cause for optimism as we continue our relentless pursuit of increasing shareholder value.” This growth was both critical to WorldCom‘s stock market valuation, and to its ability to use its stock as currency for compensation and expansion.

As market conditions deteriorated in 2000 and 2001, WorldCom (and later WorldCom Group) nevertheless continued to post impressive revenue numbers, and Ebbers and Sullivan continued to assure Wall Street that WorldCom could sustain that level of growth. In April 2000, Ebbers told analysts that he “remain[ed] comfortable with . . . 13.5 to 15.5% revenue growth in 2000.” In February 2001, Ebbers again expressed confidence that WorldCom Group could repeat that performance: “On the WorldCom side of the business, we are sticking with our 12% to 15% revenue growth guidance for 2001. Let me restate that. On the WorldCom side of the business, we are sticking with our 12% to 15% revenue growth guidance for 2001.” And as the chart demonstrates, WorldCom, and later WorldCom Group, generally reported results consistent with Ebbers’ predictions.25

WorldCom’s track record of revenue growth was also one measure by which it clearly out-distanced many of its competitors. Ebbers boasted in early 2000 that WorldCom’s “proven ability to deliver this type of revenue growth, along with industry leading earnings growth is our mark of distinction.” Many analysts apparently agreed. As one analyst noted in February 2000, “[WorldCom’s] growth engines are continuing to chug along well and are certainly stronger than

[25]	This chart reflects WorldCom, Inc.’s reported year-over-year revenue growth from the first quarter of 1999 through the third quarter of 2000, and WorldCom Group’s reported pro forma year-over-year revenue growth beginning in the fourth quarter of 2000 through the fourth quarter of 2001.

any peers.” Another analyst wrote in July 2000, WorldCom was “report[ing] revenue of 13%-14% against the backdrop of an industry that is growing revenue less than half that rate.” And even as late as December 2001, analysts observed that WorldCom‘s record of revenue growth continued to compare favorably to most of its competitors; as one analyst wrote, “[p]erhaps as evidence to WorldCom Group‘s cat-bird seat positioning in the telecom space as a financially stable, well-entrenched services provider, was its broadband-related growth in 3Q01, which was generally better than that of its peers, both emerging and incumbent.”

Not surprisingly, management’s promises of double-digit revenue growth and the expectations created thereby translated into intense pressure within WorldCom to achieve those results. No single measure of performance received greater scrutiny within WorldCom generally, and by Ebbers personally, than revenue growth. Ebbers received Monthly Revenue (“MonRev”) Reports—usually both the Preliminary and Final versions (as described further below)—from the Revenue Reporting and Accounting group (the “Revenue Accounting group”), which he insisted be specially printed on “green bar” paper, presumably to facilitate his line-byline review. Copies of these reports were often hand-delivered by Revenue Accounting employees working in Clinton either directly to Ebbers or to his administrative assistant, with an instruction that she alert Ebbers that it was available for his review.26 Starting in 2001, Ebbers received detailed monthly briefings on revenue results from the Business Operations group. Ebbers was involved in the annual revenue budget process, in which he insisted the budget reflect aggressive growth targets; we were told, for instance, that Ebbers approved WorldCom Group’s 2001 annual budget only after it was set at close to 15% year-over-year growth.

[26]	Although witnesses we spoke with who participated in this process were confident that Ebbers received both the Preliminary and Final MonRevs, they were uncertain whether both were hand delivered to Ebbers or just the Final MonRevs.

Compensation and bonus packages for Ebbers and other senior management were tied to double-digit revenue growth.27

Ebbers’ focus on revenue performance filtered down to other senior WorldCom management. As one officer told us, the focus on revenue was “in every brick in every building” and was a constant topic of conversations within management. On a regular basis, the sales groups’ performances were measured against the revenue plan. Beaumont held meetings with the sales channel leaders every two to three months to relay the importance of achieving revenue targets. At the outset of these meetings, one of Beaumont’s managers would impress upon the attendees the importance of achieving sustained revenue growth. Each sales channel manager was then required, one by one, to present and defend his or her sales channel’s performance against the budget.

B.	The MonRev and the Corporate Unallocated Schedule

The principal tool by which revenue performance was measured and monitored at WorldCom was the MonRev, a comprehensive, monthly revenue report prepared and distributed by the Revenue Accounting group. The MonRev provided a revenue snapshot of the entire company for any given period. It took computer feeds from the MCI and WorldCom billing systems, and consolidated and organized them into a collection of schedules, broken down into the company’s sales channels and segments. It included dozens of spreadsheets detailing revenue data from all of those channels and segments. It also compared those actual results with budgeted numbers.

[27]	In 2000 and 2001, for instance, Ebbers and two other executives were eligible to receive an executive bonus only if the Company achieved double-digit revenue growth over the first six months of each year.

In addition, anywhere from fifteen to thirty attachments were included in the full MonRev packet. Some of them illustrated trends in the business segments, customer analyses, revenue per minute statistics, and other metrics. Others detailed specific revenue items, such as revenue from IRUs (“indefeasible rights of use”) and capital leases.

The MonRev also contained an attachment detailing adjustments made at the corporate level—and generally not derived from operating activities of WorldCom’s sales channels—known as the Corporate Unallocated schedule. Sullivan had ultimate responsibility for the items booked on the Corporate Unallocated schedule; however, the Revenue Accounting group, headed by Lomenzo, prepared the schedule and had principal responsibility for booking the entries that appeared on the schedule. The original purpose of this schedule was apparently to reflect certain items for which no individual sales channel was entitled to credit: for example, revenues from the sale of a corporate asset, or a change of accounting policy for a particular contract. As a result, no sales channel followed the entries on this schedule—indeed, no sales channel even received a copy of it. This made the Corporate Unallocated revenue schedule an ideal repository for a series of entries by which WorldCom improperly inflated its reported revenues beginning in late 1999.

Distribution of the MonRev was limited and access to it was closely guarded; and this was even more so with the Corporate Unallocated schedule. These reports were prepared principally by Lomenzo’s Senior Director of Revenue Reporting and Accounting, Lisa Taranto, and two people reporting to her. In addition to Ebbers and Sullivan, only a handful of employees outside the Revenue Accounting group regularly received the full MonRev.28 Most managers at WorldCom received only those portions of the MonRev that were deemed relevant to their position; sales channels managers, for instance, received only components of the MonRev that reflected their own sales channel revenue information. It was not uncommon for Sullivan and Lomenzo to deny requests for access to the full MonRev. Sullivan routinely reviewed the distribution list for the full MonRev to make sure he approved of everyone on the list.

Access to the Corporate Unallocated schedule was restricted to Ebbers, Sullivan, and those directly involved in the revenue recording and reporting processes. When Jon McGuire, the Senior Vice President of Business Operations, sought portions of the MonRev in March 2001, Myers commented: “I can‘t imagine [Sullivan] will say anything other than provide everything but Corporate [Unallocated] and no one gets that regardless of who they are.”

This focus on secrecy for the MonRev was not surprising. Most of the improper or questionable revenue entries we identified during our investigation were booked to the Corporate Unallocated revenue account. These entries often involved large, round-dollar revenue items (millions or tens of millions of dollars). They generally appeared only in the quarter-ending month, and they were not recorded during the quarter, but instead in the weeks after the quarter had ended. As a result, the total amounts reported in the Corporate Unallocated schedule usually spiked upward during quarter-ending months, and the largest spikes occurred in those quarters in

[28]	We were told that while the distribution list varied, Ebbers, Sullivan, Lomenzo, Taranto, Stephanie Scott, and Myers generally received the full MonRev during the period under investigation.

which WorldCom’s operational revenue lagged furthest behind quarterly revenue targets—the second and third quarters of 2000 and second, third and fourth quarters of 2001.29

The amounts booked in Corporate Unallocated were critical to WorldCom’s perceived success in the period under investigation. As the following chart demonstrates, without the revenue booked in Corporate Unallocated, WorldCom, and later WorldCom Group, would have failed to achieve the double-digit growth it reported in six out of twelve quarters between 1999 and 2001.30

[29]	The chart illustrates amounts described in the Corporate Unallocated section of the MonRev, less reclassification adjustments for reciprocal compensation, Primary Interexchange Carrier Charges (“PICC”), and Local Exchange Carrier (“LEC”) equipment. These items reflect amounts that were reclassified from revenue to line costs as disclosed in the Company‘s public filings. This chart does not purport to represent, and our investigation did not reveal, that all of the amounts reflected in Corporate Unallocated were improper under GAAP.
[30]	This chart reflects WorldCom, Inc.’s reported year-over-year revenue growth from the first quarter of 1999 through the third quarter of 2000, and WorldCom Group‘s reported pro forma year-over-year revenue growth beginning in the fourth quarter of 2000 through the fourth

In 1999 and 2000, the Revenue Accounting group attempted to track the impact of Corporate Unallocated and other accounting adjustments by generating two MonRevs for Ebbers—one that represented the Company’s operational revenues before any adjustments (called the “Normalized MonRev”) and a second (the “General Ledger” or “GL MonRev”) representing the revenues as supplemented by any “extraordinary” accounting entries, such as those recorded in the Corporate Unallocated revenue account. The items that comprised the difference between the Normalized and GL MonRev were recorded in an attachment called the “Extraordinary Revenue Items” schedule. We were told that the purpose of preparing the Normalized MonRev was to present a view of WorldCom’s “operational” performance unclouded by one-time, non-recurring accounting entries. In other words, this was to be the measure of true operational results for the period. Ebbers was also sensitive that commission quarter of 2001. In WorldCom’s quarterly earnings press releases, the assumptions used to arrive at their pro forma revenue growth numbers frequently changed quarter-by-quarter. For example, WorldCom’s earnings press release in the fourth quarter of 1999 arrived at year-over-year revenue growth numbers by excluding the effect of the acquisitions and consolidation of Embratel and Skytel, while its earnings press release in the first quarter of 2000 arrived at year-over-year revenue growth numbers by excluding only Embratel.

payments be based on operational results, and not the results augmented by accounting adjustments. As Lomenzo reported in an April 2000 e-mail to Sullivan, Myers, and others, “Bernie wants to ensure that sales and executive commissions are based on the normalized or operational MonRev and not the final MonRev Report that . . . included balance sheet and accounting change items.” Lomenzo decided in January 2001 to stop preparing the Normalized MonRev; we were told that the decision was based principally on the time required to produce the second version of the MonRev given the limited resources in his group.

C.	The Revenue Close Process

Throughout the period under review, WorldCom maintained a fairly automated process for closing and consolidating operational revenue numbers. Four to five days after the end of the month, the billing platforms for both the MCI and WorldCom sides of the business were closed, and the revenue data from these feeds were forwarded to the Revenue Accounting group. By the tenth day after the end of the month, Revenue Accounting employees used this data to prepare a draft “Preliminary MonRev” for Lomenzo’s review.

Lomenzo would then bring the draft Preliminary MonRev to Clinton, Mississippi for review with Sullivan. Lomenzo’s monthly revenue close meetings with Sullivan typically lasted several hours. We were told that in 2001 Ebbers also attended portions of one or more of these revenue close meetings. In non-quarter-ending months, the meetings usually resulted in identifying a small number of follow-up items to be pursued with business units, after which the revenue numbers were closed and a Preliminary MonRev was distributed. The Revenue Accounting group would subsequently prepare a Final MonRev, to account for any additional adjustments.

In non-quarter-ending months, the Final MonRev was usually similar, if not identical, to the Preliminary MonRev. To the extent that corporate adjustments were made to revenue in the Corporate Unallocated revenue account during these months, they tended to be relatively modest, as reflected on the Corporate Unallocated chart above. This was not the case in quarter-ending months.

The process of closing the Company’s revenue numbers at quarter end was much different, as we describe below. While this process evolved over time, a common theme unites the quarters we examined. From 1999 through 2001, senior WorldCom management was intensely focused on achieving double-digit revenue growth, and revenue accounting entries (often very large) were made during the quarterly close in order to hit these growth targets. At its most transparent, we discovered notes from 1999 and 2000 that calculated the difference between “act[ual]” or “MonRev” results and “target” or “need[ed]” numbers, and identified the entries that were necessary to make up that difference. Somewhat more refined, but equally effective, was the process throughout much of 2001 in which WorldCom’s Business Operations and Revenue Accounting groups tracked the gulf between projected and target revenue—an exercise labeled “Close the Gap”—and kept a running tally of accounting “opportunities” that could be exploited to bridge that difference. What emerges is a process—by 2001, quite coordinated and institutionalized—in which revenue “opportunities” were identified, measured and booked in the amount needed to hit the Company’s externally disclosed growth projections.

We describe the quarterly close process below. The following chart identifies the reporting lines of the individuals principally involved (some at different times) during the period under review.

1.	Quarterly Revenue Close: 1999-2000

The largely automated process by which WorldCom arrived at its operational revenue numbers in 1999 and 2000 stood in contrast to the more arbitrary process by which it arrived at its externally-reported revenue numbers. While operational revenue data was reported automatically by the business units, to a considerable extent the reported quarterly revenue number was simply delivered by edict from Sullivan. Quarter after quarter, Sullivan provided

Lomenzo with a revenue target during the quarter-end close process, and quarter after quarter, WorldCom booked large revenue entries in the weeks after the end of the quarter. These entries enabled the Company to meet its targets.

Lomenzo often brought “Hit Lists” to quarter-end close meetings in which he catalogued revenue opportunities that he and Taranto had compiled for Sullivan’s review. Lomenzo recalled that at these meetings, and at times in conversations after these meetings, Sullivan reviewed with Lomenzo the revenue opportunities identified on the list. Sullivan would approve some of the revenue items on Lomenzo’s list and would instruct Lomenzo to book or investigate others. After speaking with Sullivan, Lomenzo would meet with Taranto to inform her of Sullivan’s target and to provide her with the list of additional revenue items to be booked or further investigated.

Between 1999 and 2000, this process was memorialized in notes and spreadsheets maintained in the Revenue Accounting group. We discuss below several quarters for which we were able to identify documents evidencing an effort to achieve targeted results through post-close revenue accounting adjustments.

a.	Third Quarter 1999

Although Lomenzo could not recall whether Sullivan provided a revenue target at the 3Q99 revenue close meeting, Taranto’s notes of her conversation with Lomenzo following the meeting strongly suggest that he received a target number from Sullivan either at the meeting or shortly thereafter. In those notes, Taranto records actual “MonRev” revenues of $8.438 billion, and “Target” revenues for the quarter of $8.522 billion. Taranto’s notes further record the $84 million difference between actual and target results, and identify a list of thirteen proposed revenue entries—mostly releases of balance sheet reserves—that total this amount.31 Over the next several days, each of these proposed items was recorded as revenue. The final September 1999 MonRev, distributed October 20, 1999, highlights the $84.1 million of “extraordinary revenue items” that were recorded that quarter. In their cover memorandum to Ebbers and Sullivan, Lomenzo and Taranto note that of these items, $54.5 million had been booked in the Corporate Unallocated revenue account, and that all of the entries are detailed in the Extraordinary Revenue Items schedule attached to the report.

These last-minute entries enabled WorldCom to achieve double-digit revenue growth. On October 28, WorldCom announced “Total Revenues” for the quarter of $8.522 billion (precisely the target), “up 11 percent as compared with $7.7 billion, on a pro forma basis, for the third quarter of 1998.” Without the additional $84 million in revenue booked after quarter close, WorldCom would have recorded only 9.9% year-over-year growth. Despite periodic disclosures by WorldCom that its quarterly results had been affected by various particular non-recurring items, neither the fact nor the impact of these revenue entries was disclosed.

b.	Fourth Quarter 1999

The revenue close process in the fourth quarter of 1999 followed a similar pattern. Taranto’s notes reflect that she met with Lomenzo on January 18, 2000, that “Scott[’s]” number

[31]	Management apparently used balance sheet reserve releases not only to reduce costs (see Sections IV and VI), but also to boost revenues. It should be noted that, as with the line cost and SG&A accruals, it is possible that the balance sheet revenue reserve accounts from which releases were made contained amounts in excess of requirements. Although it may be shown that certain reserves were in excess of requirements when the releases were made— something WorldCom and its outside auditors are now testing—we view these reserve releases as inappropriate. We have been provided no underlying documentation or analyses to support such releases as to their amount or timing. This lack of appropriate documentation, in combination with what we found to be the process under which these releases were made (as described above), calls into question each of these reserve releases.

was $8.760 billion, and that “Monrev” reported revenue of $8.641 billion. Her notes also reflect that the $119 million “shortfall” between Sullivan’s target revenue and actual revenue could be bridged through several accounting entries, the largest of which was a proposed $39 million “unused balance sheet” entry. Several of these items, including the balance sheet release, were recorded as revenue in the Corporate Unallocated revenue account. On February 1, 2000, the Final MonRevs were distributed; in their cover letter to Ebbers and Sullivan, Lomenzo and Taranto highlighted $168 million of “extraordinary revenue items” booked in that quarter.

On February 10, 2000, WorldCom reported fourth quarter “core revenue” of $8.760 billion, precisely Sullivan’s earlier target. The “extraordinary revenue items” booked in December lifted WorldCom’s revenue growth over two percentage points, enabling Ebbers to boast that revenues were “up 15% from the same quarter in the prior year for a total of $8.8 billion.” None of these entries was disclosed.

c.	Second Quarter 2000

Between the fourth quarter of 1999 and the second quarter of 2000, the size of the gap between the Company’s actual revenues and Sullivan’s target grew. On July 11, 2000, Taranto’s notes show that Sullivan’s target (“Q2 Need” ) was $9.340 billion, but that the “Act[ual]” MonRev number was only $9.145 billion. Taranto’s notes list proposed adjustments to bridge the $195 million shortfall, including a $100 million item for “Minimum Deficiencies” that we discuss in greater detail below. All of the proposed revenue entries were recorded. On July 24, Lomenzo and Taranto distributed the June MonRev to Ebbers, describing in detail the “extraordinary revenue items” that were booked that quarter.

Three days later, WorldCom issued its earnings release, boasting of strong revenue growth, reporting $9.36 billion in total revenue (excluding Embratel)—slightly higher than Sullivan’s earlier target—and 13.3% revenue growth. Without the adjustments, this revenue growth figure would have been 10.9%. None of the revenue entries posted after the close of the quarter, including the $100 million Minimum Deficiencies item, was disclosed.

d.	Third Quarter 2000

In the third quarter of 2000, the exercise of finding accounting entries to meet Sullivan’s target was tracked on a series of spreadsheets, each designated “Sept Hit List.” These documents were maintained by the Revenue Accounting group on a shared computer drive; some included a “3Q Target” number, and all included a list of potential revenue items to meet the target. An early version of the spreadsheet contained three columns, headed “conservative,” “moderate,” and “aggressive,” presenting a range of revenue that could be booked for each proposed item. One version of the “Hit List” reflected the Revenue Accounting group’s assessment that, if their accounting for these items was “conservative,” recorded revenue would have to be reduced by $7.8 million; if “moderate,” the Company could recognize an additional $65 million in revenue; and, if “aggressive,” revenue could increase as much as $273 million. Subsequent versions of the “Hit List” dropped the “conservative” option entirely, added several potential opportunities, and showed an “aggressive” revenue increase of $279 million. What appears to be the final version of the “Hit List” showed that Revenue Accounting in fact “booked” the full $279 million. Among the items recorded as revenue was an additional $133 million for Minimum Deficiencies; we discuss this item later in this Section of our Report.

On October 26, 2000, WorldCom reported that “[c]onsolidated revenues for the third quarter increased 12 percent over last year’s comparable quarter, reflecting continued growth from global broadband services.” None of the post-close entries was disclosed. Without the $279 million of self-described “aggressive” accounting entries, the reported year-over-year growth for the third quarter of 2000 would have been only 8.6%.

2.	The Close the Gap Process: 2001 – 2002

As operational revenue growth slowed further in 2001, the Business Operations group joined the Revenue Accounting group in the process of finding revenue opportunities. The Business Operations group described this process as “Close the Gap” in presentations to both Ebbers and Sullivan. The term was intended to describe a process of finding revenue items that would bridge the difference between the Company’s forecasted operational revenues and the market’s expectations, encouraged by Ebbers and Sullivan, of double-digit growth. For several quarters, the effort was successful.

The Business Operations group was responsible for developing a number of annual business plans for what was known as “little WorldCom” (or “wCOM” ), including annual business plans for revenue and SG&A costs.32 For most of 2001 and the early part of 2002, the group was headed by Ron Beaumont, who, at the time, was Chief Operating Officer of WorldCom Group. McGuire, who reported directly to Beaumont, was responsible for developing wCOM’s annual business plan for revenue. Michael Higgins, Vice President of Business Operations, assisted McGuire in this task. McGuire and his group would use the annual revenue plan as a basis for creating revenue goals for each of their sales groups. As the

[32]	wCOM essentially comprised WorldCom Group less its Wireless and Latin American components, and typically generated approximately 80% of WorldCom Group’s gross revenue.

year progressed, McGuire and M. Higgins would prepare forecasts and outlooks that informed the sales groups if they were on track to meet their respective revenue goals.

Starting in the second quarter of 2001, Sullivan and Ebbers began to rely on the Business Operations group’s expertise to help predict shortfalls between WorldCom Group’s actual operational revenue and target revenue and to identify additional revenue opportunities.33 After the distribution of the Preliminary MonRev, McGuire and M. Higgins would prepare a monthly close presentation for Ebbers and Sullivan that included a detailed analysis of revenue results and a forward-looking view of the Company’s projected revenues among the various business units. Beaumont normally attended these presentations and, from time to time, Myers also attended. The Business Operations group’s monthly close meeting, which typically included a detailed slide presentation, was more formal than Lomenzo’s monthly revenue close meeting with Sullivan.

The Business Operations group’s presentations were, however, similar to Lomenzo’s revenue-close meetings with Sullivan in at least one respect. The presentation would conclude with a discussion of the Business Operations group’s list of “revenue opportunities” to bridge the shortfall between the Company’s forecasted quarterly revenue and the double-digit revenue growth target. The Business Operations group generated the list through discussions with the sales unit leaders from the field, who were involved in the Company’s daily operations. While many of these opportunities were operational—such as proposed sales promotions—others were purely accounting adjustments designed to boost reported revenue.

[33]	The Business Operations group was asked to make presentations for all of WorldCom Group, although it did not have direct responsibility for tracking the performance of those areas that fell outside of wCOM (i.e., Wireless and Latin America).

We were told that McGuire and M. Higgins attempted to screen out suggestions from the field that were clearly inappropriate, but did not perform accounting research to determine whether any of the ideas proposed in their analysis complied with GAAP. Rather, McGuire and M. Higgins left the ultimate accounting decision on whether the proposals complied with GAAP to Sullivan and Myers. As we describe below, most of the accounting adjustments suggested in the “Close the Gap” presentations were ultimately recorded as revenue and many of them were not, in our view, appropriate under GAAP.

a.	Second Quarter 2001

On April 21, 2001, following strong performance in the first quarter of 2001, Ebbers expressed confidence in WorldCom’s “ability to achieve our 12-15% 2001 growth target on the WorldCom tracker.” Ten days later, however, Ebbers was presented with an analysis from the Business Operations group that suggested his optimism was misplaced. By May 1, 2001, the Business Operations group was predicting a $146 million shortfall against revenue targets for the second quarter of 2001.

In an effort to address this shortfall, the Business Operations group began generating ideas for Ebbers and Sullivan to “close the gap” between projected and target results. On May 14, McGuire informed Beaumont that he and M. Higgins were “planning to take a laundry list of accounting opportunities to Clinton.” McGuire’s goal at the time was to get a “ruling” on several of the accounting opportunities “prior to the end of quarter hysteria.” Shortly thereafter, McGuire and M. Higgins met with Myers to review their proposed “Revenue Opportunities.” By mid-June, as revenue results continued to deteriorate, the Business Operations group was predicting the need to book more than $170 million of additional revenue to “close the gap.”

According to a June 14 e-mail from Myers to Sullivan and Lomenzo, the Business Operations group was “looki[n]g under every rock” for revenue items.

Ebbers and Sullivan were aware of these developments. Sullivan apparently became concerned in mid-June because the weaker performance reflected in the May Preliminary MonRev already contained some of the Close the Gap opportunities. At the same time, Sullivan was concerned that these revenue entries were masking operating results. Sullivan’s description of the situation survives in a voicemail he left for Ebbers on June 19:

Hey Bernie, it’s Scott. This MonRev just keeps getting worse and worse. The copy, um the latest copy that you and I have already has accounting fluff in it . . . all one time stuff or junk that’s already in the numbers. With the numbers being, you know, off as far as they were, I didn’t think that this stuff was already in there . . . . We are going to dig ourselves into a huge hole because year to date it’s disguising what is going on on the recurring, uh, service side of the business . . . .34

Sullivan’s assessment does not appear to have deterred Ebbers. On July 10, the day before the June 2001 Preliminary MonRev was internally distributed, Ebbers sent a memorandum to Beaumont, inquiring as to the status of the Close the Gap exercise:

The first issue, obviously, is that we are getting close to mon-rev coming out for June and as a result the second quarter numbers. I would ask that you get with Jon McGuire and Mike Higgins and anyone else that works on those issues and see where we stand on those one time events that had to happen in order for us to have a chance to make our numbers—we should know those by now.

[34]	On the voicemail, Sullivan singled out several revenue items, including EDS Take or Pay payments that we discuss later in this Section, and Customer Premises Equipment sales, which he described as “ selling pure equipment into enterprise customers with no increase in service revenue, which is the worst kind of revenue that you can have . . . .” All of the revenue items that Sullivan referred to in his voicemail appeared on Close the Gap presentations in the second quarter of 2001.

On July 13, the Business Operations group presented Ebbers and Sullivan with an analysis of preliminary June revenue results. The presentation contained a series of slides that showed that the June MonRev results already included approximately $194 million of Close the Gap revenue items and that the total amount of Close the Gap initiatives booked in the second quarter of 2001 would likely be approximately $249 million. Ebbers was sensitive about having this information circulating within the Company. On July 13, 2001, M. Higgins e-mailed three senior managers at WorldCom a copy of the presentation, with the following warning:

Guys, Here’s the June mon rev deck we just took Scott [Sullivan], Bernie [Ebbers], and Ron [Beaumont] thru this afternoon. A sombering review. Will be scheduling a call next week with the RVP’s and Ron. Pls do not forward Bernie is extremely concerned with forwarded or passed on mon rev results.

WorldCom ultimately booked most of the accounting “opportunities” identified in the second quarter Close the Gap process— many of which we discuss in detail later in this Section of the Report. WorldCom Group’s reported revenues of $5.4 billion reflected a 12% increase from the same period in 2000. As M. Higgins wrote in an e-mail to Myers, that target clearly guided the decision to book these accounting entries:

I’m distraught over June results. What is very apparent in the results is we have become to[o] quick to “supplement” core performance deterioration with one time non recurring items. . . They became necessities because of the continued shortfalls. Will be prepared to take Scott and Bernie through the core deterioration tomorrow in some detail. . . . . The[] other thing going on here is that all the outlooks have been tied to the ‘12%’ magic number.

The Company in its July 26, 2001 Earnings Release announced in bold, capitalized letters: “WORLDCOM GROUP SECOND QUARTER 2001 REVENUES UP 12 PERCENT.” Ebbers told investors and analysts: “[W]e achieved 12% revenue growth for the quarter, and

12.5% growth for the first half of 2001, with strengths in all our business lines, in spite of a very difficult economic and industry environment.” Even though the press release accompanying the Earnings Release contained a detailed discussion of non-recurring items that negatively impacted performance—some as small as a $7 million charge for both the WorldCom and MCI Groups—none of the one-time, non-recurring revenue items booked in the second quarter of 2001, such as the $20.6 million in Minimum Deficiencies or $22.8 million in Early Termination charges (each discussed in detail below), was disclosed.

b.	Third Quarter 2001

Despite slowing growth in operational revenues in the second quarter, WorldCom still reported to Wall Street in July 2001 that it expected WorldCom Group revenue growth for 2001 to be between 12% and 15%. In an early handwritten draft of a Close the Gap slide for the third quarter, McGuire reported that the Company would need $200 million in non-recurring actions “in order to meet 12% street expectation[s].” This amount would grow to $318 million before the quarter was over.

In early September 2001, the Business Operations group began tabulating a list of potential third quarter Close the Gap revenue opportunities. This initial list included, among others, “EDS—Ratable accrual” in the amount of $35 million, “Qwest settlement in 2Q01” in the amount of $30-50 million, and “Out of period credits” in an amount estimated at $75 million. Each of these revenue items was eventually recorded in September 2001, and as we discuss below, each is questionable from an accounting standpoint.

As the gap widened, the need for more coordinated, but discreet, action between the Revenue Accounting and Business Operation groups became apparent to some of the participants in the Close the Gap process. On October 2, 2001, Lomenzo forwarded a schedule of revenue opportunities for September 2001 to Taranto, McGuire, and M. Higgins. In the e-mail forwarding the schedule, Lomenzo explained “[a]ll, per Scott 1. do not discuss any issues in mail/writing. 2. this is a process to ensure that we are on the same page. 3. we want to include only material items. We can share ownership of the schedule so he gets the same answer from each of us.”

In mid-October, Beaumont, McGuire, M. Higgins, Sullivan, and Ebbers met in Clinton to discuss the continuing shortfall between actual revenue data and the double-digit growth target. WorldCom Group’s preliminary results for the third quarter reflected $5.172 billion, or 5.5% year-over-year revenue growth, far short of the 12% target. After adding revenue “opportunities” that had already been “approved,” WorldCom Group’s adjusted revenue results reached only 6.6% year-over-year revenue growth. In order to hit quarterly revenue of $5.490 billion, or 12% year-over-year revenue growth, the analysis calculated that an additional $263 million was needed. By close of the quarter, over $274 million was booked as revenue in the WorldCom Group Corporate Unallocated revenue account, over $200 million of which can be tied to revenue items identified on 3Q01 Close the Gap presentations.

On October 25, 2001, WorldCom Group reported 12% revenue growth. Both Ebbers and Sullivan emphasized the achievement of reaching double-digit growth. Again, neither the Earnings Release nor Ebbers or Sullivan disclosed that the Company had booked any non-recurring revenue items. To the contrary, in a stand-alone section of the earnings release entitled “Discussion of Non-Recurring Items,” WorldCom stated: “There were no non-recurring items this quarter.” None of the witnesses with whom we spoke about this issue could justify this statement or square it with the revenue items that were actually booked as part of the Close the Gap exercise in the third quarter of 2001.35

c.	Fourth Quarter 2001

By early in the fourth quarter of 2001, it was apparent that the Company’s revenue growth had deteriorated to the point where operational revenue growth could be slightly negative. Just one month into the fourth quarter, the Business Operations group predicted that the Company would need to book $419 million in Corporate Unallocated revenue to reach a 10.5% growth rate. By mid-December 2001, the Business Operations group was predicting that the Company would need to book $435 million in Corporate Unallocated revenue just to reach a 9.9% growth rate.

The problem of the widening gap between actual results and the targeted growth rate was exacerbated by the fact that the Company had already booked in the second and third quarters most of the “revenue opportunities” that the Business Operations group could identify. A schedule circulated in December 2001, reflecting Close the Gap opportunities for the fourth

[35]	Sullivan’s apparent understanding of “non-recurring” is reflected in an e-mail, dated February 11, 2000, in which he responded to an e-mail from WorldCom’s Treasurer, who had stated that he did not know how and whether non-recurring revenue booked to the Global Accounts division in the fourth quarter of 1999 was reflected in the MonRev. Sullivan’s reply was: “From the American Heritage Dictionary: non—pref. Not; recur (ri-kur’) v.—curred, curring. To happen, come up, or show up again or repeatedly. Now, joining the two words, we have Not happening or showing up again. Does anyone see that not happening in the attached 1999 quarters? Not only did it happen, it was pretty consistent. It will happen again in 2000, will likely be consistent, and will likely be higher than 1999 . . . . Let’s not join and use these two words unless it’s the appropriate description of a situation.” It appears that Sullivan was sensitive to using the term “non-recurring” in connection with discussions of revenues, even in internal e-mails. Clearly, the fact that the Company may have recorded “non-recurring” revenue items consistently throughout the period did not convert those items into “recurring” revenue that need not be disclosed.

quarter of 2001 showed only $151 million in revenue opportunities, and by January 2002, the amount of revenue opportunities on the Close the Gap list was down to $130 million.

In the fourth quarter of 2001, $134 million was booked in the WorldCom Group Corporate Unallocated revenue account, including large entries for Minimum Deficiencies and customer credit reclassifications that we discuss below. Booking these amounts enabled WorldCom Group to report a 7.1% growth rate—significantly less than the revenue target, but significantly more than WorldCom Group otherwise would have achieved.

d.	First Quarter 2002

By the first quarter of 2002, it was clear that the Company could no longer deliver anything close to double-digit revenue growth. As one witness told us, “the wheels had fallen off” by that time. During a February 7, 2002 analyst call, Ebbers announced guidance of “mid single-digits” revenue growth, and soon thereafter, both he and Sullivan expressed confidence in achieving 5% revenue growth. Two weeks later, Business Operations provided Ebbers with a review of January 2002 revenue numbers that showed that even those projections were ambitious—January MonRev results showed a 6.9% year-over-year decline in revenue.

In the first quarter of 2002, the WorldCom Group ultimately reported revenues of $5.1 billion, a decline of approximately 2% from the first quarter of 2001. This publicly reported decline in revenue occurred despite the fact that approximately $132 million was booked in the WorldCom Group Corporate Unallocated revenue account in the first quarter of 2002.

D.	Specific Revenue Items

We have examined those entries that appear to have been made, at the direction of Sullivan or other senior WorldCom management, for the specific purpose of enabling WorldCom to achieve particular revenue targets or results. We discuss several of the most significant of these entries in this Section of the Report.

1.	Minimum Deficiencies

WorldCom improperly booked approximately $312 million in revenue associated with Minimum Deficiency charges between the fourth quarter of 1999 and the fourth quarter of 2001. The bulk of this revenue was accounted for in two large adjustments in the second and third quarters of 2000, in the amounts of approximately $100 million and $133 million, respectively.36 Each time these adjustments were part of the Revenue Accounting group’s process for reaching Sullivan’s revenue target for the quarter. Through these adjustments, the Company recognized revenue from billings that it almost certainly could not (and, indeed, did not) collect.

Minimum Deficiency charges arise from customer agreements that permit a telecommunications company to bill customers for usage amounts that fall below contractual

[36]	In several other quarters, smaller amounts relating to Minimum Deficiency charges were recognized with no evidence that they had been, or would be, collected. In the fourth quarter of 1999, $39 million of revenue was booked through straightforward reserve releases, much like the larger release in the second quarter of 2000. An additional $20.6 million of revenue was booked in the second quarter of 2001, with the offsetting entry being a decrease to deferred revenue. Finally, in the fourth quarter of 2001 the company recognized another $20 million in revenue categorized as Minimum Deficiency charges by decreasing an accounts receivable billing reserve. Almost all of these adjustments appear as line items in Corporate Unallocated revenue in their respective quarters. The one exception is that $29 million of the $39 million recognized in the fourth quarter of 1999 was released back to individual sales channels rather than through Corporate Unallocated, but was highlighted as an Extraordinary Item on the attachment to the MonRev.

minimums. For example, when a customer entered into a contract with WorldCom to use a minimum number of minutes in order to obtain favorable pricing, the contract often provided that WorldCom was able to bill such customers retroactively for any under-utilization. Typically, these Minimum Deficiency charges were excused, particularly for larger customers with whom WorldCom often simply renegotiated a new contract for future services. Even for those Minimum Deficiency charges that were not excused, WorldCom rarely collected. We were told that WorldCom’s historic recovery for all Minimum Deficiency billings never exceeded a single-digit rate.

When collectibility cannot be established with reasonable assurance, GAAP does not permit recognition of revenue. Through the end of the first quarter of 2000, WorldCom’s accounting for Minimum Deficiency billings appears to have been generally consistent with this principle. For the majority of Minimum Deficiency charges, the Company recorded the billings as accounts receivable, and simultaneously offset those receivables with a dollar-for-dollar reserve on the balance sheet. Revenues were subsequently recognized when WorldCom collected for billed Minimum Deficiencies.37

Because WorldCom reserved for close to 100% of these billings, the balance of that reserve accumulated substantially over time. Leading up to the close of the second quarter of 2000, WorldCom’s aggregate Minimum Deficiency reserve balance was approximately $180 million.

At the same time that the Minimum Deficiency reserve was growing, WorldCom’s operational revenue growth was slowing. At the close of the second quarter of 2000, operational

[37]	As an exception to this general practice, WorldCom recognized as revenue Minimum Deficiency charges in instances where the charge was less than $25,000.

revenue was $195 million short of Sullivan’s revenue target. We were told that Sullivan proposed a release of Minimum Deficiency reserves to Lomenzo in order to make up some of the shortfall. Lomenzo communicated these instructions to Taranto, whose notes identify Minimum Deficiencies as one of the accounting entries to be utilized in making up the difference between operational and target results for the quarter.

The Revenue Accounting group released approximately $100 million of Minimum Deficiency reserves in the second quarter of 2000. The total reserve release was booked through three separate journal entries in amounts of $4.5 million, $85.5 million, and $9.748 million. We are not aware of any legitimate accounting analysis performed to support any of these entries. The first two—which total $90 million—appear to reflect a determination simply to reverse half of the then-existing Minimum Deficiency reserve($180 million) to revenue. This is consistent with a typed “hit list” prepared by Taranto at the time in which she wrote “Take half Min-Def (total 180) 90.”

We could identify even less support for the last entry, which added an additional $9.75 million to revenue. Taranto’s undated notes from the quarter close reflect the intent to revise the MonRev with a “revenue entry” of $9,748,245 allocated to “min usage.” On July 21, 2000, Myers e-mailed Lomenzo to report that “pursuant to my conversation with Scott today, we will record an increase to revenue of $9,748,245, bringing revenue, excluding Embratel, to $9,355,441,858.” None of the witnesses we spoke with could recall why this additional revenue entry was made, and why it was offset against the Minimum Deficiency reserve. However, this last minute entry appears to have enabled WorldCom to hit its earnings per share (“EPS”) target. Without the entry, WorldCom’s pro forma EPS for the quarter would have been $0.4532; with the additional $9.75 million booked to revenue on July 21, pro forma EPS jumped to $0.4552, enabling the Company (by two one-hundredths of a penny) to round up to $0.46 when it reported its earnings on July 27, 2000. WorldCom’s reported EPS met Wall Street’s projections to the penny.

Both Taranto and Lomenzo were uncomfortable with the June 2000 Minimum Deficiency reserve releases. As a result of her discomfort, Taranto highlighted these entries in the cover memorandum to Ebbers and Sullivan accompanying the final June 2000 MonRev Report, stating that there were “several extraordinary items in the month of June,” the largest of which is the “Minimum Deficiency Reserve Release” of $99.7 million.

The effect of the June 2000 reserve release was not only to artificially augment revenue, but also to leave WorldCom significantly under-reserved for its Minimum Deficiency billings. This became apparent during the course of the following quarter. Between June 2000 and September 2000, WorldCom undertook a clean-up of its uncollectible accounts receivable. This exercise—dubbed “Project LOAF,” an acronym for “low aging fruit”—focused on writing off charges to customers from whom collection of amounts billed, including Minimum Deficiency charges, was unlikely. WorldCom appears to have accounted for this exercise properly by decreasing the bad debt reserve or the Minimum Deficiency reserve, as the case may be, by an amount equal to the corresponding decrease in accounts receivable. However, because of the improper June 2000 releases, the balance remaining in the Minimum Deficiency reserve (approximately $80.6 million) was not adequate to sustain this clean-up activity. By September 2000, WorldCom’s aggregate Minimum Deficiency reserve had a negative (i.e., debit) balance of $18 million—effectively (but clearly inappropriately) converting the reserve into what would appear to be an asset in the books.

Despite this depletion of the reserve, in the third quarter of 2000, WorldCom recorded an additional $133 million of revenue from Minimum Deficiency charges. The instruction to Revenue Accounting to record this item appears to have come from Sullivan, although we were told that Myers may have been involved in these discussions as well. As we describe above, in the third quarter of 2000, the Revenue Accounting group kept track of the revenue target and the proposed accounting opportunities in a document titled “Sept Hit List.” Over the course of the quarterly revenue close, the “minimum deficiencies” opportunity migrated from a “moderate” position to book $66.5 million to an “aggressive” position to record $133 million. On October 18, 2000, the full $133 million of Minimum Deficiency charges was booked to revenue in the Corporate Unallocated revenue account.

Unlike the second quarter, however, there was no Minimum Deficiency reserve left to release to generate the revenue being recognized; as described above, the reserve had been fully depleted as a result of the second quarter release and Project LOAF. In the third quarter, WorldCom offset the minimum deficiency revenue by an increase to bad debt expense—an account that should be used for the sole purpose of writing off (or reserving for) receivables that the Company did not believe would be paid. In effect, the Company recognized $133 million of revenue from billings that it was simultaneously recording on its books as unrecoverable.38

2.	Customer Credits

Between the second quarter of 2001 and the first quarter of 2002, WorldCom improperly accounted for over $215 million of credits that it had issued to telecommunications customers.

[38]	Because the offsetting entry was an increase to bad debt expense, this third quarter 2000 recognition of Minimum Deficiency revenue boosted reported revenue but, unlike the second quarter reserve release, had no effect on pre-tax income.

The accounting treatment of these customer credits was an integral component of the Close the Gap process, and involved both WorldCom’s domestic and international operations (including WorldCom’s international operations for Europe, Middle East, and Africa, based in the U.K. (“EMEA”)). The effect of these entries was to reclassify certain customer credits as miscellaneous expenses rather than treating them properly as offsets to current operating revenue. The purpose of these reclassification entries—which had no effect on reported pre-tax income—was to improve WorldCom’s reported revenue number and revenue growth rate, at the expense of its miscellaneous income number. As Myers explained to Sullivan in an August 23, 2001, e-mail: “You know as well as I do that there is little, if any room in Misc[ellaneous income] for prior period credits. That said, I would rather miss a Misc Income number [than] revenue.”

Companies in the telecommunications industry routinely issue credits to customers for incorrect or overbilled amounts, particularly where customers encounter installation or service disruption problems. Such customer credits can be issued in the form of discounts or rebates off of future billings or as adjustments to previously issued invoices. Whether treated as discounts, rebates or adjustments, customer credits should be reported as a reduction of revenue on the income statement. To treat customer credits otherwise results in an overstatement of revenue.

Following the 1998 merger with MCI, it appears that WorldCom utilized different approaches to accounting for customer credits issued from the two sides of the merged business. The legacy MCI side accounted for customer credits on an accrual basis, in which a reserve for future estimated credits was established at the time the revenue associated with the billing was recorded.39 The legacy WorldCom side of the business appears to have accounted for customer credits on a cash basis, in which no reserve was established at the time the associated revenue was recorded, and customer credits were recorded against revenues only after they had been specifically identified and issued to a customer’s account. Andersen criticized legacy WorldCom’s treatment of customer credits in its 2000 Annual Audit, noting in its work papers that “this method does not accurately measure the needed reserve at any given point in time.” Andersen proposed to recommend to management that they calculate a customer credit reserve for legacy WorldCom billings “in a manner consistent with the legacy MCI reserve (i.e., runrate basis).”

Notwithstanding the method by which it recorded customer credits, legacy WorldCom recorded revenue on an accrual basis, as required by GAAP; as a result, there was often a considerable lag between the time revenue was recognized from legacy WorldCom billings and the time customer credits on those billings were issued and recorded. Within legacy WorldCom, these delayed credits were referred to as “Out of Period Credits” or “Prior Period Credits,” since the customer credits related to revenue recognized in a prior reporting period.

Prior to the second quarter of 2001, legacy WorldCom generally appears to have recorded these prior period customer credits as an offset to revenue, as required by GAAP. When credits were issued to a customer in connection with an overbilling from a prior period, for example,

[39]	Although legacy MCI accounted for customer credits on an accrual basis, it is unclear whether WorldCom continued to maintain an appropriate level of reserves for such credits post-merger. Documents we reviewed suggest that the reserve balance for the legacy MCI side of the business decreased from $101.8 million at the end of 1999 to only $17.6 million by December 2000.

legacy WorldCom recorded such credits in a “contra-revenue” account,40 which had the effect of reducing current period revenue.41

During the second quarter of 2001, one of the first “opportunities” identified during the Close the Gap exercise was the accounting for these “Prior Period Credits.” In April or May of 2001, Sullivan asked personnel in the Business Operations group to begin cataloging credits issued in the Emerging Markets segment of WorldCom’s business for revenue recognized in 1998, 1999 and 2000. The original purpose of this exercise appears to have been to determine whether any of these credits were attributable to customers who were in bankruptcy or financial distress, on the theory that those credits could then be moved from the contra-revenue account (which reduced revenue) to a bad debt expense (which did not). By mid-May 2001, the Business Operations group had identified approximately $7 million of customer credits that could be reclassified applying this theory.

By mid-June 2001, as more aggressive opportunities were needed to close the gap, this exercise was expanded beyond customers in financial distress to credits issued to any Major Nationals or Emerging Markets customer for revenue billed prior to December 31, 2000. By July 5, 2001, Business Operations had identified $24.9 million of such “Prior Period Credits,”

[40]	A “contra” account accumulates amounts that reflect a reduction of amounts in another related account.
[41]	That is not to say that prior to 2001, WorldCom always accounted for customer credits appropriately. As we discuss below, there is a significant question as to whether WorldCom properly accounted for $29 million of customer credits issued in the third quarter of 1999, and whether WorldCom’s disclosure of those credits in its public filings was misleading.

proposing that they all be reclassified as bad debt expense. By mid-July, that number ballooned to $40 million.42

A similar exercise was undertaken in the U.K. by EMEA. In mid-June 2001, EMEA communicated to Myers that it had identified $27 million of customer credits relating to revenue recorded in 2000 that were being processed against May 2001 revenue. Later that month, as EMEA’s books were approaching the close process for the month, Lucy Woods, the Senior Vice President of International Finance and Chief Financial Officer of EMEA, e-mailed Sullivan directly to ask whether these customer credits could be “removed” from EMEA’s second quarter revenue numbers. Within an hour, Sullivan agreed to remove the customer credits from EMEA’s current period revenue. Woods, however, was rebuked by Myers for contacting Sullivan directly about such issues. At the end of June, EMEA was told by Yates in General Accounting that EMEA’s customer credits issued in the second quarter of 2001 would be reclassified as miscellaneous expense.

There was considerable discomfort about the decision to reclassify “Prior Period Credits.” On July 5, 2001, for instance, Taranto e-mailed Myers and Lomenzo to tell them that she could not justify the proposed accounting treatment for customer credits “given the customer is in good standing and simply was issued credits for erroneous billing.” Myers responded to Taranto and Lomenzo that he agreed, and that he “also [had] real concerns” regarding the entry. Several members of the Business Operations group apparently found WorldCom’s accounting

[42]	The Revenue Reporting group initially allocated $15 million of these customer credits to the “Internet” segment, and $25 million to Data and Special. We were told that Stephanie Scott instructed an employee in the Revenue Reporting group that of the amount allocated to Data and Special, $20 million be reallocated to Internet because the Internet numbers “looked a little light.” Scott recalled that she was simply passing on instructions from Sullivan and others in the Revenue Reporting group. Regardless of the source of the directive, the purpose and effect of these adjustments was to boost WorldCom’s reported Internet numbers by a total of $35 million.

for prior period customer credits to be problematic. Indeed, in an e-mail to Myers on July 9, 2001, M. Higgins highlighted the prior period customer credit opportunity but qualified that it should be “a wait and see mon rev adjustment depending on results.” Myers responded that he agreed. And Woods, in an e-mail describing her revenue discussions with Andersen in the second quarter of 2001, expressed relief that she “got through this without mentioning the 2000 credit note reversal!”

The June Final MonRev was distributed on July 20, 2001. The cover memo to Ebbers highlighted the customer credit reclass, noting that “[w]e have recorded several one-off type revenue adjustments such as prior year credit notes and recorded [them] in Corporate Unallocated.” The Corporate Unallocated schedule to the MonRev detailed the $40 million of domestic reclassifying entries and $29 million of EMEA credit adjustments.

After the second quarter of 2001, the reclassification of prior period customer credits became a fixture at quarter end. In the third quarter of 2001, $59 million of out of period customer credit reclassifications were posted to the Corporate Unallocated revenue account. In the fourth quarter of 2001, an additional $42 million of revenue adjustments relating to out-of-period customer credits were booked to a Corporate Unallocated revenue account. Finally, in the first quarter of 2002, $45 million of out-of-period customer credits were posted to the Corporate Unallocated revenue account.

3.	Early Termination Charges

Another critical component of the second quarter of 2001 Close the Gap exercise was the recording of revenue from “Early Termination” penalties. Such penalties are like Minimum Deficiency charges in that they are based on rarely enforced contractual provisions with customers. In the second quarter of 2001, WorldCom recognized $22.8 million in revenue from Early Termination penalties billed on the last business day of the quarter, and recognized an additional $7 million from these billings in the following quarter.

Our analysis of these entries suggests that they were not properly recorded under GAAP for at least two reasons. First, the Company failed to acknowledge the low probability of collection of these charges by establishing an inadequate billing reserve and thereby improperly recognizing revenue. Second, a significant portion of the revenue recognized was based on billings to a customer WorldCom was set to acquire, virtually assuring that collection would never be realized.

Early Termination penalties are charges based on long-term customer contracts with clauses calling for payments—referred to interchangeably as “early termination penalties” and “underutilization charges”—should the customer terminate the contract before its expiration. As with Minimum Deficiency charges, these penalty provisions were seldom enforced by WorldCom. Indeed, it was so rare to collect these charges, and WorldCom so infrequently even billed customers for Early Termination penalties, that the Company had virtually no collection history on such billings.

As part of the effort to Close the Gap in the second quarter of 2001, Business Operations determined that these Early Termination penalties presented an opportunity to boost revenue. On June 5, 2001, Beaumont and McGuire, in an e-mail to operations personnel, approved the billing of Early Termination penalties to certain Emerging Markets customers. In addition, by June 20, Business Operations had identified several large customers for which WorldCom apparently was entitled to bill Early Termination penalties. McGuire presented this opportunity in a slide presentation to Ebbers, Sullivan and Beaumont on that date, observing that “[b]ackbilling of Emerging Markets top Early Term charges has potential to generate significant one-time revenue uplift.” This presentation identified $52.4 million of potential Early Termination charges to invoice. Through the coordinated efforts of Business Operations and the Revenue Accounting group, that number grew to $88.1 million. On June 29—the last business day of the quarter—penalty invoices to those customers were mailed out.

A Close the Gap document circulated on July 9, 2001, details the analysis behind the decision to recognize a portion of those billings immediately as revenue. According to a slide titled “Emerging Markets Underutilization Charges,” of the $88.1 million invoiced at the end of the quarter, approximately half of the penalties related to Early Terminations that occurred over six months previously. McGuire, in an e-mail dated July 10, acknowledged that “[w]e don’t have a collection track record with charges of this nature and magnitude, so I am not sure anyone has a perfect view of what is ‘conservative’ vs. ‘aggressive’ as far as reserves go.” McGuire therefore recommended to Lomenzo and Myers that WorldCom be “reasonably biased to the conservative side”—and suggested a reserve of 100% for charges relating to Early Terminations 180 days or older, and 50% for charges relating to Early Terminations within less than 180 days. Following this recommendation, the Revenue Accounting group booked $22.8 million of revenue in the Corporate Unallocated revenue account, accepting the suggestion that they estimate 50% recovery on charges relating to Early Terminations less than six months old.

We were told that of the $88 million invoiced—and the $22.8 million recorded as revenue in the second quarter of 2001—only about $3 million was ever actually collected: a recovery rate of less than 7% on the charges relating to Early Terminations less than six months old, and a recovery rate of less than 3.5% overall. This should have come as no surprise. A number of companies the Business Operations group invoiced were on the verge of bankruptcy. Further, because these customers were in what WorldCom called “emerging markets” (generally dot-com companies), formal contracts were not typical. We were told that where no contracts could be identified, Business Operations personnel relied on other evidence—such as e-mail correspondence—to support the intent of the parties to be bound by Early Termination penalties. Taranto expressed her concern over this factor in an e-mail to Myers and Lomenzo on July 5, 2001, observing that “we do not have signed contracts at the service level from many of the customers we charged the penalty to.” Myers concurred, responding that he, too, had “concern” with this item—even “without knowledge that we did not have signed contracts at the service level.”

The single largest component of the Early Termination revenue related to an invoice that WorldCom was virtually assured it would never collect. On June 29, WorldCom issued an invoice to Intermedia—a company that, on July 1, was to be acquired by WorldCom. As M. Higgins observed in an e-mail to Lomenzo and Myers, the Intermedia billings were “within the ‘pool’ of early termination charges” and “[a]s part of the 2Q Intermedia transaction the early termination billings due Wcom could be part of the overall transaction.” Once the companies were combined, WorldCom’s receivable could be eliminated against Intermedia’s payable (and in fact should have been) as part of the consolidation, and WorldCom would never have to pursue collection.

That WorldCom recognized revenue on these billings to Intermedia stands in stark contrast to how it accounted for billing credits issued to that same customer. Earlier in 2001, WorldCom issued almost $10 million in credits to Intermedia as a result of billing errors; the proper accounting for this customer credit should have been a reduction of revenue. Instead,

Taranto recorded in an e-mail that “[p]er david myers we are booking this to a special balance sheet account (not billing adjustment) so that when the deal closes we can write it off.” In other words, where the entry hurt revenue (posting of credits) it was delayed; where it helped revenues (early termination penalties) it was inappropriately recognized. In both instances, WorldCom overstated revenues—by failing to post customer credits against billings it knew to be in error, and by recognizing revenue on penalty charges it knew it would never have to collect.

4.	Electronic Data Systems

On October 22, 1999, WorldCom signed a substantial exchange-of-services contract with Electronic Data Systems Corporation (“EDS” ), which in part bound EDS to outsource its network and communication services to WorldCom over an 11 year period, the usage of which was valued to WorldCom at approximately $6 billion.43 This contract proved to be the source for several Close the Gap opportunities. Under the terms of the contract, EDS agreed to minimum commitments for such outsourcing services, including an agreement on penalty payments if EDS failed to meet these required minimums on an annual basis (called “Take or Pay” minimums by Business Operations employees), or cumulatively measured at the end of five-year, eight-year, and eleven-year periods. WorldCom took advantage of both the Take or Pay and the cumulative penalty provisions to meet revenue targets.

[43]	At the same time that this outsourcing agreement was executed, WorldCom agreed to outsource its information technology systems requirements to EDS. We have not examined the information technology outsourcing agreement with EDS. It is possible that further examination of this agreement in conjunction with the “network and communications services” arrangement described above would lead to the identification of additional accounting issues.

a.	Take or Pay

By the close of the first quarter of 2000, WorldCom was already forecasting that EDS would fall short of its annual Take or Pay minimum commitment in 2000. By April 2000, “hit lists” maintained by the Revenue Accounting group included a $10 million revenue item alternately labeled as “EDS Shortfall” or “EDS Commitment Shortfall.” This amount was recorded as revenue in the first quarter of 2000 to the Global Division (Outsourcing) sales channel responsible for the EDS account. The Company continued to record Take or Pay revenue throughout 2000; by year-end, WorldCom had recorded $58.5 million of such revenue.

It is arguable whether it was appropriate to record the Take or Pay penalty as revenue prior to billing (and perhaps even prior to collection) since (1) WorldCom had reason to believe that EDS would dispute the billing and (2) the ability to bill the Take or Pay penalty was contingent upon EDS not meeting its minimum purchase requirements under the contract. Due to the long term nature of the contract and the relative certainty that EDS would fall short of the commitment, there was some basis for recognizing this revenue quarterly, as WorldCom did. However, recording the revenue in this manner (accruing it in advance of the right to bill it especially so early in the year when projection of the shortfall was even more speculative) was, at best, very aggressive.

In late 2000, WorldCom received notice that EDS would dispute the anticipated $58.5 million in Take or Pay penalties that WorldCom had already recorded as revenue. In March 2001, WorldCom commenced arbitration to enforce its rights to such Take or Pay penalties. In August 2001, the arbitrator ruled that EDS owed WorldCom for the 2000 Take or Pay penalties, but reduced the penalty award to $40.8 million, awarding EDS a $17.7 million credit for the difference. Since this $17.7 million credit related to revenue WorldCom previously booked, it should have been recorded as a reduction of revenue on the income statement. Instead, the Revenue Accounting group improperly booked the arbitration-awarded credit as a miscellaneous expense, thereby reducing miscellaneous income but leaving revenue untouched.

b.	Ratable Accrual

The EDS outsourcing contract obligated WorldCom to make an upfront $100 million “network payment” to EDS, described by one employee as a “premium” for WorldCom’s acquiring the EDS contract. Under the terms of the contract, EDS was obligated to refund the $100 million prepayment to WorldCom if EDS failed to meet its cumulative minimum usage requirement after five years. In that event, EDS was required to repay the $100 million in five annual installments of $20 million, beginning in 2005. Within WorldCom, this obligation was referred to as the “EDS Ratable Accrual.”

In the second quarter of 2001, as Business Operations employees searched for revenue opportunities to close the gap, they began to focus on the EDS Ratable Accrual. By mid-June 2001, internal forecasts were showing that EDS would again fall short of its annual Take or Pay commitment. Under the terms of the contract, if EDS continued on this trend over the next several years, Business Operations was forecasting that it was likely EDS would miss the five-year minimum commitment, and would therefore be required to refund the $100 million prepayment starting in 2005.

The EDS Ratable Accrual was teed up as a revenue opportunity for the first time in mid-June 2001. On June 14, Myers e-mailed Sullivan and Lomenzo a presentation prepared by the Business Operations group entitled “Revenue Opportunity Discussions,” pointing out that they should “pay attention” to the discussion of a new revenue opportunity involving the EDS contract. The Business Operations group proposed that WorldCom could begin immediately recognizing revenue for the payments EDS might be obligated to make starting in 2005 if EDS were to fall short of its five-year commitment; the proposal also suggested that WorldCom post a “catch up” entry in the second quarter of 2001 for revenue it could have recognized in prior quarters under the same theory. In total, the opportunity was valued at $30 million in the second quarter, and $5 million in each subsequent quarter.44 Myers noted his initial reservations, suggesting that “it is pretty soft” and that he would have to re-examine the accounting of the prepayment to EDS “to see if this is even an option.”

On June 21, 2001, Sullivan, Myers, Lomenzo, McGuire and M. Higgins met to discuss the May MonRev results. McGuire and M. Higgins again raised the EDS Ratable Accrual as a Close the Gap item for the second quarter of 2001. Sullivan appears not to have reached a decision on this item at the meeting. On June 25, McGuire e-mailed Sullivan (copying Myers, M. Higgins and Lomenzo), again describing the EDS revenue opportunity, and stating that he “wanted to make sure [Sullivan was] aware of the action that we expected to take in June.”

Later that day, Sullivan responded by e-mail that booking revenue on the EDS Ratable Accrual was not appropriate: “I do not think it is legitimate. Unlike the take or pay commitment, I believe this looks like a contingent asset and cannot be recorded until the final legal settlement.” Sullivan’s assessment of the situation was accurate. Financial accounting generally does not permit the recognition of revenue where the events giving rise to the revenue

[44]	The Business Operations group calculated the $30 million in the presentation by amortizing the $100 million penalty payment over a 60 month (five-year) period, and then multiplying this amount ($1,666,666) by the 18 months that had passed on the contract by the close of the second quarter of 2001.

are uncertain—called “gain contingencies”—because of the inherent speculation involved in such accounting. Realization of revenue from the EDS five-year minimum requirement relied on two contingencies: whether EDS would, in fact, fail to meet its minimum requirement more than three years from the date of the proposed revenue accrual, and whether EDS would pay the penalty associated with this minimum requirement should it fail to meet the requirement. McGuire deferred to Sullivan’s apparent recognition of this defect, noting that “[t]he accounting for this is obviously your call.”

The EDS Ratable Accrual proposal suffered from an additional defect, which was also identified during the close of the second quarter of 2001. When WorldCom initially made the network payment in December 1999, General Accounting booked the $100 million payment to an asset account on its balance sheet called “Prepaid Other.” Since, at the outset of the contract it was not expected that the $100 million payment would be returned, General Accounting was required to amortize the prepayment to expense. Consideration was given to whether the offsetting entry to this amortization should be booked as a reduction of revenue or as an SG&A expense (which would not reduce revenue). In December 1999, after some discussion between Myers and employees in Business Operations and Revenue Accounting, Myers approved accounting for the amortization of this asset as an SG&A expense rather than as a reduction of revenue.45

Because the prepaid asset was being amortized as an SG&A expense (and not as a reduction of revenue), consistency would require that any entry that has the effect of reversing

[45]	This accounting treatment for the amortization of the $100 million asset was questionable. Effectively, the payment represented an upfront discount to EDS and accordingly should more appropriately have been amortized as a reduction of revenue over the minimum contract term.

this accounting treatment also be booked against SG&A (and not as an increase to revenue). This accounting defect appears to have also been recognized at the time by Business Operations employees. In late June 2001, the Director of SG&A and Capital in the Business Operations group confirmed for McGuire the initial accounting treatment of the $100 million prepayment.46 Based on this information, McGuire acknowledged that “the entire $30M we were counting on this quarter appears in jeopardy. It doesn’t appear that the $30M was ever being charged to revenue in the first place.” On June 27, 2001, McGuire communicated to Myers that the EDS Ratable Accrual would not be booked in the second quarter of 2001.

Although not booked in the second quarter, the EDS Ratable Accrual was recorded as revenue in the third quarter of 2001. By mid-September 2001, Business Operations was again forecasting a significant gap between operational and targeted revenue results. On September 11, 2001, when Business Operations employees met with Sullivan to begin discussions on accounting “Opportunities” to Close the Gap, the first item on their list was the EDS Ratable Accrual. By September 24, 2001, when Business Operations employees presented their Close the Gap analysis to Ebbers, the EDS Ratable Accrual was highlighted as an “identified” opportunity. By early October 2001, the EDS Ratable Accrual was a fixture on the Close the Gap analyses. We were told that Sullivan provided Lomenzo with booking instructions at the third quarter revenue close meeting in October, and the Revenue Accounting group recorded a

[46]	This posed yet another problem. General Accounting was amortizing the $100 million network payment on a monthly basis over a period of 11 years; approximately $13 million had been amortized by the end of the second quarter of 2001. Recognizing $30 million revenue in the second quarter would have effectively converted the $100 million prepayment into a $117 million asset. The amortization of $13 million was reflected as a debit (increase) to SG&A expense and a credit (reduction) to the $100 million asset ($87 million after the monthly amortization entries). Booking $30 million of revenue would have resulted in a $30 million credit (increase) to revenue and a $30 million debit (increase) to assets, on top of the $87 million asset ($117 million of assets after the entry).

$35 million EDS Ratable Accrual item to the Corporate Unallocated revenue account for September 2001. WorldCom continued to record EDS Ratable Accrual revenue, at a rate of $5 million per quarter, in the fourth quarter of 2001 and the first quarter of 2002.

No witness we spoke with could recall what caused Sullivan to revisit, and change, his initial determination that it was “not . . . legitimate” to record EDS Ratable Accrual revenue.47 From its work papers, it appears that Andersen reviewed and approved the decision to record EDS Ratable Accrual revenue, but we have no basis to determine whether Andersen was provided with all of the relevant facts. We have found no evidence in the work papers that Andersen was told that the $100 million penalty payment was derived from a WorldCom prepayment to EDS (although this was easily discernible through a review of the contract), nor is there evidence that Andersen was aware that WorldCom had been amortizing that prepayment to SG&A expense rather than as a reduction to revenue.

5.	Qwest Settlement

In the third quarter of 2001, WorldCom booked a $50 million revenue opportunity described as “Qwest Settlement.” The entry appears to relate to a series of settlements reached with Qwest Corporation during the second quarter of 2001. The Qwest settlement was frequently raised—and rejected—as a Close the Gap revenue opportunity throughout the second and third quarters of 2001. Based on our interviews, our review of documents and our analysis

[47]	Two witnesses we spoke with speculated that the decision to book the EDS Ratable Accrual in the third quarter of 2001 may have been related to WorldCom’s recovery of Take or Pay penalties in arbitration with EDS in August 2001. McGuire told us that after the arbitrator’s decision, WorldCom had confidence that it had an enforceable contract with EDS with legally-binding minimum usage penalty provisions. However, we are not aware of any component of the arbitration, or the arbitrator’s decision, that would resolve the particular accounting defects that had been identified in the second quarter of 2001.

of the relevant general ledger entries, we were unable to identify the basis for the initial rejection, or any support for the decision to reverse course and book $50 million in revenue in the third quarter of 2001. Indeed, the only consistent observation from each knowledgeable witness we spoke with was that the final decision to record the revenue—and the determination of how much revenue to record—was made by Sullivan and Myers.

On June 29, 2001, the last business day of the quarter, WorldCom signed three settlement agreements with Qwest. As part of those agreements, the companies resolved various ongoing billing disputes valued by WorldCom at $152 million.48 The settlement obligated Qwest to pay WorldCom approximately $115 million in four installments. WorldCom received the first installment of the settlement amount for $57.5 million on June 29, 2001; WorldCom received the balance of the settlement payments from Qwest in July 2001.

There was considerable discussion within WorldCom as to how to record the Qwest payment. Myers consulted various personnel in the Business Operations and Commercial Accounting and Analysis groups about alternative approaches to recording the $115 million in Qwest settlement proceeds. On July 5, Myers informed the Revenue Accounting group that the Qwest settlement was a potential revenue opportunity for the second quarter, and suggested that there “may be a way to replace” one of the more suspect revenue opportunities then under consideration (the reclassing of prior period credits, discussed above) “with some of the Qwest settlement reached on 6/29.” On July 9, 2001, Myers e-mailed Sullivan that there were a variety of options for accounting for the Qwest settlement, “including revenue and/or line cost reduction.”

[48]	The June 29 settlement involved numerous items in addition to the billing disputes, including private line rate reductions, WorldCom’s purchase of an IRU from Qwest, COBRA price reductions and renewal of a telecom usage contract.

Sullivan rejected these proposals. As reported in one e-mail on July 16, Sullivan’s “decision was to allocate all the proceeds to balance sheet accounts and, thus, no revenue or P&L allocation.” Following Sullivan’s directive, WorldCom used the proceeds from the settlement to increase reserve balances, including reserves for line costs, billing adjustments and bad debt expenses. One employee responded to this announcement by observing that there might be some complaining about the decision not to allocate any of the Qwest settlement to the income statement, “but it is the right thing to do.” The Director of Domestic Telco Accounting provided a somewhat more jaded response upon learning that his reserves might be increased from the settlement: “[j]ust hang on to this money until we either really need it to make our plan/forecast or when we are asked to give it up.”

As revenue results deteriorated during the third quarter of 2001, Business Operations employees once again raised the Qwest settlement as a revenue opportunity. In a September 11 presentation to Sullivan, the Qwest settlement was described as a potential “$30-50 million” revenue adjustment. Sullivan again rejected this revenue opportunity. As late as October 2, 2001, Close the Gap presentations for the third quarter, exchanged between the Revenue Accounting group and the Business Operations group, described the Qwest settlement opportunity (in the amount of $40 million) as having been “reviewed and denied.” A few days later Taranto reiterated to Lomenzo that the Business Operations group “was ok with the reviewed and denied amounts for Qwest.”

The week of October 15th, 2001, after WorldCom’s September Preliminary MonRev had been distributed, Business Operations senior executives held a series of meetings with Sullivan and Ebbers and told them that WorldCom Group’s third quarter revenue results would be far short of the 12% target unless they booked substantial Close the Gap opportunities. At an

October 15 Business Operations meeting, the Qwest settlement once again was raised as a potential revenue opportunity but not approved. The next day, the same Business Operations executives held a follow up meeting with Sullivan and Ebbers to discuss the downward quarterly operating revenue trends and the status of certain third quarter Corporate Unallocated items; the Qwest settlement item was reflected as a “Notable Exclusion.” None of the participants at that meeting with whom we spoke could recall whether a decision was reached to record the revenue. However, by October 17, the Qwest settlement revenue, in the amount of $50 million, was booked to the Corporate Unallocated revenue account.

Based on our review of the settlement agreement and Company records, the Qwest settlement netted WorldCom $115.2 million, the entirety of which appears to have been accounted for initially on the balance sheet, either as increases to reserve accounts or decreases to accounts receivable balances. The $50 million Qwest revenue entry in the third quarter of 2001, however, was not offset against any of these reserve accounts. Rather, the offsetting entry was a $50 million increase to line costs (which presumably were absorbed as part of the capitalization entries discussed in Section IV, above). We are aware of no support for this entry.

Few of the WorldCom witnesses with whom we spoke who participated in these meetings or entries could provide further detail regarding this entry. In particular, none could recall what the $50 million in revenue booked in the third quarter of 2001 purported to represent: how that number was arrived at, what documents existed, if any, to support that entry, and why the revenue was recorded in the third quarter of 2001 rather than the quarter in which the settlement was executed. Finally, no witness could provide any explanation for why the offsetting entry was made to line costs.

6.	Other Revenue Items

In addition to the revenue items described above, our investigation revealed numerous other items recorded as revenue from 1999 through 2002 that were questionable under GAAP. As to some, the circumstances alone under which they were recorded (whether as part of the quarterly “hit list” process or the Close the Gap exercise) raise questions as to their propriety. As to others, the entries simply lacked the support necessary for our accounting advisers to determine their validity. Virtually all of these items were booked to the Corporate Unallocated revenue account. Our advisers have identified a total of $1.107 billion of revenue items that fall into this category.49 We discuss several of these entries briefly below.

a.	Reserve Releases

The release of the Minimum Deficiency reserves in the second quarter of 2000 is but one example of a consistent source of one-time revenue uplifts for WorldCom—balance sheet reserve releases—at least until those reserves appear to have run dry by late 2000. Unlike the release of the Minimum Deficiency reserves, most of these reserve releases occurred in relatively small amounts, essentially “bleeding” the reserves into revenue over time. Many of these reserve releases were identified on “hit lists” and in Taranto’s handwritten notes as revenue opportunities to bridge the shortfall between actual and target results, and later booked into the Corporate Unallocated revenue account. For example, legacy MCI’s billing adjustment reserves were reduced by over $100 million between the fourth quarter of 1999 and the fourth quarter of 2000,

[49]	Because of the limited documentation available regarding the decision to record revenue from the Qwest settlement, and because we were not able to speak with either Sullivan or Myers, our accounting advisers were not able to determine, with certainty, that this revenue was improperly recorded. As a result, we have included the $50 million recorded from the Qwest settlement in the $1.107 billion of “questionable” revenue items.

due in part to targeted reserve releases such as a $20 million release recorded to Corporate Unallocated in June 2000. In total, our accounting advisors identified approximately $174 million in potentially problematic revenue balance sheet reserve releases between the first quarter of 1999 and the first quarter of 2002; virtually all occurred between the first quarter of 1999 and second quarter of 2000.50

b.	Reciprocal Compensation

In addition to the reserve releases described above, between the third quarter of 1999 and the fourth quarter of 2000 WorldCom released approximately $120.2 million from reserves designated for reciprocal compensation into Corporate Unallocated revenue. Reciprocal compensation represents revenues from other telecom carriers and this revenue item reflects adjustments to related reserves. While these adjustments to the reciprocal compensation reserve might have had a justifiable basis, our accounting advisors were unable to locate any analysis that would support a determination that there were excess reserves corresponding to the releases during 1999 and 2000.

c.	Swap HQ

From the first quarter 1999 through the first quarter of 2002, WorldCom recorded $292.5 million (at a rate of $7.5 million per month) to Corporate Unallocated revenue attributable to an item described as “Network Swaps” or “Swap HQ.” 51 We were told in interviews with employees in the Revenue Accounting group and the Commercial Accounting and Analysis

[5][0]	This amount does not include the Minimum Deficiency releases (described above in this Section of the Report) or the reciprocal compensation releases (discussed below).
[51]	In 1999, “Swap HQ” was referred to as “Network Swaps.” In April and May 2002, only $6.5 million was booked to Corporate Unallocated for this item.

group that this revenue related to contracts between MCI and certain railroads and utilities in which MCI swapped its network services for rights of way (to lay network cable).52 We were told that MCI had made a decision to book $7.5 million each month based on the estimated value of these contracts prior to MCI’s merger with WorldCom. No one with whom we spoke could provide support for the $7.5 million valuation following the merger. Indeed, a manager in the Revenue Accounting group who analyzed these contracts suggested to Lomenzo in January 2000 that the value of these contracts “likely . . . could be lower than $7.5M.” WorldCom stopped recording revenue attributable to Swap HQ in June 2002.

d.	Frame Relay Outage Credits

During the third quarter of 1999, WorldCom issued $29 million in credits to customers affected by a 10-day frame relay outage WorldCom experienced. Revenue Accounting initially recorded these credits as an offset to current revenue. We were told that Sullivan later instructed that these offsets be reversed to a balance sheet account—and, thus, revenue not be reduced by the credits—under the stated premise that WorldCom could recover the losses from its insurance carriers. WorldCom’s quarterly report for the third quarter of 1999 discloses the credits (but not the reversing entry), and states that WorldCom had to book “a $29 million non-recurring impact on data revenues, which has been separately included as an offset to other revenues.” In fact, because of the reversing entry, revenue was not offset by these credits.

[52]	Andersen was apparently provided a different explanation, as its work papers suggest that the “Swap HQ” represented a “purchase accounting adjustment related to the Intermedia Purchase.” None of the witnesses with whom we spoke or the documents we have reviewed (other than those work papers) suggests that Swap HQ refers to anything other than these right of way contracts.

e.	LSS Percentage Change

During the revenue close process for the fourth quarter of 2001, WorldCom’s Tax group notified various other departments within the Company that the Federal Universal Service Fund (“FUSF”) rate—a federal tax levied on telecommunications companies—was scheduled to increase effective February 2002. The purpose of the notification was to allow enough time for various departments to adjust their billing systems to reflect the rate change. Even though the rate change was not to take effect until the following year, the Revenue Accounting group booked an additional $20 million in revenue in December 2001 on account of the future increase in the FUSF surcharge. To account for this accelerated revenue going forward, WorldCom reduced revenue in 2002 at a rate of $3 million per month. We are aware of no legitimate explanation for these entries.

VI.	ADDITIONAL ACCOUNTING ISSUES

The Committee looked into numerous other accounting practices at WorldCom; we describe below several additional accounting irregularities that we identified in our investigation. Although some of the practices and entries we describe below may not have been as transparently inappropriate as the line cost and revenue items discussed above, these items all substantially altered (and several, we believe, improperly improved) WorldCom’s reported results.

We discuss below six issues. First, we describe a series of accrual accounts maintained by General Accounting in Clinton that appear to have been used improperly to manage reported results, including results for earnings before interest, taxes, depreciation, and amortization (“EBITDA”).53 Second, we discuss certain reclassifications of SG&A expenses to costs of goods sold (“COGS”) made between the first quarter of 1999 and the first quarter of 2002. Third, we describe the process by which a bad debt accrual maintained by WorldCom’s Wireless group was manipulated by Sullivan and Myers in order to improve the Company’s reported pre-tax income. Fourth, we discuss the manipulation of tax accruals in order to achieve certain Effective Income Tax rate targets set by Sullivan and Myers. Fifth, we address improper releases from “depreciation reserves” maintained by the Property Accounting group in order to reduce the Company’s reported depreciation expense. Finally, we describe the process by which WorldCom allocated costs and revenues to the WorldCom and MCI tracker stocks, and questions that have been raised regarding whether that process was consistent with public disclosures regarding the allocation methodology.

[53]	EBITDA as included in WorldCom’s press releases subtracted only line costs and SG&A from revenues and excluded miscellaneous income/expense.

For several of these practices, we are not able to reach a definitive conclusion regarding the propriety (or impropriety) of the entries, either because of inadequate documentation, the inaccessibility of relevant witnesses, or both.54

A.	WorldCom’s General Accrual Accounts

The General Accounting group in Clinton maintained three large accrual accounts that warehoused millions of dollars in accruals from other balance sheet accounts for purposes of managing internal results and improving the Company’s balance sheet and income statement. Two employees in General Accounting, Troy Normand, Director of Legal Entity Reporting, and Betty Vinson, Director of Management Reporting, each set up and managed one of these accounts, which they referred to as their “own” accrual accounts. Because of our limited access

[54]	In addition to these issues, we have noted two issues relating to accounting for litigation matters. The first is what our accounting advisors tell us is mistaken accounting treatment of certain accruals for litigation costs. When WorldCom acquired MCI, accruals were established for specifically identifiable MCI litigation matters in which liability was considered probable and reasonably estimable. These accruals were required to be established as soon as possible after the acquisition date but within one year of the acquisition. Some of those specific litigation matters were subsequently resolved for less than the amount of the acquisition accruals. On occasion WorldCom retained the excess acquisition accruals and charged the costs of subsequent resolutions of other legacy MCI litigation matters identified at the acquisition date against the excess acquisition accruals. It also used the excess acquisition accruals to fund new legacy MCI accruals, not identified at the acquisition date, thereby effectively increasing previously established accruals past the acquisition accounting cut-off. The correct accounting treatment would instead have been to release to income the amount of any excess acquisition accruals at the time of resolution of the litigation matters that were identified at the acquisition date, and to charge the newly identified litigation matters against current income. Had WorldCom accounted for the legal accruals in this manner, its overall pre-tax income over time would have been unchanged; however, at least $81 million would have been recognized as income when cases identified in the original acquisition accrual settled for less than their estimates. The same amount would have been expensed in the later periods when newly identified legacy MCI cases were considered probable and reasonably estimable. Second, there is some evidence that in December of 1999, the General Accounting group in Clinton failed to establish legacy WorldCom litigation accruals in the amount of $63 million requested by the Law and Public Policy Department in Washington, DC, because doing so would result in a charge against earnings. However, the evidence is not sufficient to permit a firm conclusion that this was the reason for the failure to establish the accrual.

to Normand and Vinson, and our inability to speak with their superiors, we do not know the extent to which Normand’s and Vinson’s superiors at WorldCom controlled or directed the activity in these accounts. Between the third quarter of 2000 and the first quarter of 2002, these three general accrual accounts were used to reduce reported line costs by at least $120 million, SG&A expenses by at least $562 million, and miscellaneous expenses by at least $19 million, and may have caused WorldCom’s EBITDA to be overstated by hundreds of millions of dollars.55

These general accrual accounts were used in violation of generally accepted accounting principles. GAAP requires that when accruals or other balance sheet liability accounts are no longer needed, they should be reversed in that period and offset against the financial statement line item for which they were originally recorded. WorldCom used general accrual accounts to accumulate excess accruals from other accounts, so they could later be released to offset expenses for which they may not have been established originally, to replenish under-funded accruals, and to write down asset accounts, resulting in an increase in reported income.

GAAP also requires support for accounting entries. However, we found virtually no documentary support for any of the entries posted to these general accrual accounts. Indeed, several employees who posted the entries told us that they made the entries without understanding their purpose, and without any support beyond an e-mail request or Post-it Note from Normand or Vinson.

While we were able to identify a significant amount of activity in these accounts, that activity varied considerably from quarter to quarter. We were told that amounts in these

[55]	Our findings relating to Normand’s and Vinson’s accounts are based on our analysis of all entries posted to these accounts greater than or equal to $1 million.

accounts were built up during the quarter, released almost entirely to different accounts at quarter-end, and increased again at the start of the following quarter. Some of these releases at quarter-end affected line cost and SG&A expenses, in some cases improving EBITDA. The lack of documentation, together with the fact that the accrual amounts could no longer be associated with their original purpose upon entering the general accrual accounts, makes it difficult to trace precisely how the accruals were used.

1.	Normand’s Accrual Account

In October 2000, Normand e-mailed the managers on his staff instructions about the confidentiality and use of a new accrual account to be maintained in General Accounting:

I don’t want anyone using this account for any reasons other than myself, [Angela Walter], Scott [Morales] and Carolyn [Anderson]. Therefore, if I want something moved in or out of it, I’ll have one of you do it. We definitely don’t want to give this account out to various people.

The existence of this account was known within General Accounting and by a few employees in Property Accounting. When Property Accounting identified an excess accrual in December 2001, Normand told them in writing that “[t]hat reserve is no longer needed. Please…reclass the remaining balance to my Corp reserve…Mark [Abide], you better not touch this ‘secret’ reserve of mine.” Abide responded by e-mail, “Troy [Normand]…I confirmed…the balance is yours…spend it wisely.”

Normand e-mailed his staff when additional amounts were available for his account, and he had direct reports and others, including Abide’s staff in Property Accounting, “scrubbing” the balance sheet looking for any excess accruals. For example, in October 2000, Normand told

Property Accounting to work “on cleaning up an account [called] ‘Received Not Invoiced.’” When Property Accounting identified a $50 million “excess” accrual in this account Normand advised one of his subordinates that “[w]e should see approx[imately] $50m hit my account.”

The amounts in the Normand accrual account were used for a variety of purposes. One purpose was to offset expenses for which the accruals or other amounts had not been set aside originally. In the first quarter of 2001, for example, there was a receivable of $7.1 million on WorldCom’s books from a debt that Southern Cross owed WorldCom in a joint venture to develop an undersea cable. When WorldCom determined it was unlikely to collect the receivable, Normand told one of his managers to write it off and decrease the Normand accrual account by $7.1 million. WorldCom should have increased bad debt expense instead of dipping into this general accrual account; by writing off the receivable in this manner, WorldCom overstated its pre-tax income for that period by this $7.1 million. After the close of the same quarter, the account set up by Normand was also used to reduce depreciation expense. On April 13, 2001, Normand told the same manager to “post the entry to reduce [depreciation] expense against my reserve for $20m[illion],” which she did. This entry again enabled WorldCom to overstate its pre-tax income for that quarter.

In November 2000, WorldCom settled patent litigation with AT&T and expected a cash payment of $84.5 million that should have increased the Company’s miscellaneous income in the fourth quarter. Instead, Normand asked his managers to make sure that the $84.5 million was added to the general accrual account that he established: “We should have received $84.5 from this month ([I] presume by wire). It was related to litigation concerning AT&T patent [litigation]. Please make sure this gets added to my reserve.” At the end of the same period, $30 million of the $84.5 million from this accrual was used to offset a payment to a third-party in the settlement, and the remaining $54.5 million was released to reduce SG&A expenses. Reducing SG&A, as opposed to increasing miscellaneous income, improperly improved WorldCom’s EBITDA for that quarter. Normand had used miscellaneous income to build up his accrual account the previous month as well. In October 2000, Normand told his staff to “reclass the Sprint Merger fee reimbursement of $18,409,970 out of Misc[ellaneous] income and into my reserve account.”

Accruals in this account were also released to prop up the Company’s reported pre-tax income. In October 2001, for example, a business unit identified obsolete assets that would have to be written off because the related customer had declared bankruptcy. Normand informed the employee by e-mail that he could “pass a reserve to you so it doesn’t hit the P&L [i.e. the Company’s income statement].” A portion of the accrual was subsequently released to cover the asset write off.

At the end of every quarter, between March 2001 and March 2002, this general accrual account had a negative account balance of over $20 million. Under GAAP, an accrual account generally should not have a negative (or debit) balance. The following graph shows the levels in Normand’s account between its inception at the end of third quarter of 2000 through the first quarter of 2002:

In total, between October 2000 and March 2002, hundreds of millions of dollars in amounts from balance sheet accounts (including excess accruals) were transferred into and out of Normand’s accrual account. During this period, over $705 million moved into his account from other corporate accruals; asset and liability accounts; the cash payment to WorldCom arising out of litigation with AT&T; accruals available following the increase of various expenses; and reversals from previous quarters’ entries to balance intercompany accounts. Over $342 million was transferred out of the account to improve the income statement (by reducing various expenses or increasing other income), and another $395 million was reclassified to other accrual accounts on the balance sheet. Because of our limited access to Normand and our inability to speak with his superiors, we do not know the extent to which Normand’s superiors directed or had knowledge of the activity in this account.

Some of the amounts entering and exiting this account related to apparent imbalances in intercompany accounts that reflected transactions between various WorldCom entities. Instead of determining why these accounts were out of balance and failed to net to zero as they should have, amounts from this account were used apparently to bring the intercompany accounts into balance (i.e. “plug” any discrepancies). On the first day of the next quarter, these amounts were then transferred back to this account until the end of that quarter, when any further discrepancies in the intercompany accounts were again plugged with additional amounts from this same account.

The following flow chart illustrates some of the more significant activity in this general accrual account based on our analysis of entries posted to the account between its inception in September 2000 and March 31, 2002:

2.	Vinson’s Accrual Account

Vinson apparently set up her general accrual account two months after Normand did, and used it for similar purposes. Vinson, like Normand, referred to the account in writing as “my balance sheet account” ; it was known by her staff as the “Betty Account.” As with the Normand account, because of our limited access to Vinson and her superiors, we do not know the extent to which Vinson’s superiors directed or had knowledge of the activity in this account. In November 2000, Vinson explained to her managers by e-mail that excess accruals were to be reclassified to this account:

I’d like to have any reversals of over accrued expenses or the reclass of credit balances in expense accounts to go to the balance sheet, rather than the income statement beginning in November.

We were told that about $10 to $20 million, and sometimes larger amounts, moved into this account each quarter. The amounts would then be used to manipulate the Company’s results.

For example, after the close of the first quarter of 2002, $109.4 million was taken from the general accrual account that Vinson set up and reclassified to several SG&A balance sheet accounts in five large, round-dollar amounts. The only supporting documentation that we were able to locate for these entries was a Post-it Note listing the various SG&A accounts and the amounts that should be taken from the Vinson account. The manager who booked the entries did not recall why they were made. Similarly, as discussed in Section IV above, a $100 million release from Vinson’s accrual account reduced line costs during the fourth quarter of 2001. We did not find any support for these entries.

Between November 2000 and March 2002, hundreds of millions of dollars from other balance sheet accounts (including excess accruals) moved into and out of this general accrual account. Over $789 million was transferred into this account from other corporate accruals; asset and liability accounts; an amount that had been accrued for a WorldCom debt to Intermedia; and additional accruals established following increases to line costs and SG&A expenses. Over $118 million was used to improve the income statement (by reducing line costs and SG&A expenses), and over $686 million was reclassified to other balance sheet accounts.

The following flow chart illustrates the sources and uses of amounts in this account based on our analysis of entries between the inception of the account in November, 2000 and March 31, 2002:

3.	Third General Accrual Account

Between January 1999 and March 2002, billions of dollars also flowed through a third general corporate accrual account. Because of the lack of documentation, and because General Accounting employees could not provide us with explanations for the activity in the account, we are unable to draw any conclusions about the extent to which this account was used like the “Normand” and “Vinson” accounts described above. More than 18,600 entries were posted to the account, and we researched all entries to the account that were greater than or equal to $10 million each. Of the entries researched, we have been unable to find sufficient support for 102 of those entries. At least one of these entries clearly appears to be improper: in the first quarter of 2000, an accrual release reduced SG&A expense in the amount of $115 million. This entry caused this specific accrual account to have a negative (debit) balance.

Over 80% of the amounts transferred into this account were taken from other corporate accruals, asset and liability accounts, and goodwill and purchase accounting accruals (which are accruals that are established in conjunction with acquiring another company).

The following flow chart reflects some of the more significant activity moving into and out of this third account, based on our analysis of entries between January 1, 1999 and March 31, 2002 that were greater than or equal to $10 million:

Because we found little, if any, documentation for entries relating to these accounts, and because we could not speak with Normand, Vinson, or their superiors about these entries, we have not been able to determine the full extent to which these accounts were used inappropriately. Clearly, however, there was improper accounting and there was some level of improper earnings management in the uses of these accounts.

B.	Reclassification of SG&A to Line Costs

From the first quarter of 1999 through the first quarter of 2002, WorldCom reclassified a total of $1.876 billion in SG&A expenses to COGS, which were reported in the Company’s public filings as line costs. SG&A expenses are the costs of running WorldCom’s business, from employee costs to administrative facilities and bad debts; COGS are the specific costs that WorldCom incurs to provide services to existing customers under specific contracts. For twenty consecutive months, between April 2000 and December 2001, SG&A expenses were reclassified in round-dollar amounts of a little over $53 million each month. The quarterly totals are as follows:

Reductions to SG&A from Reclassifications

(millions of dollars)

1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02

93	140	156	100	139	160	160	160	160	160	160	160	128

By reclassifying expenses from one category to another, these adjustments did not affect the Company’s pre-tax income. They reduced reported SG&A and, consequently, the SG&A expense-to-revenue ratio. They also increased WorldCom’s reported line costs, which WorldCom then reduced through accrual releases in 1999 and 2000, and the capitalization of line costs and additional accrual releases in 2001 and 2002 (as we discussed above in Section IV). We have not been able to ask about the reclassification entries with the three people who were most directly involved in making these entries: Myers, Yates, and Vinson. There is evidence that the entries may have been a flawed shortcut to reach the legitimate goal of ensuring that certain expenses that had been categorized as SG&A expenses were properly classified. For this reason, we have not subtracted the $1.9 billion in reclassification entries from the line cost totals and added them back to SG&A in the charts reflected in this Report.

We found no supporting documentation for the reclassification entries. Indeed, Vinson—the person who actually booked, or had her staff book, the entries—told Stephanie Scott during the 2002 restatement process that there was no support: “I don’t have any support for how the amount [to reclassify from SG&A to COGS] was derived . . . . [O]ther than the entry amounts, I don’t have any written support or documentation.”

Several employees described for us what they had been told about the reason for the reclassification entries. Because of the way accounting computer systems were designed after the WorldCom-MCI merger, certain COGS expenses related to MCI were incorrectly coded as SG&A expenses. For a time, the expenses were moved into what were thought to be the right categories on an item-by-item basis by the business units. At some point, it appears that General Accounting concluded that it would be more efficient to correct the errors in a single corporate-level reclassification. We have not seen any analysis to support the amount of the reclassification estimates, or any explanation for why the amount would be the same month after month instead of fluctuating based on actual business operations and which expenses were incorrectly coded in the period. Nevertheless, we are aware of one situation where the underlying problem of misallocation of costs was fixed and the corporate-level reclassification entry was reduced as a result. Vinson stated in an August 2002 e-mail to Stephanie Scott and Mark Willson that the reclassification dropped from $160 million in the fourth quarter of 2001 to $128 million in the first quarter of 2002 because “[f]acilities was now charging COGS rent payments to the COGS accounts, and international had begun trying to report expenses in the same manner.” We found support for Vinson’s statement that WorldCom changed the method by which its business units charged COGS rent payments relating to technical facilities, although we were unable to substantiate the amount of the reclassification made prior to or as a result of this change.

On the other hand, several aspects of the reclassification entries are similar to other accounting actions at WorldCom that were clearly improper. Myers and Yates often referred to the reclassification entries in e-mails as “ on top” adjustments, and the entries were in round-dollar amounts. When employees asked about the entries, Myers and Yates provided confusing, and sometimes apparently incorrect, explanations. In a January 2001 e-mail to Myers, Yates appears to have identified the $125 million reclassification of SG&A to COGS in March 2000, and the $53 million reclassification in November 2000, as “smoothing” entries. Finally, after being asked to provide corporate entries for possible restatement following the discovery of the capitalization of line costs in June 2002, Yates included the 1999 reclassifications of SG&A to COGS on his list.

C.	Wireless Bad Debt Accrual Reversals

Between the fourth quarter of 2000 and the first quarter of 2002, the General Accounting group reversed $168 million of accruals made (and deemed necessary) by WorldCom’s Wireless finance group. The entries had been made by the Wireless division (over Sullivan’s objection) in order to supplement the Wireless group’s bad debt accrual for uncollectible amounts, caused principally by poor billing and other operational problems. The reversals had the effect of reducing WorldCom’s bad debt accrual, understating WorldCom’s SG&A expenses, and overstating pre-tax income. The reversing entries are as follows:

Wireless Bad Debt Accrual Reversals

(millions of dollars)

4Q00	1Q01	2Q01	3Q01	4Q01	1Q02	TOTAL

40	—	—	38	65	25	168

Prior to the MCI-WorldCom merger, MCI purchased Nationwide, a wireless reseller, and WorldCom purchased Choice, another wireless reseller; the former Nationwide and Choice were combined after the MCI-WorldCom merger to form WorldCom’s Wireless business. Although WorldCom combined the businesses, it did not integrate the billing systems, which became a problem as the business grew. Customers were not billed accurately or in a timely manner, and by January 2001 a significant number of WorldCom’s Wireless customers had not been billed for up to eight months. Wireless customers often refused to pay bills that were sent because of errors. The Wireless collections group, located in Garden City, New York, had neither the systems nor the resources to recover overdue collections. With poor billing and ineffective collections processes, the Wireless business was an easy target for theft or fraud by wireless consumers, further increasing the percentage of the Wireless bills that could not be collected.

In January 2001, Dolores DiCicco, Vice President of Wireless Finance, sent Ebbers and Sullivan an analysis of the group’s accounts receivable, and requested that an additional $37 million be recorded to the Wireless bad debt accrual.56 Sullivan, in follow-up meetings with

[56]	Wireless Finance accounted for its sales by increasing revenues and accounts receivable. To the extent that accounts receivable might not be collected, Wireless Finance would charge bad debt expense (which showed up as an increase to WorldCom’s consolidated SG&A expense) and increase a bad debt accrual. If the accounts later were confirmed to be uncollectible, Wireless Finance would reduce the bad debt accrual and accounts receivable in equal amounts, “writing off” the accounts receivable. When the accrual entries were reversed by General Accounting, the entries charging bad debt expense were reversed as well, which effectively reduced SG&A expenses for the periods in which the reversals were made.

DiCicco, denied the request, informing DiCicco that he thought the requests were “inappropriate,” and that excess accruals existed in other areas of the Company sufficient to make up for any under-provision in Wireless accounts. Indeed, on January 29, 2001, General Accounting reduced the Wireless bad debt accrual by $30 million. The journal entry accompanying this reversal identifies Myers as having provided approval.

Throughout the first quarter of 2001, DiCicco continued to push for an increase in the Wireless bad debt accrual; Sullivan, however, continued to deny the requests. In the second quarter of 2001, and continuing through first quarter 2002, DiCicco simply decided to book increases to the bad debt accrual as she thought necessary notwithstanding Sullivan’s objection. Shortly after booking the increases, DiCicco received calls from a member of the General Accounting group telling her to reverse the entry. DiCicco asked for explanations for the reversal requests and was provided none. DiCicco refused to reverse her entries.

In the third quarter of 2001, employees in the General Accounting group began to reverse the entries themselves. On October 18, 2001, DiCicco received an e-mail message from Vinson, which read: “I’ve been asked to reduce the Q3 bad debt expense for Wireless by $30M,” and asked DiCicco to confirm the accounts to be reversed out. The General Accounting group made two entries on October 18, 2001: one in the amount of $30 million with the description “Reduce Q3 Bad Debt Exp-Wireless,” and one in the amount of $8 million with the description “Reduce Q3 Bdebt Exp-Wireless addl $8M.” The reports for the reversals listed Myers and Yates as approving the entries. DiCicco received similar e-mail messages from Vinson in January and April 2002, informing her that General Accounting would be reversing $65 million and $25 million from the Wireless bad debt accrual in the fourth quarter of 2001 and the first quarter of

2002, respectively.57 As a result of the reversing entries made by the General Accounting group, the Wireless group believed the business was substantially under-accrued for bad debt expense; indeed, the bad debt accrual dipped into negative territory at the end of December 2001. A bad debt accrual is an estimate of the amount of receivables that will not be collected, and the accrual therefore is subtracted from the receivables balance to determine the net (expected) value of receivables to be collected. A bad debt accrual with a negative balance would imply that the Wireless group could collect more than it actually billed. This was clearly improper.

In late 2001, John Stupka, President of Wireless Solutions, questioned Sullivan about the adequacy of the Wireless group’s bad debt accrual. Sullivan provided Stupka with an answer similar to the one he had previously given to DiCicco: WorldCom did not segment its accruals, and therefore it could be under-accrued in some areas, such as Wireless, and over-accrued in other areas, as long as the accruals for the total Company were adequate. Stupka also raised questions regarding the adequacy of the bad debt accrual with Andersen. We were told that Ken Avery, an auditor for Andersen, responded that accruals were adequate for the Company as a whole.

In early 2002, Internal Audit conducted an audit of the Wireless business, including its controls relating to accounts receivable. Before a March 2002 Audit Committee meeting, Cooper asked Avery about the adequacy of the Wireless bad debt accrual, as well as the accrual reversals and negative balances in the accrual account. Avery assured Cooper, as he had Stupka, that Company-wide accruals were adequate, and that Andersen was not concerned about specific accrual reversals or negative balances, believing such decisions were business issues. Cooper

[57]	While Vinson did not specify in her January 2002 e-mail messages who asked her to reduce the bad debt expense, her April 2002 e-mail states that “David” asked her to make the reduction, presumably meaning Myers.

discussed the matter again with Avery after the Audit Committee meeting, and again Avery assured her that total Company accruals were adequate.58

Sullivan, Myers, and Stupka then called Cooper on March 26, 2002, following a discussion with Andersen, to discuss the Wireless audit. We were told that during that call, Sullivan was upset with Cooper for having approached Andersen directly regarding the Wireless accruals, without first discussing the matter with Myers. On March 27, 2002, Sullivan reassured Cooper that the Company-wide accruals were adequate, having reviewed the numbers the previous night. Sullivan and Cooper discussed the Wireless audit again on March 28 or 29, 2002, during which Sullivan became very angry with Cooper for continuing to raise questions regarding Wireless bad debt; Sullivan apparently yelled at her during the call, telling her that Internal Audit’s continued inquiry into the Wireless bad debt accrual was not good for the Company. Sullivan left Cooper a message later that day informing her that Ebbers and Stupka had decided to shut down the Wireless group.

*                 *             *

Each of the reversing entries made by General Accounting had the effect of improperly reducing WorldCom’s bad debt accrual and, thereby, reducing its bad debt expense. As a result, WorldCom’s SG&A expenses, of which bad debt expense is a component, were improperly reduced—which, in turn, caused pre-tax income to be overstated.

[58]	Cooper told us that she obtained Andersen’s work papers and that based on her review of those work papers believed that Andersen’s accounts receivable testing procedures were inadequate.

D.	Release of Tax Accruals

A company’s Effective Income Tax (“EIT” ) rate is a measurement of overall tax efficiency, and is calculated by dividing the company’s total annual tax expense as reported on the income statement by its pre-tax income from operations. Between 1999 and 2002, WorldCom publicly reported that it had gradually improved its EIT rate each year since the 1998 merger with MCI.59 In fact, however, WorldCom was managing this performance metric through manipulation of accruals. In 2000 and 2001, WorldCom released a total of over $365 million from tax accruals in order to record an artificially low total income tax expense amount and thereby meet target EIT rates.60 As a result of lowering its reported income tax expense amount, WorldCom increased its reported net income in these years by the amount of the releases (although there was no effect on the taxes WorldCom actually paid).61 We have not conducted a full analysis of WorldCom’s tax accruals and therefore cannot conclude with certainty what the appropriate amount of tax accruals should have been. Nevertheless, these accrual releases were inconsistent with generally accepted accounting principles: they were not supported by any bona fide accounting analysis we have seen, and appear to have been designed solely to hit the target

[59]	In 1999, Sullivan announced to Wall Street analysts each quarter that WorldCom’s EIT rate was 42.5%. Thereafter, Sullivan told Wall Street analysts that WorldCom’s EIT rate was 41% in 2000, 39% in 2001, and projected to be 36.5% in 2002.
[60]	This Section describes the effect of certain tax accrual releases on WorldCom’s income tax expense and net income as reported in 2000 and 2001. As we describe earlier in this Report, many of the accounting irregularities that occurred during this period served to overstate WorldCom’s reported pre-tax income, which may have caused WorldCom to overstate its income tax expense as well. We have not attempted to calculate the tax consequences of these adjustments, which is part of the Company’s current restatement efforts.
[61]	Because net income reflects operating income after the effect of certain expenses, including tax expenses, changes in a company’s reported tax expense will affect its reported net income on its financial statements. For example, a decrease in tax expense results in an increase in net income and, correspondingly, an increase in earnings per share. We have not examined other ways in which WorldCom could have inflated its reported net income through manipulation of its tax expenses, such as through tax-driven transactions.

EIT rate. This section describes the process by which that EIT target was set and the accrual releases directed by Sullivan and/or Myers to achieve that target.

1.	WorldCom’s Income Tax Expense

A company’s total income tax expense has two components: income taxes payable for the current year and income taxes payable in future years (i.e., deferred taxes). Deferred tax expenses arise because of temporary differences between the way GAAP addresses certain types of revenue and expenses reported on a company’s income statement and the way that the Internal Revenue Code deals with such revenue and expenses reported on a company’s tax return. For instance, GAAP may require revenue recognition in the current year while the Internal Revenue Code might require such revenue to be deferred for tax purposes until the following year. Because revenue is being recognized for book purposes in the current year, a company must account for the tax expense associated with this revenue on its books—by treating it as an expense—even where payment is deferred and income tax liability will not be imposed until the following year.

GAAP requires that expenses be matched to associated revenues. Although a company’s annual income tax expense is normally not determined until after the end of the year, this “matching” principle mandates that a company estimate, and accrue for, its annual income tax expense throughout the year. With certain exceptions, a company is required to use its estimated EIT rate to determine what percentage of its pre-tax book income it needs to accrue for income tax expense in connection with such income. A company computes its estimated EIT rates essentially in three steps: First, by estimating its projected taxable income (which generally is current period pre-tax book income after adjustments for differences between the way GAAP accounts for certain income and expenses and the way that the Internal Revenue Code accounts for such income and expenses (called “book-tax” differences)); second, by multiplying projected taxable income by the applicable federal and state statutory income tax rates to arrive at an estimated tax expense; and third, by dividing the computed total estimated tax expense by projected pre-tax book income. This estimated EIT rate, and any significant differences from the applicable federal and state statutory income tax rates, must be reported each quarter.

At WorldCom, the process was different—the reported EIT rate was simply dictated by Sullivan or Myers. In both 2000 and 2001, WorldCom’s Tax group undertook the exercise of estimating an EIT rate; we were told that in both years, Myers or Sullivan informed the Tax group that the Company used a lower EIT rate to book income tax expense than the rate calculated by the Tax group. Members of the Tax group who participated in this exercise thought the process of arriving at a reported EIT rate was problematic. In some quarters, the Tax group learned of WorldCom’s EIT rate by listening to Sullivan’s conference calls with analysts; in other quarters, the rate would be communicated to the Tax group directly by Myers or Yates. The Tax group acquiesced in this process, as reflected by a January 2001 e-mail from Walter Nagel, WorldCom’s General Tax Counsel, to Yates, in which Nagel stated, “[w]e also need to consider whether we book tax at 42% or 41%. I will call my spiritual adviser: Mr. Myers.”

As we describe below, because the reported EIT rate was artificially low in 2000 and 2001, WorldCom accrued for its income tax expenses in those years at a lower rate than was necessary to cover its estimated income tax expenses. As a result, WorldCom’s reported net income throughout this period was increased. And in order to maintain its artificially low income tax expense amount at year end, the Company released millions of dollars from its tax accruals for no apparent purpose other than meeting the forecasted EIT rate.

2.	EIT Accrual Releases

a.	2000 EIT Rate

In 2000, WorldCom reported at the end of each quarter and at year-end that its EIT rate was 41%. We were told that this rate was fixed by Sullivan or Myers, despite the Tax group’s own internal calculation of a higher rate, which was a 42% EIT rate for the year. WorldCom was able to report a 41% rate for 2000 only because it released $82 million from tax accruals in the “deferred federal income tax account.”62 This release had the effect of reducing the numerator of the EIT fraction—total income tax expense—and hence decreasing the EIT rate to the rate that had been targeted.

The “deferred federal income tax account” was a multi-purpose tax accrual account. Its name is something of a misnomer; the account, in fact, consisted of accruals for not only deferred federal income taxes, but also current taxes payable, contingent tax liabilities (such as for IRS audit risk), and state income taxes payable. WorldCom’s General Ledger reflected only the total amount in the account; it did not reflect how amounts were allocated among these various tax liabilities. Though we were told that the Tax group tracked the individual tax accruals that made up this account, it appears that WorldCom treated this account as a single

[62]	Mechanically, it is our understanding that amounts were reallocated in the deferred federal income tax account in order to cover the shortfall in accruals for income tax expense. Company records and members of the Tax group with whom we spoke consistently referred to this action as a “release” of the accrual to hit a target EIT rate. Because these amounts were reallocations between differing tax accruals within a single general ledger account (i.e., the deferred federal income tax account), there were no journal entries associated with these “releases.” The effect of these reallocations is the same as other accrual releases described in this Report, however, in that it resulted in a reduction in a reported expense on the Company’s income statement (since the Company did not record needed tax expense to cover future obligations but rather reallocated existing tax accruals within the deferred federal income tax account). For the sake of consistency, we also refer to these reallocations as “releases” in this Section.

accrual. The General Tax Counsel told us that even if tax accruals had to be released in order to make the target EIT rate, he was comfortable with the release because in his view, at the end of the year the Company was still adequately accrued for income tax obligations.

Throughout 2000, the Tax group monitored the size of the accrual release that would be required to hit the EIT target. Each quarter, the Tax group calculated the approximate year-end accrual release that would be necessary. These projections were sent to Sullivan or Myers after the end of each quarter; the reserve releases were made by the General Accounting group. On January 25, 2001, after WorldCom reported a 41% rate for its first three quarters, but before fourth quarter numbers were publicly reported, Nagel e-mailed Myers an EIT rate calculation that demonstrated how the 41% rate could be met: “If [the Tax group assumptions] are correct, then the amount of release from the accruals would be $72.8M which in my mind is fine.”

By February 1, 2001, a senior manager put together a spreadsheet for Sullivan and/or Myers showing the accrual releases required to hit different EIT rates at different earnings per share levels. The schedule also showed the earnings per share benefit of releasing the accrual and the incremental earnings per share benefit of booking at a lower EIT rate (e.g., if WorldCom’s projected earnings per share was 25 cents, the earnings per share benefit of booking at 39% instead of 41% was approximately 5 cents per share). We were told that Nagel asked the Tax group employee responsible for the chart to create it so senior management could see the different earnings per share impacts of different rates, although Nagel did not recall giving this instruction. According to Nagel, the Tax group could support, if requested, any of the proposed releases on the schedule (there were sixteen different proposed releases described, ranging from $78 million to $224 million).

WorldCom, in fact, released $82 million from accruals in the deferred federal income tax account and WorldCom reported an EIT rate of 41% for 2000.63 As Nagel reported in a February 6, 2001, e-mail to Myers, the release was the product of the desire to meet the EIT target. The $82 million accrual release was clearly not the product of an independent analysis of the adequacy of the accruals in the deferred income tax account: “It represents the release of a tax reserve needed to reduce tax expense by $82 million to allow us to book WCOM tax (w/o ETEL) at 41%.”64

b.	2001 EIT Rate

On April 21, 2001, Yates forwarded to the Tax group a draft income statement for the first quarter public disclosures reflecting WorldCom’s reported EIT rate at 39%. This EIT rate was inconsistent with the Tax group’s own projections, which had computed WorldCom’s estimated EIT rate at 43%. Later that day, a senior Tax group employee informed Nagel that the 39% EIT rate would not be possible without a release of $239 million of tax accruals. Moreover, this employee pointed out that “if pretax book income is different than above, the reserve release will change to maintain the 1Q rates.” Later that day, Nagel e-mailed Myers to explain that a 39% rate would not be possible without releasing “additional” income tax accruals.

As WorldCom’s actual and projected income deteriorated during 2001, the tax accrual release needed to meet a 39% EIT rate gradually increased. On July 24, 2001, in connection with the close of the second quarter, the Tax group distributed an accrual release schedule

[63]	It is possible that the actual accrual release may have been closer to $79 million. We were told that since the EIT rate reflects tax expense divided by book income, the size of the necessary release could have changed if either book income or the size of WorldCom’s tax expense changed. In other words, WorldCom could have released less tax accruals because it needed less of an accrual release to hit the 41% EIT rate.
[64]	“ETEL” stands for Embratel, a Brazilian subsidiary in which WorldCom was invested.

estimating that a $260 million release was necessary to meet the 39% EIT rate.65 By October 23, 2001, the Tax group’s schedules projected that a $286 million accrual release was necessary.

On February 5, 2002, two days before WorldCom publicly reported a 39% EIT rate, the Tax group prepared and internally distributed a schedule reflecting that a $290 million release from the deferred federal income tax account in 2001 was needed to meet the target EIT rate. By virtue of that release, WorldCom was able to reduce its provision for income taxes as reported on its income statement by $290 million, and thereby increased its reported net income by that same amount.

3.	Arthur Andersen and the Public Disclosure of the 2001 Tax Accrual Release

We were told that Andersen was informed of the tax accrual releases, and there are documents that support these recollections. In addition, Nagel told us that he repeatedly told Andersen that WorldCom’s EIT rate was set in Clinton, and not by the Tax group. It is not clear, however, that Andersen was informed that tax accrual releases were arrived at to hit a specific EIT target.

On April 25, 2001, one day before WorldCom publicly reported an estimated 39% EIT rate for 2001, an audit partner from Andersen apparently asked Nagel how the Company thought it could maintain the 39% rate for the year. As reported in an e-mail exchange between Nagel and Myers, Nagel informed the Andersen partner that there were “four ways that would get us there,” including booking no state income tax expense, recording additional research and

[65]	This schedule also described “alternatives” to the full accrual release, including booking no state income tax and booking additional research and development credits. We were told that these “alternatives” were options that the Tax group believed the Company could consider instead of the full $260 million release to meet the 39% EIT rate.

development credits (resulting from studies conducted by Andersen), reducing goodwill on WorldCom’s books, and “[b]y releasing $50 to $70 [million] of reserves.” We were told by Nagel that he described these options to Andersen as alternatives to one large accrual release of $240 million. Nagel’s explanation apparently satisfied the Andersen audit partner—prompting Nagel to write to Myers: “[b]y the way, your saying is that you evaluate people by the ‘who do you want standing next to you in the foxhole’ standard. Just one of the things I’ve learned from you.” Myers responded, “thanks for being in the foxhole.”

Andersen apparently was informed again of the contemplated accrual release some time in late October 2001. On October 23 or soon thereafter, Nagel forwarded to Avery, the Andersen audit partner, a tax schedule that showed a projected accrual release of $286 million. The e-mail apparently prompted some concern from Avery as to how the Company intended to disclose the release. SEC regulations and GAAP require that a public company disclose a reconciliation of its reported EIT rate to the statutory federal income tax rate: This “tax footnote” to the consolidated financial statements essentially requires a public company to describe how it calculated its reported EIT rate and why it differs from the statutory rates. As Avery wrote to Nagel on October 24, “assuming… nothing changes by yearend and there are compelling reasons to release reserves which we have already discussed… [w]e need to consider how we are going to classify the reserve reversal in the effective rate recon—at greater than 10% I do not think other will suffice.” SEC rules allow a company to aggregate separate reconciling items into an “other” category as long as no individual item exceeds 5%. Avery was alerting Nagel to the fact that given its size, the accrual release could likely not be aggregated in an “other” line item on the disclosure.

Andersen raised the disclosure issue once again in early February 2002. On February 5, Myers, Nagel and two of Nagel’s senior Tax group employees met with Andersen in Clinton, Mississippi, for their annual review of WorldCom’s tax accrual accounts. At this meeting, WorldCom disclosed to Andersen that WorldCom released $290 million in tax accruals for 2001. We were told that Andersen informed WorldCom that the size of the release required WorldCom to separately disclose the release in its annual report to its shareholders, but that there was no resolution at this meeting about how to describe the release.

Two days after this meeting with Andersen, Sullivan discussed WorldCom’s 2001 EIT rate on a conference call with analysts. Sullivan informed the analysts that in 2001, WorldCom was able to report a 39% EIT rate in part because it “used about $100 million of tax reserves that were generated in the year, so there was no depletion of tax reserves on the balance sheet.” A tax employee, who was listening to the call, was surprised by Sullivan’s remarks; WorldCom had told Andersen two days earlier, consistent with the tax employee’s understanding, that the Company released almost $300 million in tax accruals.

Indeed, on February 19, two senior Tax group employees prepared a draft of the EIT reconciliation statement for WorldCom’s annual report to shareholders, reflecting the $290 million accrual release as a “Prior Period Adjustment.” One of the employees involved in this process was not sure how to characterize the tax accrual release, but he was certain that the label “reserve release” would not be considered acceptable. The other employee told us that he believed it was proper to characterize the release as a “prior period adjustment” because an accrual release could be viewed as a determination that an accrual had been booked at too high a level in a prior period. A draft EIT reconciliation statement was e-mailed to Nagel on February

19, 2002, characterizing the entire release as a “Prior Period Adjustment,” and reflecting that the release had a 12.4% impact on WorldCom’s reported EIT rate.

Myers, Nagel, and these two senior Tax group employees held a follow up conference call to discuss the draft EIT reconciliation statement. We were told by participants on this call that Myers rejected identifying the accrual release as a “prior period adjustment” ; Myers was apparently concerned that a “prior period adjustment” could be misinterpreted by tax authorities as flaunting that WorldCom had favorably settled an audit. Instead, either Myers or Nagel suggested that WorldCom divide the $290 million release into several categories in the footnote. According to one of the Tax group participants on the call, this conference call concluded with specific instructions on how the $290 million accrual release should be reflected in the various categories of EIT rate reconciliation components.66

WorldCom’s 2001 annual report reflects neither the term “Prior Period Adjustment” nor a specific reference to a $290 million (reflected as 12.4%) accrual release. Instead, the percentage amounts reflected in several categories, including non-deductible amortization of excess of cost over net tangible assets acquired, tax credits, state income taxes, and the catch-all category “other,” were adjusted to absorb in total the $290 million accrual release.

Because WorldCom was accruing for so many different tax liabilities in the deferred federal income tax account, we have no way of determining whether the $290 million release from that account justifiably related to the specific line items disclosed in the rate reconciliation schedule. At least one Tax group employee involved in the drafting of the disclosure told us that he was uncomfortable with the process. At a minimum, the disclosure allocating the release to

[66]	Nagel told us, however, that he was not an active participant on the call.

specific line items is inconsistent with the myriad of e-mails and other internal tax documents that portray the release as a lump-sum release without any rationale other than meeting the EIT rate dictated by Sullivan and/or Myers.

E.	Depreciation Reserve Releases

From the first quarter of 1999 through the first quarter of 2002, WorldCom improperly released approximately $984 million in “depreciation reserves” maintained by the Property Accounting group in Richardson, Texas. The releases were often in large, round dollar amounts; they were done on the instructions of General Accounting (usually delivered by Normand); and they always occurred in the weeks after quarter-end. We are not aware of any analysis of or support for any of these releases, which had the overall effect of improving WorldCom’s reported pre-tax income, principally by reducing depreciation expense.67 The quarterly amounts of the reserve releases were as follows:

Depreciation Reserve Releases

(millions of dollars)

1Q99	2Q99	3Q99	4Q99	1Q00	2Q00	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02	Total

116	0	7	95	95	100	153	85	80	80	55	60	58	984

Depreciation is the systematic allocation of the cost of an asset to expense over the accounting periods making up its useful life. Failure to record depreciation expense results in understating the total expenses of the period and overstating pre-tax income. To calculate annual depreciation expense, a company must know the initial cost, the estimated economic useful life

[67]	Although the release of $116 million in the first quarter of 1999 did not reduce WorldCom’s reported depreciation expense, it did increase WorldCom’s reported pre-tax income because it was credited to a miscellaneous income account.

and any residual or salvage value of the asset. For example, a company may purchase a $20,000 truck with an estimated useful life of ten years and no salvage value (i.e., it will have no value at the end of ten years). If the company adopts a straight-line method of calculating depreciation expense, the company will record $2,000 per year as depreciation expense, so that after ten years the original cost of the truck is fully written off.

Accumulated depreciation is the aggregate reduction of the value of an asset to reflect past depreciation expense. In the case of the $20,000 truck that depreciates by $2,000 each year for ten years, after one year the accumulated depreciation is $2,000, and after three years the accumulated depreciation is $6,000. The net book value of an asset in use is calculated by taking the original cost and subtracting accumulated depreciation, so after three years the net book value of the truck is $14,000. A company’s net assets must be reported on its balance sheet, and accumulated depreciation is either reported on the balance sheet or in the notes to the Company’s financial statements.68

As a general matter, companies do not maintain “depreciation reserves.” Prior to its merger with WorldCom, however, MCI’s Property Accounting group maintained an account that it referred to as a “depreciation reserve.” The account principally was used to record small charges and credits related to assets on MCI’s books. For example, if MCI purchased equipment for installation in connection with a capital project, MCI would record the equipment as part of the capital asset. If some of the equipment was subsequently returned to the vendor for credit

[68]	It appears that the Company also used its accumulated depreciation account to reduce depreciation expense. At the end of the second quarter of 2000, $100 million was released by General Accounting from the accumulated depreciation account and used to reduce depreciation expense. This entry had the effect of increasing pre-tax income for the quarter. However, in the following month, General Accounting reversed the effect of the $100 million entry by increasing both depreciation expense and accumulated depreciation, and decreasing pre-tax income in the third quarter of 2000.

after the asset was placed in service, as a convenience the credit was often recorded as an increase to the depreciation “reserve” rather than adjusting the value of the completed asset. Property Accounting considered the depreciation reserve to be similar to an accumulated depreciation account because it served to reduce the net book value of MCI’s assets on the balance sheet. Prior to 1998, the balance of this account remained relatively small; as of July 1998, the balance was approximately $5 million.

Following WorldCom’s merger with MCI, WorldCom transferred its Property, Plant and Equipment (or “PP&E” ) accounting responsibilities to MCI’s Property Accounting group in Richardson, Texas. The Property Accounting group continued to maintain the “depreciation reserve” account, but its purpose changed and its balance grew considerably; in several quarters the balance exceeded $100 million. None of the witnesses with whom we spoke could provide a comprehensive explanation for the purpose of the account under WorldCom’s management, or why the balance grew as it did. We were not able to speak with the two individuals we were told were most directly involved in administering and managing this account, Normand and Abide.

We were told that the depreciation reserve was principally used to house “differences” identified in the course of migrating the capital asset accounting systems of acquired companies onto WorldCom’s SAP computer system. Companies generally maintain records of their capital assets in a “sub-ledger” that contains detailed information about each asset; the total net book value of assets in the sub-ledger is supposed to equal the net PP&E balance in the General Ledger. In the process of migrating the capital asset accounting records of acquired companies onto WorldCom’s SAP system, however, the Property Accounting group occasionally identified differences between the asset balances recorded in the sub-ledger for the acquired company and the PP&E balance as reported in the acquired company’s General Ledger. Instead of properly reconciling these differences, WorldCom simply transferred the differences to the depreciation reserve.

Company records suggest that the principal additions to the depreciation reserve made under WorldCom’s management related to accounting entries resulting from the acquisitions of MCI ($151 million), UUNET ($142 million), MFS and Brooks Fiber ($95 million), WilTel ($71 million) and SkyTel ($34 million); other balances appear to have been related to ocean cable credits ($60 million), capitalized labor accounting entries ($31 million), the proceeds from the disposal of certain assets ($31 million), and transfers from obsolete inventory accruals ($26 million). We were not able to identify any records that provided meaningful guidance to support the establishment of these credit balances, nor did we identify any documents to explain the purpose or justification for housing them in a single reserve account.

What is clear, however, is the process by which General Accounting in Clinton directed the systematic release of large balances from this reserve account beginning in the first quarter of 1999, with the effect of reducing reported depreciation expense in most quarters.69 The releases followed a common pattern. At some point after the end of the quarter, Normand would inquire as to the balance in the account, and would then instruct Abide to reduce depreciation expense by releasing a specified amount from the depreciation reserve. Abide would then delegate the task to a subordinate who would make the necessary journal entry. If Property Accounting could no longer access the General Ledger because it was too late in the quarterly close process, Normand would request that Property Accounting prepare a draft entry so General Accounting could make the adjustment. The amounts released after the quarter close were frequently in large, round

[69]	Although the release of $116 million in the first quarter of 1999 did not reduce WorldCom’s reported depreciation expense, it did increase WorldCom’s reported pre-tax income.

dollars—either individually, or when aggregated with other releases. For example, in the third quarter of 2000, Property Accounting released $35,697,380 from the depreciation reserve, increased an asset account by $64,302,620, and used the resultant $100 million to reduce depreciation expense. Similarly, in the first quarter of 2001, Property Accounting released a total of $80 million from the depreciation reserve account (in two separate transactions, for $30 million and $50 million) and General Accounting released an additional $20 million from one of the general corporate accrual accounts discussed earlier in this Section. These releases were combined and used to decrease depreciation expense in the first quarter of 2001 by a total of $100 million. We are not aware of any analysis or written support that General Accounting may have prepared or provided to Property Accounting for the amount or timing of any of these depreciation reserve releases.

The steady release of amounts from this depreciation reserve account as directed by General Accounting eventually caused the account to carry a negative balance in the first quarter of 2001. Beginning in the second quarter of 2001, Property Accounting began taking steps to offset the impact of these releases and to rebuild the balance of this account—in essence, it began a guerrilla war with General Accounting. We were told that Property Accounting simply increased depreciation expense without regard to the estimated life or status of any asset in order to mitigate the effect of anticipated releases. For example, in the first quarter of 2002, Property Accounting recorded an additional $45 million increase to depreciation expense. Normand in General Accounting then requested a $58 million depreciation reserve release for the same quarter. This resulted in a net decrease to depreciation expense of only approximately $13 million for the first quarter of 2002, instead of the $58 million. In anticipation of the requests to release depreciation reserves, Property Accounting also intentionally understated the balance when Normand asked how much was in the depreciation reserve. Several employees with whom we spoke explained to us that the depreciation increases were Property Accounting’s way of trying to “beat them [General Accounting] at their own game.” This “game” continued—with General Accounting requesting the release of depreciation reserves and Property Accounting trying to moderate the effects of those requests—through the first quarter of 2002, the last publicly reported quarter before the disclosure of WorldCom’s accounting improprieties.

From the first quarter of 1999 through the first quarter of 2002, General Accounting in Clinton directed the release of approximately $984 million from Property Accounting’s depreciation reserve. From the second quarter of 2001 through the first quarter of 2002, Property Accounting recorded approximately $173 million in unsupported additional depreciation expense in an effort to mitigate the Corporate-directed releases from the depreciation reserve.70 The net effect of these entries was to increase WorldCom’s pre-tax income by $711 million, principally by reducing depreciation expense by approximately $595 million.71

F.	Tracking Stock Allocation

On November 1, 2000, WorldCom announced a realignment of its businesses and the formation of two tracking stocks, WorldCom Group and MCI Group. The evidence we have seen raises concerns regarding the manner in which costs were allocated between those two entities, and the consistency of that allocation with public disclosures. We are not able to reach

[70]	In addition, as previously discussed in this section, General Accounting recorded a $100 million entry during the third quarter of 2000 to increase both depreciation expense and accumulated depreciation.
[71]	This figure excludes the $116 million released in the first quarter of 1999 because it was used to increase WorldCom’s miscellaneous income, not to decrease depreciation expense, as well as various other adjustments to decrease depreciation expense aggregating to approximately $20 million.

conclusions regarding the allocation process, however, because we have not been able to interview the employees who are likely to be most knowledgeable. The Examiner is addressing this issue in greater depth. We therefore describe here the evidence of which we are aware.

WorldCom’s publicly stated purpose for creating the trackers appears to have differed from what Ebbers told the Board of Directors. In WorldCom’s November 1, 2000 press release, Ebbers said that the trackers enabled “the respective businesses to achieve greater management and resource focus to execute business strategies that work most effectively for each” and “create greater shareholder value by providing shareholders with two distinct, clear and compelling investment opportunities . . . .” By contrast, notes taken by the General Counsel of Corporate Development, Bruce Borghardt, at a September 2000 Board meeting indicate that Ebbers told the Board that the tracker was “financial engineering” and, by putting poorly operating businesses—the “dogs and cats”—into MCI Group, they could show double-digit revenue growth in WorldCom Group. Borghardt’s contemporaneous notes also reflect that one Director said that the tracker was the equivalent of “put[ting] manure in the closet” and that it would “still smell.” Indeed, when projections in October 2000 suggested that WorldCom Group might not meet double-digit revenue growth in 2001, Sullivan e-mailed Ebbers (through Ebbers’ secretary) suggesting that they “seriously reconsider . . . the idea and effort of a tracker.”

According to its public filings and press releases, the WorldCom Group stock tracked the “primary growth drivers of the Company” based on services provided to corporate enterprise customers; the MCI Group stock tracked “the Company’s high-cash flow” generated primarily by consumer and wholesale long-distance customers. By all accounts, the process of allocating the costs and revenues between the two stocks evolved over time and was highly subjective. WorldCom was not simply divisible into two clearly defined entities with distinct costs. As

Sullivan wrote to Ebbers in September 2000, “[t]he challenge is that there is closer to 50% of the business that could fit the lower current [MCI Group] or future growth [WorldCom Group] profile.” (Emphasis added.)

Several participants in the allocation process expressed concerns to us about whether management applied a consistent allocation methodology, and whether the actual allocations were compatible with the publicly reported methodology. WorldCom’s SEC filings disclosed that “Corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of such services specifically benefiting each group.” Its public filings also informed shareholders that “corporate allocations may change at the discretion of the Company and do not require shareholder approval.” WorldCom further disclosed that “[m]anagement believes that the allocation methodologies applied are reasonable” and “it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis.” For certain specific items—such as shared Corporate services, inter-group commercial transactions, and intangible assets—WorldCom disclosed the general basis for the allocations.

Although WorldCom informed shareholders that its management had considerable discretion in making the allocations, there is some evidence that the allocations were made without documented support and contrary to the publicly disclosed methodology. Based on the limited documentation available, it appears that at Sullivan’s and Myers’ direction, Yates was the principal person responsible for allocating costs between the tracker stocks. The Director of Financial Planning, Sanjeev Sethi, noted an absence of support for changes his group was asked to make. Similarly, a manager of line cost budgeting and planning told us that he presented

Yates with what he believed was a fair model for the allocations, but his numbers went into a “black box” and came out differently. Indeed, the manager told us that, in the second quarter of 2001, Yates told him to override the allocation methodology and shift $100 million in costs associated with WorldCom to MCI; the manager was concerned at the time, because he did not believe there was any support for the change. The Director of Management Reporting was working with Yates to create a computer program to allocate costs between the tracker stocks. We were told that the attempt to automate the process was unsuccessful because Yates did not apply a consistent methodology to allocate the costs, and, indeed, told the Director of Management Reporting that he did not have a basis for many of his allocation decisions.72

In addition, at least one senior MCI officer believed that the allocations were done at MCI’s expense and, as a result, publicly reported results did not reflect MCI’s actual performance. After Ebbers’ departure, MCI Group’s Director of Strategic Business Development prepared a memorandum designed to show the new Chief Executive Officer “the gross disconnect between our actual results and the crap that Sullivan assigned to our books.” Other senior MCI executives have told us that they did not share this person’s concerns.

Notwithstanding these accounts, we are not in a position to determine with certainty whether the allocations were inappropriate or inconsistent with public disclosures. We have not been able to speak with the three people who we understand were most directly involved in, and responsible for, making the allocation decisions: Sullivan, Myers, and Yates. Senior officers on

[72]	We found evidence that corporate adjustments reducing SG&A and the reclassification of SG&A to COGS (which we discuss above) were allocated to the benefit of WorldCom Group, rather than “ based upon identification of such services specifically benefiting each group” as publicly disclosed. In a July 25, 2001 e-mail to Myers, Yates said that there were “changes in Tracker SG&A allocation .. . . (1) Any ‘On Top’ reductions in SG&A would be driven 100% WCOM unless specific to MCIT. (2) The COGS reclass of $53M per month would be driven 100% WCOM rather than allocated based on revenue.”

both the WorldCom and MCI sides were generally uninformed about how the allocations were made, even though this information was often critical for the officers to manage costs assigned to them. In January 2002, a senior executive complained to Wayne Huyard, MCI Group’s Chief Operating Officer, that “[w]e have repeatedly asked to understand the drivers of these costs [allocated to MCI], but have never been provided explanations sufficient to suggest ways to drive these down.” A few days later, Huyard explained the situation to Ebbers: “There are $2,373M of expenses on the MCI cash flow statement that I do not control. . . .. With your support, I could personally ask for the underlying detail on costs and attempt to reduce these expenses further.”

We found very little documentation that would corroborate the methodology that Sullivan, Myers, and Yates applied. Instead, we found documents and other evidence suggesting a concerted effort not to discuss the allocation decisions in writing. In December 2000, a domestic line cost accountant noted in an e-mail to his supervisor that Sethi had asked him to “aggressively round down or up” costs to reach a desired allocation result, but refused “to put the request in writing or have anyone else make the request in writing.” The accountant added that “[t]he fact that no one will commit the requests in writing gives me reason to believe that my uneasiness is justified.” 73 In early May 2002, after Sethi’s group had started to analyze the profitability of local business units, MCI’s Chief Financial Officer asked Sullivan for cost allocation information to assist in the project. On May 15, Lomenzo left a voicemail for Sethi informing him that Sullivan did not want “any additional work looking at the allocation process from . . . how we allocate our overhead. . . . . Perhaps you’ re defining something, or addressing

[73]	In his interview with us, Sethi did not recall refusing to put anything in writing. He also said that the suggestion to “aggressively round down or up” reflected bad judgment, but he did not believe it was implemented.

something, that nobody wants to address right now.” Lomenzo further warned Sethi that “at the end of the day . . . one of the corporate issues that we now won’t put on mail or don’t put on mail is the allocation [as it] may be something that everyone’s a little bit concerned with.” Several days after this voicemail, on May 21, 2002, WorldCom announced that it was eliminating the WorldCom Group and MCI Group tracking stock structure, effective July 12.

VII.	ARTHUR ANDERSEN’S AUDITS

As expected following an accounting fraud of this magnitude, one of the most frequently asked questions has been: why didn’t WorldCom’s independent, external auditor, Arthur Andersen, discover the accounting fraud? Because we only had access to a portion of Andersen’s documents and Andersen’s former and current personnel refused to speak with us or provide us with documents despite our requests, we cannot speak with certainty: there may be explanations that respond to the issues raised by the materials we have seen.74 However, the answer as best we can determine is that the blame lies with both Andersen and WorldCom.

There were apparent flaws in Andersen’s audit approach, limiting the likelihood it would detect the accounting irregularities. Andersen limited its testing of account balances in favor of relying on the adequacy of WorldCom’s control environment. Yet it did not adequately test that control environment, overlooking serious deficiencies in documentation and controls that were in fact exploited in WorldCom’s fraud. Moreover, Andersen appears to have missed several opportunities that might have led to the discovery of the capitalization of line costs, management’s misuse of accruals, and the improper recognition of revenue items. For their part, WorldCom personnel maintained inappropriately tight control over information that Andersen needed, altered documents with the apparent purpose of concealing items that might have raised questions, and were otherwise not forthcoming. Andersen, knowing it was receiving less than full cooperation, failed to bring this to the attention of WorldCom’s Audit Committee.

[74]	Although Andersen refused to provide us with documents, we were able to obtain work papers collected from Andersen prior to WorldCom’s disclosure of accounting irregularities. They apparently included all of Andersen’s work papers from 1999 through 2002, and only a small portion of the desk files kept by Andersen personnel.

We have found no evidence that Andersen personnel knew about the capitalization of line costs. After KPMG LLP replaced Andersen as WorldCom’s external auditor, both Sullivan and Myers told KPMG’s engagement partner that the Company had never told Andersen about these entries.75 Nor did we find evidence that Andersen knew about the large-scale reductions to various accruals, with the exception of the $33.6 million reduction to line costs in the U.K. that we discuss above in Section IV. We did find, however, that Andersen learned about several of the questionable revenue items discussed in this Report.

Before we discuss our findings, we emphasize at the outset some well-established principles regarding the respective roles of independent auditors, like Andersen, and a company’s management in the financial reporting process. Independent auditors are intended to perform a vital service to companies and investors. The auditors are supposed to provide a disinterested and objective view of the financial statements of a company. Indeed, financial statements examined by independent auditors are a cornerstone of our system for disclosure of information to investors. The public should be able to rely on the integrity of the independent audit and the auditor’s report that the financial statements fairly present, in all material respects, the financial condition of the company and the result of its operations in conformity with generally accepted accounting principles. The company’s management is responsible for the preparation and accuracy of its financial statements, and maintaining effective internal controls over the financial reporting process. Management must provide the independent auditors with access to all financial records and related personnel the auditors deem necessary to carry out their work. As we explain later in Section VIII, the audit committee oversees the external

[75]	In June 2002, after disclosure of the line cost capitalization to the Audit Committee, Andersen advised the Audit Committee that it did not believe the capitalization was proper. It also withdrew its previously issued audit opinion for 2001.

auditors, management’s financial reporting, and the accounting, and discusses these issues with the external auditors outside the presence of management. It is incumbent upon the independent auditors to report any unreasonable restrictions imposed by management on their ability to carry out their audits. The board and the audit committee, in performing their oversight role, depend on the auditors as an important source of information about issues requiring their attention.

This Section addresses first how Andersen performed its audits, then Andersen’s apparent failure to discover the accounting fraud, and finally WorldCom’s role in that failure.

A.	Andersen’s Audits

Andersen and WorldCom developed a close, long-term business relationship. Andersen served as WorldCom’s independent auditor from at least 1990 through April 2002 and had a professional relationship with the Company for more than twenty years. Because of its experience with WorldCom, Andersen told the Audit Committee in its Year 2000 Audit Proposal that it understood the business issues and risks associated with WorldCom’s operations, and that it considered itself “a committed member of [WorldCom’s] team.”

In the same proposal, Andersen also stated that it considered WorldCom “a flagship client and a ‘Crown jewel’” of its firm. WorldCom was one of the leaders in the telecommunications industry, and Andersen appeared to enjoy the prestige of being WorldCom’s auditor. In an internal document, it described WorldCom as a “highly coveted client,” and stated in its Year 2000 Audit Proposal that none of Andersen’s clients was as important as WorldCom to its success and reputation in the telecommunications industry. Indeed, in a presentation to the Audit Committee on May 20, 1999, Andersen stated that it viewed its relationship with WorldCom as a “long-term partnership,” in which Andersen would help WorldCom improve its business operations and grow in the future. During the same presentation, Andersen told the Audit Committee that it incurred more auditing costs than it billed WorldCom, and that it considered the unbilled costs its “[c]ontinuing investment” in the Company. Andersen’s work papers documented that its internal targets for audit fees were not met in WorldCom’s case, but an Andersen senior officer nevertheless approved the continuation of the engagement.

In terms of the total amount of fees charged to clients, WorldCom was one of Andersen’s top 20 engagements in 2000, and the largest client of its Jackson, Mississippi, office. From 1999 through 2001, WorldCom paid Andersen $7.8 million in fees to audit the financial statements of WorldCom, Inc.; $6.6 million for other audits required by law in other countries; and about $50 million for consulting, litigation support, and tax services.76 Andersen had not been MCI’s external auditor before its merger with WorldCom; however, after the merger, Andersen audited the consolidated financial statements of MCI, WorldCom, and their subsidiaries. In a May 20, 1999 presentation, Andersen told the Audit Committee that the fees charged for the combined company “remain[ed] significantly lower than the former separate fees of the companies.” Andersen’s staff had the equivalent of approximately 10 to 12 people working full-time auditing WorldCom’s books. For its 2001 audit, Andersen’s team spent roughly 15,000 hours on the audit and charged $2 million.

In a September 2000 presentation, Andersen stressed to the Audit Committee and WorldCom’s management that it did not follow the “traditional audit approach.” According to this presentation, the traditional approach verified the information maintained in the accounting

[76]	Many of the non-audit services that Andersen had provided WorldCom are now restricted or prohibited by Section 21(a) of the Sarbanes-Oxley Act and the SEC’s rule enhancing auditor independence.

records and financial statements, and would have required Andersen to focus primarily on account balances.

By contrast, Andersen’s approach focused heavily on identifying risks and assessing whether the Company had adequate controls in place to mitigate those risks. In the accounting industry, this approach became known as the “controls-based” or “risk-based” audit. This approach is not unique to Andersen—many accounting firms have adopted similar audit plans. However, the consequences of overlooking or misjudging a potential risk are significant, and the disadvantages of the approach warranted (and warrant) careful consideration alongside the perceived advantages. Where it identified risks, Andersen tested the adequacy of the controls by reviewing the Company’s procedures, discussing them with some employees, and conducting limited tests to determine whether the controls and processes were followed. Failure to identify any risks in a particular area meant that Andersen would rely on Company controls that were inadequate or that had been circumvented. Indeed, it meant that Andersen might not perform any testing at all in a particular area.

During an October 1999 presentation before a panel on audit effectiveness, the Chief Accountant of the SEC raised questions about whether a risk-based audit model was in the best interests of investors. The Chief Accountant explained that the risk-based audit discarded more traditional substantive audit procedures, such as detailed testing of transactions and account balances, in favor of “obtaining a significant amount of audit assurance from inherent and internal control sources as well as management representations.” He forewarned auditors about the potential consequences of adopting such an approach:

Keep in mind that top management is the very group responsible for ensuring the adequacy of the control environment. The irony of today’s audit process is that significant audit assurance is derived from internal controls; however, the very group of individuals charged with ensuring the effectiveness of internal controls is responsible for committing fraud.

[A March 1999 report sponsored by the Committee of Sponsoring Organizations of the Treadway Committee (“COSO”)] and recent enforcement cases raise questions about whether an audit model that allows the auditor to de-emphasize or eliminate specific types of audit procedures, for example use of external confirmations or observation of assets, is in the best interest of investors. The COSO report notes that over half of the frauds involved overstating revenues by recording revenues prematurely or fictitiously. It also notes that about half the frauds also involved overstating assets, including overstatement of inventory or property, plant and equipment by recording assets that did not exist.

Following the risk-based audit model, Andersen relied on WorldCom’s management to provide it with the information it needed to conduct the audit. On a quarterly basis, Andersen requested roughly 20 to 30 schedules. With few exceptions, these requests were high-level summaries and did not change each quarter or each year. Among the items Andersen asked for since 1999 relating to the issues discussed in this Report were the balance sheets and income statements; a list of “significant eliminating and top side entries” (which are entries recorded after the close of a quarter by General Accounting, as opposed to the business units in the field); the consolidated Rollforward schedule of property, plant, and equipment and accumulated amortization; the consolidated depreciation expense test schedule; and the consolidated MonRev year-to-date.

Andersen conducted limited substantive testing, in accordance with its audit proposal. Andersen provided WorldCom’s senior management with a list of the procedures it anticipated performing in the areas of revenues, line costs, accounts receivable, capital expenditures, and data integrity. In an August 11, 2000 memorandum from the engagement manager to Stephanie

Scott and Myers, Andersen made it clear to senior management that a large majority of its work was “based on the processes and controls the Company has in place to identify and manage risks,” as opposed to detailed auditing of the components of reported account balances. Andersen’s testing of capital expenditures, line costs, and revenue did not change significantly from 1999 through 2001.

Andersen performed analytical procedures of various line items on WorldCom’s financial statements to determine whether there were any significant or unusual variations between consecutive quarters or the same quarter in consecutive years. After the second and third quarters of 2001, Andersen relied partially on a software program to detect these variations.

Capital Expenditures. Andersen analyzed discrete items relating to capital expenditures. It reviewed the approval process for capital projects; purchase orders; various Company policies; details of overhead and payroll costs to determine whether they were being properly capitalized; small samples of open and closed capital projects; small samples of spare parts and moveable equipment; and the depreciable lives of WorldCom’s assets as compared to its competitors. Andersen selected only a handful of sample Construction in Progress projects and reviewed them by checking one item, such as an invoice or similar documentation, for each project. Many of its tests were designed to evaluate WorldCom‘s accounting processes. Andersen’s auditing methodology was in large part premised on the assumption that capital expenditures would arise through proper means—specific capital projects that could be tracked—and, based on the work papers, does not appear to have implemented any procedures to address the possibility that they would be created through accounting fraud. As we explain below, minimal attention appears to have been given to reviewing supporting documentation underlying large reported balances of capital expenditures.

Line Costs. In its U.S. audit work, Andersen seems to have focused entirely on the risk that domestic line cost liabilities and accruals might be under- or over-stated. Accordingly, it tested whether the Domestic Telco Accounting group received accurate information from the field. It also reviewed and obtained explanations for variances in domestic line cost accruals, comparing one quarter to the next. It appears that Andersen never conducted similar tests of the Company’s international line cost accruals managed in the U.S., or met with this international line cost group to discuss accruals.

Revenue. Andersen focused primarily on the risk that revenues would be misstated because of inaccurate records or errors. Thus, it tested the accuracy of the Company’s billing systems. It received the MonRev on a quarterly basis and would ask questions about particular items on the Corporate Unallocated schedule. To address the risk that accounts receivable might be misstated, Andersen also reviewed billing adjustment reserves at year-end and asked questions about variances between one quarter and the next.

B.	Why Andersen Did Not Detect the Accounting Irregularities

In our view, and based on the incomplete record available to us, Andersen failed to detect the accounting irregularities in part because there were defects in Andersen‘s application of the controls-based audit approach. Andersen concluded—mistakenly in this case—that, year after year, the risk of fraud was minimal and thus it never devised sufficient auditing procedures to address this risk. Although it conducted a controls-based audit—relying on WorldCom‘s internal controls—it failed to recognize the nature and extent of senior management‘s top-side adjustments through reserve reversals with little or no support, highly questionable revenue items, and entries capitalizing line costs. Andersen did not conduct tests to corroborate the information it received in many areas. It assumed incorrectly that the absence of variances in the financial statements and schedules—in a highly volatile business environment—indicated there was no cause for heightened scrutiny. Andersen conducted only very limited auditing procedures in many areas where we found accounting irregularities. Even so, Andersen still had several chances to uncover problems we identify in this Report.

1.	Flaws in Andersen’s Audit Approach

We believe there were a number of flaws in Andersen’s application of its non-traditional, controls-based audit approach.

First, Andersen misjudged the risk that WorldCom‘s management would engage in fraud. It consistently found that the risk of fraud was no greater than “moderate” (and very often minimal) and, therefore, did not devise auditing procedures to focus on the possibility that there was fraud. Andersen maintained this view even though it had rated WorldCom a “maximum risk” client—an assessment Andersen never disclosed to the Audit Committee—and had given management less than favorable ratings in a few areas (such as accounting and disclosure practices, behavior toward Andersen‘s work, and policies to prevent and detect fraud) in internal documents without apparently adjusting its auditing procedures to mitigate these risks.77

[77]	We found no evidence that Andersen informed the Audit Committee that it rated WorldCom a “maximum risk” client. A few internal Andersen documents raise the question of whether Andersen discussed other risk assessments with the Audit Committee. In a February 7, 2001, memorandum to the file, Andersen’s audit partner states that Andersen discussed its “business risk model” with the Audit Committee. In addition, a September 8, 2000, Andersen document entitled “Business Risk Model” states that this document “is restricted to management and the board of directors (or audit committee)” and rates WorldCom’s “Accounting Information” and “Financial Reporting” to be high risks. However, the Audit Committee members did not recall, and the minutes of their meetings did not reflect, any discussion by

From 1999 through 2001, Andersen used several methods to assess the risks involved in the WorldCom engagement.

(1)	The SMART Tool. Before Andersen entered its engagement with WorldCom each year, it assessed the risks of business failure, fraud, and accounting and financial errors using what it called its SMART Tool. Between 1999 and 2001, Andersen always concluded that management’s ability, integrity, and behavior were “good,” and the overall risk that management had opportunities to commit fraud was “moderate.” Nevertheless, it rated WorldCom consistently as a “maximum risk” client.

(2)	Fraud Risk Practice Aid. Andersen’s annual Fraud Risk Practice Aid assessed the risk of material fraud. In December 1999, despite noting management’s aggressive accounting positions relative to certain areas in the past and significant pressures to maintain high stock valuations, Andersen concluded that it did not need to modify its audit plan.

(3)	Expanded Risk Discussion. Because of the “maximum risk” rating, the heads of the engagement team held an Expanded Risk Discussion each year with Andersen’s practice director, concurring partner, and audit division head to consider areas that created risk. For the 1999 and 2000 year-end audits, Andersen concluded that it did not find any indicators of fraud or that management was employing aggressive accounting.

(4)	Business Audit Risk Assessment. According to Andersen’s work papers, it assessed WorldCom senior management‘s process for identifying and controlling Risk Assessment. risks and managing the business “via observation and discussions with management.” Andersen assessed “the materiality of the potential adverse consequences” and the “possibility that adverse risk consequences would occur” due to management fraud to be “minimal.”

(5)	Brainstorming Session. In June 2001, the engagement team held a “WorldCom, Inc.: Fraud Brainstorming” session. The members of the team “brainstormed how management could intentionally misstate the financial statements if they wanted to and how they could attempt to conceal this from [Andersen].” Andersen concluded that its audit procedures addressed adequately the risks discussed.

Notwithstanding these conclusions, Andersen’s work papers reflect that there were at least some indications it should have adopted more substantive procedures. Although

Andersen of such risks or any of its less than favorable ratings of management. Nor did we find evidence that the Business Risk Model was shared with the Audit Committee.

Andersen’s SMART Tool rated WorldCom a “high risk” client based on its assessment of a variety of potential risks, Andersen manually overrode this result and upgraded WorldCom to a “maximum risk.” The stated reason in Andersen’s work papers for this change was the volatility in the telecommunications industry, the Company’s future merger and acquisition plans, and the Company’s reliance on a high stock price to fund those acquisitions. When Andersen overrode the “high risk” selection in 1999, the concurring partner at the time said: “My sole reaction to [the SMART Tool risk assessment of WorldCom], however, is that the engagement should be rated as maximum rather than high. If this job is not maximum, none are. Its market capitalization alone should warrant the classification . . . .” The engagement manager concurred, stating that there were “probably few other engagements where [Andersen] ha[d] a higher risk.”

We found no evidence that Andersen’s “maximum risk” rating between 1999 and 2001 altered Andersen’s audit approach or caused the engagement team to conduct more substantive testing to prevent fraud.78 Nor did a few less than favorable ratings relating to management in the SMART Tool:

•	The risk of pressure on management due to “[o]verly aggressive revenue or earnings targets” was rated “significant.”

•	Management’s “sound accounting and disclosure practices” were rated “fair” in 1999 and 2000, and “good” in 2001.

•	Management’s “[b]ehavior towards the scope of [Andersen’s] work (i.e. no unreasonable restrictions, deadlines or disputes)” was rated “fair.”

•	Management “[a]llowing [Andersen] unrestricted access to information and personnel” was rated “fair.”

[78]	Because of the “maximum risk” classification, Andersen’s internal policies required the engagement team to consult Andersen’s concurring partner, practice director, advisory partner, audit division head, and professional standards group (where appropriate) regarding all significant issues or adjustments, and hold an Expanded Risk Discussion. We do not know when Andersen first rated WorldCom a “maximum risk.”

•	The “[q]uality of management’s policies to prevent and detect fraud (including conflict of interest policies, code of conduct, effective communication of entity values, etc.)” was rated “fair.”

It is not clear why these ratings failed to raise any documented concerns among Andersen’s engagement team or senior partners.79

Andersen’s June 2001 “fraud brainstorming” meeting also did not alter Andersen’s audit plan. The purposes of the meeting were to identify potential fraudulent accounting schemes based on Andersen’s understanding of the business realities facing WorldCom, and “sensitize the complete engagement team to potential financial statement fraud risks and schemes.” Although Andersen specifically noted that the improper capitalization of costs and the use of top-side journal entries were significant risks, it judged that they were relatively unlikely to occur and that its audit procedures adequately addressed these risks. It is unclear how Andersen reached those conclusions. As we discuss below, the auditing procedures in our view did not sufficiently test for these risks.

Second, Andersen relied too heavily on senior management’s perceived integrity, and failed to corroborate the information that management provided. The most glaring and significant example of this reliance was Andersen’s request to management on a quarterly and annual basis for a list of “significant eliminating and top-side entries.” Indeed, Andersen understood the importance of examining top-side entries, requesting a list of such entries after each quarter and stating in its 1999 work papers that “[s]pecific attention will be given to

[79]	Some Andersen ratings appear to contradict each other. For example, although Andersen’s SMART Tool considered “overly aggressive revenue or earnings targets” a “significant” risk, its Fraud Risk Practice Aid found that there was no “undue emphasis on meeting earnings targets.”

significant top level adjustments” to line costs. Yet Andersen’s work papers do not contain any lists of top-side entries that it reviewed. Andersen’s engagement manager and audit manager documented a meeting with the Manager of Financial Reporting in January 2000 to discuss “all top-side entries” in 1999. Based on that meeting, Andersen concluded that the majority of the top-side entries (also described as “on-top” adjustments) related to the elimination of intercompany balances, that all other entries “were consistent with [their] understanding of appropriate accounting treatment,” and that “[n]o unusual adjusting entries were noted.” We do not know which entries were reviewed, whether similar meetings were held in subsequent quarters, or what, if anything, it learned at such meetings. Andersen’s engagement partner testified before Congress in July 2002 that Andersen never discovered the capitalization of line costs because, in part, the Company never provided it with these top-side entries.

If Andersen did take steps beyond merely requesting the entries, we do not understand how it could have missed so many huge, top-side entries, many in even-dollar amounts, that were made without any accounting support. Any one of the following entries made with no identifiable support, for example, should have raised serious concerns:

•	$334,000,000 entry reducing international line cost accruals in 2Q00

•	$771,000,000 entry capitalizing line costs and releasing accruals from an account for Ocean Cable Liability in 1Q01

•	$560,000,000 entry capitalizing line costs in 2Q01

•	$797,725,000 entry capitalizing line costs in 3Q01

Andersen could readily have identified all top-side entries from a review of the Company’s General Ledger, the primary transactional accounting record of the Company. The problem, however, is that Andersen apparently accepted—without complaint to the Audit

Committee—WorldCom management’s refusal of what we understand were Andersen’s repeated requests for access to the computerized version of the General Ledger, which showed the inappropriate on-top adjustments. Instead, Andersen appears to have acceded to WorldCom’s refusal and simply relied upon management’s representations in conducting that review.

During a December 2001 Expanded Risk Discussion, Andersen seems to have raised questions about the number of manual journal entries made by WorldCom. Its work papers contain a handwritten note, following a discussion of management’s aggressive accounting practices, saying: “Manual Journal Entries How deep are we going? Surprise w[ith] look [at] journal entries.” These notes suggest that someone on Andersen’s engagement team was concerned by manual, on-top journal entries. However, there was no indication in Andersen’s work papers that any further testing was done to examine them. Because Andersen representatives refused to speak with us, we are unable to determine the extent of the apparent concern, whether the concern involved particular entries, or how Andersen addressed its concern.

Third, it appears that Andersen’s audit approach disproportionately relied on finding unexplained variations in WorldCom‘s financial statements as its means of determining whether there were any accounting irregularities. Andersen failed to take into account that management might have manipulated the financial statements to eliminate any variations. Given the poor state of the telecommunications industry in 2000 and 2001, management‘s ability to continue to meet aggressive revenue growth targets, and maintain a 42% line cost expense-to-revenue ratio, should have raised questions. Instead of wondering how this could be, Andersen appeared to have been comforted by the absence of variances. Indeed, this absence led Andersen to conclude that no follow up work was required.

Even assuming that the lack of variances was an appropriate signal that nothing was wrong, Andersen’s reliance on its application of a software program to detect variances was misplaced. Andersen’s engagement partner expressed confidence before Congress that Andersen’s audit work was sufficient, in part, because this “sophisticated auditing software . . . did not trigger any indication that there was a need for additional work.” In a number of instances, however, Andersen made mistakes applying the program, comparing for example WorldCom Group’s financial statements from one quarter with WorldCom, Inc.’s financial statements from another quarter. Given the difficulty of replicating the program, we do not know whether Andersen would have detected a significant or unusual variation had it used the program correctly. One of Andersen’s strongest selling points was its particular expertise in the telecommunications industry; yet we have seen no evidence that it appreciated the need to scrutinize reported results that ran counter to the industry environment in important respects, and it relied on a computer program apparently predicated on the dubious notion that it is the existence—rather than the absence—of variances that is suspect in a changing environment.

Fourth, Andersen did not conduct substantive tests in the areas where we found significant accounting irregularities:

Capital Expenditures. Andersen’s auditing procedures did not contemplate the ways in which expenses could be improperly capitalized, and therefore the tests it devised were insufficient to address the issue. This is somewhat surprising, because in June 2001, Andersen specifically identified (in an internal document) improper capitalization of costs as a significant, although unlikely, risk. Andersen’s tests did not cover a number of capital accounts where the Company booked capitalized line costs. One employee informed us that Myers said Andersen had not audited any of the improper entries because Andersen reviewed authorizations for capital expenditures (“AFEs”), and AFEs were not used for the improper capitalized line costs. In effect, though Andersen had recognized the risk of improper capitalization, when it designed its tests it assumed that capital expenditures could come about only through normal spending on construction and other capital projects. Andersen therefore apparently did not examine the total capital expenditure numbers to determine their source, and whether they in fact tied to authorized capital projects.

Accruals. We did not find any evidence that Andersen conducted any tests of the Company’s international line cost accruals that were managed in the U.S., or met with any employees to discuss those accruals. This corroborates the accounts of several employees with whom we spoke who believed that Andersen did not regularly review international line costs managed in the U.S. One Director told us that the last time Andersen had asked about international line cost numbers was in 1997. Had Andersen conducted tests in this area, it might have learned that Myers and Yates asked employees to reduce more than $1.2 billion in international line cost accruals between the third quarter of 1999 and the fourth quarter of 2000. This represented a top level reduction of 20% of the Company’s international line cost accruals, a significant amount that would have been difficult for an external auditor to have missed completely. Indeed, it was a common subject of discussion within the international line cost group that Andersen did not review international line cost data, and at least one employee speculated that WorldCom’s senior management may have been more aggressive in reducing international as opposed to domestic line cost accruals because they knew Andersen’s audit did not cover this area. Moreover, as we discuss in Section IV above, several senior WorldCom employees in the international line cost group had concerns at the time about these reductions and expressed them to their supervisors; Andersen never spoke to these employees.

Furthermore, it appears that Andersen accepted senior management’s rationale that an under-accrual in one business area was acceptable if compensated for by the Company’s accruals in other areas. In connection with an Internal Audit review, Cynthia Cooper, the Vice President of Internal Audit, had obtained Andersen’s work papers and noticed that they showed a debit balance in the Wireless division’s allowance for bad debts, which would have inappropriately increased the value of the division’s reported receivables. When she raised her concerns with Andersen’s engagement manager in early 2002, he told her not to be concerned because the Company’s total accruals were adequate. He said the same thing after the former head of the Wireless division brought the risk of being under-accrued to his attention. This was the identical rationale that several employees repeatedly heard from management when they objected to reductions in their accruals. Yet, Cooper did not observe (and we did not find) any evidence in the work papers that Andersen tested to support that conclusion.

Revenue. We did not find any evidence that Andersen conducted substantive tests to verify the validity of large, round-dollar revenue items on the Corporate Unallocated schedule. It appears that Andersen limited its work to discussions about the purpose of the Corporate Unallocated schedule and a small number of revenue items. The fact that the items on this schedule were not recorded in the sales regions and were the result of on-top corporate adjustments or accounting decisions should have raised the level of Andersen’s attention. The appearance of large, round-dollar revenue items should have set off alarm bells.

For example, although Andersen received a schedule showing that $133,000,000 in revenue was recognized for “minimum deficiencies” during the third quarter of 2000, we did not find any evidence that Andersen analyzed this amount. Even when Andersen asked questions about unusual entries of large, round-dollar amounts, it apparently did not go beyond asking management what they were. That happened with respect to the recognition of $90,000,000 in 2000 and then another $22,500,000 in the first quarter of 2001, for what was called “Swap HQ.” Andersen documented that it was told the revenue represented a “purchase accounting adjustment related to the Intermedia Purchase.” There was no evidence that Andersen tested to verify that information, and indeed it appears Andersen may have been given inaccurate information. According to our interviews and Company documents we reviewed, Swap HQ related to contracts that MCI had with railroads and utilities to swap network capacity for rights of way.

Fifth, Andersen did not speak with many of the people to whom an external auditor would normally speak to understand WorldCom’s business and how WorldCom accounted for transactions. For example, Andersen never spoke with Ron Lomenzo, the Vice President of the Revenue Accounting group and senior officer in charge of international line costs managed in the U.S., who presumably would have been able to provide Andersen with valuable information about the Company’s revenue recognition policies. One employee told us that Andersen’s audit partner said he would have liked to speak with Lomenzo, but Myers or Stephanie Scott would never permit it to happen.

Sixth, Andersen limited its contact with Internal Audit. Andersen was generally present during Internal Audit’s presentations to the Audit Committee. It also received Internal Audit’s final reports, without the supporting documentation (unless it asked for support). However, Andersen did not appear to work with Internal Audit in recent years to improve internal controls or resolve other problems that Internal Audit encountered and documented.

Finally, although Andersen told the Audit Committee in its Year 2000 Audit Proposal that its “assessment of the effectiveness of [WorldCom’s] risk controls [would] be a critical element” of its audit, it appears that Andersen did not uncover the significant deficiencies we encountered in WorldCom’s procedures requiring the existence and retention of documentary support for journal entries. We found hundreds of huge journal entries, many of them in round-dollar amounts, made by the staff of the General Accounting group without any support other than a Post-it Note or written instruction directing that the entry be made. What support we did find was often organized in a haphazard manner in both marked and unmarked rooms, and at least one closet, in WorldCom’s Clinton facility. The disorder did not surprise a manager in General Accounting who told us that the department‘s secretary stopped managing the file room after it became too cumbersome, and the employees kept journal entries at their desks so they would not be lost in the file room. Although recent employee turnover may also explain some of this disorganization, we do not understand why Andersen’s audit apparently did not find this systemic and pervasive lack of support for entries.

2.	Missed Opportunities to Identify Accounting Irregularities

We have found several instances where Andersen received information that should have, at a minimum, raised questions and very possibly could have led to the discovery of certain accounting irregularities that we discuss in this Report. We view them as opportunities that Andersen missed to identify accounting irregularities. They include failing to determine that an issue involving a top-side entry that a WorldCom employee brought to Andersen’s attention involved an improper accrual release, as well as overlooking large, round-dollar entries or discrepancies on schedules that WorldCom provided. Our limited access to Andersen’s documents and personnel precludes us from determining with any certainty why Andersen either did not note or did not successfully pursue these opportunities.

In October 2000, Andersen had an opportunity to discover the absence of any supporting documentation for an on-top entry that reduced line cost accruals. WorldCom’s employees in the U.K. reported to the Andersen U.K. audit team that WorldCom’s European operation had reversed $33.6 million in their line cost accruals after the close of the first quarter of 2000 and, as a result, they considered themselves under-accrued. Andersen U.K. was advised that this top-side entry was directed by WorldCom’s U.S. management, and the U.K. employees did not have supporting documentation for it. Andersen U.K. reported this event to Andersen’s engagement team in the U.S.:

[W]e understand that local management consider that Q1 2000 margin is over stated due to a request received from US management to reverse line costs of $33.6m in Q1 2000. Local management consider that line costs remain under-accrued by this amount year to date.

Following this report, Andersen’s engagement manager appears to have spoken with WorldCom’s senior management in the U.S. regarding the entry.

This discovery meant that Andersen was now on notice it had not been given a top-side entry that it had requested previously, and that WorldCom’s employees in the U.K. who managed the accruals had not received any support for the entry. Andersen appears to have been satisfied with senior management’s explanation relating to the entry and the report from U.K. employees, the nature of which is unclear from the engagement manager’s cryptic handwritten description in Andersen’s work papers:

Covered with U.S. Management—unusual charges of $170million were recorded for the UK—a portion of those charges covered international line cost issues.

... Forgot to tell us during the year and up to Q 3.

We did not find any evidence that Andersen requested and received supporting documentation for the reduction. Had Andersen followed up on this issue, it might have detected similar improper line cost entries on WorldCom’s U.S. books.

In connection with Andersen’s 2001 year-end audit, Andersen appears to have failed to identify discrepancies in the information that it received about certain capital expenditure numbers. Andersen’s work papers reflect that the total account balance for capital projects that were “closed” and transferred out of Construction in Progress (“CIP”) was $2.7 billion for the nine-month period ending September 30, 2001. On these internal documents, Andersen stated that it “traced” this total amount to the Company’s primary accounting system. By contrast, Andersen received a Property Plant and Equipment Rollforward (“PP&E Rollforward”) schedule from the Company showing that the total amount of the transfers out of CIP during this same period was $5.6 billion—a difference of $2.9 billion. We do not know why this discrepancy existed; it is very possible that the additional billions of dollars in transfers on the PP&E Rollforward schedule represented some of the movement of the improper capitalized line costs that took place prior to the end of the third quarter, but we cannot be certain. We found no evidence that Andersen performed any tests to identify the cause of this discrepancy. Similarly, Andersen’s work papers showed a $2.1 billion discrepancy with the total account balance for “open” CIP projects as of the end of the third quarter and the same item on the PP&E Rollforward schedule. We again found no evidence that Andersen identified this inconsistency, or conducted any tests to determine the cause of the difference.

We identified additional instances where Andersen seems to have missed an opportunity that could have led to discovery of the accounting irregularities:

1. In 1998, Andersen raised questions about the Company’s aggressive accounting policies, particularly with respect to purchase accounting accruals, and rated management’s integrity as “low.”

2. WorldCom took a deduction on its 2000 Federal Income Tax Return for an even, round-dollar $688 million in line cost expenses that it had incurred, but that were not deducted from reported income on its financial statements. Because of the discrepancy between the line costs expenses deductible for tax purposes and the amount recorded on WorldCom’s books, WorldCom was required to report the $688 million on Schedule M-1 to its Tax Return. As we describe in Section IV.B.3.b above, the $688 million represented releases from WorldCom’s tax accruals in the amounts of $281 million and $407 million in the third and fourth quarters of 2000, respectively, to reduce line costs. We found no evidence that Anderson identified or inquired about this entry. The huge, round-dollar entry of $688 million on Schedule M-1 should have raised questions.

3. In February 2001, Andersen was told that the Company had changed its policy and started to recognize revenue from Minimum Deficiency charges (as described in Section V.D.1). At the same time, Andersen received a schedule showing that the Company had recognized roughly $100 million in revenue from Minimum Deficiencies in the second quarter of 2000, and another $133 million (in a round-dollar amount) in the third quarter. Yet, we found no evidence that Andersen conducted tests to corroborate that the amounts recorded as revenue, or the revised accounting treatment, was appropriate.

4. After the third quarter of 2001, Andersen received a Corporate Unallocated schedule that did not show that EDS Ratable Accrual (as described in Section V.D.4) was recorded as Corporate Unallocated revenue. Shortly thereafter, by contrast, Andersen received a list of journal entries that showed EDS Ratable Accrual was recorded as Corporate Unallocated revenue. We did not find any evidence that Andersen noted this discrepancy. Nor did we find any evidence that Andersen conducted additional audit procedures to determine whether other items were omitted from the Corporate Unallocated schedule. Had it done so, it may have learned that the schedule had been altered, which we discuss later in this Section.

5. In 2001, Andersen learned about the reclassifications of prior period credits out of revenues. A U.K. employee raised the reversals with Andersen U.K., and Willson discussed with Andersen U.S. how the reclassification of $48 million was recognized as a reduction of miscellaneous income. Andersen’s staff accountant considered this treatment to be reasonable. As part of its year-end audit of 2001, Andersen also received schedules reflecting improvements to revenue in large, round-dollar amounts based on these reclassifications. However, we did not find any evidence that Andersen researched these reclassifications or inquired further about them. Nor did we find any evidence that Andersen considered whether the effect of the reclassifications should have been disclosed.

6. In July and October 2001, Andersen received information that suggested WorldCom was releasing tax accruals to reach a targeted effective income tax rate (“EIT”). WorldCom’s Tax group sent Andersen schedules providing projected income for the year and suggesting that the Company could report a 39% EIT rate by either (a) releasing hundreds of millions of dollars from tax accruals, or (b) taking alternative actions that had no relation to these proposed tax accrual releases, such as booking additional tax benefits or lowering state income tax expense. The size of the proposed accrual release increased by $26 million between July and October—the precise amount needed to report a 39% EIT rate as a result of declining income projections. WorldCom told Andersen that it could support these accrual releases, but the context in which the releases were suggested and the fact that both the releases and the alternative actions always enabled the Company to report a 39% EIT rate should have raised concerns. We found no evidence that Andersen requested documented support for the reserve releases, or conducted any tests to verify that the releases were appropriate. In addition, at a February 5, 2002 meeting with senior officials of the Tax group, Andersen learned that WorldCom had in fact released $290 million in tax accruals, which enabled the Company to report a 39% EIT rate. Although Andersen apparently told the Tax group that the size of the release would likely require WorldCom to disclose it in its annual report to its shareholders, WorldCom reflected the release in various categories on the EIT rate reconciliation statement, none of which disclosed an accrual release. We found no evidence that Andersen objected to this disclosure and, in fact, it appears that Andersen reviewed and approved the annual report treatment.

C.	WorldCom Management’s Treatment of Andersen

The environment in which Andersen conducted its audit at WorldCom was a red flag in and of itself. The WorldCom personnel who dealt with Andersen in the course of its audits treated Andersen in some respects like an adversary. WorldCom personnel exerted excessive control over Andersen’s access to information and, in some cases, went so far as to alter documents in a manner that made it more difficult for Andersen to discover accounting irregularities. And Andersen, though aware of the restrictions imposed on its access to information, acquiesced when instead it should have informed the Audit Committee about this lack of cooperation.

Auditing standards warn that domineering management behavior in dealing with auditors, being denied access to records or employees, and unusual delays in providing requested information may be indicative of fraudulent financial reporting practices. When WorldCom’s management exhibited similar behavior, it appears that Andersen found ways to accommodate the behavior instead of raising the issue with the Audit Committee.

1.	WorldCom Senior Management’s Control of Information

At Sullivan’s direction, the WorldCom personnel who dealt most often with Andersen—Controller David Myers, Vice President of Financial Reporting Stephanie Scott, and Director of Financial Reporting Mark Willson—controlled Andersen’s access to information in several respects. For example, Scott denied Andersen’s requests to speak with certain employees, refused Andersen’s requests for detailed information, and denied Andersen’s requests for other material that she felt was overly burdensome. While conserving company resources is a valid concern, it is inappropriate not to provide information when the external auditor feels that it needs the information to conduct its audit.

Myers rejected Andersen’s requests for access to the computerized General Ledger through which Internal Audit and others discovered the capitalization of line costs. According to the person in charge of security for WorldCom’s computerized consolidation and financial reporting system, WorldCom’s treasurer in 1998 instructed him never to give Andersen access to this reporting system. Similarly, Myers wrote in April 1999, “we fought A[ndersen] during the past two years as they wanted access as part of the audit and we would not let them do that.”

Indeed, we found that most of the improper top-side entries were easily visible in the computerized General Ledger, and (as we discuss above in Section IV) Pierson told us that he discovered the entries in May 2002 within about ten minutes of searching the General Ledger electronically.

It is difficult to fathom either any reasonable basis for management to reject Andersen’s request or Andersen’s acquiescence in the decision. This is particularly so in light of the representation made by Ebbers, Sullivan, Scott, and Myers in quarterly letters to Andersen that they had made available to Andersen all financial records and related data. Moreover, it is hard to understand why Andersen failed to advise the Audit Committee about management’s refusal to grant it access to the primary accounting record of the Company, as appears to be the case.

Myers, Scott, and Willson instructed employees about what information could be shared with Andersen and what information could not. We found numerous instances in which employees were not permitted to respond directly to Andersen, but were told to send the information to Myers, Scott, or Willson for their review and approval.80 Some employees told us that their conversations were monitored by senior management. Other employees were specifically instructed to only provide “overviews” and not to share detailed schedules or information at the journal-entry level. One employee told us he was specifically instructed not to tell Andersen that senior management orchestrated adjustments to domestic line cost accruals.

The instructions that Myers and Stephanie Scott gave after the first and second quarters of 2001 to Lucy Woods, who was the Chief Financial Officer of International Finance for EMEA

[80]	In some areas where WorldCom’s senior management did not appear to have concerns, employees were permitted to respond to Andersen’s requests for information without seeking prior approval from Myers, Scott, or Willson.

for approximately four months in 2001, are an example of this behavior. Both Myers and Scott made it clear that Woods should be careful about any statements she made to Andersen in the business review meetings she had with the auditors. Woods told us that Myers and Scott directed her not to discuss the reversal of prior period credits, asset lives, asset impairment, or any related issues. Woods said that she did not question these instructions, and did not think it was unusual for U.S. management to try to manage these issues centrally; indeed, she understood that her predecessor had received similar instructions and participated in the meeting Woods attended in the first quarter of 2001. By contrast, in our interview of Scott, Scott did not recall anyone, including herself, telling Woods not to discuss certain subjects with Andersen.

Following her meeting with Andersen after the second quarter of 2001, as instructed, Woods reported the highlights to Myers, Scott, and Woods’ direct supervisor (Jon McGuire).

Woods wrote:

Revenue ...... actuals for Q2 and the quarterly trends. We got through this without mentioning the 2000 credit note reversal! ....

Line costs they were concerned to see if reported line costs have settled down on a month by month basis.... they haven’t so we didn’t show them any monthly figures....... only quarterly. ...

Capex ... general interest and the old chestnut ...... asset impairment again ...... pretended ignorance! ...

To inform them we ran them through selected pages of our monthly pack, showing reported numbers, and only full quarterly trends. no month on month analysis.

(Emphasis added.) Woods told us that the reality of the meeting with Andersen is not accurately reflected in this message. She said that she provided Andersen with complete access to any information it sought. Woods passed along the instruction not to discuss the credit note reversal with Andersen U.K.; two employees nevertheless apprised Andersen U.K. of the issue. Woods also told us that use of the words “pretended ignorance” did not mean that she knew something about asset impairment and intentionally failed to share it with Andersen; rather, Woods said that the statement was truthful in the sense that she was not able to discuss the asset impairment issues in detail, so it was natural to refer this accounting policy matter back to knowledgeable people in the U.S.

It is telling that both Woods and Scott told us that words like “pretended ignorance” were used to impress and please senior management. Such words only would have impressed a management team that turned communications and information-sharing with external auditors into a game of hide-and-seek. Scott’s contemporaneous e-mailed reaction to Woods’ report at the time was: “Thanks Lucy! Great Job!” Scott told us that she responded this way because Woods had been nervous about speaking with Andersen, and she wanted to “congratulate” Woods for having made it through the meeting. In our view, any manager who values an open and honest relationship with external auditors, and who saw this e-mail, should have reacted with condemnation, not praise.

Moreover, senior management berated employees who stepped out of line and disclosed unauthorized information to Andersen. For example, in October 2000, as described in Section IV above, Brabbs told Andersen U.K. that line cost expenses for EMEA were under-stated by $33.6 million, because senior management had reduced their line cost accruals, and EMEA did not have any support for this entry. Myers and Yates were upset about the disclosure. Myers reprimanded Brabbs for disclosing a discrepancy with senior management and directed him never to do it again.

History repeated itself in early 2002 when Brabbs spoke with Andersen about a planned restructuring charge. After learning about the conversation, Myers specifically instructed U.K. employees that “NO communication with auditors is allowed without speaking with Stephanie Scott and myself. This goes for anything that might imply a change in accounting, charges or anything else that you would think is important.” Despite this instruction, the accountant continued to speak with Andersen U.K. about the issue. When Myers learned about it, he wrote to the accountant:

Do not have anymore meetings with A[ndersen] for any reason. I spoke to A[ndersen] this morning and hear that you are still talking about asset impairments and facilities. I do not want to hear an excuse just stop. Mark W[illson] has already told you this once. Don’t make me ask you again.

2.	WorldCom’s Withholding of Information From Andersen

WorldCom’s management withheld information from Andersen with the apparent purpose of hampering Andersen’s ability to identify problems at the Company. In this Section, we first discuss two examples where documents were changed because of WorldCom management’s concerns about disclosing questionable revenue items, and then we discuss other instances when information was withheld from WorldCom.

a.	“Special” MonRevs

In the first example, WorldCom provided Andersen with altered MonRevs that removed several of the more transparently problematic revenue items from the Corporate Unallocated schedule, and buried the revenue for these items elsewhere in the report.

Andersen requested a copy of the MonRev every quarter. After the third quarter of 2001, Stephanie Scott became concerned about how Andersen would react to the size of Corporate Unallocated revenue—which included a number of entries that were, in our view, improper (see Section V above). Between October 12 and October 17, Scott received two Corporate Unallocated revenue schedules for the third quarter; during this five day period, Corporate Unallocated revenue climbed from $172 million to $299 million—a 42% increase over the prior quarter and a 158% increase over the third quarter of 2000. She understood that this increase was due to corporate adjustments. As a result, Corporate Unallocated revenue year-to-date totaled $605 million.

Scott spoke with Lomenzo, and the Senior Director in the Revenue Accounting group, Lisa Taranto, about changing the MonRev before distributing it to Andersen. Lomenzo, Taranto, and one of Taranto’s direct reports, Ashwin Damodaran, tell us they had concerns about making the changes. Nevertheless, they agreed to make them.

The changes consisted primarily of moving $211 million in Corporate Unallocated revenue from the Corporate Unallocated schedule to the sales regions. This reduced Corporate Unallocated revenue for the third quarter by 71% (from $299 million to $88 million) and year-to-date by 35% (from $605 million to $394 million). The percentage by which Corporate Unallocated revenue year-to-date was over-budget dropped from 290% to 154%.

In the version prepared for Andersen, the Corporate Unallocated revenue items could no longer be identified by name and amount after they were moved to the sales regions. These items were removed from the Corporate Unallocated schedule and subsumed within a sales region’s total revenue number. Most revenue items moved to the sales regions were large, round-dollar corporate adjustments made after the close of the third quarter. Among them were: (1) $59 million in revenue from the reclassification of prior period credits; (2) $50 million in revenue from the Qwest settlement; and (3) $35 million in revenue from the EDS Ratable Accrual. We discuss each of these items in Section V, above.

No consistent methodology was used to move these revenue items. Some items, like the EDS Ratable Accrual, were moved to the sales region most closely associated with the corporate adjustment. Others, like the revenue from Qwest, were moved to sales regions, regardless of whether there was any logical connection. Where Taranto and her direct report noticed that revenue in a particular region was declining, they added a few million dollars to eliminate the fluctuation. They also pushed back against Scott’s request to move some revenue items that they felt had no possible connection to any sales region, and the items remained on the Corporate Unallocated schedule.

Revenue that was moved to the sales regions was also spread out among the months of July, August, and September 2001. Since the largest entries had been made after quarter close and were listed as being in September, moving the entries to earlier months had the effect of eliminating the spike in reported September revenue that might catch Andersen’s attention.

Scott provided the altered MonRev to Andersen. We found a copy of the revised MonRev for the third quarter among Andersen’s work papers. We did not find any evidence that Andersen was informed about the changes.

After the close of the fourth quarter of 2001, the same WorldCom employees went through the identical process of preparing an altered MonRev for Andersen. They moved, among other items, $42 million in revenue from the reclassification of prior period credits, $5 million in revenue from the EDS Ratable Accrual, and $10 million in revenue from Minimum Deficiency charges out of the Corporate Unallocated schedule and into the sales regions. They again moved the revenues to sales regions that had no logical connection to the items in question and spread them among the months of October, November, and December 2001 to smooth out any fluctuations. Scott provided the altered MonRev for the fourth quarter to Andersen.

Based on the revisions to the fourth quarter MonRev, a net total of $52 million in Corporate Unallocated revenue was moved from the Corporate Unallocated schedule to the sales regions.81 Corporate Unallocated revenue for the fourth quarter was reduced by 33% (from $157 million to $105 million), and for the year by 35% (from $761 million to $497 million). The percentage by which Corporate Unallocated revenue was over-budget for the year dropped from 270% to 142%.

We encountered divergent recollections about who made the decision to alter the MonRevs, the purpose of the alterations, whether people had concerns at the time, and whether the altered MonRevs were final versions of the reports or special reports prepared solely for Andersen’s use. Scott told us she thought the changes were justified, and amounted solely to moving items that had been incorrectly categorized as Corporate Unallocated into the sales regions where they belonged. She viewed the revised versions as new, final MonRevs that should have been distributed and used internally as well as provided to Andersen.

Lomenzo, Taranto, and Taranto’s direct report had a different account. They said that Scott initiated the process to revise the MonRevs and directed them to do so. Taranto said that

[81]	It was a net total of $52 million, because $77 million in positive revenue items and $25 million in negative revenue items were moved from the Corporate Unallocated schedule into the sales regions.

revenues were spread out among various months at Scott’s direction. Taranto and Taranto’s direct report also said that the MonRev was altered to minimize the chances that Andersen would raise questions about certain revenues items, the amount of Corporate Unallocated revenue, and any spikes in revenue as a result of the large entries that were recorded as September revenue after the close of the quarter. They said they were uncomfortable with the changes, but none of them reported the matter to Internal Audit, the Law and Public Policy Department, or any other authority. They believed the reports were prepared specifically for Andersen; contemporaneous e-mails and handwritten notes corroborate their recollections, referring to the revised MonRev as the “AA MonRev” or the “Special MonRev.” Other circumstances strongly suggest that this was in fact the case: senior management all received the original, and not the altered, MonRevs; sales commissions were not calculated using the altered MonRevs; the General Ledger was not changed to reflect the revisions in the altered MonRevs; and subsequent MonRevs used numbers from the original, and not the altered, MonRevs.

b.	Revised Schedule of Revenue Reserves for 2000

Andersen was also provided an altered schedule of revenue reserves that obscured the impact of the Minimum Deficiency reserve releases described above, and improperly shifted the reserve balances among other accounts.

Between October 2000 and February 2001, Andersen repeatedly requested information about revenue reserves (also known as allowances for billing adjustments). WorldCom delayed its response to Andersen for over three months at the same time that there were concerns expressed about the state of the reserves—a consequence of the improper releases discussed above in Section V. Eventually, WorldCom altered the schedule containing the information that Andersen sought.

In October, November, and then again in December 2000, Andersen requested a schedule of revenue reserves. Taranto was worried about providing the information, because of the debit balances in the legacy WorldCom Minimum Deficiency reserves, and delayed providing the information. Moreover, she predicted that there would be a debit balance in legacy MCI revenue reserves by the end of the year.82 In October, Andersen’s engagement team complained amongst themselves about Taranto’s “lack of responsiveness,” that she was “unwilling to provide [them] information,” and that she “led [them] in circles last year at year end until Stephanie [Scott] got involved.” When Andersen’s engagement manager raised the issue with Willson in late November, Willson responded in writing that Taranto was focused on other work and he “imagine[d] that when that pressure is off, she will be able to provide the requested schedules shortly thereafter.”

In December 2000, Taranto asked Scott and Willson for advice on how to handle Andersen’s request given that the legacy WorldCom accounts had “extraordinary activity and ha[d] never been presented to A[ndersen].” Scott responded by e-mail that they would have to provide Andersen with some information and suggested delaying the response:

We cannot ignore the request, so w[e] need to see how it looks. To the extent that some of this can get cleared up before year end, we can tell [Andersen] to wait until the year end because we do not have the reconciliations in their requested format.

[82]	Taranto’s concern about the debit balance in legacy MCI reserves may relate to the depletion of customer credit reserves, which we discuss in Section V.

Although Scott said that they could tell Andersen they did not have the reconciliations in Andersen’s requested format, the requested format was in fact available. Indeed, Taranto sent the information to Scott shortly thereafter. Taranto warned Scott that she “will see extraordinary activity that we will not be able to replenish by year end.” Taranto was referring to the release of Minimum Deficiency reserves, which had resulted in this reserve account carrying a large negative balance on the schedule.

Taranto’s concerns turned out to be right. Legacy WorldCom’s Minimum Deficiency reserves were not replenished by year-end. The debit balance remained. Andersen was persistent, but still unsuccessful, in obtaining the information by year-end. After Andersen made two additional requests in late January 2001, Taranto shared her continued concerns with Scott and Willson. They concluded, however, that they had no choice but to provide the information. Willson wrote in an e-mail to Taranto:

I discussed with Stephanie [Scott], and we will have to provide a schedule for former WorldCom billing adjustment reserves to AA. However, probably the best thing to do is to provide a 12/31/99 to 12/31/00 comparison with no current year activity information on the schedule. We will not be able to get around not giving them information. Why don’t you pull something together for this and send it to me for review and we can make any changes that are necessary. . . . .

WorldCom eventually settled on providing Andersen with a document that, although based on the schedule Taranto prepared normally, was changed in two important respects. First, the legacy WorldCom and legacy MCI reserves were combined, despite the fact that Andersen had specifically requested to see information about legacy WorldCom reserves only. This had the effect of reducing the debit balance in the Minimum Deficiency reserves in December from $17.4 million for legacy WorldCom to only $4.2 million for the entire company. Second, balances in two other reserves (Customer Credits and Access Reform) were readjusted in the document in order to bring both in line with the level Andersen had suggested previously was appropriate; these adjusted balances did not correspond with the balances on the Company’s General Ledger.83

Willson provided Andersen with the revised schedule. Because journal entries were not made to reflect the revisions, the altered schedule did not tie to the General Ledger or sub-ledgers. Taranto’s direct report, who assisted with the revisions, told us that combining legacy MCI and legacy WorldCom reserves was an attempt to disguise the debit balance in Minimum Deficiency reserves. Although a debit balance remained in the altered version, the smaller number would be less difficult to explain. Andersen’s work papers show that Andersen asked about the debit balance. In response, Taranto told Andersen that the Company had changed its policy, that WorldCom was actively pursuing the collection of Minimum Deficiency charges, and that the Company had reversed too much of its reserve, causing the debit balance. An Andersen representative handwrote next to a typewritten note of Taranto’s explanation in its work papers that the debit balance was “not material [at] y[ear]-e[nd].”

We were told that Scott decided to combine legacy MCI and WorldCom reserves because she wanted Andersen to treat both businesses as one company. Scott and Willson said that they were not involved in the decision to make the other changes to the schedule, although Willson had a general recollection of conversations about how to present the numbers so Andersen would ask fewer questions.

[83]	It appears that adding millions of dollars to customer credit reserves disguised the numerous releases that the Revenue Accounting group had made to legacy MCI credit reserves in 2000. (See Section V above.)

C.	Other Examples

We encountered other examples of altering documents, omitting information, or transfers of millions of dollars in account balances that were made for the apparent purpose of deceiving Andersen.

1. In April 2000, Yates appears to have altered a schedule of selling, general and administrative (“SG&A”) expenses before Stephanie Scott provided the information to Andersen. On April 25, Yates e-mailed Scott three schedules reflecting SG&A expenses in various accounts: one schedule taken from WorldCom’s computerized reporting system and two income statements for the first quarter of 2000 (one including and the other excluding Embratel’s financial results). All three schedules showed a debit balance of $250 million in a “general” expense account. One hour later, Yates e-mailed Scott: “Stephanie, DO NOT give to A[ndersen]. I will resend another schedule.” Shortly thereafter, Yates e-mailed Scott new versions of the schedules and said: “Stephanie, I have a[m]ended the attached. DO NOT give out the [WorldCom’s reporting system] sheet as it has manual adjustments.” The schedule from the reporting system with the “manual adjustments” showed that Yates had reduced various SG&A accounts by a total of $180 million in large, round-dollar amounts, and added the $180 million to the “general” expense account (which had a $250 million negative balance). We found the altered schedule in Andersen’s work papers; it did not include the page showing the general expense account with the reduced debit balance. Because we were not able to interview Yates, we cannot be certain why Yates altered the schedule, or whether there was support for his changes. The alterations smoothed out existing variances in SG&A accounts and reduced a large negative balance that might have drawn Andersen’s attention.

2. Before the close of the fourth quarter of 1999 and the first, second, and third quarters of 2000, the Property Accounting group transferred negative balances in long-term asset accounts to line cost reserve accounts. During the first month of each subsequent quarter, the group reversed the entries. In January 2001, Abide in Property Accounting explained in an e-mail to Stephanie Scott that “[t]he purpose of these entries... was to move these credit amounts out of Other [Long Term] Assets [because] (we didn’t want to explain to AA why these assets [were] negative).” Because we were unable to speak with Abide, and Scott had no recollection of any conversations about these entries, we do not have any further information about these circumstances.

3. Andersen provided Stephanie Scott and Willson a copy of its auditing procedures of capital expenditures in advance of its 2001 year-end audit. It included a request for a list of all open and closed CIP projects. On August 16, 2001, Scott forwarded the schedule to Myers and Abide, and wrote “[b]efore I give [Andersen] a ‘go-ahead’ I wanted you to look at it. To the extent that you have problems with their requests, We will need to get them to adjust.” The next day, Abide wrote Scott that he, Myers, and Normand had reviewed the list and were “comfortable with [Andersen’s] plan.” Normand also wrote separately to Myers that same day: “You know what my only concern is. We may want to discuss how that can be avoided.” Normand’s concern may have been that capitalized line costs were sitting in the CIP accounts that Andersen was about to audit; we cannot be certain because we have been unable to speak with Myers, Abide, and Normand. A few days after Normand expressed his concern to Myers, however, Abide and his staff transferred the $544 million in capitalized line costs from the first quarter out of the CIP accounts, making 10 different entries in the same round-dollar amounts.84 In September 2001, Abide and his staff transferred another $560 million in capitalized line costs related to the second quarter of 2001; this time they made 12 entries in similar, round-dollar amounts. Andersen’s work papers reflect that it conducted its audit work relating to capital expenditures in October and November 2001.

4. In 2002, David Myers and members of WorldCom’s Tax group did not include releases in tax accruals totaling $688 million on a summary schedule that they provided Andersen. In Section IV above, we discuss concerns that have been raised by these releases. The summary schedule provided to Andersen in February 2002 showed the beginning and ending balances for tax accruals in 2001. Because the $688 million in releases occurred in 2000, the beginning balance in one of the accounts on the schedule should have reflected the reduction of $688 million. However, it did not. We encountered different explanations as to why the releases were not disclosed on this schedule. One of the employees told us that Nagel, the former General Tax Counsel, said Myers had already discussed these releases with Andersen and thus the information should not be included or raised again with Andersen. Nagel had a different account; he said that Myers had decided the $688 million in accrual releases did not need to be disclosed to Andersen at all as these releases were offset by tax benefits discovered in 2001 by Nagel’s group. Because we have not been able to speak with either Myers or Andersen, we cannot be certain what Andersen was told.

*                     *                     *

[84]	We understand that in August 2001, Abide expressed concern to Myers about how the growing CIP account balance was not being depreciated; Myers told Abide to transfer and spread the adjustments out in several “in service” asset accounts.

Andersen was not the only party for which WorldCom’s senior officials prepared schedules that may have been altered to minimize apparent spikes and fluctuations in financial results. Sullivan, Myers, Yates, and Scott appear to have altered documents in preparation for a May 9, 2001 bond offering, that was described as the largest in history by a U.S. corporation at that time. A series of unsupported revisions were apparently made to several schedules in order to smooth variances in the Company’s line costs and SG&A expenses before providing the information to an underwriter. Forwarding a draft of the schedules to Sullivan, Myers, and Yates, Scott asked them to “[t]ake a look at some of the fluctuations. We may want to make a few modifications.” The next day, Myers wrote to Sullivan and Scott, stating, among other things: “Stephanie and I worked changes to the segment P&Ls sent yesterday and today. ...In order to get [International] looking right moved $40m[illion] from WCOM to MCIT. ...Consumer Telco e/r was significantly worse Q400 vs. Q101 so moved $61m[illion] out of Consumer.” A few hours later, Myers described in writing to Sullivan, Yates, and Scott a few additional changes, including:

WCOM:

Increased [Voice Data and Internet] SG&A by $80M[illion] so e/r is consistent Q4 v Q1

Decreased [International] SG&A by $75M so e/r is fairly consistent and EBITDA is now at the same level as Q4. . . ..

MCIT:

Consumer Telco reduced $111M bringing e/r to 35.4% for Q1 compared with 33.9% at Q4

☐$65M from Wholesale (lower Telco e/r than Q4 but more in line with Q1-3 of 2000

☐$25M from Dial (64.9% vs. 63.8% in Q4)

☐$21M from [Alternate] Channel (53.7% vs. 50.3% in Q4).”

The $111 million reduction in MCI’s consumer line costs was subsequently described by Yates in writing as “an On Top Smoothing entry [that] was given to [him] by Stephanie [Scott].”

The documents suggest that the revisions were made for the purpose of ensuring that the line cost and SG&A E/R ratios stayed consistent quarter after quarter. We were unable to speak with Sullivan, Myers, or Yates about these changes. Scott told us that she pointed out fluctuations to Sullivan, Myers, and Yates that did not make sense to her, and that they—not she—made the changes. We did not find any evidence that an analysis was done prior to making these alterations, and Scott said there was none. Scott also said that WorldCom’s revenues were divided in these schedules among Internet, voice, and data segments, which were usually combined for reporting purposes, and thus the allocations involved a lot of guess work. Scott did not explain why the allocations among SG&A segments were changed given that the Company had allocated expenses among these SG&A segments in prior years.

VIII. CORPORATE GOVERNANCE ISSUES

WorldCom’s collapse reflected not only a financial fraud but also a significant failure of corporate governance. We have seen no evidence that the Board of Directors was aware of the fraud while it was occurring. However, the Board played far too small a role in the life, direction and culture of the Company. The Audit Committee did not engage to the extent necessary to understand and address the financial issues presented by this large and extremely complex business: its members were not in a position to exercise critical judgment on accounting and reporting issues, or on the non-traditional audit strategy of their outside auditor. The Compensation Committee dispensed extraordinarily generous rewards without adequate attention to the incentives they created, and presided over enormous loans to Ebbers that we believe were antithetical to shareholder interests and unjustifiable on any basis.

We have examined the Board’s role generally, as well as several specific incidents involving the Board or its members. These include the question of whether the Board knew or should have known of the accounting improprieties discussed above; its decisions to extend loans and guaranties in excess of $400 million to Ebbers; certain sales of stock by Ebbers and two other Directors; and certain arrangements relating to airplane use. We also set out our views on a number of governance issues raised by these events. First, however, we provide some background on the membership and functioning of the Board and its committees.

A.	WorldCom’s Board of Directors and Its Committees

1.	The Membership and Functioning of the Board

From 2000 to June 2002, the Board of Directors of WorldCom consisted almost entirely of individuals who had been owners, officers, or directors of companies that WorldCom had acquired over the preceding decade. As a result, some had enjoyed very great financial benefits from Ebbers’ deals.

The Directors during this period were the following: Clifford Alexander, Jr., James Allen, Judith Areen, Carl Aycock, Max Bobbitt, Bernard Ebbers, Francesco Galesi, Stiles Kellett, Jr., Gordon Macklin, John Porter, Bert Roberts, Jr., John Sidgmore, Scott Sullivan, Lawrence Tucker, and Juan Villalonga. All of these Directors granted interviews to the Special Committee, with the exception of Ebbers and Sullivan. Membership remained relatively constant during the period addressed in this Report, with most Directors serving for the entire period. None of these individuals remains on the Board of Directors today.

The longest-standing members were Aycock and Ebbers, who had both invested in LDDS and joined the LDDS Board in 1983. Beginning a few years after graduating from college and until 1992, Aycock was employed by LDDS and then another company, Master Corporation, controlled by Ebbers. Porter came to LDDS when it acquired a company he owned in 1988. Kellett joined the LDDS Board in 1989 when a company he served as the Chairman of the Board was acquired by LDDS. Bobbitt, Galesi and Sullivan all came to LDDS by virtue of its merger with Advanced Telecommunications Company (“ATC”) in 1992. Galesi owned 25% of ATC, and Bobbitt was President and Chief Operating Officer of a subsidiary of ATC. Both of them joined the LDDS Board after the ATC merger. Sullivan had been part of ATC’s financial leadership and became LDDS’s Chief Financial Officer in 1994. He joined the Board two years later. Sidgmore and Allen were both senior executive officers at companies WorldCom acquired—MFS (1996) and Brooks Fiber (1998), respectively. Roberts, Alexander, Areen and Macklin were members of the MCI Board of Directors (Roberts was also the Chief Executive Officer) and joined the WorldCom Board after the MCI merger in 1998. Villalonga joined the

Board when the company of which he was Chief Executive Officer, Telefonica, entered into a strategic alliance with WorldCom in 1998; he left the Board in mid-2000, after that alliance had terminated. Tucker, an officer of a major investor in LDDS, served on the Board officially during 1992 and from 1995 until late 2000; after that, he served in an unofficial advisory capacity on the Board because of possible competition-law issues raised by his other directorships.

The position of Chairman of the Board was largely an honorary title at WorldCom. WorldCom’s bylaws provided that either the Chairman or the Chief Executive Officer could preside at Board meetings, “if requested to do so.” These ambiguous provisions in the bylaws did not clarify who would make the request, and, in practice, the Chief Executive Officer—Ebbers—presided at Board meetings and determined their agenda. Roberts held the position of Chairman from 1998 until his resignation in 2002.

Directors received compensation consisting of both cash and stock options, with overall compensation heavily weighted toward the latter. Directors received an annual retainer of $35,000 plus $1,000 for each Board meeting they attended. Committee members received $750 for each meeting attended on the same day as a Board meeting and $1,000 for each meeting attended on a day when a Board meeting did not also occur. Committee chairpersons received an additional $3,000 per year. Directors could elect to receive in stock all or a portion of their annual retainer for services as a Director and chairperson of a committee.

Directors also received options to buy shares of Company stock. In 1999, non-employee Directors were granted options to purchase 15,000 shares. In 2000 and 2001, non-employee

Directors were granted options to purchase 10,000 shares. Officer Directors were granted options during those years to purchase amounts ranging from 240,000 to 1.2 million shares.

Because many of WorldCom’s Directors had held substantial stakes in companies acquired by WorldCom, they owned a significant amount of WorldCom stock. At some point between 1999 and 2002, eight of the fifteen Directors each owned over a million shares of WorldCom stock. None owned more than one percent of WorldCom’s outstanding stock.

The Board held regular meetings between four and six times per year and held special meetings as needed. Approximately one week before each regular meeting, the Directors received packets of materials including an agenda, financial information from the previous quarter, draft minutes of the previous meeting, information from the Investor Relations department such as analyst call summaries, and resolutions to consider for the upcoming meeting. There was little interaction between the outside Directors and WorldCom management and employees outside of Board meetings, which more than one Director stated was not the case with other Boards (including MCI’s) on which they served.

Ebbers dominated the Board meetings, which followed a consistent format. Each meeting opened with a prayer. A series of presentations—generally done fairly quickly—followed. Typically, the Chairmen of the Audit Committee and Compensation and Stock Option Committee, Bobbitt and Kellett, respectively, each reported to the Board. Michael Salsbury, General Counsel, reported on legal and regulatory issues.

The Board heard presentations by Sullivan and, on occasion, Ron Beaumont (Chief Operating Officer, WorldCom Group). Financial discussions at Board meetings were “high level” and, while not extremely detailed, presented a degree of detail consistent with what we believe most boards received during that period. Sullivan’s presentations typically lasted about 30 minutes. We were told the Board’s members—like most of the outside world—considered Sullivan an outstanding Chief Financial Officer and believed his presentations were forthright, professional, polished, and showed intimate knowledge of the Company’s business and its financial information. We were told that he gave clear and detailed responses to questions. Board members did not extensively question him—something they credited to his thoroughness and credibility. Sullivan never referred to notes, yet he was always able to answer questions in detail.

Beaumont made presentations to the Board about the Company’s operations. In general, they lasted about fifteen minutes and Directors did not question him extensively about the information he presented to them. His presentations also sometimes addressed capital expenditures. These discussions focused on the operational aspects of the Company’s capital expenditures, and not on the accounting treatment of those expenditures. In addition, Wayne Huyard (Chief Operating Officer, MCI Consumer Services) sometimes reported on MCI-related issues.

The Board met in Executive Session as a part of regular meetings. These sessions usually excluded all non-Director employees and generally involved reports on topics such as upcoming deals, industry trends, development of individuals at the Company and regulatory issues. The sessions, which Ebbers conducted, were informal and generally no one took official notes at them. The outside Directors never held a separate meeting before April 2002, when they met to discuss the events leading up to Ebbers’ resignation.

Bruce Borghardt, General Counsel-Corporate Development at WorldCom, drafted most Board meeting minutes from late 1998 until early 2002. At that time, Salsbury assumed those duties.

The Board had three standing committees during the relevant period: the Nominating Committee, the Compensation and Stock Option Committee (the “Compensation Committee”) and the Audit Committee. The Nominating Committee was an inactive Committee and only occasionally acted, when it was necessary to fill a Board vacancy.85 The Compensation Committee and Audit Committee are described more fully below, as well as the role of counsel in advising the Board and its Committees.

2.	The Compensation Committee

Throughout the relevant period, the members of the Compensation Committee were Kellett (Chairman), Bobbitt, and Macklin. Tucker was a member until late 2000, and an honorary member thereafter. The Compensation Committee met regularly, between seven and seventeen times per year between 1999 and 2001. Many of the meetings were by telephone and related solely to the loans to Ebbers (after those loans had gained public attention and as the Committee began running into difficulties). The Committee relied heavily on compensation data collected by Tucker and on Tucker’s experience from serving on many other boards of directors. Ebbers sometimes attended meetings.

[85]	The members of the Nominating Committee during the relevant period were Alexander, Aycock, Kellett, Porter and Ebbers. Porter, Ebbers and Aycock all served as Chairman at some point during the relevant period. Under currently-recognized best practices, it is not generally considered appropriate for the Chief Executive Officer of a company to sit on, let alone to chair, the company’s Nominating Committee.

Formal Authority. The Compensation Committee had ambiguous authority and a lack of formal procedures. Its authority was set forth in a vague 1993 charter that stated that the Committee’s power was to supervise the compensation of officers, directors and other employees, administer all stock option plans, and make recommendations to the Board regarding such compensation. The Company’s proxy statements characterize the Committee’s authority more broadly, however, and appear to give the Committee more authority with regard to the setting of salaries and bonuses, stating that the Committee was charged with determining the salaries, bonuses and other benefits of executive officers. This lack of clarity was highlighted when the Compensation Committee approved substantial loans to Ebbers without Board approval, only later asking for Board ratification after the borrowed funds had been disbursed to Ebbers. (These loans are discussed more fully in Section VIII.C below.)

Compensation Levels. The Compensation Committee was responsible for setting the salary and bonuses of the top executive officers at WorldCom. It was also responsible for administering WorldCom’s stock option plan. We were told the Committee consulted materials such as peer group comparisons, charts and data from consulting firms to determine compensation. The comparisons and reports were generally provided by Tucker, who had access to them through his other work in the industry.

The Compensation Committee set the salary and bonus of Ebbers, Sullivan and Roberts. In 1999, it also set the compensation of John Sidgmore (then Chief Operations Officer) and one other senior executive, and in 2001 it set the compensation of Beaumont. Ebbers’ recommendation was of paramount importance in setting executive base salaries: for example, it was at his urging that Roberts’ salary was maintained at $1,050,000 after the MCI merger (though Roberts no longer received a bonus). Ebbers maintained Roberts’ salary even though

Roberts’ role in the Company had become modest and Roberts’ employment agreement had expired on December 31, 1999. Several Directors, including one member of the Compensation Committee, told us they were doubtful about this decision and even though this was a matter committed to the Committee’s judgment, the members deferred to Ebbers’ preference.

The Compensation Committee reported that Ebbers’ and Sullivan’s compensation was usually in the median to high range in the industry. In fact, Ebbers was ranked among the highest paid Chief Executive Officers in the nation several years in a row, and Sullivan was ranked among the highest paid (and, according to one commentator, most overpaid) Chief Financial Officers in new economy businesses (indeed, he was among the highest paid in any business).86  From 1998 through 2001 Ebbers received approximately $1 million per year in base salary plus options for well over one million shares of stock per year. For the same time period, Sullivan received annual compensation between $600,000 and $700,000 in base salary plus options for 600,000 to 900,000 shares of stock per year. Ebbers and Sullivan also each received a $10 million retention bonus in 2000.

Despite the very high level of his compensation, Ebbers put a great deal of his resources into business unrelated to WorldCom. (See Section VIII.C below.) A member of the Compensation Committee told us he was not aware of Ebbers’ other business activities before learning of Ebbers’ personal financial crisis in September 2000. When the members of the Compensation Committee learned of these activities, they did not object or insist that Ebbers, in

[86]	Printouts of Forbes Lists from the Forbes website indicate that Ebbers was one of the highest paid CEOs from 1999-2001; A 2000 Compensation Survey by Towers Perrin and CFO Magazine, dated June 1, 2000, and an article by Steven Taub, The Most Overpaid CFOs?, December 6, 2002, available at CFO.com, which covered the period from December 1998-December 2001, name Sullivan as one of the highest paid CFOs.

return for the substantial compensation packages he received, divest himself of the large investments that could have distracted him from his WorldCom duties.87

The Compensation Committee’s hands-off approach to commitments that could be inconsistent with the demands on the Chief Executive Officer continued even after Ebbers’ departure. John Sidgmore succeeded Ebbers as Chief Executive Officer in April 2002. He was also the Chief Executive Officer and Chairman of another company (eCommerce Industries, Inc. or “ECI2”), and in addition served on several other corporate boards. The Compensation Committee does not appear to have raised any concerns about these other obligations. (After serving as WorldCom’s Chief Executive Officer for a few weeks, Sidgmore decided to step down from his position as Chief Executive Officer at ECI2.) Nor did the Chairman of the Compensation Committee, when approached for approval, raise concerns about an irregular arrangement Sidgmore requested under which his compensation would be split between himself and two employees he brought over from ECI2 when he became Chief Executive Officer. Other Board members did object, and the arrangement was eventually terminated.88

[8][7]	We also note that after the early 1990s, Ebbers did not have an employment agreement with WorldCom, which was unusual for large public companies.
[88]	After he was named Chief Executive Officer in April 2002, Sidgmore requested that his salary of $1,000,000 be allocated among himself and two ECI[2] executives, Paula Jagemann (who would receive $220,000) and Martina Knee (who would receive $110,000). Both had been employees of UUNet, and Knee had served as a lawyer at WorldCom (and did so again after April 2002). Kellett told Borghardt that the Compensation Committee’s role was to approve Sidgmore’s compensation, and that it was up to Sidgmore how he wished to allocate that compensation. However, other members of the Board, led by Judith Areen, objected to the arrangement. It appears that for a short period of time at the beginning of June 2002, Jagemann’s and Knee’s salaries were deducted from Sidgmore’s salary; however, that arrangement was terminated and Sidgmore’s salary was returned to the initial $1,000,000, and Jagemann and Knee were paid through normal payroll procedures. Jagemann left the Company in late 2002 and Knee left in January 2003.

Bonus Programs and Stock Option Plan. The Compensation Committee administered two bonus programs during the relevant period. The Company’s Performance Bonus Plan, which began in 1997, required, among other things,89 that an executive officer achieve a ten percent increase in revenue for his or her unit over the same time period the previous year. This focus on revenues is noteworthy: it created an incentive to sustain even unprofitable operations that provided revenue and it created great pressure to report double-digit revenue growth. This latter incentive may have played a role in motivating the improper entries that inflated revenues to that level during portions of 2000 and 2001. As it happened, however, the Compensation Committee ultimately elected not to award Performance Plan bonuses in 2000 because of the Company’s deteriorating stock price, and awarded a bonus only to Beaumont in 2001.

Under a second bonus program, the Compensation Committee awarded retention bonuses in 2000 and 2001. With the decline in WorldCom’s stock price and the failed merger with Sprint, the Board was concerned about low morale at the Company, so it instituted a retention bonus program intended to keep key employees in place. The plan required an employee to commit to staying at WorldCom through July 2002. In 2000, 558 employees were awarded up-front90 bonuses totaling nearly $238 million cash, plus roughly 10 million options. In addition, Ebbers and Sullivan each received a $10 million retention bonus. Employees other than Sullivan

[89]	The 2001 Proxy Statement states that the 2000 performance goal “was based on the attainment of a specified percentage increase in consolidated gross revenues...” The proxy also states that the amount awarded under the Performance Plan is based on changes in the common stock price; Ebbers’ recommendations; an officer’s individual performance; changes in an officer’s level of responsibility and the current salary of the officer.
[90]	The Company awarded bonuses up front because, we were told, it would be viewed as a show of good faith of some sort. This followed a model used at MFS, and no Director disagreed with it. It should be noted that the current overwhelming market practice (excluding companies contemplating bankruptcy) is to pay retention awards in arrears. There is good reason for this practice, as demonstrated by the litigation WorldCom had to pursue to recover bonuses paid to employees who left before July 2002.

and Ebbers were given bonuses in a mix of cash and options, while Sullivan and Ebbers received cash only. (The size of the bonuses awarded is in striking contrast to the retention bonus program approved by the Corporate Monitor after WorldCom’s bankruptcy, in which $25 million was shared by 325 employees.) It does not appear that anyone challenged the necessity for such substantial payments under the 2000 program, which were made ostensibly to prevent people from leaving, particularly in light of the locations of WorldCom’s principal operations.

The Compensation Committee was also responsible for administering WorldCom’s stock option plan. It determined the number of options to be awarded to Ebbers. The Company’s proxy statement indicates that the Committee granted options to executive officers based on the same subjective factors it considered in awarding base salaries. Although not clear, it appears from meeting minutes that the Committee approved grants to other WorldCom officers or employees as recommended by Ebbers.

3.	The Audit Committee

From November 1999 through July 2002, the Audit Committee consisted of Bobbitt (Chairman), Allen, Areen and Galesi. They met between three and five times per year between 1999 and 2001. Meetings lasted about one hour except that the February 2002 meeting, likely in response to heightened awareness growing out of the Enron scandal, lasted closer to two hours. The Audit Committee held no special meetings until June 2002 when it became aware of the accounting irregularities.

All members received a packet of materials several days prior to each meeting that contained an agenda; minutes of previous meetings; and various documents pertaining to the planned discussion, including such materials as lists of proposed, in progress and completed internal audits, key internal audit issues and recommendations, and Andersen audit plans.

WorldCom’s Audit Committee was responsible for overseeing three functions: the Internal Audit department, the external auditors, and management’s financial reporting. More specifically, the Committee was charged with reviewing the Company’s annual financial statements with management and the external auditor; reviewing Internal Audit’s reports to management and management’s responses to those reports; recommending selection of the external auditors to the Board; discussing the Company’s accounting, financial reporting and internal controls with Internal Audit and the external auditors outside the presence of management; and reviewing and concurring with management’s selection or termination of the head of Internal Audit.

The Internal Audit department, headed by Cynthia Cooper (Vice President of Internal Audit), monitored the operational systems and internal controls of the Company. The Audit Committee retained Arthur Andersen as WorldCom’s external auditor until April 2002.

Representatives of Andersen and Internal Audit attended every Audit Committee meeting. While the Chairman of the Audit Committee has stated that a representative from Internal Audit always attended Andersen presentations, the minutes from the meetings where such presentations were given do not indicate that a representative from Internal Audit was present.

4.	The Role of Counsel

WorldCom’s legal department, like much of its operations, was an agglomeration of carryovers from various mergers. The largest component was the former legal department of MCI, located in Washington, D.C. and run by Salsbury. Called the Law and Public Policy Department, it had responsibility for commercial and regulatory support in the United States and the European Community, and for most litigation. Salsbury had been given the right to attend Board meetings at the time he was asked to stay on after the MCI merger. He was not given authority over the various other general counsels who had remained after the acquisitions of their companies, and there were at times several of these. The WorldCom Directors who had come from MCI occasionally consulted Salsbury on corporate matters, but the other Directors did not.

The Board and the Compensation Committee were generally advised by Bruce Borghardt, an attorney whose title was General Counsel-Corporate Development. He had worked as outside counsel and then, beginning in 1993, as in-house counsel for LDDS. He reported directly to Ebbers. His office was located in St. Louis, Missouri, although WorldCom did not have substantial executive operations there. His duties included corporate legal matters, support in employee stock option-related litigation, and legal aspects of the Company’s public reporting. He did not report to Salsbury (until 2002) and, in light of what he described as Ebbers’ strong feelings about controlling discussions within the Company, did not regularly consult Salsbury or provide him copies of corporate-related documents. When outside legal advice was required on corporate legal matters, Borghardt generally consulted lawyers from Bryan Cave LLP in St. Louis during the period in question.

Borghardt attended Board meetings and portions of Compensation Committee meetings, and prepared minutes of both. He was excluded from portions of many meetings of the Compensation Committee. In those instances, Kellett gave Borghardt notes from the portions of the meetings during which Borghardt was absent, which he incorporated into the full draft of the minutes. Borghardt did not attend Audit Committee meetings.

The fragmentation of the legal department was Ebbers’ choice. None of the Company’s senior lawyers was located in Jackson. He did not include the Company’s lawyers in his inner circle and appears to have dealt with them only when he felt it necessary. He let them know his displeasure with them personally when they gave advice—however justified—that he did not like.91 In sum, Ebbers created a culture in which the legal function was less influential and less welcome than in a healthy corporate environment.

B.	The Role of the Board and the Audit Committee

We have carefully examined the available information pertinent to the Board’s activities from 1999 until 2002, to answer two basic questions: Did the Board or the Audit Committee know of the improper accounting? If not, should they have detected it? We have found no evidence that the Board or Audit Committee in fact knew of the accounting improprieties. Nor have we found any glaring red flags that should have led the Board or Audit Committee to become aware of it. The Board and the Audit Committee were given information that was both false and plausible.

[91]	We were told of two specific examples. One was his displeasure with Salsbury when Salsbury had insisted on certain public disclosures relating to the Company’s loans to Ebbers. Another was his displeasure with Borghardt over Borghardt’s favoring of Company interests over Ebbers’ interests in connection with the terms of the loans—something Borghardt’s duties clearly required.

However, we believe the Board—and in particular the Audit Committee—played so limited a role in the oversight of WorldCom that it is unlikely that any but the most flagrant and open financial fraud could have come to their attention. Until April 2002, the Board and the Audit Committee did not exert independent leadership.

1.	Awareness of Improper Accounting

We have found nothing in the materials or presentations received by the Board or the Audit Committee, or in our interviews, that would indicate that either group was aware of the improper accounting entries discussed earlier in this Report.92 We found no evidence that the improper releases of accruals, the capitalization of line costs, the improper revenue items or the miscellaneous items described in the preceding Sections of this Report were brought to the attention of the Board or the Audit Committee, either by employees or by Andersen.

We also reviewed the materials presented to the Board or the Audit Committee for any red flags that should have put the Board or the Audit Committee on notice of irregularities in these areas, and found none that we believe would have prompted a reasonable Board or Committee member to suspect the existence of the irregularities.93 Sullivan was, of course,

[92]	In fact, one member of the Audit Committee purchased a substantial amount of Company stock the day after Ebbers officially resigned as Chief Executive Officer. Additionally, a member of the Compensation Committee purchased numerous shares of WorldCom stock in the weeks after Ebbers resigned.
[93]	There was a presentation by Ron Beaumont to the Board on June 7, 2001, that contained, on the 20th and 21st slides, references to the “Close the Gap” process discussed in Section V.C above. The first of these showed that WorldCom’s operations were, to date, producing revenue growth in the quarter of only $48 million, compared to a projected $230 million; this would represent revenue growth from the previous quarter of only about two percent, compared to over 13% projected. The second slide listed some of the “revenue opportunities” for the second quarter of 2001 discussed above in Section V.D, several of them ultimately inconsistent with GAAP. We have not been able to confirm that either of these slides was in fact shown at the meeting. Moreover, it is unlikely a Director would have detected anything improper in this information, since the items listed were primarily operational rather than accounting items, provided no explanation of the substance of the listed items, and purported to reflect activities underway during (and not after the close of) the quarter. However, at a minimum the slides suggested that the “run rate”—that is, WorldCom’s ordinary operations—was falling short of the growth rates that had been expected in that quarter. This could conceivably have prompted inquiry into the means by which the Company was achieving on-target earnings despite its well-below-target run rate.

present at the Board meetings, and there is no indication that he disclosed the improprieties in which he was involved. To the contrary, on at least one occasion he took steps to prevent others from providing information to the Board that might have provoked questions.94 Additionally, after the Enron story broke, Sullivan told the Board that WorldCom’s accounting practices were conservative and that WorldCom was not like Enron.

A more general question we have considered is whether, by the sheer size of the capitalization of line costs, the capitalization should have been detectable by the Board. That is, should it have been obvious to the Board that line costs were artificially low and remained fairly constant as a percentage of revenue, or that capital expenditures were billions of dollars lower than the figures actually reported to the Board? Our conclusion is that these facts were not obvious, but that the reported trend in capital expenditures, as well as other trends and comparisons with competitors did warrant questions to management.

Line Costs. The information the Board received concerning line costs during 2001 and early 2002 would not likely have excited suspicion. The Board received line cost figures both in the materials distributed prior to meetings and in the PowerPoint presentations made by Sullivan

[94]

Ron Beaumont prepared a presentation to give to the Board at its May 23, 2002 meeting that showed approximately $2.3 billion of capital expenditures that were labeled “Corporate,” as opposed to operationally-generated capital expenditures. This could have provoked questioning about the Corporate capital expenditures—which in fact reflected the improperly capitalized line costs. Beaumont revised the charts to eliminate this breakdown at Sullivan’s request and on Sullivan’s assurance that he would take the issue up with the Chief Executive Officer, John Sidgmore.

at Board meetings. Specifically, one page of the financial section (which ranged from about 15 to 35 pages in length) of the Board packets was usually a Statement of Operations that contained line costs as one of about ten line items. Also, Board packets often contained a “Quarterly Comparatives” table that compared line costs between quarters. It was in this table that line costs as a percentage of revenue ratios were displayed.

Sullivan’s PowerPoint presentations varied in length, but averaged about 35 slides. They usually included a slide comparing actual to budget figures for the previous quarter in which line costs were a line item. The “Quarterly Comparatives” table described above was also often included as a slide in Sullivan’s presentations.

Total line costs as presented to the Board were gradually increasing through the first quarter of 2001, declined by about nine percent in the second quarter, then remained stable in the third quarter and declined by five percent in the fourth quarter and three percent in the first quarter of 2002. These declines may well have appeared to reflect effective management, while in fact they reflected improper capitalization. The most suspicious information was that WorldCom’s ratio of line cost expense to revenues stayed at 42% through that period—a striking coincidence in a fluctuating business environment. The Board materials included within them tables reporting this ratio, though they were not prominent in the materials. However, even Andersen apparently found comfort in the lack of variance rather than seeing it as a warning of financial manipulation.

Capital Expenditures. The Board might have noticed anomalies with respect to capital expenditures had it been more familiar with what was occurring operationally, although this is quite speculative. Operating personnel were vigorously cutting capital expenditures. But this was not flowing through to the reported numbers, because the improper capitalization of line costs was driving those numbers back up. (See Section IV.C above.) In the second half of 2000, the Board focused more on cuts in capital expenditures after presentations by management and after the industry-wide downturn indicated continued financial pressure on the Company. By the third quarter of 2000, analysts had begun to question the Company’s ability to continue its rate of revenue growth, given the state of the industry and WorldCom’s size; and certainly after the November 1, 2000 earnings warning, Directors understood that capital expenditures had to be reduced. Internally, the Company was drastically reducing capital expenditures during 2001, but reductions were not showing up in the reported numbers.

Typically, at least one slide within Sullivan’s presentation was a breakdown of capital spending into local, data/long haul, Internet and international spending. This slide also showed total capital spending for the quarter and compared it to the same quarter in the previous year. After the tracker stocks were issued, Sullivan’s presentations included capital spending slides for each of the WorldCom Group, the MCI Group and WorldCom Consolidated. Every quarter, Sullivan also showed at least one but often three slides describing the projects that made up the bulk of the Company’s capital expenditures.

The false numbers shown to the Board in Sullivan’s PowerPoint presentations at Board meetings in 2000, 2001 and 2002 are summarized in the chart below. For comparison purposes, the amounts of actual capital spending in 2001 and 2002 that were not shown to the Board and were in fact drastically lower than the reported numbers, are included as well:

Capital Expenditures

(millions of dollars)

	3Q00	4Q00	1Q01	2Q01	3Q01	4Q01	1Q02
As reported to the Board	2,648	2,418	2,235	2,033	1,786	1,785	1,250[95]
As actually spent (i.e., excluding improper line-cost capitalization), beginning in 1Q01, which were not shown to the Board			1,691	1,473	1,044	944	462

These reported numbers reflected a steady decrease in capital spending, beginning in the third quarter of 2000. In fact, however, true capital spending was being slashed much more heavily. The reported numbers were being inflated by the capitalization of hundreds of millions of dollars of line costs each quarter beginning in the first quarter of 2001. (See Section IV.C above.) A Board more familiar with the operating activities of the Company would have had a greater chance of detecting this disparity between the activities taken to cut capital expenditures and the numbers presented to the Board. However, in fairness, we note that even some operating personnel who had greater reason to be aware of this disparity apparently did not connect it with wrongdoing at the time.

2.	The Quality of Board and Committee Oversight

The Board and the Audit Committee did not function in a way that made it likely that red flags would come to their attention. Boards are indisputably reliant on information they receive from others. However, they must create the environment and the opportunities that give them the best chance of learning of issues requiring their attention. The WorldCom Board and the

[95]	Capital expenditures were presented to the Board in chart format at the May 23, 2002 meeting that focused on the first quarter of 2002 performance, rather than as an exact figure as in previous quarters. The chart shows capital expenditures as about midpoint between $1 billion and $1.5 billion.

Audit and Compensation Committees were distant and detached from the workings of the Company. Ebbers controlled the Board’s agenda, its discussions, and its decisions. The Board did not function as a check on Ebbers and he created a corporate environment in which the pressure to meet the numbers was high, the departments that served as controls within the Company were weak, and the word of senior management was final and not to be challenged.

The Directors had a number of tools available to increase the chances of detecting acts of corporate wrongdoing that may be filtered by top management. Among them were the following: maintaining enough involvement in the Company’s business to enable the Board to exert some control over the agenda; ensuring the presence of strong “control” functions within the Company; communicating throughout the Company the value of high ethical standards; having some familiarity and direct contact with people throughout the Company (as well as suppliers and customers); and keeping a close and open relationship with the outside auditors. The WorldCom Board and its Committees were simply out of touch with the Company below the level of Ebbers and Sullivan. Indeed, to the extent they sent signals to employees, those signals were counterproductive.

Involvement in the Company’s Business and Control of the Agenda. It is easiest for management to deceive or mislead the Board when management is in complete control of the agenda: a Board that is deeply familiar with the Company’s business and competitive environment, and focusing on the issues confronting the Company, is less likely to be misled or deceived by management. At WorldCom, however, management had full rein over the agenda. Management almost never consulted with Directors outside of Board meetings, and Ebbers was unchallenged at the Board meetings.

We were told that the members of the Board (other than Ebbers, Sullivan and, for a time, Sidgmore) had little or no involvement in the Company’s business other than through attendance at Board meetings. With the exception of Bobbitt and Kellett, Chairmen of the two active Committees, none of the outside Directors had regular communications even with Ebbers or Sullivan—much less with operating personnel—between meetings. And even Bobbitt and Kellett did not often speak with Ebbers or Sullivan outside of Board or Committee meetings.

Although a number of Directors asked questions from time to time, we are aware of no occasions on which a Board member, other than Sidgmore, seriously challenged management until April 2002—when, we must note, the Board acted vigorously in demanding Ebbers’ resignation.96 Nearly all of the Directors were legacies of companies that WorldCom, under Ebbers’ leadership, had acquired. They had ceded leadership to Ebbers when their companies were acquired, and in some cases viewed their role as diminished. Moreover, there was no cohesiveness and only limited respect—which later deteriorated into outright hostility—among many of the Directors who came from the different acquisitions.

Bert Roberts was particularly well suited to provide independent judgment, but did not do so. He was the former Chief Executive Officer of MCI, had extensive experience and stature in the industry, had the title of Chairman of the Board of Directors of WorldCom, and was paid more than $1 million a year. Yet he was generally passive at Board meetings and exerted little influence.

[96]	Areen threatened to resign in January 2002 because she felt Ebbers was the wrong person to lead the Company. She acceded to Ebbers’ request that she remain on the Board until after the 2002 annual meeting, scheduled for June 2002.

Even when Directors had doubts, they deferred. One example is the Board meeting at which the plan to create tracker stocks was presented, on September 7, 2000. Ebbers and Sullivan delivered a presentation at the Executive Session following the quarterly Board meeting, in which they discussed options for restructuring the Company and emphasized the desirability of issuing a tracker stock for the low-growth businesses. Borghardt’s notes from that session indicate that Allen commented that Ebbers’ plan was the equivalent of trying to hide “manure in the closet,” where it would “still smell.” Alexander has told us that he also opposed the tracker plan and preferred a spin-off. Notwithstanding these objections, the Board unanimously approved Ebbers’ restructuring plan as of October 31, 2000.97

Bobbitt and Kellett did on occasion express opinions about possible business combinations, although both avoided confrontation with Ebbers98 and neither of them pressed his views with the Board when doing so would involve a challenge to Ebbers. The only Board member (other than Sullivan) who appears to have engaged vigorously concerning the direction of the Company was John Sidgmore. Sidgmore had a number of active battles with Ebbers and Sullivan over corporate strategy and potential transactions, but then largely withdrew from his active role within the Company when he was overruled. From this point on, Sidgmore—though knowledgeable and in a position to make a significant contribution—became a largely passive

[97]	Formal action by the Board occurred later, but was treated as having been accomplished on October 31, and minutes reporting that the Board had acted at an October 31 meeting were approved by the Board.
[98]	When confronted with what Kellett and Bobbitt viewed as an outright lie by Ebbers at a Board meeting regarding who proposed the loans from the Company, Kellett did not challenge Ebbers about the lie because he did not think it was in the best interests of the Company to confront him in front of other Directors. Bobbitt actually supported Ebbers’ statement at the Board meeting (even though he later said it was a lie) because he did not wish to embarrass Ebbers. Also, Kellett chose to express his opposition to the Intermedia deal in a telephone call to Ebbers rather than discuss it at a Board meeting.

observer. The result of all of this was a Company in which the Board was far too disengaged from the Company’s activities and its oversight. This increased the Board’s reliance on senior management.

The need for an understanding of the Company is particularly important to the effective functioning of the Audit Committee. However, its members do not appear to have been sufficiently familiar and involved with the Company’s internal financial workings, with weaknesses in the Company’s internal control structure, or with its culture. WorldCom was a complicated Company in a fast-evolving industry. It had expanded quickly, through a series of large acquisitions, each of which raised both accounting and internal control and systems concerns that deserved Audit Committee knowledge and attention. These acquisitions had not been integrated, posing serious challenges for the Company and the Audit Committee. WorldCom had accounting-related operations scattered in a variety of locations around the country. To gain the knowledge necessary to function effectively as an Audit Committee would have required a very substantial amount of energy, expertise by at least some of its members, and time—certainly more than the three to five hours a year the Audit Committee met.

The Presence of Strong Control Departments. WorldCom’s legal departments and its Internal Audit department were not structured in ways that would make them effective as a control of management wrongdoing. As noted above, the Company’s lawyers were in fragmented groups, they were not located geographically near senior management or involved in its inner workings, there was no coherent reporting structure or hierarchy, and they had limited support from senior management. Even at the Board level, it was not until weeks after the Compensation Committee caused the Company to lend tens of millions of dollars to Ebbers that any lawyer at the Company was informed of it. In such an environment, it is not surprising that employees distressed by the accounting irregularities did not think of the legal departments as logical avenues of recourse. The Board did not create these conditions, but it should have been aware of them and concerned about them.

Internal Audit, of course, ultimately did succeed in revealing the financial fraud that had been occurring for several years. The Chairman of the Audit Committee, Max Bobbitt, supported Internal Audit when it began having conflicts with Sullivan in early 2002, and as it was pursuing the investigation that brought to light the capitalization of line costs. This was the right way to interact.

Internal Audit accomplished this despite a structure that we believe had four serious weaknesses. First, it reported to the Chief Financial Officer for many purposes. This made it more difficult for Internal Audit to challenge the Chief Financial Officer, and may have deterred employees from going to Internal Audit with their concerns about the accounting entries.

Second, it had (until early 2002) limited its efforts to operational audits, and left financial issues to the outside auditor. This meant that an important internal control over the accounting process was absent, there was no year-round review, and the input of employees with their own perspective and information sources was eliminated from the control process. It is striking that when Internal Audit began looking at financial issues in late 2001 and early 2002, two of its first audits (Wireless bad debt reserves and capital expenditures) found serious problems. (See Section IV.D.4 above.)

Third, the Audit Committee’s role in Internal Audit’s activities was very limited. It reviewed the list of audits scheduled for each year, and was provided general updates and summaries of information that Internal Audit thought important. However, the Audit Committee did not play a substantial role in setting priorities or in the follow-up on problems found in the course of its audits.

Fourth, WorldCom’s Internal Audit department was understaffed and underbudgeted when compared to peers in the industry. According to a 2002 Institute of Internal Audit Benchmarking Study comparing the Internal Audit department at WorldCom to those at other telecommunication companies that was shown to the Committee in May 2002, WorldCom had more employees and higher revenues per auditor than its competitors by a huge margin—nearly twice as many employees per auditor, and more than three times the revenues per auditor.99 Even allowing for some difference because Internal Audit performed only operational audits, this disparity reflected a serious underallocation of resources.

Communication of the Value Placed on High Ethical Standards. A Board can communicate the value it places on high ethical standards—most convincingly through its own conduct (discussed in Sections that follow), but also through other means. While focusing on ethical conduct is important in every company, it is particularly important in a company that has gone through major acquisitions, because “[e]xperience shows that unless high-level attention is given, the combined company’s ethical values find the lowest common denominator.”100 The means for a Board to do this includes making ethical conduct a clear part of the compensation process (it was not at WorldCom101), seeking opportunities to highlight corporate and individual

[99]	WorldCom had 3,111 employees per auditor and $1.3 billion in revenues per auditor. In comparison, according to one study, other telecommunications companies had 1,639 employees per auditor and $408 million in revenues per auditor.
100	PRICEWATERHOUSECOOPERS, CORPORATE GOVERNANCE AND THE BOARD—WHAT WORKS BEST 25 (2000).
101	WorldCom’s new Chief Executive Officer, Michael Capellas, and the Corporate Monitor developed an employment contract for Mr. Capellas that includes several provisions intended to promote healthy governance practices. These include tying all incentive payments to performance standards, use of restricted stock grants rather than stock options to provide equity incentives, and the use of an “Ethics Pledge” as part of the agreement. The Pledge requires the Company under his leadership to make full and candid disclosures concerning all areas of its business, extending beyond SEC requirements. The Pledge calls for investment in a strong and robust compliance system, and making integrity and ethics an integral part of how the Company does business. This Ethics Pledge has subsequently been signed by the Company’s most senior managers as well.

actions exemplifying ethical conduct, and—most commonly employed—adopting and emphasizing a corporate code of ethical conduct.102

WorldCom had no code of ethical conduct during the relevant period. The only mention of ethics in its Employee Handbook was contained in a two-page section that simply stated that fraud and dishonesty would not be tolerated and advised employees to report to their managers and/or the Human Resources department any unlawful or unethical behavior. MCI, in contrast, had a 24-page Code of Ethical Conduct at the time of its merger with WorldCom.

WorldCom only began drafting a Code of Ethics in early 2000. A draft was prepared by a senior attorney in the Law and Public Policy Department in Washington. The draft was not acted upon for nearly a year, until the drafting process resumed in May 2001. Between May 2001 and January 2002, counsel distributed drafts to a number of high-level managers and received approval from Sullivan and other senior executives to finalize a Code. However, Ebbers, when presented with a draft, reportedly called a Code of Ethics a “colossal waste of time.” The Company formally adopted a Code of Business Ethics in the Fall of 2002—after the fraud was discovered—and posted it to WorldCom’s internal website in early October 2002.

102	Report of the National Commission on Fraudulent Financial Reporting (1987) (“Treadway Report”). Compliance is generally monitored by the Audit Committee.

Direct Contact with People Throughout the Company. The outside Directors had virtually no interaction with Company operational or financial employees other than during the presentations they heard at meetings. They were not themselves visible to employees. While in these respects the Directors were far from unique among directors of large corporations, this lack of contact meant that they had little sense of the culture within the Company, or whether the tone they believed was being set by themselves and senior management was being received at other levels of the Company. Moreover, there were no systems in place that could have encouraged employees to risk contacting the outside Directors with concerns they had about the accounting entries or operational matters.

A Close and Open Relationship with the Outside Auditors. The Audit Committee met regularly with Andersen, heard and relied upon comforting reports, and received no indication that there were matters that should be of concern to it. We have not seen any evidence that the Committee placed pressure on Andersen to perform fewer tests than required in Andersen’s professional judgment, or that it failed to support Andersen in any respect.

In its auditors’ reports accompanying the financial statements in the annual report, Andersen stated that the Company’s financial statements were fairly presented and in accordance with GAAP. In its 2001 audit report provided to the Audit Committee, Andersen reported on whether the Company’s processes were “effective,” “ineffective” or “effective but need work.” These three categories were represented in the report as green, red or yellow, respectively. The 2001 report was awash in green, without even a single yellow or red mark. Committee members believed that this was a perfect report that showed that the Company had excellent controls and was financially healthy.

Nevertheless, there was a serious failure of communication between Andersen and the Audit Committee. Part of it was clearly Andersen’s fault. As we described in Section VII above, we have seen no evidence that Andersen informed the Audit Committee of either the concerns that led it to rate WorldCom a maximum risk client or that it was being denied access to WorldCom’s General Ledger by management. The Audit Committee was entitled to know these things.

The Audit Committee members, for their part, apparently did not understand—though the evidence indicates that Andersen disclosed—the non traditional audit approach Andersen employed. As described in our discussion of Andersen, this approach emphasized determining specific business risks, reviewing controls in place to monitor those risks, and only testing those areas where residual risk was perceived. In contrast, a traditional audit places greater emphasis on “verif[ying] information maintained in accounting records and financial statements.” Whether Andersen’s non-traditional approach was wise or not, it should have been a matter for greater scrutiny by the Audit Committee and discussion with Andersen.

Counterproductive Signals. Board members convey their receptiveness to comments critical of management principally through their actions. The Board’s principal role is oversight of management, and its decisions send a message about its independence and objectivity. While we discuss our views of the loans and guaranties to Ebbers and certain other arrangements below, we note here that one of the serious adverse consequences was the message these arrangements conveyed. Employees will not believe that the Board can be approached with concerns about the Chief Executive Officer or his top management when they see the Board using shareholder funds to bail the Chief Executive Officer out of his financial distress, or when they become aware of transactions such as the undisclosed lease of a corporate airplane to a

Director on favorable terms. Related party transactions in general, and these in particular, damage employee confidence in the Board’s willingness to stand up to senior management.

*                     *                     *

In sum, the Board served as passive observers in a Company thoroughly controlled by Ebbers. We cannot know whether an active Board would have prevented or even more quickly detected the accounting fraud that occurred here. But this Board did not give itself enough of a chance.

C.	Ebbers Loans

Beginning in September 2000, the Compensation Committee extended to Ebbers a series of loans and guaranties that, by April 29, 2002, reached approximately $408 million (including interest). These loans and guaranties enabled Ebbers to avoid selling most of his WorldCom stock in response to the demands of those banks from which he had borrowed substantial sums of money. The loans from WorldCom provided Ebbers the funds with which to conduct his personal business affairs at advantageous interest rates. In making these loans and guaranties, WorldCom assumed risks that no financial institution was willing to assume. The Company did not have a perfected security interest in any collateral for the loans for most of the time period during which they were outstanding.

We have examined the facts and circumstances of these loans and guaranties, including the justifications given for them. Such loans—though lawful at the time—have now been prohibited by federal legislation, in part as a reaction to the perceived abuses at WorldCom. We believe these loans and guaranties were contrary to the interests of WorldCom and its shareholders. Indeed, we do not understand how the Compensation Committee or the Board could have concluded that these loans were in the best interests of the Company or an acceptable use of more than $400 million of the shareholders’ money. These decisions reflected an uncritical solicitude for Ebbers’ financial interests, and an insufficient focus on the shareholders’ interests.

1.	1994 Loans

The loans from 2000 to 2002 were not the first occasion on which Ebbers had borrowed money from the Company to meet margin calls. In 1994, he borrowed approximately $14 million from LDDS in two loans. In the months preceding these loans, the price of LDDS stock fell by almost half103 and Ebbers faced margin calls from banks from which he previously had borrowed money to purchase Company stock.

According to Company records, Ebbers borrowed $9 million from LDDS on May 16, 1994. It does not appear that this loan was approved in advance by the Board or by the Compensation Committee; and it is shocking that a Chief Executive Officer could or would simply take $9 million out of a public company without serious consequences.104 However, the Board did ratify the loan after the fact, on a motion made by Board Vice Chairman John Porter.

As LDDS stock continued to decline, Ebbers received further margin calls. Around the same time, Porter also received margin calls on his own stock loans. Ebbers therefore took a second loan from LDDS, in the amount of $4,992,496, a portion for himself and, apparently, a portion for Porter. Of the total loan amount, $474,000 was wired directly from LDDS’s account

103	The closing price for LDDS stock was $9.29 on February 2, 1994, $5.37 on May 16, 1994, and $4.89 on June 22, 1994.
104	The minutes of the Board and the Compensation Committee do not reflect advance approval, and Stiles Kellett, who then served on the Committee, recalls that there was no advance approval. The Board minutes reflect after-the-fact approval.

to an account that LDDS’s documents label as Porter’s, and the balance to Ebbers. Like the first loan, the second was approved by the Board, after the fact, on a motion made by Porter. The minutes of the Board meeting do not indicate that the Board was informed that Porter had received part of the Company’s loan, or that he had become indebted to Ebbers. The loans to Ebbers were publicly disclosed in LDDS filings, but the disbursement to Porter was not.105

LDDS’s filings indicate that Ebbers repaid the 1994 loans within four to five months. Porter has told us that he repaid his loan from Ebbers in a timely fashion.

We have found no evidence that anyone on the Board chastised Ebbers for taking money from the Company without advance Board knowledge or consent, or evidence that anyone considered procedures to prevent such conduct in the future. Kellett, who had been on the Compensation Committee, told us in an interview that he had said nothing to Ebbers because he thought Ebbers was a grown up and could manage his own affairs. So far as we can determine, nobody else on the Board cautioned Ebbers about exposing himself financially to the extent that Company assistance was required to bail him out. There is no indication that anyone on the Board expressed concern to Ebbers or to the Board that Ebbers’ appetite for risk, supported by his holdings of Company stock, presented an issue of concern to the Company.

2.	Financing Ebbers’ Non-WorldCom Businesses

Ebbers, in addition to his full-time job as Chief Executive Officer of WorldCom, was actively involved in buying, building, and running several businesses unrelated to WorldCom.

105	The disbursement to Porter reflected Ebbers’ tendency to offer financial assistance to Company officers and directors, a tendency he acted upon more than once after 1994. In 2000 and 2002, Ebbers loaned Chief Operating Officer Ron Beaumont a total of $650,000. In 2002, he offered to loan director Carl Aycock $600,000, though Aycock declined the offer. See Section VIII.C.8.

Prior to 1998, he already had a number of businesses, including hotels and interests in real estate ventures. Between 1998 and 2000, Ebbers and the companies he controlled significantly expanded their holdings by purchasing, among other things, the largest working cattle ranch in Canada (approximately 500,000 acres), and approximately 540,000 acres of timberland in four Southern U.S. states. The total scope of Ebbers’ non-WorldCom businesses was summarized in a 2002 report by WorldCom’s internal auditors: they included a Louisiana rice farm, a luxury yacht building company, a lumber mill, a country club, a trucking company, a minor league hockey team, an operating marina, and a building in downtown Chicago.

Nothing we have reviewed indicates that the Compensation Committee or the Board imposed any limits on Ebbers’ conduct of non-WorldCom businesses. It does not appear that any Board members seriously pursued, prior to 2002, the question whether Ebbers could devote sufficient attention to managing WorldCom amid his outside business obligations, although Kellett tells us he raised the issue once in connection with the original $50 million loan.

The method Ebbers chose to finance many of his acquisitions involved substantial financial risk. Ebbers and companies he controlled took out loans from commercial banks. Many of these commercial loans were margin loans secured by shares of Ebbers’ WorldCom stock. Although the terms varied among the various margin loans, each required that the value of Ebbers’ stock remain greater than or equal to some multiple of the amount of the loan.

These margin loans totaled hundreds of millions of dollars—perhaps more at various times.106 This massive indebtedness left Ebbers exposed to declines in the price of WorldCom

106	In December 2002, The Wall Street Journal reported that over a period of seven years, Ebbers took out loans totaling about $929 million from various non WorldCom lenders. The Financial Times reported that Ebbers had taken personal and non-WorldCom business loans totaling at least $680 million.

stock, which began to occur in late 1999. The stock price went from a high of $62.00107 a share on June 21, 1999 to $36.52 on Friday, April 14, 2000. The following Monday, Bank of America made a margin call to Ebbers, noting that he was in default and calling for him either to pledge additional collateral or to reduce his outstanding loan amount.

3.	The Initial $50 Million Loan to Ebbers

The price of WorldCom stock continued to decline during 2000, and Ebbers continued to face margin calls from his lenders. By September 6, 2000, the day of a scheduled meeting of the Compensation Committee, the stock price was down to $30.27 a share. Shortly before the meeting, Ebbers told Stiles Kellett, the Committee’s chairman, about the margin calls he was facing and they discussed the possibility that the Company would give him a loan. There is conflicting evidence whether it was Ebbers who first suggested the loan.108 Kellett agreed to take the matter to the Committee. At the meeting that followed, the Committee directed the Company to give Ebbers a $50 million loan and—as part of the retention bonus program then being applied to many WorldCom employees—pay him a $10 million bonus.

We have heard a variety of accounts of the reasoning behind making this loan. The minutes of the meeting report that the Committee believed the loan was in the best interests of WorldCom’s shareholders in light of “ the likely adverse impact on the Company’s already depressed stock price of a sale of Mr. Ebbers’ stock . . . .” These minutes are not entitled to the

107	Unless otherwise noted, all stock prices have been adjusted for splits and dividends.
108	Kellett told us with certainty that Ebbers sought the loan from the Committee. However, the minutes of the Board meeting at which the loan was first disclosed to the full Board report that Bobbitt supported Ebbers’ account that the Committee approached Ebbers.

weight that formal minutes would normally be given because they were prepared weeks later, by a lawyer who had not attended the portion of the meeting when the loans were discussed, and only subsequent to a sale of stock by Ebbers that had been followed by a price decline in WorldCom stock. Some Committee members said that they expected the loan to be for only a short time, and another said he had hoped that a loan would allow Ebbers to focus on running the Company. One Committee member also told us that, in his view, Ebbers had promoted a strong culture of employee stock ownership that would be undercut by his sale.

The loan was made without the formality one would expect in a commercial transaction of this magnitude. The Committee did not address terms such as an interest rate, a maturity date for repayment, or how or whether the loan would be secured with any of Ebbers’ assets. The loan documents, including the promissory note, were not even drafted until about two months after the $50 million had been paid to Ebbers (in September), and the terms were still in flux in early November. For example, on November 1, Sullivan told Borghardt, the in-house lawyer working on the loan documents, that the loan should be repaid in 90 days and Ebbers would be charged 8% interest. However, on November 8, Kellett instructed Borghardt to make the notes payable on demand, and on November 10, Sullivan instructed Borghardt to use the rates from a WorldCom credit facility, as had been done with the 1994 loans.

There is evidence that some members of the Compensation Committee took steps that kept the existence of the loan from becoming known within the Company beyond a small number of employees, at least for a period of time, although these members have said that this was not their intention. For example, Borghardt was excluded from the portion of the September 6 meeting during which the subject of the loan was introduced. Borghardt says he was not informed of the loan until late September, when Ebbers contacted him because Ebbers had reached the $50 million maximum loan amount that had been authorized and was considering selling stock to meet additional margin calls.109 The Committee did not reveal the existence of the loan to the Board at the two Board meetings following the loan’s approval. Rather, the Board was informed of the loans only in mid-November, after they were publicly disclosed (and had been increased in amount), and when there was little the Board could realistically do about the initial loan. Also, according to notes taken by Borghardt on November 3, 2000, Kellett and Bobbitt instructed Borghardt to “ tell Stephanie [Scott] if they hear of discussion with anyone other than Scott [Sullivan] or me [about the loans] it is [the] basis for termination.” Bobbitt and Kellett told us they were not aware of, and did not give, any such instruction.

4.	Ebbers’ Sale of Stock

By late September 2000, Ebbers had exhausted the initial $50 million loan from WorldCom, and was receiving additional margin calls. WorldCom’s stock price had continued to decline and was $25.11 on September 25. On September 26, Ebbers called Borghardt and told him about the margin calls and the loans. Ebbers explored with Borghardt several ways he could raise the money to meet the margin calls, including letting the banks seize the WorldCom stock he had put up as collateral, selling some of his stock, or taking a loan from the Company. Borghardt also spoke with Kellett, who said that the Compensation Committee could not do more to assist Ebbers with his financial problems.

On September 28, 2000, Ebbers sold three million shares (representing over 10% of his holdings) of his WorldCom stock in a forward sale transaction. This sale was disclosed after the

109	In his interviews, Bobbitt recalled that Borghardt attended the entire Committee Meeting. However, Borghardt says that he did not attend this portion of the meeting, and his extensive notes make no reference to the loan. According to Borghardt, he did not learn of the loans until September 27.

market closed on October 4, 2000. The price of WorldCom stock dropped on October 5 by $2.25 to $25.93. Kellett, the Committee’s Chairman, has cited this decline as a rationale for the later Company loans to Ebbers. However, as the following chart shows, it is not clear to what extent the sale caused the decline, because the stocks of other telecommunication companies were also falling.

Ebbers’ forward sale transaction is discussed in more detail in Section VIII.D.1 below.

5.	Disclosures to the Board and the Public

Although the Compensation Committee approved Ebbers’ $50 million initial loan on September 6, 2000, the Committee did not disclose any loans to the Board at the following two Board meetings.110 The only explanation for this delay is Kellett’s statement that the loan did not

110	The Board held a quarterly meeting on September 7, 2000—the day after the Compensation Committee first approved the loan—and a special Board meeting on October 31, 2000.

require Board approval. Yet when the loans were finally disclosed to the full Board, no one on the Board protested either the process or the substance of the Compensation Committee’s action.

A number of members of the Compensation Committee and the Board have expressed the view that the Compensation Committee had the power to grant the loans without the Board’s approval. It does not appear that Borghardt, in-house counsel to the Committee, was asked for an opinion on this issue111 and we believe the Committee’s authority was unclear, at best.

On November 14, 2000, the Company disclosed the loans to Ebbers to the public for the first time when it filed its quarterly report for the quarter ended September 30, 2000.

Two days after public disclosure of the loans and guaranties, the Compensation Committee reported them to the Board in a presentation by Kellett. According to the minutes, he cited pressure on the Company’s stock price “and other reasons” as justifications for the loans. Ebbers’ finances were discussed at the meeting and Board members were told that the loans were secured by Ebbers’ stock, and that the Company was protected as long as the stock price did not drop below some price. The Board ratified and approved the Compensation Committee’s actions.

None of the members of the Board spoke out against the loans at the meeting or questioned the Committee’s actions. In interviews, Board members gave various reasons for not opposing the initial loans and guaranties: deference to the Compensation Committee; a sale by Ebbers would be especially damaging to the stock price, and thus to shareholders, because he

111	Stiles Kellett, the Chairman of the Compensation Committee, has indicated that his belief that the Committee had this authority was based upon the Committee’s written authority and general legal advice he had been previously given by the Committee’s legal counsel. He cannot recall specifically asking Borghardt if Board approval was required, and Borghardt has no recollection of such a question.

was such a visible Chief Executive Officer; the fear that Ebbers would have to liquidate all of his stock because his other financial obligations were so great; confidence about Ebbers’ ability to repay the loans; the belief the loans were not going to be long term; and confidence that WorldCom’s stock price would soon recover, and that there was little else the Board could do as the loans had already been made. At bottom, the rationale had more to do with managing the Company’s stock price than managing its business.

As the Compensation Committee subsequently granted additional loans and guaranties to Ebbers, Kellett reported its actions after the fact to the full Board. According to the minutes of the Board, its members ratified and approved Ebbers’ loans and guaranties at the March 1, 2001 Board meeting and discussed the loans and guaranties in Executive Session at the November 15, 2001 and March 7, 2002 Board meetings. At no point do minutes of the Board meetings indicate that the Board members suggested that the Compensation Committee seek Board approval before making additional loans to Ebbers. The Company made further public disclosures about the loans in a registration statement filed December 28, 2000, its 2000 annual report filed in March 2001 (and amended on April 29, 2001), a registration statement filed April 26, 2001, its quarterly report for the quarter ended September 30, 2001 filed on November 14, 2001, a tender offer statement and a periodic report filed on February 7, 2002, its annual report for the year ended December 31, 2001 filed in March 2002, its 2002 Proxy Statement filed in April 2002, its quarterly report for the quarter ended September 30, 2002 filed in May 2002, and a periodic report filed in May 2002.

In addition to receiving information about the loans from the Compensation Committee, the Board was presented with information from a group of three Directors who had been designated by the Board on March 1, 2001 to examine allegations made in a shareholder derivative lawsuit by Harbor Finance Partners challenging the loans. The complaint alleged that the loans and guaranties to Ebbers were inappropriate and a waste of WorldCom’s assets. Furthermore, the complaint alleged that Ebbers’ motivation in seeking the loans was to postpone the forced sale of his stock until another company could acquire WorldCom for a substantial premium. At the Board meeting on March 1, the Board asked Directors James Allen, Carl Aycock and Francesco Galesi to “review and investigate the demand for action and related matters with the assistance of outside counsel and to report back to the Board.” 112

Allen, Aycock and Galesi met four or five times, usually by phone. It does not appear that any of them took the opportunity to have the Board reconsider the wisdom of lending such large amounts to Ebbers, or to implement limitations on such loans in the future.113 Instead, the three Directors focused narrowly on the merits of the complaint. At the November 15, 2001, Board meeting, they reported that in their opinion Ebbers never usurped a corporate opportunity by accepting loans from the Company and decided that no further action was necessary in light of the progress that had been made in reaching a settlement with the plaintiffs.

6.	Subsequent Assistance and Loans

From the time of Ebbers’ sale of WorldCom stock in late September 2000 until Ebbers’ forced resignation in April 2002, the Compensation Committee took various steps—including extending further loans and guaranties—to enable Ebbers to avoid selling additional WorldCom stock. Ebbers’ personal financial situation became a focus of Compensation Committee

112	Lawyers from Simpson Thacher & Bartlett assisted the three Directors.
113	Some limitations on loans were contained in the proposed settlement of the Harbor Finance Litigation, but the Board did not implement these limitations in the absence of a final settlement. The settlement documents were not yet submitted to the court when WorldCom filed for bankruptcy.

attention, particularly in early 2002. From October 18, 2000 until April 1, 2002, the Compensation Committee met and discussed the Company’s financial arrangements with Ebbers 26 times, and for 13 of these meetings, Ebbers’ financial situation is the only topic specifically identified in the minutes.

A striking indication of how far the Compensation Committee became involved with Ebbers’ personal financial exposure is the fact that Tucker and Bobbitt, both on the Compensation Committee, accompanied Ebbers in mid-October 2000 to meet with Ken Lewis, then President of Bank of America. The meeting was to discuss Ebbers’ personal financial situation and to urge that the bank accept Ebbers’ illiquid assets as collateral. Tucker told us that a reason for the in-person meeting was to show Bank of America how important Ebbers was to WorldCom. Bank of America was a major lender to WorldCom. Ebbers later gave Bank of America explicit authorization to talk to Committee members about his bank loans. However, Bank of America declined to give Ebbers relief that would have avoided the margin calls on his stock.

Unable to persuade Ebbers’ lenders to relax their demands or accept other collateral from Ebbers, the Committee proceeded to approve numerous additional loans and guaranties for Ebbers, eventually totaling (including interest) $408 million. The timing of these loans and guaranties, and their relationship to WorldCom’s stock price, is illustrated in the accompanying chart.

Before being consolidated into a single promissory note dated April 29, 2002 for approximately $408 million, WorldCom provided Ebbers with credit in the form of direct loans and in the form of guaranties, including the collateralization of a letter of credit.

Direct loans were granted to Ebbers on four separate occasions, eventually totaling $165 million.114 Ebbers was not required to make regular payments; rather, payments were required only on the Company’s demand, and no payments were demanded. The promissory notes provided that the interest charged to Ebbers would be equal to the fluctuating rate of interest charged under a WorldCom credit facility, almost always the lowest rate available to WorldCom

114	The loans are evidenced by the following promissory notes: a $50 million promissory note dated September 8, 2000; a $25 million promissory note dated November 1, 2000; another $25 million promissory note dated December 29, 2000; and a $65 million promissory note dated January 30, 2002.

at the time, and a rate of interest lower than that of Ebbers’ other outside loans. Moreover, this rate was lower than the average rate WorldCom paid on its other debt.

The Company issued guaranties on the debt and other credit accommodations made by Bank of America to Ebbers and his companies. The first such guaranty was issued on October 27, 2000 with a limit of $75 million. Two superseding guaranties and a modification were issued,115 eventually increasing the limit to $150 million plus “Additional Payments.” 116 In practice, the biggest difference between the direct loans and guaranties was that most of the payments under the guaranties were wired directly to Bank of America, while disbursements under the direct loans were made to Ebbers’ accounts or to his other lenders. By April 24, 2002, the day of WorldCom’s last payment to Bank of America, total payments under the guaranties amounted to approximately $235 million.

The Company also deposited approximately $36.5 million with Bank of America in connection with a charitable donation by Ebbers to his alma mater, Mississippi College. Ebbers previously had entered into a complicated arrangement with Mississippi College in connection with bonds it had issued. Bank of America issued a letter of credit to support the bonds, and, in turn, Ebbers pledged shares of WorldCom stock to Bank of America as collateral. By operation of the guaranties, WorldCom became obligated to deposit cash into an account with Bank of America as collateral for Ebbers.

115	The guaranty agreements included: A “Limited Guaranty” dated November 14, 2000, another “Limited Guaranty” dated February 12, 2001, and a “First Modification and Reaffirmation of Limited Guaranty” dated January 25, 2002.
116	The “Additional Payments” included: (1) $36 million due on June 30, 2001; (2) $25 million due on September 30, 2001; (3) a margin call with respect to certain margin debt; (4) additional amounts depending on the price at which WorldCom Common stock closed; and (5) certain margin debt of Ebbers and Master Hospitality in the event WorldCom’s stock closes at less than $10 per share.

All amounts under the loans and guaranties from WorldCom to Ebbers were consolidated into a single promissory note dated April 29, 2002, which then totaled over $408 million. Under the terms of the new promissory note, Ebbers is obligated to repay the loan in five annual payments beginning in April 2003.117

7.	Securing WorldCom’s Loans to Ebbers

WorldCom did not have a perfected security interest in any of Ebbers’ assets, including his WorldCom stock as collateral for the Company’s loans and guaranties to him before the first quarter of 2002. This is despite an agreement with Ebbers dated November 1, 2000 (but actually signed later, in mid-November) granting a security interest to the Company in his WorldCom stock. The power of this pledge, however, was limited because it was effective only “[t]o the extent not prohibited by any covenant or agreement by [Ebbers] in favor of” other lenders, and, until sometime in 2002, all of Ebbers’ stock was pledged to other lenders which prohibited Ebbers from permitting any other liens or security interests on the stock. In April 2002, after the loans from WorldCom had been used to repay much of Ebbers’ margin debt, WorldCom began to perfect its security interest in some of Ebbers’ WorldCom stock. 118

The Compensation Committee initially believed the value of Ebbers’ stock in excess of his margin loans was sufficient to cover his debt to WorldCom. However, Ebbers used the

117	The five annual payments are: $25 million on April 29, 2003; $25 million on April 29, 2004; $75 million on April 29, 2005; $100 million on April 29, 2006; and all of the remaining principal on April 29, 2007. The interest on the loan is calculated at a fluctuating rate equal to that paid by the Company under certain of its revolving credit facilities, and the outstanding balance of the interest is payable on each date of the repayment of principal set forth above.
118	As of May 20, 2002, the Company had a perfected security interest in approximately 9 million shares of WorldCom Group stock and in 575,149 shares of MCI stock. The Company did not have a security interest in Ebbers’ remaining holdings which at that time were approximately 5 million shares of WorldCom Group stock.

WorldCom loans and guaranties to meet his margin calls resulting from WorldCom’s declining stock price, and the value of Ebbers’ stock in excess of his margin loans became insufficient to collateralize the funds WorldCom had expended on Ebbers’ behalf. Although we have not been able to calculate the precise date when that occurred, it certainly occurred well before the Company began to perfect its security interests in 2002.

It was not until April 2, 2002, however, that the Company obtained a written agreement with Ebbers for him to grant it a security interest in some of his non-stock assets (i.e., his interests in the timberlands, the yacht company, real estate, and his ranch in Canada). Commercial lenders would not (and in fact did not) tolerate such a delay in obtaining satisfactory collateral from Ebbers. Without a perfected security interest in any of Ebbers’ assets, the Company would have lost its preferred position with respect to other lenders in the event of Ebbers’ bankruptcy.

8.	Use of the Proceeds

According to a November 1, 2000, agreement, the “amounts loaned or to be loaned” to Ebbers were “for payment of certain of [Ebbers’] obligations to institutional lenders which are secured by shares of Company Stock held by” Ebbers. A similar statement was made in WorldCom’s quarterly report for the quarter ending September 30, 2000 filed on November 14, 2000 regarding the loans and guaranties: “Mr. Ebbers has used, or plans to use, the proceeds of the loans from the Company and the loan guaranteed by the Company to repay certain indebtedness under margin loans from institutional lenders . . . .” 119

119	The identical statement was made by the Company in a registration statement filed on December 29, 2000.

Despite the November 1, 2000 agreement and the Company’s public statements, Ebbers in fact used at least some of the money for working capital for his luxury boat building business and his rice farms. Because Ebbers has declined our requests to interview him, it is difficult to determine the precise amount of WorldCom’s loans used for these purposes. Nevertheless, documents we have reviewed indicate that the figure probably is between approximately $12 million and $33 million.

At some point, in-house counsel to the Compensation Committee discovered that Ebbers was withdrawing money from the direct loans for use in connection with his other companies’ operating expenses. When confronted with this fact, Ebbers justified the use of the money for these other businesses as necessary in order to avoid impairing the value of these assets. Instead of objecting and demanding that Ebbers use the loans only for their intended purpose, however, the Committee accepted this rationale, concluding it was in the Company’s interest that these assets remain unimpaired so that Ebbers could sell them, if necessary, and repay WorldCom. After discovering Ebbers’ other uses of the loan proceeds, the Company characterized the purpose of the loans more neutrally in its filings with the SEC: “ We have been advised that Mr. Ebbers has used, or plans to use, the proceeds of the loans from WorldCom principally to repay certain indebtedness under loans secured by shares of our stock owned by him and that the proceeds of such secured loans were used for private business purposes.”

While Ebbers was borrowing money from the Company, he continued to be financially generous to himself and others (as opposed to economizing in order to pay down the loans). For example, it appears that he made payments of more than $1.5 million for his new house, and wrote a $2 million check to his ex-wife. In addition, Ebbers made personal loans of $250,000 and $400,000 to Beaumont in October 2000 and February 2002, respectively, and offered to make a personal loan of $600,000 to Aycock, a Board member, in 2002. Aycock did not accept this loan.

9.	Decision to Seek Ebbers’ Resignation

By April 2002, the Compensation Committee had encountered problems trying to get Ebbers to agree to the collateralization of the loans, a matter the Committee members were by that time taking seriously. The Compensation Committee had requested that Ebbers provide information relating to the value of his assets in the hope that some of those assets could be pledged as collateral. When Ebbers refused to comply with the request, the Compensation Committee requested an appraisal of all of Ebbers’ assets. Additionally, on April 16, Kellett and Bobbitt initiated a conference call among the non-officer Directors to discuss Ebbers’ failure to sign required documentation. Kellett and Bobbitt informed Ebbers that he had to sign the documents immediately. On April 17, Borghardt informed the Compensation Committee that Ebbers’ pledge of additional collateral was in place.

On April 26, the non-officer Directors and their counsel met in person in Washington, D.C. to discuss terminating Ebbers. This was the first time this group had ever met on its own in person.120 Bobbitt and Kellett called this meeting. The Directors were angry that Ebbers had stalled the process of getting his loans collateralized with assets besides his Company stock. While this may have crystallized the decision to ask for Ebbers’ resignation, the outside Directors have told us there were several reasons they believed Ebbers should resign. They believed Wall Street had lost confidence in WorldCom and Ebbers. They were also concerned that Ebbers lacked a business strategy for the Company following the failed Sprint merger some

120	The first time the outside Directors met was telephonically during a conference call on April 16, 2002 to discuss Ebbers.

two years earlier. After that failure, Ebbers had focused almost entirely on cutting costs and, because he could not control line costs, he spent much effort trying to reduce general and administrative costs, sometimes through petty and demoralizing directives. Bobbitt had recently attended a large WorldCom event at which major customers were present, and had perceived that Ebbers was not only ignoring the customers but interfering with the ability of other managers to interact with them. Some of the outside Directors also felt that Ebbers should resign given difficulties they perceived he had developed in his relationships with Sullivan and Beaumont.

After a unanimous vote of the outside Directors in attendance, Ebbers was informed of the Directors’ decision. He signed a Separation Agreement three days later on April 29, 2002.

Rather than demand repayment of the loans at the time Ebbers left the Board, the Board agreed to accept a new promissory note from Ebbers and converted what had been demand notes into notes with a term of five years, with the first payment due in April 2003. Ebbers was allowed to work out of WorldCom office space in Jackson, Mississippi with the assistance of his WorldCom secretary. He also received a promise from the Company to pay him $1.5 million per year for the rest of his life.

Since then, the Corporate Monitor and WorldCom’s management have cancelled the $1.5 million payment and have taken control of some of Ebbers’ assets. In late 2002, WorldCom took over Ebbers’ yacht company, and subsequently sold the shipyard and recovered the proceeds from the sales of several yachts. In January 2003, the Company obtained control of Ebbers’ ranch in Canada, after learning that, beginning in September 2002, the ranch had paid Ebbers $20,000 per month for “consulting services,” which, according to Ebbers’ contract with the ranch, required that he “discuss with [ranch] management no less than once a month review (sic)

of financial statements and review plan of operations.” WorldCom currently is trying to sell the ranch. The Company has hired advisers to help determine the best disposition for Ebbers’ timberland assets.

10.	Conclusions

We believe that the extension of these loans and guaranties was a 19-month sequence of terrible decisions—badly conceived, antithetical to shareholder interests—and a major failure of corporate governance.

Ebbers had overextended himself financially—for the second time in the experience of two members of the Compensation Committee—in a way the Directors believed threatened harm to the Company’s shareholders. Commercial lenders, even those favorably disposed to WorldCom because of their business relationships, were unwilling or unable to bear the risk of these loans. If ever there was an occasion for a direct and tough conversation between directors and a chief executive officer, this was it. Yet the members of the Compensation Committee and the Board were not prepared to step up to this task, even though they had ample opportunity to do so over the course of some 19 months. This reluctance included the period when the Board formed a special committee for the specific purpose of examining the loan.

Instead, the Compensation Committee unilaterally permitted the Company to assume the risk associated with the loans—in effect, to become Ebbers’ backstop. Even if it had the legal authority, a decision to cause the Company to lend $50 million to Ebbers demanded full and extensive advance discussion among all of the outside members of the Board.

These loans did not serve shareholder interests. Temporarily propping up the stock price, at shareholder expense, is not an adequate justification. The loans and guaranties certainly appeared to serve Ebbers’ interests at the time: had the situation worked out better—had WorldCom’s stock price increased, or had Ebbers sold assets profitably—it would have been Ebbers, and not WorldCom, who profited. WorldCom nevertheless accepted the risk of loss.

The Compensation Committee did not put into place an approval process for how Ebbers used the proceeds, and it delayed obtaining perfected security interests in Ebbers’ assets until very late in the process. The Compensation Committee and Board appear to have had no concrete exit strategy other than the hope that WorldCom stock would increase in price. When the Directors learned that Ebbers had diverted a portion of the proceeds into his outside businesses, a significant red flag, they acceded. There was no firm agreement or timetable for Ebbers to sell assets to pay down the loans in a timely way. And, while the Directors may well have hoped the stock’s price would rebound, the events of the preceding several months had demonstrated that it could also decline further. As events proceeded, and the stock price did continue to deteriorate over the next year and a half, the response of the Compensation Committee and the Board was not to re-evaluate their decisions or halt the process. Rather, until April 2002, they extended further credit to Ebbers, following the hydraulic effect the early loans had created, and added to the Company’s risk.

The most serious risk the Committee and the Board overlooked was the risk that Ebbers’ personal financial stress posed to his corporate decision-making. As a substantial long-term stockholder, Ebbers’ interests had been aligned with those of the Company. Beginning in 2000, however, once he was subject to the daily pressure of margin calls and thus in financial jeopardy based on any short-term decline in the price of WorldCom stock, Ebbers’ interests were no longer fully aligned with those of the Company. He had strong incentives to pursue whatever short-term action might be necessary to push up the stock price. We do not have a basis either to attribute or not to attribute the financial fraud at WorldCom to Ebbers’ personal financial condition as a factual matter, and we do not believe that the Compensation Committee or the Board could reasonably have foreseen it. Nevertheless, the fact that Ebbers was so far overextended financially should have prompted much closer Board attention to the way he was running the Company, and he should not have been allowed to use the Company as his personal bank.

D.	Sales of WorldCom Stock

A number of WorldCom Directors, officers and employees sold WorldCom stock during the period we have investigated.121 WorldCom had a policy with respect to transactions in WorldCom stock by insiders that was insufficient and that was applied haphazardly and inconsistently. This policy was disregarded in connection with a transaction in which Ebbers agreed to sell three million shares of WorldCom stock on September 28, 2000; indeed, there is compelling evidence that this sale took place while Ebbers was in possession of significant nonpublic information. In addition, the process was such that two Directors were given clearance by the Company to sell stock without adequate attention to the question of whether they possessed information about the then-undisclosed Company loans to Ebbers and if that information was important enough to preclude the trades.

121	For example, in addition to the sales of stock discussed in this Section, Scott Sullivan sold 475,000 shares of WorldCom stock on August 1, 2000, which was after various of the accounting improprieties discussed in Sections IV and V had occurred, but before they were disclosed.

WorldCom had a general policy, published in its employee handbook, that prohibited trading while in possession of material nonpublic information:

An employee aware of any material information relating to the Company, which has not been available to the public for at least two full days, is prohibited from trading in the shares of the Company. . . . Although it is difficult to exhaustively describe what constitutes material information, employees should assume that any positive or negative information about the Company that might be of significance to an investor in determining whether to buy, sell or hold the stock is material. . . . Examples of material, nonpublic information include, but are not limited to: 1) potential business acquisitions, 2) regular quarterly earnings announcements, 3) internal financial information that departs in any way from market expectations . . . .

Directors and executive officers were, on occasion, sent a memorandum from Scott Sullivan advising that they should call him “if you contemplate taking any action that involves in any manner the securities of MCI WorldCom . . . .” We have also seen memoranda, beginning in February 2000, informing Directors and executive officers that “we generally prefer there be no trading within thirty (30) days prior to earnings release.” This language was made mandatory in a memorandum sent to senior officers by Ebbers and Sullivan on July 25, 2000:

In an effort to avoid issues as to the propriety of trading in WorldCom common stock or options, please contact me . . . or Scott Sullivan . . . if you contemplate taking any action that involves buying or selling WorldCom common stock or options. Generally, to the extent you plan to trade in WorldCom securities we recommend you do so during a period beginning a reasonable time following the release of earnings (2 business days) and ending three weeks after such a release. Further, there should be no trading within thirty (30) days prior to [an] earnings release. In any event, trading in such securities, even during open window periods should be cleared through us first, as general insider considerations would apply during such times as well.

(Emphasis added.) However, a memorandum sent by Sullivan to the Directors and executive officers six months later, on January 30, 2001, reverted from a mandatory 30-day black-out period to the statement that “we generally prefer there be no trading within 30 days prior to an earnings release.”

The policy did not address what, if any, role Ebbers and Sullivan would play when contacted, or what considerations they would apply to determine whether there was material nonpublic information that would preclude trading even outside the 30-day black-out period. Nor did it provide for legal or other involvement in the decision-making. Since we have been unable to interview Ebbers or Sullivan, we do not know how they went about addressing trading requests.

We have reviewed the circumstances surrounding sales of WorldCom stock by three members of the Board of Directors: Ebbers, Stiles Kellett and Francesco Galesi. Each reflects procedural shortcomings and, at least in the case of the Ebbers sale, trading that should not have taken place.

1.	Ebbers’ Forward Sale of WorldCom Stock

There is compelling evidence that, at the time Ebbers entered into an agreement to sell WorldCom stock on September 28, 2000, for $70 million, he possessed significant nonpublic information about WorldCom. This information, which was publicly disclosed on November 1, 2000, related to declines in forecast revenues and the creation of a tracker stock for MCI. The sale also violated WorldCom’s internal policy—which Ebbers had announced only two months earlier—that “there should be no selling [of WorldCom stock by senior officers] within thirty (30) days prior to [an] earnings release.”

Ebbers’ Forward Sale. As noted in Section VIII.C, Ebbers faced enormous financial pressure in September 2000. The Compensation Committee had authorized a $50 million corporate loan to alleviate this pressure on September 6, but Ebbers needed more money. On September 26, 2000, Ebbers called Bruce Borghardt, the General Counsel of Corporate Development, and explained that he was faced with a margin call. Ebbers posed a question to Borghardt: what would happen if Ebbers had a forced sale of his stock, and then, a week or so later, WorldCom issued an earnings warning? Borghardt consulted outside counsel, who cautioned that even a forced sale would be problematic if Ebbers had material nonpublic information.

When Borghardt called Ebbers back to discuss the possible sale, Ebbers told him that the sale had been cleared by Sullivan. Borghardt quotes Ebbers as saying that he had asked Sullivan whether they had any material nonpublic information. Ebbers said that Sullivan replied that neither he nor Ebbers possessed any such information.122

Ebbers executed the forward sale agreement with Bank of America on September 28, 2000. A forward sale agreement is a contract requiring the delivery of a specified number of shares of stock on an agreed date, with negotiated financial terms and conditions. Pursuant to the agreement, Ebbers received $70,597,974 and, in return, promised to convey three million shares of WorldCom stock to Bank of America on April 3, 2002 (or a smaller number of shares,

122	On October 18, Ebbers and Borghardt discussed another possible prepaid forward sale of his shares. Ebbers again assured Borghardt that he had no material nonpublic information. Ebbers stated that he did not yet know the earnings or revenue numbers, but that he had a MonRev report (and did not believe that the MonRev would be negatively perceived by the market).

contingent on the price of the stock as of March 28, 2002). This was significantly less than what he would have received for an outright cash sale of his shares on September 28, 2000: Ebbers received approximately 19% less for his WorldCom stock than the closing price on September 28, but the agreement provided him 20% of the upside if the stock rose above $35.275 on March 28, 2002.123 Ebbers retained the option of tendering the cash value for these shares in lieu of the shares themselves. Ultimately, Ebbers declined to exercise the option to settle in cash and, on April 3, 2002, transferred to Bank of America three million shares of WorldCom Group stock and 120,000 shares of MCI Group stock.

The public first learned of Ebbers’ stock sale on October 4, 2000, when press reports disclosed that he sold three million shares of stock on September 28. He provided further details of the transaction on October 9, when he filed his SEC Form 4.

Ebbers was apparently defensive about the sale. Around the time the sale became public, the Company received e-mail from investors expressing concern that Ebbers was selling stock while the price was declining. C. Scott Hamilton, Vice President of Investor Relations, asked Ebbers about the sale because Hamilton needed to explain it to investors. Ebbers told Hamilton that the trade was nobody’s business but his own. Ebbers did not, in fact, view the agreement as a stock sale and forbade Hamilton from publicly describing it as such.

The Violation of WorldCom’s Policy. The forward agreement violated WorldCom’s internal policy on insider stock sales. That policy, which was distributed in a memorandum from Ebbers and Sullivan dated July 25, 2000, stated in pertinent part, “ there should be no trading

123	On September 28, the price of WorldCom stock closed at $29 per share. Thus, the open-market cash value of the shares he sold was $87 million.

within thirty (30) days prior to [an] earnings release.” The sale, however, occurred twenty-eight days before the release of third-quarter earnings on October 26, 2000.

In fact, on the same day that Ebbers entered into his forward sale, Sullivan denied another executive’s request to exercise options and sell stock to pay down the margin debt on his remaining shares. Sullivan told the executive that “[t]here is a prohibition thirty days prior to earnings.”

Ebbers’ Possession of Nonpublic Information. In addition to violating WorldCom’s trading policy, Ebbers’ stock sale on September 28 was made at a time when Ebbers had nonpublic information about significant developments that were not disclosed until November 1. At the time of Ebbers’ stock sale, he was in possession of detailed information concerning (1) the likelihood that WorldCom’s future reported revenues would be substantially lower than the market had been led to expect, and (2) the evolution of a plan to issue a tracker stock for MCI. (Indeed, on July 17, 2000, Ebbers had ordered Stephanie Scott to put a hold on all of his direct reports’ requests to exercise WorldCom stock options without both Ebbers’ and Sullivan’s written approval.)

(1) Lower Revenues. Prior to Ebbers’ sale, the market had been led to expect continued double-digit revenue growth. Specifically, on September 5, Sullivan told analysts that he expected that WorldCom would grow at a 12% rate over the next four years. It was in this setting that Ebbers entered his contract to sell on September 28. On October 26, 2000, WorldCom announced its results for the third quarter of 2000, claiming a revenue growth rate of 12%, with an after-tax charge of $405 million for accounts no longer collectible. News services reported that WorldCom’s results were slightly under analyst expectations for third quarter revenue growth, and that the large after-tax charge was a surprise. The stock dropped that day by $3.50 per share, a 14% decline. Then, on November 1, WorldCom issued an earnings guidance warning that it expected a revenue growth rate of 7-9% for the fourth quarter of 2000. This was WorldCom’s first significant downward guidance and the stock dropped that day by $4.81 per share, a 20% decline.

By the date of Ebbers’ sale, September 28, he had received significant information pointing to this decline in revenue growth—information that might have motivated the question he posed to Borghardt shortly before his sale. Specifically, in a series of e-mails (to Ebbers’ administrative assistant) from September 22 to September 25, 2000, Sullivan sent Ebbers four spreadsheets detailing WorldCom’s revenue. They showed the Company’s projected net revenue growth at 5.63% for the third quarter of 2000, as compared to roughly 13% for the first and second quarters of 2000. One e-mail also showed a deterioration in the total Company net revenue growth rate from 9.36% in July 2000 to 6.37% in August 2000. (The devices by which the Company was ultimately able to report revenue growth for the third quarter of 12% are discussed in Section V.C above.)

By the time of his sale, Ebbers had been sent the Preliminary MonRev reports for both July and August. He was sent the July 2000 Final MonRev on August 18, 2000. According to the cover memo accompanying the Final MonRev, WorldCom’s normalized growth rate, based on year-to-date activity as of July 31, was 3.5%. Ebbers was sent the August Preliminary MonRev on September 18, 2000, although we have not been able to locate this document. We were told that it was Ebbers’ practice to review MonRevs line by line, to the extent that he required specially-prepared copies on green bar paper. It is reasonable to conclude that Ebbers would have been aware that revenues were below the level the Company had previously led the public to anticipate.

Sullivan was apparently sufficiently concerned about declining revenue growth that, by September 25, he had directed the preparation of an analysis that considered what would happen to WorldCom’s stock price if it issued a warning of a decline in revenue growth of the magnitude that a competitor, Sprint, had issued on September 20. Sprint’s stock price had fallen by 10.8% following the announcement. This analysis, as revised at Sullivan’s request, said that what Sprint had announced—resulting in the 10.8% stock price decline—was comparable to WorldCom announcing that its revenue growth rate was only 7.9% (significantly below the 12% he had reported just weeks before). Thus, by the time of Ebbers’ forward sale Sullivan was clearly considering the consequences of a revenue decline of the magnitude that was in fact announced on November 1.

We cannot state with certainty whether Sullivan discussed this particular analysis with Ebbers, but we do have evidence that they were in close contact with respect to Ebbers’ stock sale at this time. As noted above, Ebbers reported to Borghardt that Sullivan had said that neither Sullivan nor Ebbers had material nonpublic information at the time of the sale—a conclusion that, if in fact reached by Sullivan, seems extremely difficult to justify. Moreover, when Borghardt asked Sullivan more than a month later (and after the public announcements) to approve a Director’s request to sell shares of his stock, Sullivan responded in a voicemail that

“it’s not the tough call that we previously had with Bernie.” 124 We also know, from other documents, that Ebbers and Sullivan were communicating on September 25 and 26.

(2) The MCI Tracker. The second significant event under consideration at the time of Ebbers’ sale was a major financial restructuring of the Company. On July 27, 2000, in an analyst call subsequent to the release of the second quarter results, Ebbers had announced that WorldCom was reviewing four options for its switched voice operations: separate reporting, a tracking stock, a spin-off to shareholders, and a sale to another company or investor group. When asked to elaborate on the preferred option, both Ebbers and Sullivan declined and stated that no decision had yet been reached.

By the time he entered into the forward agreement on September 28, it appears that Ebbers had chosen to pursue the tracker option. Indeed, on the very day that he sold his stock, Ebbers rehearsed for a presentation on the tracker with the Compensation Committee. In mid-September, Ebbers began working with marketing personnel on materials to be used in announcing the tracker. Also around the time of his forward sale, Ebbers told Hamilton that he wanted to announce the tracker in the next two to three weeks. Personnel in Investor Relations began preparations, circulating an outline on September 27, 2000, for a presentation by Ebbers and Sullivan announcing the formation of tracker stocks. They discussed this outline and a draft

124	Sullivan did not specify what the “tough call” was or to which transaction he was referring. It is possible that he was not referring to the September 28 sale, but instead to a forward sale that Ebbers proposed and Sullivan apparently approved on October 18, 2000. This proposed sale was not consummated.

of key messages for a tracker rollout at a conference call with Sullivan and Myers on September 28, 2000.125

Rumors that WorldCom would select the creation of the tracker stocks, from among the publicly known alternatives, circulated in the market beginning in early October, although the Company declined to confirm the restructuring rumors. At the analyst call subsequent to the third quarter earnings release on October 28, Ebbers deferred all discussion on restructuring until November 1. In the days leading up to the tracker announcement, WorldCom’s stock again began to rise, largely in anticipation of that announcement.

On November 1, 2000, along with the earnings guidance, WorldCom announced the creation of the tracker stocks. That same day, its stock dropped by 20%, although it is difficult to determine whether the announcement of the tracker increased or diminished the decline that resulted from the earnings guidance. One commentator noted, “One good way to tell when a company is in trouble—real trouble—is when the brass starts dreaming up gimmicks designed to bolster the company’s stock price without improving, or even affecting, the company’s actual and underlying performance in the market.”

It therefore appears that Ebbers had significant nonpublic information concerning both the decline in WorldCom’s revenue growth rate and its decision to issue tracker stocks at the time he entered into the forward sale agreement.126

125	Ken Avery of Arthur Andersen wrote a memo to file on October 3, 2000 in which he stated that “WorldCom management” had asked Andersen whether the announcement of the tracker is a “material event.” Avery wrote that Andersen recommended directing this question to the SEC.
126	We note that selling stock was clearly not Ebbers’ preference—he had recently borrowed large sums from the Company in order to avoid selling.

That this sale occurred may be blamed on Ebbers and Sullivan, for each was aware of WorldCom’s policy (which they had established) and of the nonpublic information they possessed at the time of the sale. However, the policy itself was inadequate to the circumstances. It placed in Sullivan’s sole hands—without involvement or oversight of counsel or anyone else—the obligation to decide a matter of importance to his supervisor’s personal financial well-being. It permitted arbitrary judgments and did nothing to assure consistency of decision-making or the maintenance of records that could be used to demonstrate adherence to the policy.

2.	Trading With Knowledge Of Ebbers’ Loans

In addition to Ebbers, two Directors of WorldCom sold portions of their stock holdings during the period after the Company had extended substantial loans and guaranties to Ebbers, but before those transactions had been publicly disclosed. Those Directors were Stiles Kellett Jr., the Chairman of the Compensation Committee, and Francesco Galesi. These sales were approved by Sullivan, and approval was relayed to Company counsel who was aware of the loans. However, the approval process did not include consideration of the question of whether the existence of the loans and guaranties (as well as the facts that had given rise to them) was material nonpublic information, requiring deferral of the sales until there had been public disclosure.127 While the answer to this question may be debated, this issue should not have been ignored. Moreover, stock sales by the Chairman of the Compensation Committee during a period in which corporate loans were being extended to the Chief Executive Officer at least in part for the purpose of protecting the price of WorldCom stock, created an appearance that a Director benefited from both his knowledge of and the fact of the loans themselves.

127	We do not, of course, know what Sullivan considered in approving the trades. We do know that the issue of the loans and guaranties was not part of his discussion with Company counsel, and that Company counsel did not consider the issue.

As Section VIII.C described, from September 6, 2000, to November 14, 2000, the Compensation Committee extended Ebbers $75 million worth of loans and entered into a guaranty in favor of Bank of America for $100 million worth of Ebbers’ margin debt. The loans and guaranty were disclosed for the first time to the public on November 14, 2000 and to the full Board on November 16, 2000. During this period, Ebbers, Stiles Kellett, Jr. and Francesco Galesi sold or contracted to sell substantial amounts of WorldCom stock; Ebbers and Kellett were aware of the loans. This Section discusses these trades.128

Kellett’s Trades. In the Fall of 2000, Kellett’s financial situation required him to sell a portion of his WorldCom stock. At the time, however, Kellett had learned that the Company was going to issue a downward earnings release and thus he had material nonpublic information and could not sell. Kellett requested assistance from Borghardt with the documentation required for the forward sale of his WorldCom stock. Sullivan confirmed to Borghardt via voicemail that he had cleared Kellett’s requested trade. Kellett understood that he could start selling his WorldCom stock after November 1, 2000, the date on which the tracker stock and earnings release were made public. Kellett and certain family partnerships of which he was general partner sold a total of 4 million shares of WorldCom stock in forward sales from November 3, 2000 to November 10, 2000.

Galesi’s Trades. Galesi and Rotterdam Ventures, Inc., a holding company in which Galesi held shares of WorldCom stock, were also facing margin calls on WorldCom stock

128	In addition, a Director who had recently resigned from the Board, John Porter, sold approximately 300,000 shares of WorldCom stock on November 2, 2000. Porter had resigned from the Board in August 2000, principally because financial pressure required him to sell WorldCom stock and he did not wish to do so while serving as a Director. The evidence is unclear whether he was aware of the loans and guaranties at the time of his sale; while he has had some recollection of learning of the loans while on the Board, the chronology of events makes this appear unlikely.

toward the end of 2000 as the price of the stock dropped. Due to the margin calls, Galesi and Rotterdam sold a total of 125,150 shares of WorldCom stock from November 3, 2000 to November 13, 2000. In addition to the sales of WorldCom stock, Rotterdam Ventures entered into a collar with respect to WorldCom stock on November 13, 2000, for 400,000 shares.129 Galesi said that someone from his office called Borghardt to ensure that the trading window was open before giving the authorization to sell the stock.130 Galesi told us that he did not learn of the loans to Ebbers until the Board meeting on November 16, 2000.

Propriety of the Directors’ Trades. The sales of WorldCom stock by Kellett and Galesi prior to the public disclosure of WorldCom’s loans and guaranties to Ebbers raise two important issues. First, the fact that no one appears to have considered whether the loans and guaranties constituted material nonpublic information reflects a serious flaw in the process. Second, the sale by Kellett—who had been instrumental in approving the loans and guaranties—created at least an appearance of Kellett benefiting by selling after the loans insofar as the loans, by

129	Collaring refers to a transaction in which the owner of shares sells a call option on the shares with an exercise price above the current market price and buys a put option on the shares with an exercise price below the current market price. This has the effect of limiting downside risk, but also limits the upside potential of the value of the underlying shares. Rotterdam had a line of credit with Citibank, N.A. (“Citibank”) that was secured with uncollared WorldCom shares. As the price of WorldCom stock dropped, Citibank became concerned that the value of the pledged shares would drop below the value required under the loan documents and it would be forced to sell the shares. In order to prevent a sale by Citibank, Rotterdam agreed to the placement of collars on the WorldCom pledged shares that limited the downside risk of the shares and therefore provided Citibank with acceptable collateral under the loan documents.
130	On January 30, 2002, a block of Galesi’s WorldCom shares that had been pledged as collateral for Galesi’s loans was sold in a forced sale against Galesi’s wishes. This forced sale of an insider’s shares occurred two weeks before an earnings release despite both Galesi and the Company refusing to approve it. While most Directors did not sell their shares of WorldCom stock and thus have suffered the same fate as other WorldCom stockholders, the sale of over half of Galesi’s holdings to cover a margin call highlights the danger in allowing directors to pledge their company’s stock as collateral.

forestalling Ebbers’ further sale of stock, may have supported the price of WorldCom stock while he was selling.

Both Directors followed the applicable Company procedure with respect to their sales: they obtained clearance from Sullivan (who consulted with in-house counsel), and their sales occurred after the Company’s release of earnings on October 26. The Company had issued its negative guidance to analysts on November 1. Thus, the most obvious pieces of nonpublic information had been released. This appears to have been as far as the Company’s analysis of the trading issues went before the trades were cleared.

However, the recently-approved loans and guaranties had not been disclosed. Sullivan, Borghardt and Kellett knew about the loans and guaranties. It does not appear that any of them addressed the question of whether that information was material, and therefore precluded trading.

The possibility that the information was material should not have been overlooked. The need for the loans was an indication that WorldCom’s Chief Executive Officer—whom the shareholders saw as the alter ego of WorldCom—was facing a personal financial crisis. Among other concerns, this could result in substantial forced stock sales (with potential impact on the market), and would likely cause significant distraction from Ebbers’ corporate duties. While there are also arguments against a conclusion that the information was material—in fact, the price of WorldCom stock did not respond substantially when the loans were disclosed on November 14—this was an issue that warranted careful thought before the sales were cleared.

Kellett’s sale raised an issue of potential personal benefit as well. On October 27—just a few days before Kellett’s sales began—the Compensation Committee (of which he was Chairman) had increased the size of Ebbers’ loans from $50 million to $75 million, and had added a $75 million guaranty. A principal justification for the loans and guaranties, we were told, was to avoid the harm to the price of WorldCom stock that the members of the Compensation Committee feared would follow from substantial sales by Ebbers. The members of that Committee perceived the decline in WorldCom’s price following the disclosure of Ebbers’ September 28 forward sale as evidence that a drop in price was likely if Ebbers sold a substantial number of shares.

This means, however, that the Compensation Committee was using corporate assets to protect against a decline in WorldCom’s stock price at the very time the Chairman of the Compensation Committee was selling the stock. Logically, one would conclude that the Chairman of the Compensation Committee was benefiting from that supported stock price—and doing so without public disclosure or even disclosure to the full Board of Directors, until after the fact. We do not have evidence that it was Kellett’s intention, in approving the loans and guaranties, to benefit himself; moreover, the other members of the Compensation Committee participated in the decisions to grant the loans and guaranties, without similar personal financial considerations. Nevertheless, the combination of Kellett’s role in approving the loans and guaranties, and his sales of WorldCom stock shortly afterward, reflect, at a minimum, bad governance, an insensitivity to appearances, and a deficiency in the Company’s procedures that failed even to identify these as issues warranting examination before the Company cleared the sales.

E.	Airplane Arrangements

During the period under investigation, WorldCom did not have a comprehensive written policy governing the use of the three to seven airplanes that comprised the WorldCom airplane fleet. The lack of written policies or effective procedures regarding the use of a fleet of corporate airplanes created an environment in which the use of airplanes was largely at the discretion of Ebbers. Additionally, individuals had varying, inconsistent, and, on occasion, impermissible arrangements with the Company for personal use of the WorldCom airplanes. The arrangements raise several concerns, including the following: a lack of adequate internal controls over the Company’s assets, disclosure issues, and certain governance issues relating to the independence of the Chairman of the Compensation Committee.

At the direction of the Corporate Monitor, WorldCom has recently instituted a prohibition of personal use of corporate airplanes. The employment contract of its new Chief Executive Officer includes an express prohibition to this effect.

1.	WorldCom Policies Regarding Use of Company Airplanes

There were no comprehensive written policies or procedures regarding use of the WorldCom airplanes. In practice, all requests for use of corporate airplanes had to be approved by Ebbers personally, with the exception of an airplane assigned to Beaumont in Texas for his heavy business travel demands. In addition, Ebbers permitted some senior officers access to WorldCom airplanes for personal use for a limited number of hours per year. WorldCom had far fewer rules regarding the Company airplanes than did MCI prior to the merger. When Leroy Buell, Director of Flight Operations of WorldCom and former Chief Pilot at MCI, questioned the lack of such policies at WorldCom, he was told it was not “open for discussion” ; when he tried to retain several of the MCI policies, his efforts were rejected.

In addition to a lack of written policies regarding the use of Company airplanes, there was general confusion as to the procedure for accounting for personal use of a WorldCom airplane. Pursuant to IRS rules and regulations, an employee or Director’s personal use of a WorldCom airplane is considered a fringe benefit and must be included in the employee or Director’s gross income.131 The Company sometimes properly treated the personal use as imputed income, but other times improperly held back the cost of the personal use from the individual’s next bonus or through payroll deductions. Additionally, there appears to have been a lack of any established procedure or guidelines for determining whether a particular trip was for business or personal use.

2.	Kellett’s Airplane Arrangement

In the Spring of 2001, Stiles Kellett Jr., Chairman of the Compensation Committee, entered into a lease arrangement (through his company, Kellett Investment Corporation) with WorldCom for a Falcon 20 airplane. This arrangement, which Kellett entered into directly with Ebbers, raises several concerns. First, it is an unacceptable governance practice for the Chairman of a Compensation Committee to receive anything of value in a deal with the Chief Executive Officer. Second, if the Falcon 20 was actually an unneeded asset, the Company should have sold it or sought the best lease terms available from third parties, instead of entering into a lease arrangement with a member of the Board of Directors. Third, the lease arrangement with Kellett should have been disclosed to the Board and to the public.

The lease arrangement came at a time when WorldCom’s use of its Company airplanes was diminishing and the use of less expensive ground and commercial aviation transportation was increasing. In 2000, WorldCom’s annual per airplane use was, on average, 300 hours per

131	See Internal Revenue Code § 61(a)(1) and Treas. Reg. § 1.61-21. References are to the Internal Revenue Code of 1986, as amended.

year, but by 2001 it had dropped to an average of 120 hours per year. At about this time Kellett was facing his own financial pressures and sold his private airplane, a Falcon 50 that he had purchased only a year before. After having sold his airplane, Kellett leased airplanes from O’Gara Aviation, an airplane seller and broker located in Atlanta, Georgia. These lease agreements allowed O’Gara Aviation to sell the airplane during the term of the lease and, perhaps as a result, Kellett leased several different airplanes from O’Gara Aviation from December 2000 to May 2001.

It was against this background that WorldCom’s chief pilot asked a pilot who worked for Kellett if Kellett might be interested in providing a crew for WorldCom. This apparently prompted Kellett to ask Ebbers if WorldCom would lease him an airplane that was not in use. Ebbers agreed and offered to lease Kellett WorldCom’s Falcon 20 airplane.

Although use of WorldCom’s airplanes was generally down, the Falcon 20 was the most used airplane in the fleet. It had been purchased in the Summer of 2000 and located in Texas for Beaumont’s use, and logged 400-450 hours per year. In June 2001, six months after Beaumont was promoted to Chief Operating Officer of WorldCom Group, Ebbers assigned a Gulfstream III, one of the most expensive airplanes to operate in WorldCom’s fleet, to Beaumont and the Falcon 20 was leased to Kellett. The lease followed the form of lease Kellett had used with O’Gara Aviation. It was completed and filed with the Federal Aviation Administration (“FAA”).

It was a one-year lease, beginning on June 15, 2001, but the arrangement had already existed, in fact, since April 2001. Pursuant to the terms of the lease and the parties’ understanding, Kellett was responsible for the costs of the insurance on the airplane, the pilots, the hangar expense, fuel, and payment to WorldCom of a $400 per hour flight fee plus a nominal

$1 per month fee (to satisfy technical legal requirements). WorldCom had the right to sell the airplane during the term of the lease, and was responsible for reimbursing Kellett for the costs of the maintenance for the airplane. Kellett was not charged with respect to depreciation. Kellett reported that his expenses related to the airplane over the term of the lease were between $290,000 and $315,000 for the fixed costs of the airplane (e.g., hangar, insurance and crew expenses).132

The parties’ understanding was that WorldCom also would have the right to use the airplane at any time during the term of the lease. However, this understanding was not reflected in the lease. According to Buell, such a provision would have violated FAA regulations. Kellett’s personal use of the airplane over the term of the lease was approximately 100 hours, and WorldCom’s use of the airplane, including Kellett’s use for WorldCom business, was approximately 60 hours over about 26 days. The arrangement was that Kellett paid WorldCom $400 per hour for his personal use of the airplane and WorldCom paid Kellett $1400 per day plus actual fuel used when Kellett or others used the airplane for WorldCom business.

Kellett did not disclose the lease arrangement on the Directors’ and Officers’ Questionnaire that he, like other Directors, was required to complete annually, and WorldCom did not disclose it in its filings with the SEC.

132	Both the value and amount of certain of these expenses have been questioned in a review performed for the Company by Simpson Thacher & Bartlett. For example an independent estimate of hangar costs was $30,280 instead of the amount reported by Kellett, which amount ranged from $68,196 to $43,500. Simpson Thacher also questioned the value of the hangar and fulltime crew expenses. The Company had access to other hangars where the airplane could have been maintained, and under a dry lease, the lessee provides the crew and hangar. WorldCom also had its own pilots and crew that could have flown the airplane.

Commercial Reasonableness of the Lease. We do not believe the lease reflected terms that WorldCom and an unrelated outside party would have reached. Kellett has said that he believed the lease would help WorldCom, because he was leasing an underused asset, and WorldCom could still use the airplane when needed. In our view, if the airplane was underutilized, it should have been sold or leased out on the most advantageous terms that could be obtained; a quiet arrangement, not exposed to outside competition or communicated to the Board, between the Chief Executive Officer and a Director who chaired the Compensation Committee was an inappropriate process, and one not reasonably calculated to best serve the Company interests.

We cannot conclude that $400 per hour was an appropriate rate for the arrangement. It is difficult to determine what rate would have been appropriate, because the arrangement reflected a combination of rights and obligations that are not typically commercially available. The two most similar types of arrangement that are commercially available—a “dry lease” or an hourly charter—would involve much higher charges to Kellett, but neither one presents an exact comparison.133 In the Fall of 2002, WorldCom’s Vice President of Real Estate and Development (who was not experienced with leasing corporate airplanes), using information from an independent airplane consulting company, concluded that certain hourly operating costs of a Falcon 20, excluding those items paid by Kellett, would be in the range of $400. However, this

133	In a “dry lease,” the lessee has exclusive use of an airplane and is responsible for all costs of operation. The monthly cost of a dry lease is estimated at 1% to 3% of the value of the airplane. Assuming the Falcon 20 was worth $4.5 million (based on an estimate by WorldCom’s chief pilot), the monthly cost would be between $45,000 and $135,000. However, Kellett did not have exclusive use of the airplane, and has said that he would not have entered into an agreement for exclusive use because he only needed the airplane for a limited number of hours. In an hourly charter, according to a survey by Board counsel, the cost might be in the vicinity of $3,000 per hour. However, the person chartering the airplane would not be paying operating expenses and pilot costs, as Kellett paid in the arrangement with WorldCom.

excluded fixed costs and was not a process either suited or intended to determine the full market value of the lease arrangement. In our view, the fair market value would exceed substantially the amount Kellett was required to pay under the lease arrangement.

The Company requested Richard Breeden, the Corporate Monitor of WorldCom, to investigate the airplane arrangement between the Company and Kellett. On September 6, 2002, Breeden sent a summary of his investigation of the lease arrangement to the Board, in which he sharply criticized the arrangement and concluded that the terms of the lease arrangement were below fair market value and the lease should have been disclosed on Kellett’s Directors’ and Officers’ Questionnaire and to the Board. Breeden recommended, among other things, that the Company obtain additional amounts owed to the Company under the lease arrangement, and that the Board remove Kellett as a Director. In October 2002, the Company and Kellett entered into a settlement agreement in which Kellett paid the balance necessary to reimburse WorldCom for his use of the airplane at a rate of $3,000 per hour, offset by amounts owed him by the Company, and resigned from the Board.134

Director Independence. Kellett’s airplane arrangement compromised his status as an independent Director, particularly in his role as Chairman of the Compensation Committee. An independent Director and Compensation Committee member should not receive anything of value from the Chief Executive Officer. To receive something of value that is not known to the other Directors is particularly unacceptable.

134	The settlement agreement also states Kellett’s position that the terms of the lease were fair to WorldCom and commercially reasonable, and that the rate of $3,000 per hour charged under the settlement exceeded what was fair and reasonable.

The significance of a Director’s independence is that the Board of Directors should represent the interests of the shareholders, not a specific constituency of the corporation or themselves as individuals. There is no uniform definition of independence, but a Director is generally thought to be independent when he or she does not have any type of relationship with either the corporation or members of management that could affect, or appear to affect, the Director’s ability to make independent judgments. Examples of the types of relationships that could compromise a Director’s independence are a close personal relationship between the Director and a member of management, a business relationship between the Director and the corporation, or a Director having an interest in a customer or supplier of the corporation. Due to the sensitive nature of the Compensation Committee’s role in determining top management salaries, including the Chief Executive Officer, the members of the Compensation Committee should be free of relationships that might compromise their independence, in appearance or fact.

We do not have evidence that Kellett’s conduct of his duties as a Director or Chairman of the Compensation Committee was in fact influenced by his airplane lease. However, the arrangement created an appearance that Kellett received a personal benefit from Ebbers and in fact, would have disqualified Kellett as a “Non-Employee Director” for purposes of serving as a Compensation Committee member under SEC rules and regulations because, as described below, he possessed an interest in a transaction with the Company that involved amounts in excess of $60,000. The appearance of a personal benefit was greatly magnified by the fact that the arrangement (1) occurred at a time when WorldCom had extended, and continued to have outstanding, controversial loans and guaranties for Ebbers’ benefit, and (2) was not disclosed to either the public or the other members of the Board.

Disclosure Obligations. The airplane arrangement between Kellett and WorldCom should have been disclosed by Kellett in his Directors’ and Officers’ Questionnaire, and by the Company in its proxy statement. Both the Directors’ and Officers’ Questionnaire and applicable SEC regulations require disclosure of any transaction, since the beginning of the Company’s fiscal year, to which the Company was or is a party, in which the amount involved exceeds $60,000, and in which any Director had or will have a direct or indirect material interest. In each of fiscal years 2001 and 2002, the costs to the parties under the lease would almost certainly be considered to have exceeded $60,000; the maintenance costs alone exceeded $60,000; as did the value of the right to use the airplane.

Kellett has explained that he did not disclose the lease because he was relying on Ebbers, Sullivan and Stephanie Scott, all of whom knew of the arrangement, to determine whether the lease had to be disclosed. The responsibility of accurately responding to a Directors’ and Officers’ Questionnaire cannot be delegated in this manner, particularly to non-legal personnel. Kellett has also explained that he believed the terms of the lease to be commercially reasonable and fair both to him and to WorldCom, and therefore did not believe he was receiving a benefit amounting to $60,000. However, the test under the securities regulations turns on the “amount” of the transaction, not the size of any “benefit” to the parties to it.

We therefore conclude that this arrangement should never have been entered into; and, if entered into, was required to be disclosed. The casual negotiation relating to a corporate asset, between a Chief Executive Officer and the Chairman of the Compensation Committee, reflected a profound insensitivity to the role each played as a steward of the shareholders’ property.

3.	Other Arrangements

Two other Directors—Bert Roberts and John Sidgmore, both of them also employees—had arrangements with WorldCom relating to airplane use. While neither of these arrangements raises significant independence or disclosure issues, each of them was flawed.

Roberts’ Arrangement. Bert Roberts, through BR Ventures, a wholly owned company, owned his own airplane, and was reimbursed by WorldCom for both his business and his personal use of that airplane. This arrangement grew out of the period when he was an executive officer of MCI. Pursuant to a security study and an MCI Board resolution, Roberts was required to use only corporate airplanes—whether for business or personal use—for security reasons. When MCI merged with WorldCom, WorldCom maintained the contract under the same terms until its natural end in 1999. At that time, Ebbers suggested to Roberts that he keep one of the MCI airplanes for his use, but Roberts preferred not to keep a corporate airplane for personal use. Instead, it was agreed that Roberts would purchase an airplane himself (through BR Ventures), and WorldCom would reimburse him for the cost of the airplane for both WorldCom business and personal use. The reimbursement for WorldCom business use was estimated to be approximately $1,600 per flight hour. The reimbursement for personal use was calculated using an IRS formula and imputed as income to Roberts. The arrangement was disclosed in the WorldCom proxy statements.

While disclosed in the Company’s proxy statements, the arrangement between the Company and Roberts does not appear to have been presented to or approved by the Compensation Committee, as it should have been. However, it does not appear that Roberts was aware of this fact.

In addition, there does not appear to have been an established procedure for determining whether a trip should have been deemed a business or personal trip. It appears that Roberts himself approved the majority of the payments to him from WorldCom for both personal and business use of the airplane.

Sidgmore’s Arrangement. John Sidgmore was permitted to use Company airplanes on a small number of occasions under terms that were not approved by the Compensation Committee. This arrangement also was contrary to IRS regulations and, we have been told, would have been in violation of applicable FAA regulations.135 Sidgmore’s airplane arrangement appears to have come about when—in light of his frustration over his role at WorldCom—Sidgmore suggested that Ebbers lower Sidgmore’s salary and eliminate his bonus but allow him occasional personal use of a WorldCom airplane on terms to be set by Ebbers.

On January 3, 2000, Ebbers sent Sidgmore and Sullivan a memorandum indicating that the two of them could use the Company airplane for personal use at a rate of $1,800 per hour that would be charged against their bonus.136 Ebbers told Sidgmore that Ebbers selected this rate by doubling the cost of flying the airplane for one hour. (In contrast, Beaumont apparently paid $1,350 per hour to use a Company airplane for personal use.) This valuation approach is not consistent with IRS regulations.

135	Lee Buell, Director of Flight Operations, told us that WorldCom could not charge for the use of its airplanes because it did not have the appropriate license to operate in this manner.
136	In late 2001, Ebbers’ assistant informed Sidgmore that he would be charged instead by means of a payroll deduction.

IX.	AFTERWORD

We conducted this investigation to determine and explain how WorldCom’s accounting fraud came about and to provide a basis for the changes necessary to WorldCom’s future. WorldCom has already made many of those changes: the people who bear responsibility for the fraud are no longer employed by WorldCom; WorldCom has a new Board of Directors and a new Chief Executive Officer; and it has new outside auditors. With the participation of the Court-appointed Corporate Monitor, Richard C. Breeden, it has changed many of its compensation and other practices and all of its governance practices are currently under review. The Chief Executive Officer and all senior managers have signed written ethics pledges under oversight of the United States District Court, committing the Company and themselves personally to the highest standards of integrity and transparency. In these and many other areas the Company is transforming itself.

The events we have described involved misconduct by a few dozen out of approximately 75,000 employees at WorldCom. Those involved in the misconduct, those who failed to blow the whistle, and those who did not adequately oversee are gone. The Company’s systems, networks, and technical capabilities and the vast majority of its employees were not part of the fraud, and they remain.

WorldCom has turned its attention to the changes to its policies and practices that are necessary in light of the facts we have discussed in this Report, and in light of the Sarbanes-Oxley Act of 2002 and other laws and listing standards that address many of these issues. The Judgment of Permanent Injunction Against Defendant WorldCom, Inc. entered by Judge Rakoff in the SEC action against WorldCom establishes a formal process that the Corporate Monitor will carry out:

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the report currently being prepared by the Special Investigative Committee of the Board of Directors of WorldCom will be transmitted to the Corporate Monitor upon its completion. Taking note of the report of the Special Investigative Committee and such other input as the Corporate Monitor shall deem appropriate, the Corporate Monitor shall perform a review of the adequacy and effectiveness of WorldCom’s corporate governance systems, policies, plans, and practices. . . .

The Company and the Corporate Monitor have not waited for this formal process. They have taken substantial steps to put in place a governance process designed to cure the principal failing that gave rise to the fraud: a lack of effective checks and balances on the power of senior management. The general concepts to be implemented through concrete remedial steps include:

•	An active and independent Board of Directors and Committees.

•	A corporate culture of candor, in which ethical conduct is encouraged and expected, as exemplified by the ethics pledge that the Company and the Corporate Monitor have developed and that senior management has signed.

•	A corporate culture in which the advice of lawyers is sought and respected.

•	Formalized and well-documented policies and procedures, including a clear and effective channel through which employees can raise concerns or report acts of misconduct.

•	Compensation policies and practices that create incentives consistent with the interests of the Company’s shareholders.

•	An expanded role for Internal Audit, with commensurate resources and expertise.

•	Integrated financial accounting and reporting systems, to which all appropriate personnel have access.

•	Formalized and well-documented accounting policies and procedures, including robust internal controls surrounding the capture and reporting of financial data.

•	Open and candid dealings with the Company’s outside auditors, reflecting the critical role they play in the ability of the markets, shareholders, the Board, and senior management to perform their functions.

•	Whenever feasible, housing significant corporate organizations or groups that perform similar or related functions (such as finance, accounting, and internal audit) in the same location.

•	Use of budgets and financial targets as benchmarks, rather than as drivers of reported financial results or influencing the accounting treatment of transactions.

With these steps and many others to be developed the Company will complete the process it began when it disclosed the fraud and commissioned this investigation: to ensure insofar as possible that what went wrong at WorldCom will not be repeated.

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